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Exhibit (a)-(1)

PROXY STATEMENT OF THE COMPANY

July 16, 2018

Shareholders of iKang Healthcare Group, Inc.
Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

        You are cordially invited to attend an extraordinary general meeting of shareholders of iKang Healthcare Group, Inc. (the "Company") to be held on August 20, 2018 at 10:00 a.m. (Beijing time). The meeting will be held at B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, the People's Republic of China. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

        On March 26, 2018, the Company entered into an agreement and plan of merger (as amended on May 29, 2018, the "merger agreement") with IK Healthcare Investment Limited, an exempted company incorporated under the laws of the Cayman Islands ("Parent"), and IK Healthcare Merger Limited, an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company (the "merger") and cease to exist, with the Company continuing as the surviving company (the "surviving company") and becoming a wholly-owned subsidiary of Parent. At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the merger agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the merger (the "plan of merger"), and the transactions contemplated by the merger agreement, including the merger. Copies of the merger agreement and the plan of merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

        Each of Parent and Merger Sub is formed solely for purposes of the merger. At the effective time of the merger, Parent will be wholly-owned by IK Healthcare Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands ("Holdco"), and Holdco will be beneficially owned by Yunfeng Fund III, L.P. ("YF Fund III"), Yunfeng Fund III Parallel Fund, L.P. ("YF Fund III Parallel," together with YF Fund III, "YFC"), Taobao China Holding Limited ("Taobao China"), Boyu Capital Fund III, L.P. ("Boyu Fund III", together with YFC and Taobao China, the "Sponsors"), Mr. Lee Ligang Zhang, the chairman of the board of directors (the "Board") and the chief executive officer of the Company ("Mr. Zhang"), Time Intelligent Finance Limited, a company incorporated under the laws of the British Virgin Islands and beneficially owned by Mr. Zhang's family trust ("Time Intelligent"); ShanghaiMed, Inc., a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Time Intelligent ("ShanghaiMed"), Mr. Boquan He, the vice chairman of the Board ("Mr. He"); and Top Fortune Win Ltd., a company incorporated under the laws of the British Virgin Islands ("Top Fortune," and together with Time Intelligent, ShanghaiMed and Mr. He., the "Rollover Shareholders"). Holdco, Parent, Merger Sub, the Sponsors, Mr. Zhang and the Rollover Shareholders are collectively referred to as the "Buyer Group."

        As of the date of this proxy statement, the Rollover Shareholders and Mr. Zhang collectively beneficially own 8,527,846 Class A common shares, par value US$0.01 per share (each, a "Class A Share"), and 805,100 Class C common shares, par value US$0.01 per share (each, a "Class C Share";

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and the Class C Shares together with the Class A Shares, the "Shares"), including Class A Shares represented by the American depositary shares, each representing 1/2 of a Class A Share (the "ADSs"), which represent approximately 26.1% of the total issued and outstanding Shares and approximately 43.8% of the total voting power of the outstanding Shares. If the merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Rollover Shareholders and the Sponsors and, as a result of the merger, the ADSs will no longer be listed on the NASDAQ Global Select Market and the ADS program for the ADSs will terminate.

        If the merger is completed, at the effective time of the merger, each Share (including Shares represented by ADSs) issued and outstanding immediately prior to the effective time of the merger will be cancelled and cease to exist in exchange for the right to receive US$41.20 per share or US$20.60 per ADS, in each case, in cash, without interest and net of any applicable withholding taxes, except for (a) Shares held by Parent, the Company or any of their respective subsidiaries, (b) Shares issued to the depositary of the Company's ADS program and reserved for the exercise of the options granted under the Company's share incentive plans, (c) certain Shares (including Shares represented by ADSs) beneficially owned by the Rollover Shareholders (the "Rollover Shares") (Shares described under (a) through (c) above are collectively referred to herein as the "Excluded Shares"), and (d) Shares owned by holders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the merger pursuant to Section 238 of the Cayman Islands Companies Law (the "Dissenting Shares"). The Excluded Shares and ADSs representing such Excluded Shares will be cancelled and cease to exist for no consideration. The Dissenting Shares will be cancelled and cease to exist and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the Cayman Islands Companies Law.

        In addition, at the effective time of the merger, the Company will (a) terminate the Company's share incentive plans adopted in February and April 2013 and March 2014, respectively (the "Share Incentive Plans"), and all relevant award agreements entered into under the Share Incentive Plans, and (b) cancel all options to purchase Shares or ADSs (the "Company Options") under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable. As soon as practicable after the effective time of the merger, each holder of a Company Option that is cancelled at the effective time of the merger will have the right to receive an amount in cash equal to the product of (i) the excess, if any, of US$41.20 over the applicable per share exercise price of such Company Option and (ii) the number of Shares underlying such Company Option, except that Company Options to purchase 500,000 Class A Shares held by Mr. Zhang and Company Options to purchase 250,000 Class A Shares held by Ms. Feiyan Huang will be cancelled for no consideration.

        The Buyer Group intends to fund the merger consideration through a combination of (i) equity financing in an aggregate amount of approximately US$1.15 billion provided by the Sponsors pursuant to equity commitment letters issued by the Sponsors, and (ii) rollover financing comprised of Rollover Shares. In calculating this amount, the Company and the Buyer Group did not consider the value of the Excluded Shares, which will be cancelled for no consideration pursuant to the merger agreement.

        The special committee of the Board, composed solely of directors unrelated to the management of the Company or the Buyer Group (the "Special Committee"), reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. On March 26, 2018, the Special Committee unanimously (a) determined that the merger agreement and the plan of merger are fair to and in the best interests of the Company and its shareholders, including its shareholders which do not hold Excluded Shares and, to the Company's knowledge, are unaffiliated with the Buyer Group (the "unaffiliated shareholders"), (b) declared it advisable to enter into the merger agreement, the plan of merger and other documents relating to the merger, (c) recommended that the Board approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (d) recommended that the Board submit the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, to the shareholders of the Company for approval and authorization at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

        On March 26, 2018, the Board, after carefully considering all relevant factors, including the determination and recommendation of the Special Committee, (a) determined that it was advisable, fair to and in the best interests of the Company and the shareholders of the Company, including the unaffiliated shareholders, to enter into the merger agreement and the transactions contemplated by the merger agreement, (b) authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the transaction agreements contemplated by the merger agreement and the consummation of the contemplated transactions, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

        After careful consideration and upon the unanimous recommendation of the Special Committee composed solely of directors unrelated to any member of the management of the Company or any member of the Buyer Group, the Board authorized and approved the merger agreement and recommends that you vote (1) FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including (a) the merger, (b) upon the merger becoming effective, the variation of the authorized share capital of the Company at the effective time of the merger from US$600,000 divided into 58,000,000 Class A common shares of a par value of US$0.01 each and 2,000,000 Class C common shares of a par value of US$0.01 each to US$50,000 divided into 50,000 ordinary shares of US$1.00 each, and (c) upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger, (2) FOR the proposal to authorize each director and officer of the Company to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement and the plan of merger, including the merger and (3) FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference therein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the "SEC"), which are available for free at the SEC's website www.sec.gov.

        Regardless of the number of Shares you own, your vote is very important. In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company's shareholders, which requires the affirmative vote of shareholders representing at least two-thirds of voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. In considering the recommendation of the Special Committee and the Board, you should be aware that some of the

Company's directors or executive officers have interests in the merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of this proxy statement, the Buyer Group beneficially owns approximately 26.1% of the Company's issued and outstanding Shares and 43.8% of the total number of votes represented by the Company's issued and outstanding Shares. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is August 17, 2018 at 10:00 a.m. (Beijing time). Each shareholder has one vote for each Class A Share or fifteen votes for each Class C Share held as of the close of business in the Cayman Islands on August 7, 2018.

        Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting.

        As the registered holder of the Shares represented by ADSs, JPMorgan Chase Bank, N.A., (the "ADS depositary") will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions, the form of which is attached as Annex H to the accompanying proxy statement, timely received from holders of ADSs at the close of business in New York City on July 17, 2018, the ADS record date. The ADS depositary must receive such instructions no later than 12:00 p.m. (noon) (New York City Time) on August 15, 2018. The ADS depositary has advised us that, pursuant to Section 12 of the American depositary receipt evidencing your ADSs, the form of which was attached to the deposit agreement, dated as of April 8, 2014, by and among the Company, the ADS depositary and all holders and beneficial owners from time to time of ADSs issued thereunder, as may be amended from time to time (the "Deposit Agreement"), it will not itself exercise any voting discretion in respect of any Shares represented by ADSs other than in accordance with signed voting instructions from the relevant ADS holder. Accordingly, Shares represented by ADSs, for which voting instructions fail to specify the manner in which the ADS depositary is to vote or no timely voting instructions are received by the ADS depositary, will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

        Holders of ADSs will not be able to attend or vote directly at the extraordinary general meeting unless they cancel their ADSs and become registered in the Company's register of members as the holders of Shares prior to the close of business in the Cayman Islands on August 7, 2018, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before 5:00 p.m. (New York City Time) on July 31, 2018 together with (a) delivery instructions for the corresponding Shares (name and address of the person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement), and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for JPMorgan Chase Bank, N.A., Hong Kong Branch, the custodian holding the Shares, to return the Shares to the Company's share registrar to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company's Cayman registrar of the Shares to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the Nasdaq Global Select Market. The Company's Shares are not listed and cannot be traded on any stock exchange other than the Nasdaq Global Select Market, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs ($0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement and the plan of merger, including the merger, FOR the proposal to authorize each director and officer of the Company to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

        Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenter rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenter rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTER RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTER RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTER RIGHTS MUST, BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON JULY 31, 2018, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs, AND BECOME REGISTERED HOLDERS OF

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SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTER RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ GLOBAL SELECT MARKET. THE COMPANY'S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ GLOBAL SELECT MARKET, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTER RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY'S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

        Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

        If you have any questions or need assistance voting your Shares or ADSs, please contact MacKenzie Partners, Inc., the proxy solicitor, toll-free at (800) 322-2885 (or +1 (212) 929-5500 outside of the United States) (call collect) or via email at proxy@mackenziepartners.com

        Thank you for your cooperation and continued support.

Sincerely,	Sincerely,
/s/ RUBY LU Ruby Lu	/s/ LEE LIGANG ZHANG Lee Ligang Zhang
Chairperson of the Special Committee	Chairman of the Board

        The accompanying proxy statement is dated July 16, 2018, and is first being mailed to the Company's shareholders and ADS holders on or about July 24, 2018.

IKANG HEALTHCARE GROUP, INC.
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD
ON AUGUST 20, 2018

Dear Shareholder:

        Notice is hereby given that an extraordinary general meeting of the shareholders of iKang Healthcare Group, Inc. (referred to herein alternately as "the Company," "us," "we" or other terms correlative thereto), will be held on August 20, 2018 at 10:00 a.m. (Beijing time) at B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, the People's Republic of China.

        Only registered holders of Class A common shares of the Company, par value US$0.01 per share (each, a "Class A Share"), and Class C common shares, par value US$0.01 per share (each, a "Class C Share;" and the Class C Shares together with the Class A Shares, the "Shares"), at the close of business in the Cayman Islands on August 7, 2018 (the "Share record date") or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

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  as special resolutions:

        THAT the agreement and plan of merger, dated as of March 26, 2018 (as amended on May 29, 2018, the "merger agreement"), among IK Healthcare Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent") and IK Healthcare Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub") and the Company (such merger agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the "plan of merger") required to be registered with the Cayman Registrar (such plan of merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the "merger"), and any and all transactions contemplated by the merger agreement and the plan of merger, including (i) the merger, (ii) the variation of the authorized share capital of the Company at the effective time of the merger from US$600,000 divided into (a) 58,000,000 Class A common shares of a par value of US$0.01 each and (b) 2,000,000 Class C common shares of a par value of US$0.01 each to US$50,000 divided into 50,000 ordinary shares of US$1.00 each (the "variation of capital"), and (iii) upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger (the "amendment of the M&A"), be authorized and approved;

        THAT each director and officer of the Company be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, the variation of capital and the amendment of the M&A; and

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  if necessary, as an ordinary resolution:

        THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company's shareholders will be available at its principal executive office at B-6F,

Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, 100022, the People's Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

        After careful consideration and upon the unanimous recommendation of a special committee (the "Special Committee") of the board of directors (the "Board") of the Company, composed solely of directors who are unaffiliated to any member of the buyer group or the management of the Company, the Board (a) determined that it was advisable, fair to and in the best interests of the Company and the shareholders of the Company, including the unaffiliated shareholders, to enter into the merger agreement, the plan of merger and the transaction agreements contemplated by the merger agreement, (b) authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the contemplated transactions, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. The Board recommends that you vote (1) FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and, upon the merger becoming effective, the variation of capital and the amendment of the M&A, (2) FOR the proposal to authorize each director and officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and (3) FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company's shareholders, which requires the affirmative vote of holders of Shares representing two-thirds or more of the voting rights of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

        ShanghaiMed, Inc., Time Intelligent Finance Limited, Mr. He and Top Fortune Win Ltd. (collectively, the "Rollover Shareholders") have entered into a support agreement, dated as of March 26, 2018 (as amended on May 29, 2018 and as may be further amended from time to time, the "Support Agreement") with Mr. Zhang, Parent and IK Healthcare Holdings Limited, pursuant to which, each of the Rollover Shareholders has agreed to, subject to the terms and conditions set forth therein and among other obligations, vote in favor of the authorization and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement, the Rollover Shareholders and Mr. Zhang beneficially own 8,527,846 Class A Shares and 805,100 Class C Shares, including Class A Shares represented by the American depositary shares, each representing 1/2 of a Class A Share (the "ADSs"), which represent approximately 26.1% of the total issued and outstanding Shares and approximately 43.8% of the total voting power of the outstanding Shares.

        If you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company's offices (to the attention of: Investor Relations Department at B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang

District, Beijing, 100022, the People's Republic of China no later than August 17, 2018 at 10:00 a.m. (Beijing time). The proxy card is the "instrument of proxy" and the "instrument appointing a proxy" as referred to in the Company's articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the meeting has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Class A Share or fifteen votes for each Class C Share, in each case held as of the close of business in the Cayman Islands on the Share record date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

        If you abstain from voting, fail to cast your vote in person, fail to return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

        When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted "FOR" the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

        If you own ADSs as of the close of business in New York City on July 17, 2018 (the "ADS record date") (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct JPMorgan Chase Bank, N.A., in its capacity as the ADS depositary (the "ADS depositary") and the holder of the Shares underlying your ADSs how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 12:00 p.m. (noon) (New York City time) on August 15, 2018 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

        Alternatively, if you own ADSs as of the close of business in New York City on the ADS record date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on August 7, 2018, the Share record date. If you wish to cancel your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before 5:00 p.m. (New York City Time) on July 31, 2018 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares),(b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled pursuant to the terms of the deposit agreement, dated as of April 8, 2014, by and among the Company, the ADS depositary and all holders and beneficial owners from time to time of ADSs issued thereunder (the "Deposit Agreement")) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS record date and have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS record date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf.

        Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters' rights with respect to their Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST, BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON JULY 31, 2018, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ GLOBAL SELECT MARKET. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ GLOBAL SELECT MARKET, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

        PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

x

        If you have any questions or need assistance voting your Shares, please contact MacKenzie Partners, lnc., the proxy solicitor, toll-free at (800) 322-2885 (or +1, (212) 929-5500 outside of the United States) (call collect) or via email at proxv@mackenziepartners.com.

        The merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are described in the accompanying proxy statement. Copies of the merger agreement and the plan of merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

        Notes:

  1.
  In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

  2.
  The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

  3.
  A proxy need not be a member (registered shareholder) of the Company.

  4.
  The chairman of the extraordinary general meeting may at his or her discretion direct that a proxy card will be deemed to have been duly deposited where sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted will be invalid.

  5.
  Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer is received by the Company at the offices of the Company at B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, 100022, the People's Republic of China, Attention: Investor Relations Department), before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Lee Ligang Zhang
Chairman of the Board
July 16, 2018

PROXY STATEMENT
Dated July 16, 2018
SUMMARY VOTING INSTRUCTIONS

        Ensure that your shares of iKang Healthcare Group, Inc. can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

        If your shares are registered in the name of a broker, bank or other nominee:    check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

        If your shares are registered in your name:    submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions.

        If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

        If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact MacKenzie Partners, Inc., the proxy solicitor, toll-free at (800) 322-2885 (or +1 (212) 929-5500 outside of the United States) (call collect) or via email at proxy@mackenziepartners.com.

SUMMARY TERM SHEET

        This "Summary Term Sheet" and the "Questions and Answers About the Extraordinary General Meeting and the Merger" highlight selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger and other transactions contemplated by the merger agreement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in "Where You Can Find More Information" beginning on page 153. In this proxy statement, the terms "the Company," "us," "we" or other terms correlative thereto refer to iKang Healthcare Group, Inc. All references to "dollars," "$" and "US$" in this proxy statement are to U.S. dollars, and all references to "RMB" in this proxy statement are to Renminbi, the lawful currency of the People's Republic of China (the "PRC").

The Parties Involved in the Merger

The Company

        The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands and one of the largest providers in China's fast-growing private preventive healthcare space through its nationwide healthcare services network.

        Our principal executive offices are located at B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing 100022, the PRC. The Company's telephone number at this address is +86 10 5320 6688 and fax number is +86 10 5320 6689.

        For a description of the Company's history, development, business and organizational structure, see the Company's Annual Report on Form 20-F for the fiscal year ended March 31, 2017, filed on August 15, 2017, which is incorporated herein by reference. Please see "Where You Can Find More Information" beginning on page 153 for a description of how to obtain a copy of the Company's Annual Report.

Parent

        IK Healthcare Investment Limited ("Parent") is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Holdco. Parent was formed by Holdco solely for the purpose of forming and holding all of the equity interests in Merger Sub (as defined below) and engaging in the transactions contemplated by the merger agreement (as defined below), including the merger (as defined below). The business address of Parent is Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong.

Merger Sub

        IK Healthcare Merger Limited ("Merger Sub") is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent. Merger Sub was formed by Parent solely for the purpose of effecting the merger. The business address of Merger Sub is Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong.

Holdco

        IK Healthcare Holdings Limited ("Holdco") is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Holdco is a holding company formed solely for the purpose of holding all of the equity interests in Parent. Upon the closing of the merger, all of the equity interests in Holdco will be held by the Sponsors and the Rollover Shareholders. The business address of Holdco is Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong.

Yunfeng Fund III, L.P.

        Yunfeng Fund III, L.P. ("YF Fund III") is an exempted limited partnership established under the laws of the Cayman Islands. YF Fund III is an investment fund which was formed for the purpose of making portfolio investments in accordance with its investment guidelines and engaging in such other activities incidental or ancillary thereto, including, without limitation, holding interests in Holdco and completing the transactions contemplated by the merger agreement, including the merger and the related financing transactions. YF Fund III has not engaged in any business except for activities permitted by its exempted limited partnership agreement ("YF Fund III LPA"), including activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the merger. The principal business address of YF Fund III is Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong.

        Yunfeng Investment III, Ltd. ("YF Investment III") is the general partner of YF Fund III. YF Investment III is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The principal business of YF Investment III is to serve as the general partner of YF Fund III and as the general partner (or in a similar capacity) for other investment partnerships or alternative investment vehicles formed pursuant to the YF Fund III LPA (including YF Fund III Parallel (as defined below)) and to engage in other lawful businesses under the applicable laws and all things necessary or incidental thereto. The principal business address of YF Investment III is Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong.

Yunfeng Fund III Parallel Fund, L.P.

        Yunfeng Fund III Parallel Fund, L.P. ("YF Fund III Parallel," together with YF Fund III, "YFC") is an exempted limited partnership established under the laws of the Cayman Islands. YF Fund III Parallel is an investment fund which was formed for the purpose of making portfolio investments in accordance with its investment guidelines and engaging in such other activities incidental or ancillary thereto, including, without limitation, holding interests in Holdco and completing the transactions contemplated by the merger agreement, including the merger and the related financing transactions. YF Fund III Parallel has not engaged in any business except for activities permitted by its exempted limited partnership agreement, including activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the merger. The principal business address of YF Fund III Parallel is Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong.

        YF Investment III is also the general partner of YF Fund III Parallel.

Taobao China Holding Limited

        Taobao China Holding Limited ("Taobao China") is a company incorporated under the laws of Hong Kong. Taobao China is an indirect wholly-owned subsidiary of Alibaba Group Holding Limited, a company incorporated in the Cayman Islands, the American depositary shares of which are listed on the New York Stock Exchange. Taobao China is the holding company for certain subsidiaries relating to Taobao Marketplace. The principal business address of Taobao China is 26th Floor, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong.

Boyu Capital Fund III, L.P.

        Boyu Capital Fund III, L.P. ("Boyu Fund III") is an exempted limited partnership established under the laws of the Cayman Islands. The principal business of Boyu Fund III is investment activities.

The registered office of Boyu Fund III is located at Ugland House, 121 South Church Street, Grand Cayman, KY1-1104, Cayman Islands and its telephone number is +1 345 949 8066. Boyu Capital General Partner III, L.P. ("Boyu GP"), an exempted limited partnership registered under the laws of the Cayman Islands, is the general partner of Boyu Fund III. The principal business of Boyu GP is investment activities.

Mr. Lee Ligang Zhang

        Mr. Lee Ligang Zhang ("Mr. Zhang") is the founder, chairman of the board of directors and chief executive officer of the Company. Mr. Zhang is a PRC citizen. The business address of Mr. Zhang is c/o iKang Healthcare Group, Inc., B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, 100022, the PRC, and his business telephone number is +86 10 5320 6688.

Time Intelligent Finance Limited

        Time Intelligent Finance Limited ("Time Intelligent") is a company incorporated under the laws of the British Virgin Islands and beneficially owned by Mr. Zhang's family trust. The business address of Time Intelligent is c/o iKang Healthcare Group, Inc., B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, 100022, the PRC, and its business telephone number is +86 10 5320 6688.

ShanghaiMed, Inc.

        ShanghaiMed, Inc. ("ShanghaiMed") is a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Time Intelligent. The business address of ShanghaiMed is c/o iKang Healthcare Group, Inc., B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, 100022, the PRC, and its business telephone number is +86 10 5320 6688.

Mr. Boquan He

        Mr. Boquan He ("Mr. He") has served as our director since July 2007. Mr. He is a PRC citizen. The business address of Mr. He is Unit 3213, Metro Plaza, No. 183-187 Tianhe Road (N), Guangzhou, the PRC, 510620.

Top Fortune Win Ltd.

        Top Fortune Win Ltd. ("Top Fortune") is a British Virgin Islands company ultimately owned by Mr. He. The business address of Top Fortune is Unit 3213, Metro Plaza, No. 183-187 Tianhe Road (N), Guangzhou, the PRC, 510620.

        Throughout this proxy statement, (i) Mr. Zhang, ShanghaiMed and Time Intelligent are collectively referred to as the "Founder Parties," (ii) Mr. He and Top Fortune are collectively referred to as the "Mr. He Parties;" (iii) YF Fund III, YF Fund III Parallel, Taobao China and Boyu Fund III are collectively referred to as the "Sponsors," (iv) Taobao China, YF Fund III, YF Fund III Parallel, Boyu Fund III, ShanghaiMed and Top Fortune are collectively referred to as the "Guarantors," (v) ShanghaiMed, Time Intelligent, Mr. He and Top Fortune are collectively referred to as the "Rollover Shareholders," (vi) Mr. Zhang and Mr. He are collectively referred to as the "Beneficial Owners," and (vii) the Rollover Shareholders, Mr. Zhang, the Sponsors, Holdco, Parent and Merger Sub are collectively referred to herein as the "Buyer Group." Additional information regarding the parties to the merger is set forth in Annex F, which is attached hereto and incorporated herein by reference.

        During the last five years, none of the persons referred to above under the caption "The Parties Involved in the Merger," or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates as listed in Annex F of this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 119)

        You are being asked to vote to authorize and approve the agreement and plan of merger dated as of March 26, 2018 among the Company, Parent and Merger Sub (as amended on May 29, 2018, the "merger agreement"), and the plan of merger (the "plan of merger") required to be filed with the Registrar of Companies of the Cayman Islands (the "Cayman Registrar"), pursuant to which, once the merger agreement and the plan of merger are approved and authorized by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will be merged with and into the Company and cease to exist, with the Company continuing as the surviving company (the "surviving company") (the "merger"). The surviving company will be wholly-owned by Parent (which will be beneficially owned by the Sponsors and the Rollover Shareholders), and will continue to do business under the name "iKang Healthcare Group, Inc." following the merger. If the merger is completed, the Company will cease to be a publicly traded company and the Company's ADSs will cease to be listed on the NASDAQ Global Select Market ("NASDAQ"), and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, ninety (90) days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Copies of the merger agreement and the plan of merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page 120)

        Under the terms of the merger agreement, at the effective time of the merger, each Share (other than the Excluded Shares) issued and outstanding immediately prior to the effective time of the merger will be cancelled and cease to exist and will be exchanged for the right to receive US$41.20 (the "per share merger consideration") and each ADS (other than any ADS representing the Excluded Shares) issued and outstanding will be cancelled in exchange for the right to receive US$20.60, in each case, in cash, without interest and net of any applicable withholding taxes. The surviving company will bear any applicable fees, charges and expenses of JPMorgan Chase Bank, N.A., in its capacity as the ADS depositary (the "ADS depositary") in connection with the distribution of the merger consideration to holders of ADSs and the cancellation of the ADSs, including applicable ADS cancellation fees pursuant to the terms of the deposit agreement, dated as of April 8, 2014, by and among the Company, the ADS depositary and all holders and beneficial owners from time to time of ADSs issued thereunder (the "Deposit Agreement"). Notwithstanding the foregoing, if the merger is completed, the following Shares (collectively, the "Excluded Shares") will not be cancelled and exchanged for the right to receive the consideration described in the immediately preceding sentence:

  (i)
  any Shares held by Parent, the Company or any of their respective subsidiaries;

  (ii)
  Shares issued to the ADS depositary and reserved for the exercise of Company Options; and

  (iii)
  the Rollover Shares.

        Each Excluded Share issued and outstanding immediately prior to the effective time of the merger shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

        The Rollover Shares will be cancelled for no consideration in exchange for newly issued ordinary shares of Holdco.

        In addition, each Share owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the Cayman Islands Companies Law (the "Dissenting Shares") will be cancelled and cease to exist in exchange for the right to receive the fair value of such Dissenting Shares determined in accordance with the provisions of Section 238 of the Cayman Islands Companies Law.

Treatment of Company Options (Page 120)

        At the effective time of the merger, the Company will terminate the Company's share incentive plans adopted in February and April 2013 and March 2014, respectively (the "Share Incentive Plans"), and all relevant award agreements entered into under the Share Incentive Plans, and cancel all options to purchase Shares or ADSs (the "Company Options") that are then outstanding and unexercised, whether or not vested or exercisable. As soon as practicable after the effective time of the merger, each holder of a Company Option that is cancelled at the effective time of the merger will have the right to receive an amount in cash equal to the product of (i) the excess, if any, of US$41.20 over the applicable per share exercise price of such Company Option and (ii) the number of Shares underlying such Company Option; except that Company Options to purchase 500,000 Class A Shares held by Mr. Zhang and Company Options to purchase 250,000 Class A Shares held by Ms. Feiyan Huang will be cancelled for no consideration.

Record Date and Voting Information (Page 112)

        You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on August 7, 2018, the record date for voting Shares at the extraordinary general meeting (the "Share record date"). If you own Shares at the close of business in the Cayman Islands on the Share record date, the deadline for you to lodge your proxy card and vote is August 17, 2018 at 10:00 a.m. (Beijing time).

        If you own ADSs as of the close of business in New York City on July 17, 2018 (the "ADS record date") (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary in its capacity as the holder of the Shares underlying your ADSs how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 12:00 p.m. (noon) (New York City time) on August 15, 2018 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, if you own ADSs as of the close of business in New York City on the ADS record date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on August 7, 2018, the Share record date and you certify that you have not voted, and will not vote, the ADSs. Each holder has one vote for each Class A Share or fifteen votes for each Class C Share, in each case held as of the close of business in the Cayman Islands on the Share record date. We expect that, as of the Share record date, there will be 34,308,093 Class A Shares and 805,100 Class C Shares entitled to be voted at the extraordinary general meeting. See "Summary Term Sheet—Voting Information" below.

Shareholder Vote Required to Approve the Merger Agreement and Plan of Merger (Page 113)

        In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company's shareholders, which requires an affirmative vote of holders of Shares representing two-thirds or more of the voting rights of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the "Requisite Company Vote").

        As of the date of this proxy statement, the Rollover Shareholders and Mr. Zhang beneficially own 8,527,846 Class A Shares and 805,100 Class C Shares, including Class A Shares represented by ADSs, which represent approximately 26.1% of the total issued and outstanding Shares and approximately 43.8% of the total voting power of the outstanding Shares. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 147 for additional information. Pursuant to the terms of the Support Agreement (as defined below), these Shares (including such Shares represented by ADSs) will be voted in favor of the merger, at the extraordinary general meeting.

Voting Information (Page 112)

        Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is August 17, 2018, at 10:00 a.m. (Beijing time). If a broker, bank or other nominee holds your Shares in "street name," your broker, bank or other nominee should provide you with instructions on how to vote your Shares. Your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as "broker non-votes."

Dissenters' Rights of Shareholders and ADS Holders (Page 117)

        Shareholders who elect to dissent from the merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, which is attached as Annex D to this proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters' rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST, BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON JULY 31, 2018, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs, AND BECOME REGISTERED

HOLDERS OF SHARES AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

        We encourage you to read the section of this proxy statement entitled "Dissenters' Rights" as well as Annex D to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters' rights.

Purposes and Effects of the Merger (Page 85)

        The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the holders of Shares and ADSs (other than the Excluded Shares, the Dissenting Shares and ADSs representing the Excluded Shares or the Dissenting Shares) will be cashed out in exchange for US$41.20 per Share or US$20.60 per ADS, respectively, without interest and net of any applicable withholding taxes. See "Special Factors—Purposes of and Reasons for the Merger" beginning on page 85 for additional information.

        Our ADSs are currently listed on NASDAQ under the symbol "KANG." It is expected that, following the consummation of the merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. See "Special Factors—Effect of the Merger on the Company" beginning on page 86 for additional information.

Plans for the Company after the Merger (Page 90)

        Following the completion of the merger, Parent will own 100% of the equity interest in the surviving company. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.

        Following the completion of the merger and the anticipated deregistration, the Company will no longer be subject to the Exchange Act or the compliance and reporting requirements of NASDAQ and the related direct and indirect costs and expenses.

Recommendations of the Special Committee and the Board (Page 64)

        The Special Committee, after consultation with its financial advisor and legal counsel, unanimously:

          (a)   determined that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, are fair to and in the best interest of the Company and its shareholders, including its shareholders which do not hold Excluded Shares and, to the Company's knowledge, are not affiliated with the Buyer Group (the "unaffiliated shareholders"),

          (b)   declared it advisable for the Company to enter into the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and

          (c)   recommended that the Board authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

        After careful consideration and upon the unanimous recommendation of the Special Committee and after each director duly disclosed his or her interests in the transactions contemplated by the merger agreement, the Board recommends that you vote (1) FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger and, upon the merger becoming effective, the variation of capital and the amendment of the M&A, (2) FOR the proposal to authorize each director and officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger; and (3) FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Position of the Buyer Group as to the Fairness of the Merger (Page 71)

        Each member of the Buyer Group believes that the merger is fair to the unaffiliated shareholders. Their belief is based upon the factors discussed under the section entitled "Special Factors—Position of the Buyer Group as to the Fairness of the Merger" beginning on page 71.

Financing of the Merger (Page 92)

        The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is approximately US$1.50 billion, assuming no exercise of dissenters' rights by shareholders of the Company.

        The Buyer Group expects to provide this amount through a combination of (i) cash contributions contemplated by the equity commitment letters, dated as of March 26, 2018, as amended on May 29, 2018, by and between Parent and each of YF Fund III, YF Fund III Parallel and Taobao China, respectively (collectively, the "March 26 Equity Commitment Letters"), (ii) cash contributions contemplated by the equity commitment letter, dated as of May 29, 2018, by and between Parent and Boyu Fund III (together with the March 26 Equity Commitment Letters, the "Equity Commitment Letters") and (iii) rollover financing comprised of the Rollover Shares. Under the terms and subject to the conditions of the Equity Commitment Letters, YF Fund III, YF Fund III Parallel, Taobao China and Boyu Fund III have committed to provide equity financing in an aggregate amount of approximately US$1.15 billion to Parent to complete the merger. See "Special Factors—Financing of the Merger" beginning on page 92 for additional information.

Limited Guarantees (Page 95)

        Concurrently with the execution and delivery of the merger agreement on March 26, 2018, the Company and each of ShanghaiMed, Top Fortune, YF Fund III, YF Fund III Parallel and Taobao China entered into their respective limited guarantee, each dated as of March 26, 2018 and amended on May 29, 2018 (as may be further amended from time to time, each a "March 26 Limited Guarantee" and collectively the "March 26 Limited Guarantees") and Boyu Fund III entered into a limited guarantee on May 29, 2018 (as may be further amended from time to time, and together with the March 26 Limited Guarantees, the "Limited Guarantees") pursuant to which such Guarantor, subject to the terms and conditions set forth therein, guaranteed in favor of the Company a portion of the payment obligations of Parent under the merger agreement for the US$74,000,000 termination fee and certain costs, expenses and indemnifiable losses that may become payable to the Company by Parent under certain circumstances as set forth in the merger agreement.

        See "Special Factors—Limited Guarantees" beginning on page 95 for additional information.

Interim Investors Agreement (Page 97)

        Concurrently with the execution and delivery of the merger agreement on March 26, 2018, the Rollover Shareholders, the Beneficial Owners, the Sponsors (other than Boyu Fund III), Holdco,

Parent and Merger Sub entered into an interim investors agreement, dated as of March 26, 2018 (the "March 26 Interim Investors Agreement") which governs the relationship among the parties thereto with respect to the merger agreement and matters relating thereto until the consummation of the merger or earlier termination of the merger agreement. On May 29, 2018, the March 26 Interim Investors Agreement was amended and restated to admit Boyu Fund III as an investor thereunder (such amended and restated Interim Investors Agreement, as may be further amended from time to time, the "Interim Investors Agreement"). The Interim Investors Agreement provides for, among other things and subject to certain limitations or exceptions therein, (i) the mechanism for the Buyer Group to make decisions relating to the merger agreement pending consummation of the merger, (ii) the mechanism for admitting additional investors to the Buyer Group and making adjustments to the Sponsors' equity commitments pending consummation of the merger (subject to the Special Committee's prior consent), (iii) certain fees and expense sharing arrangements among the Buyer Group, and (iv) the obligations of the Founder Parties, the Mr. He Parties and the Sponsors to work exclusively with the Sponsors and Mr. Zhang to implement the transactions contemplated by the merger agreement.

Support Agreement (Annex E)

        Concurrently with the execution and delivery of the merger agreement, the Rollover Shareholders and the Beneficial Owners entered into a support agreement, dated as of March 26, 2018 (as amended on May 29, 2018, and as may be further amended from time to time, the "Support Agreement"), with Parent and Holdco, pursuant to which, upon the terms and subject to the conditions therein and among other things:

  •
  the Rollover Shareholders agree to vote any and all of their Shares (including Shares represented by ADSs) in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and against competing transaction which are in competition with or inconsistent with the merger (see "Special Factors—Voting by the Buyer Group at the Shareholders' Meeting" starting on page 103 for more information);

  •
  the Rollover Shareholders agree to certain transfer restrictions with respect to their Shares until the closing of the merger or the earlier termination of the merger agreement;

  •
  prior to the effective time of the merger, Mr. Zhang or his affiliates may acquire additional Shares or ADSs that are beneficially owned by directors or employees of the Company (including Shares and ADSs resulting from the exercise of Company Options by such persons), subject to (i) a cap equal to 387,865 Shares for the acquisition from Ms. Feiyan Huang or Gold Partner Consultants Limited and (ii) a cap equal to 1,384,779 Shares for the acquisition from such persons other than Ms. Feiyan Huang or Gold Partner Consultants Limited, and such Shares and ADSs will be deemed "Rollover Shares" which shall be cancelled for no consideration in the merger in consideration for the same number of ordinary shares of Holdco;

  •
  prior to the effective time of the merger, Mr. He or his affiliates may acquire additional Shares from certain directors or employees of the Company (including Shares resulting from the exercise of Company Options by such person), subject to a cap equal to 476,831 Shares, and such Shares will be deemed "Rollover Shares" which shall be cancelled for no consideration in the merger in consideration for the same number of ordinary shares of Holdco;

  •
  the Rollover Shareholders agree that the Rollover Shares (including Rollover Shares represented by ADSs) will be cancelled at the closing of the merger for no consideration from the Company, and immediately prior to the closing of the merger, in consideration of such cancellation of the Rollover Shares, Holdco will issue to each Rollover Shareholder (or its affiliates, as applicable) a number of newly issued ordinary shares of Holdco equal to the number of such Rollover

    Shareholder's cancelled Rollover Shares, for a consideration per share equal to the par value of such Holdco shares;

  •
  prior to the effective time of the merger, Mr. Zhang or his affiliates may elect to subscribe for (and Holdco will issue to Mr. Zhang or his affiliates) a number of ordinary shares of Holdco up to 1,384,779 less (i) the number of additional Rollover Shares acquired by Mr. Zhang or his affiliates from directors or employees of the Company other than Ms. Feiyan Huang or Gold Partner Consultants Limited and (ii) if and to the extent any Shares or ADSs beneficially owned by any director or employee of the Company (other than Ms. Feiyan Huang, Mr. Boquan He and certain directors and employees of the Company) become Rollover Shares after the date of the Support Agreement, the number of any such Rollover Shares, in each case, for a consideration per share equal to US$41.20 without interest;

  •
  prior to the effective time of the merger, Mr. He or his affiliates may elect to subscribe for (and Holdco will issue to Mr. He or his affiliates) a number of ordinary shares of Holdco up to 476,831 less (i) the number of additional Rollover Shares acquired by Mr. He or his affiliates from certain directors or employees of the Company and (ii) if and to the extent any Shares or ADSs beneficially owned by certain directors or employees of the Company become Rollover Shares after the date of the Support Agreement, the number of any such Rollover Shares, in each case, for a consideration per share equal to US$41.20 without interest;

  •
  immediately after the closing, Holdco will issue 500,000 ordinary shares of Holdco to Mr. Zhang (or his designated affiliate) and 250,000 ordinary shares of Holdco to Ms. Feiyan Huang (or her designated affiliate), in each case, for a consideration per share equal to US$12.8902; and

  •
  each Beneficial Owner will cause each Rollover Shareholder through which such Beneficial Owner indirectly holds Shares of the Company to perform its obligations under the Support Agreement.

Opinion of the Special Committee's Financial Advisor (Page 78)

        The Special Committee retained J.P. Morgan Securities (Asia Pacific) Limited ("J.P. Morgan") to act as its financial advisor and deliver a fairness opinion in connection with the merger.

        On March 26, 2018, J.P. Morgan rendered an oral opinion to the Special Committee (which was confirmed in writing by delivery of a written opinion by J.P. Morgan dated as of the same date) that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the per share merger consideration to be paid to the holders of Shares (other than holders of Excluded Shares or Dissenting Shares) in the merger, was fair, from a financial point of view, to such holders.

        The opinion of J.P. Morgan was addressed to the Special Committee and only addressed the fairness from a financial point of view of the per share merger consideration to be paid to the holders of Shares (other than holders of Excluded Shares or Dissenting Shares) in the merger, and does not address any other aspect or implication of the merger. The summary of the opinion of J.P. Morgan in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by J.P. Morgan in preparing its opinion. We encourage the holders of Shares to read carefully the full text of the written opinion of J.P. Morgan. However, the opinion of J.P. Morgan, the summary of the opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute advice or a recommendation to any shareholder, or holder of ADSs, of the Company as to how to act or vote with respect to the merger or any other matter. See "Special Factors—Opinions of the Special Committee's Financial Advisor" beginning on page 78 for additional information.

        Except for the fairness opinion delivered to the Special Committee by J.P. Morgan in connection with the merger, none of the Special Committee, the Company, or the Company's affiliates (including any affiliate of the Company who participated in Buyer Group 1 or continue to participate in the Buyer Group) received any other report, opinion, or appraisal from any outside third party materially related to the merger.

Interests of the Company's Executive Officers and Directors in the Merger (Page 98)

        In considering the recommendations of the Board, the Company's shareholders should be aware that certain of the Company's directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders and ADS holders generally. These interests include, among others:

  •
  the potential enhancement or decline of share value for Parent, of which each of Mr. Zhang and Mr. He will be one of the beneficial owners upon the completion of the merger, as a result of the merger and future performance of the surviving company;

  •
  cash-out of in-the-money Company Options held by certain of the Company's directors and executive officers;

  •
  continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company; and

  •
  the compensation of members of the Special Committee in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the Special Committee's or the Board's recommendation of the merger).

        As of the date of this proxy statement, Mr. Zhang, the chairman of the Board and chief executive officer of the Company, beneficially owns approximately 13.6% of the total number of issued and outstanding Shares, which represents approximately 34.3% of the total voting rights in the Company. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 147.

        As of the date of this proxy statement, Mr. He, the vice chairman of the Board, beneficially owns approximately 12.7% of the total number of issued and outstanding Shares, which represents approximately 9.6% of the total voting rights in the Company. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 147.

        The maximum amount of cash payments our directors and executive officers may receive in respect of their Company Options if the Merger is consummated is, in aggregate, approximately US$53.13 million. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 98 for additional information.

        The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 98 for additional information.

Acquisition Proposals (Page 127)

        The merger agreement restricts the Company's ability, until the effective time of the merger or, if earlier, the termination of the merger agreement, to solicit proposals, engage in discussions or negotiations, provide confidential information, or enter into any agreements, in each case, regarding a competing transaction (as described in "The Merger Agreement—Acquisition Proposals").

        Notwithstanding the foregoing restrictions, if the Company receives an unsolicited, written, bona fide proposal or offer regarding a competing transaction from any person that did not result from a breach by the Company of these restrictions (other than immaterial non-compliance with does not adversely affect Parent or Merger Sub), the Company and its representatives may (a) contact and engage in discussions with such person in order to clarify and understand the terms and conditions of the proposal and to assess whether such proposal constitutes or would reasonably be expected to lead to a superior proposal (as described in "The Merger Agreement—Acquisition Proposals") and (b) furnish information to, and enter into discussions with, such person if the Board, upon the recommendation of the Special Committee, has (i) determined in its good faith judgment (after consultation with its financial advisor and independent legal counsel) that such proposal or offer constitutes or would reasonably be expected to result in a superior proposal, (ii) determined in its good faith judgment (after consultation with independent legal counsel) that, in light of such proposal or offer, failure to furnish information or enter into discussions with such person would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable law and (iii) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement entered into by the Company, Yunfeng Capital ("Yunfeng"), Alibaba Investment Limited ("Alibaba") and certain other parties (the "Confidentiality Agreement"). See and read carefully "The Merger Agreement—Acquisition Proposals" and "The Merger Agreement—No Change of Recommendation" beginning on page 127 and page 129, respectively.

Conditions to the Merger (Page 134)

        The obligations of the Company, Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

  •
  the merger agreement, the plan of merger and the merger being approved by the Company's shareholders constituting the Requisite Company Vote; and

  •
  no governmental authority having enacted, issued, promulgated, enforced or entered any injunction, restraining order or judgment which is then in effect and prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement.

        The obligations of Parent and Merger Sub to complete the merger are also subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of the Company in the merger agreement (disregarding any limitation or qualification by materiality or Company Material Adverse Effect (as defined under "The Merger Agreement—Representations and Warranties")) being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as though made on and as of such date and time (other than such representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; provided that (a) for certain representations and warranties of the Company, such representations and warranties shall be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as though made on and as of such date and time (other than such representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time); and (b) for certain representations and warranties of the Company, such representations and warranties shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger, as though made on and as of such date and time (other than such representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all material respects as of such time);

  •
  the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement prior to or at the effective time of the merger;

  •
  no Company Material Adverse Effect having occurred since the date of the merger agreement and continuing as of the closing of the merger;

  •
  the Company having delivered to Parent a certificate dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the above conditions; and

  •
  holders of no more than 15% of the Shares having validly served a notice of objection under Section 238(2) of the Cayman Islands Companies Law.

        The obligations of the Company to complete the merger are also subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub in the merger agreement (disregarding any limitation or qualification by materiality) being true and correct in all respects as of the date of the merger agreement and as of the closing date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failures of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to complete any of the transactions contemplated by the merger agreement;

  •
  each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement on or prior to the closing date; and

  •
  Parent having delivered to the Company a certificate, dated the closing date, signed by a director of Parent, certifying as to the satisfaction of the above conditions.

Termination of the Merger Agreement (Page 135)

        The merger agreement may be terminated at any time prior to the effective time of the merger:

  •
  by mutual written consent of the Company (upon recommendation of the Special Committee) and Parent; or

  •
  by either Parent or the Company (upon the recommendation of the Special Committee), if:

  •
  there occurs a Termination Date Termination Event (as defined and further described under "The Merger Agreement—Termination of the Merger Agreement");

  •
  there occurs a Final Order Termination Event (as defined and further described under "The Merger Agreement—Termination of the Merger Agreement");

  •
  there occurs a Company Vote-Down Termination Event (as defined and further described under "The Merger Agreement—Termination of the Merger Agreement"); or

  •
  by the Company (upon the recommendation of the Special Committee), if:

  •
  there occurs a Parent Breach Termination Event (as defined and further described under "The Merger Agreement—Termination of the Merger Agreement");

    •
    there occurs a Parent Failure to Close Termination Event (as defined and further described under "The Merger Agreement—Termination of the Merger Agreement");

    •
    there occurs a Superior Proposal Termination Event (as defined and further described under "The Merger Agreement—Termination of the Merger Agreement"); or

  •
  by Parent, if:

  •
  there occurs a Company Breach Termination Event (as defined and further described under "The Merger Agreement—Termination of the Merger Agreement"); or

  •
  there occurs a Company Triggering Event Termination Event (as defined and further described under "The Merger Agreement—Termination of the Merger Agreement").

Termination Fee (Page 137)

        The Company is required to pay to Parent a cash termination fee in an amount equal to US$37,000,000 if the merger agreement is terminated by:

  •
  Parent pursuant to a Company Breach Termination Event;

  •
  Parent pursuant to a Company Triggering Event Termination Event;

  •
  the Company pursuant to a Superior Proposal Termination Event; or

  •
  the Company or Parent pursuant to a Termination Date Termination Event or a Company Vote-Down Termination Event and if (i) after the date of the merger agreement and prior to the termination of the merger agreement or the Shareholders' Meeting (as defined under "The Merger Agreement—Company Shareholders' Meeting") (as applicable), a bona fide competing transaction has been made known to the Company or has been publicly announced or publicly made known and has not been withdrawn, and (ii) within 9 months after such termination, the Company enters into a definitive agreement related to the same competing transaction, provided that, for purposes of determining whether a termination fee is payable by the Company under such circumstances, all references to "20%" in the definition of "competing transaction" will be deemed to be references to "more than 50%."

        Parent is required to pay to the Company a cash termination fee in an amount equal to US$74,000,000 if the merger agreement is terminated by the Company pursuant to:

  •
  a Parent Breach Termination Event; or

  •
  a Parent Failure to Close Termination Event.

Material PRC Income Tax Consequences (Page 105)

        The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the "EIT Law") or that the gains recognized on the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gains recognized on the receipt of cash for our Shares or ADSs pursuant to the merger by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gains recognized on the receipt of cash for Shares or ADSs will be subject to PRC tax if the holders of such

Shares or ADSs are PRC residents. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

        Please see "Special Factors-Material PRC Income Tax Consequences" beginning on page 105 for additional information.

Material Cayman Islands Tax Consequences (Page 106)

        The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for the Shares and ADSs under the terms of the merger agreement. This is subject to the qualifications that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Cayman Registrar to register the plan of merger and to file the variation of capital and the amendment of the M&A and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette.

Material U.S. Federal Income Tax Consequences (Page 106)

        For a U.S. Holder (as defined under "Special Factors—Material U.S. Federal Income Tax Consequences), the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see "Special Factors Material U.S. Federal Income Tax Consequences" beginning on page 103 for additional information. The U.S. federal income tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you.

Regulatory Matters (Page 104)

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws, any approvals, filings or notices which may apply under applicable PRC laws, and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of the merger being published in the Cayman Islands Government Gazette.

Litigation Relating to the Merger (Page 104)

        We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby, including the merger.

Accounting Treatment of the Merger (Page 104)

        The merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 "Business Combinations," initially at the fair value of the Company as of the date of the closing of the merger, which is the date of the acquisition.

Market Price of the ADSs (Page 109)

        The closing price of ADSs on NASDAQ on March 9, 2018, the last trading date immediately prior to the Company's announcement on March 12, 2018 that it had received a going-private proposal from Yunfeng and Alibaba, was US$17.92 per ADS. The consideration of US$20.60 per ADS to be paid in the merger represents a premium of approximately 15.0% over that closing price, and a premium of 24.7% and 28.5%, respectively, over the Company's 30 and 60 trading day volume-weighted average price as quoted by NASDAQ through March 9, 2018.

Fees and Expenses (Page 103)

        Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except as otherwise provided in the merger agreement and the Interim Investors Agreement.

Remedies and Limitations on Liability (Page 137)

        The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity, subject to certain limitations as described under "The Merger Agreement—Remedies and Limitations on Liability" beginning on page 137.

        In the event that Parent or Merger Sub fails to consummate the closing of the merger or otherwise breaches the merger agreement or fails to perform thereunder, the Company has the right to receive payment of a termination fee equal to US$74,000,000 from Parent as well as certain costs and expenses payable pursuant to the merger agreement. The Company has the right to directly enforce the Limited Guarantee provided by each of the Guarantors which guarantees to the Company the payment of such Guarantor's share of the Parent termination fee and such costs and expenses in the event that Parent fails to pay these amounts to the Company when due.

        While the Company, Parent and Merger Sub may pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the merger and payment of a termination fee.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:
Why am I receiving this proxy statement?

A:
On March 26, 2018, we entered into the merger agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on August 20, 2018, at 10:00 a.m. (Beijing time) at B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, the PRC.

Q:
What am I being asked to vote on?

A:
You will be asked to consider and vote on the following proposals:

(a)
as a special resolution, to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and, upon the merger becoming effective, the variation of capital and the amendment of the M&A;

(b)
as a special resolution, to authorize each director and officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

(c)
if necessary, as an ordinary resolution, to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:
What is the merger?

A:
The merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement and the plan of merger are authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, and the plan of merger is registered with the Cayman Registrar, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will be a privately held company beneficially owned by the Sponsors and the Rollover Shareholders, and as a result of the merger, the ADSs will no longer be listed on NASDAQ and the Company's ADS program will terminate, and the Company will cease to be an independent publicly traded company.

Q:
What will I receive in the merger if I own Shares or ADSs (that are not Excluded Shares)?

A:
If you own Shares and the merger is completed, at the effective time of the merger, you will be entitled to receive US$41.20 per Share, in cash, without interest and net of any applicable withholding taxes, for each Share you own immediately prior to the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your dissenters' rights under Section 238 of the Cayman Islands Companies Law with respect to the merger, in which event you will be entitled to receive the fair value of each Share as determined pursuant to Section 238 of the Cayman Islands Companies Law).

  If you own ADSs and the merger is completed, you will be entitled to receive US$20.60 per ADS, in cash, without interest and net of any applicable withholding taxes, for each ADS you own immediately prior to the effective time of the merger unless you (a) surrender your ADS to the ADS depositary, pay the ADS depositary's fees required for the cancellation of ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, you will not vote the Shares) before the close of business in New York City and become a registered holder of Shares by the close of business in the Cayman Islands and (b) validly exercise and have not effectively withdrawn or lost your dissenters' rights under Section 238 of the Cayman Islands Companies Law with respect to the merger, in which event you will be entitled to the fair value of each corresponding Share pursuant to the Cayman Islands Companies Law.

  Please see "Special Factors—Material U.S. Federal Income Tax Consequences," "Special Factors—Material PRC Income Tax Consequences" and "Special Factors—Material Cayman Islands Tax Consequences" beginning on page 106, page 105 and page 106 for a more detailed description of the tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:
How will the Company Options be treated in the merger?

A:
If the merger is completed, at the effective time of the merger, each Company Option (whether vested or unvested) will be cancelled in exchange for the right to receive, as soon as practicable after the effective time of the merger, an amount in cash (without interest) equal to the product of (a) the total number of Shares issuable under such Company Option immediately prior to the effective time of the merger multiplied by (b) the excess of US$41.20 over the exercise price payable per Share under such Company Option. If the exercise price payable per Share under any Company Option is greater than US$41.20, such Company Option will be cancelled for no consideration. In addition, certain Company Options held by certain Rollover Shareholders or their affiliates will be cancelled for no consideration in connection with the merger as further described under "Special Factors—Interests of Certain Persons in the merger" beginning on page 98.

Q:
What effects will the merger have on the Company?

A:
As a result of the merger, the Company will cease to be an independent publicly traded company and will instead become a private company beneficially owned by the Sponsors and the Rollover Shareholders. You will no longer have any interest in the future earnings or growth of the Company. Following the completion of the merger, the registration of the Shares and ADSs and the Company's reporting obligations with respect to the Shares and ADSs under the Exchange Act will be terminated upon application to the SEC. In addition, upon the completion of the merger, the ADSs will no longer be listed or traded on any stock exchange, including NASDAQ, and the Company's ADS program will terminate.

Q:
When do you expect the merger to be consummated?

A:
We are working towards completing the merger as quickly as possible and currently expect the merger to close during the third quarter of 2018, after all conditions to the merger have been satisfied or waived. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:
What happens if the merger is not consummated?

A:
If the Company's shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, the Company's shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement, nor will the holders of any Company Options receive any payment pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ's listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee in an amount equal to US$37,000,000, or Parent may be required to pay the Company a termination fee in an amount equal to US$74,000,000, in each case, as described in "The Merger Agreement—Termination Fee" beginning on page 137.

Q:
After the merger is consummated, how will I receive the merger consideration for my Shares?

A:
If you are a registered holder of Shares, promptly after the effective time of the merger, a paying agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of share certificates) or non-certificated Shares represented by book entry in exchange for the applicable merger consideration.

Unless you validly exercise and have not effectively withdrawn or lost your dissenters' rights in accordance with Section 238 of the Cayman Islands Companies Law, upon your surrender of the share certificates (or an affidavit and indemnity of loss in lieu of the share certificates), if applicable, and/or such other documents as may be required by the paying agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, you will receive an amount equal to (i) the number of your Shares (excluding the Excluded Shares and the Dissenting Shares) represented by such share certificate (or affidavits and indemnities of loss in lieu of share certificates) or the number of your non-certificated Shares, multiplied by (ii) US$41.20 per Share, in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of your Shares (excluding the Excluded Shares and the Dissenting Shares).

The merger consideration payable in the merger may be subject to withholding taxes, including if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your Shares are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:
After the merger is consummated, how will I receive the merger consideration for my ADSs?

A:
If you are a registered holder of ADSs that are evidenced by certificates, also referred to as American depositary receipts ("ADRs"), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send you a check for US$20.60 per ADS, without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger.

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee if the ADRs are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable.

The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.

If your ADSs are held in "street name" by your broker, bank or other nominee, you will not be required to take any action to receive the merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the merger consideration, please contact your broker, bank or other nominee.

Q:
What vote of the Company's shareholders is required to authorize and approve the merger agreement and the plan of merger?

A:
In order for the merger to be consummated, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company's shareholders, which requires an affirmative vote of holders of Shares representing two-thirds or more of the voting rights of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Each of the Rollover Shareholders has agreed, upon the terms and subject to the conditions of the Support Agreement, (i) to vote any and all of their Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; (ii) to receive no cash consideration with respect to the Rollover Shares; and (iii) to subscribe for newly issued shares of Holdco immediately prior to the closing of the merger. As of the date of this proxy statement, the Rollover Shareholders and Mr. Zhang collectively beneficially own an aggregate of 9,332,946 Shares representing, in the aggregate, approximately 26.1% of the total issued and outstanding Shares and approximately 43.8% of the total voting power of the total issued and outstanding Shares.

Assuming the Rollover Shareholders comply with their voting undertakings under the Support Agreement, based on the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on the Share record date, in order for the proposal to be authorized and approved, assuming all issued and outstanding Shares expected to be issued and outstanding and entitled to vote at the meeting are present in person or by proxy and voting at the meeting, at least 10,978,716 Shares (other than the Shares held by the Rollover Shareholders) must be voted in favor of the special resolutions to be proposed at the extraordinary general meeting, including the special resolution to approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Q:
What vote of the Company's shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:
The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of holders of Shares representing a majority of the voting rights of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Q:
How does the Board recommend that I vote on the proposals?

A:
After careful consideration and upon the unanimous recommendation of the Special Committee and after each director duly disclosed his or her interests in the transactions contemplated by the merger agreement, including the merger, as required by the memorandum and articles of associations of the Company as amended to date and the laws of the Cayman Islands, the Board recommends that you vote:

•
FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and, upon the merger becoming effective, the variation of capital and the amendment of the M&A;

•
FOR the proposal to authorize each director and officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger; and

•
FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 64 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the merger agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the merger agreement, you should be aware that some of the Company's directors and executive officers have interests in the merger that are different from, and/or in addition to, the interests of the Company's shareholders generally. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 98.

Q:
Who is entitled to vote at the extraordinary general meeting?

A:
The Share record date is August 7, 2018. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS record date is July 17, 2018. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you do not vote the ADSs and convert your ADSs into Shares before 5:00 p.m. (New

  York City Time) on July 31, 2018 and become a holder of Shares by the close of business in the Cayman Islands on the Share record date.

Q:
What constitutes a quorum for the extraordinary general meeting?

A:
One or more shareholders present in person or by proxy or corporate representative representing at least one third of the outstanding voting shares in the capital of the Company will constitute a quorum for the extraordinary general meeting.

Q:
How will our directors and executive officers vote on the proposal to authorize and approve the merger agreement?

A:
Each of the Rollover Shareholders has agreed to vote all of their Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. Mr. Boquan He, the vice chairman of the Board, his holding company which holds Shares beneficially owned by him, and certain holding companies which hold Shares beneficially owned by Mr. Lee Ligang Zhang, the chairman of the Board and the chief executive officer of the Company, are Rollover Shareholders. As of the date of this proxy statement, Mr. Zhang and Mr. He collectively beneficially own an aggregate of 9,332,946 Shares representing, in the aggregate, approximately 26.1% of the total issued and outstanding Shares and approximately 43.8% of the total voting power of the total issued and outstanding Shares.

In addition, each of our directors who beneficially owns Shares (including Shares represented by ADSs), other than Mr. Zhang and Mr. He, has informed us that, as of the date of this proxy statement, he or she intends to vote all of his or her Shares in favor of approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement, our directors and executive officers, other than Mr. Zhang and Mr. He, collectively beneficially own, in the aggregate, 1,400,933 Shares, which consist of (a) 897,032 issued and outstanding Shares and (b) issued and unexercised Company Options to purchase 503,900 Shares issued pursuant to the Share Incentive Plan and exercisable within 60 days following the date of this proxy statement, which in aggregate represent approximately 3.9% of the total issued and outstanding Shares. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 147 for additional information.

Q:
Do any of the Company's directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:
Yes. Some of the Company's directors or executive officers have interests in the merger that may differ from those of other shareholders. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 98 for a more detailed discussion of how some of the Company's directors and executive officers have interests in the merger that are different from, and/or in addition to, the interests of the Company's shareholders generally. The Special Committee considered these interests in the merger in its evaluation of the transactions contemplated by the merger agreement, and you should carefully review this disclosure.

Q:
How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name (that is, you do not hold ADSs or otherwise hold through a bank or broker) as of the Share record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible so that it is received by the Company no later than August 17, 2018 at 10:00 a.m.

  (Beijing time), the deadline to lodge your proxy card, so that your Shares may be represented and voted at the extraordinary general meeting.

  Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identities, such as your identification card or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and, upon the merger becoming effective, the variation of capital and the amendment of the M&A, FOR the proposal to authorize each director and officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

  If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:
How do I vote if I own ADSs?

A:
If you own ADSs as of the close of business in New York City on the ADS record date (and do not convert such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS depositary must receive such instructions no later than 12:00 p.m. (noon) (New York City time) on August 15, 2018 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder's ADS, the ADS depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holder's ADSs. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS record date, you may vote at the extraordinary general meeting directly if you convert your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share record date. If you wish to convert your ADSs for the purpose of voting the corresponding Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before 5:00 p.m. (New York City Time) on July 31, 2018 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees ($0.05 for each ADS (or portion thereof) to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the surviving company, and any applicable taxes, and (c) a certification that you either (i) held the ADSs as of the ADS record date and have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS record date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon conversion of the ADSs, the ADS depositary will arrange for JPMorgan Chase Bank, N.A., Hong Kong Branch, the custodian holding the Shares, to return the Shares to the Company's share registrar to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar to issue and mail a certificate to your attention. If the merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. As a result, if you have converted your ADSs to attend the extraordinary general meeting and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs ($0.05 for each ADS (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:
If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:
Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted.

Q:
What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement?

A:
If you abstain from voting, fail to cast your vote in person, fail to return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS depositary, your broker, bank, or other nominee, your vote will not be counted; provided that if you are a holder of Shares and submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted (1) FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and, upon the merger becoming effective, the variation of capital and the amendment of the M&A, (2) FOR the proposal to authorize each director and officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and (3) FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

Q:
May I change my vote?

A:
Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•
First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company's offices at B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, 100022, the PRC, Attention: Investor Relations Department, before the commencement of the extraordinary general meeting.

•
Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than 10:00 a.m. (Beijing time) on August 17, 2018, which is the deadline to lodge your proxy card.

•
Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 12:00 p.m. (noon) (New York City time) on August 15, 2018. A holder of ADSs can do this by completing, dating and submitting a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:
If I am a holder of certificated Shares or ADSs, should I send in my Share certificates or my ADSs now?

A:
No. After the merger is consummated, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the merger consideration. Please do not send in your Share certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is consummated, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADS holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

  All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their merger consideration (net of applicable fees and taxes) shortly after the merger is consummated without any further action required on the part of such holders.

  If your Shares or your ADSs are held in "street name" by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADSs in exchange for the merger consideration.

Q:
What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:
The Share record date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the merger is expected to be consummated. If you transfer your Shares after the Share record date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but will transfer the right to receive the merger consideration to such person, so long as such person is registered as the owner of such Shares when the merger is consummated.

The ADS record date is the close of business in New York City on July 17, 2018. If you transfer your ADSs after the ADS record date but before the extraordinary general meeting, you will retain your right to instruct the ADS depositary to vote at the extraordinary general meeting, but will transfer the right to receive the merger consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the merger is consummated.

Q:
Am I entitled to dissenters' rights?

A:
Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy of which is attached as Annex C to this proxy statement. The fair value of each of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the per share merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters' rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters' rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not exercise or attempt to exercise any dissenters' rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenters' rights must, before 5:00 p.m. (New York City Time) on July 31, 2018, surrender their ADSs to the ADS depositary for conversion into Shares, pay the ADS depositary's fees required for the cancellation of their ADSs, and provide instructions for the registration of the corresponding Shares in the Company's register of members, and certify that they hold the ADSs as of the ADS record date and have not given, and will not give, voting instructions as to their ADSs and become registered holders of Shares by the close of business in the Cayman Islands on the Share record date. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters' rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on NASDAQ. Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if a former ADS holder has converted his, her or its ADSs to exercise dissenters' rights and the merger is not consummated and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder will need to deposit his, her or its Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs ($0.05 for each ADS (or portion thereof) issued) and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

  We encourage you to read the section of this proxy statement entitled "Dissenters' Rights" beginning on page 140 as well as "Annex C—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238" to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters' rights.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:
Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
Yes. To assist in the solicitation of proxies, the Company has engaged MacKenzie Partners, Inc. as its proxy solicitor.

Q:
Who can help answer my questions?

A:
If you have any questions about the merger or if you need additional copies of this proxy statement or the accompanying proxy card, please contact MacKenzie Partners, Inc., the proxy solicitor, toll-free at (800) 322-2885 (or +1 (212) 929-5500 outside of the United States) (call collect) or via email at proxy@mackenziepartners.com.

        In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

        Events leading to the execution of the merger agreement described in this Background of the Merger occurred primarily in the PRC and Hong Kong. As a result, China Standard Time is used for all dates and times given.

        The board of directors and senior management of the Company have periodically reviewed the Company's long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the board of directors and senior management of the Company also have periodically reviewed strategic alternatives that may be available to the Company.

        On August 31, 2015, the Company received from Mr. Zhang, certain affiliates of Mr. Zhang and FV Investment Holdings (collectively, "Buyer Group 1") a non-binding proposal letter that proposed a "going-private" transaction to acquire all of the Class A Shares not already owned by Buyer Group 1 for US$17.80 per ADS or US$35.60 per Share in cash (such proposal, the "Buyer Group 1 Proposal", and such proposed transaction, the "Buyer Group 1 Proposed Transaction"). On the same day, the Company issued a press release announcing the receipt of the Buyer Group 1 Proposal and stating its intention to form a special committee consisting of independent directors to consider the Buyer Group 1 Proposal. The Company furnished such press release and the Buyer Group 1 Proposal as exhibits to a Current Report on Form 6-K.

        On September 9, 2015, the Board held a telephonic meeting to discuss the Buyer Group 1 Proposal. The Board discussed the formation of a special committee of independent directors to consider, review and evaluate the Buyer Group 1 Proposal and resolved that Ms. Ruby Lu ("Ms. Lu"), Mr. Daqing Qi ("Mr. Qi") and Mr. Gavin Zhengdong Ni ("Mr. Ni") be appointed as members of the Special Committee, with Ms. Lu serving as the chairperson of the Special Committee. On September 10, 2015, the Company issued a press release regarding the formation of the Special Committee to consider the Buyer Group 1 Proposal and furnished the press release to the SEC as an exhibit to a Current Report on Form 6-K.

        In connection with establishing the Special Committee, the Board adopted resolutions that delegated to the Special Committee the power to (i) make such investigation of the Buyer Group 1 Proposal and any matters relating thereto as the Special Committee deemed appropriate, (ii) evaluate the terms of the Buyer Group 1 Proposal, (iii) discuss and negotiate with Buyer Group 1 the proposed terms of the Buyer Group 1 Proposed Transaction, (iv) explore and pursue any alternatives to the Buyer Group 1 Proposed Transaction as the Special Committee deemed appropriate, including maintaining the Company's current status as a public company or a potential change of control transaction involving an alternative buyer, (v) negotiate definitive agreements with respect to the Buyer Group 1 Proposed Transaction or any alternative transaction, (vi) report to the Board the recommendations and conclusions of the Special Committee with respect to the Buyer Group 1 Proposed Transaction or any alternative transaction, and (vii) retain advisors to the Special Committee.

        On September 21, 2015, the Company and Buyer Group 1 entered into a non-disclosure agreement which included, among other provisions, customary standstill provisions pursuant to which Buyer Group 1 agreed that it would not acquire or agree, offer, seek or propose to acquire, ownership of any assets or businesses of the Company or any securities issued by the Company.

        In September and October 2015, after considering proposals from several prospective international legal counsels and financial advisors, the Special Committee engaged Simpson Thacher to act as its international legal counsel and J.P. Morgan to act as its financial advisor. Thereafter, the Special Committee engaged Walkers to serve as its Cayman legal counsel.

        In late September 2015, Buyer Group 1 and its advisors were granted access to due diligence materials provided by the Company and began their due diligence review of the Company.

        On November 2, 2015, the Special Committee held a telephonic meeting, attended by representatives of J.P. Morgan, representatives of Simpson Thacher and representatives of Walkers. During the meeting, representatives of Walkers reviewed with the Special Committee the duties of the members of the Special Committee under Cayman Islands law, and representatives of Simpson Thacher and representatives of J.P. Morgan provided an overview of certain procedural matters in connection with the Special Committee's evaluation of the Buyer Group 1 Proposed Transaction.

        On November 18, 2015, representatives of the Company, representatives of Simpson Thacher and representatives of J.P. Morgan met telephonically to discuss the Special Committee's process for evaluating the Buyer Group 1 Proposal and the assistance it would require from the management and finance teams of the Company, including assistance with Buyer Group 1's due diligence investigation and the preparation of the Company's financial projections.

        On November 29, 2015, the Board received a preliminary non-binding proposal letter from Jiangsu Sanyou Group Co., Ltd. (now known as Meinian Onehealth Healthcare Holdings, Co., Ltd., "Meinian"), Cathay Capital Private Equity SAS ("Cathay"), Shenzhen Ping An Decheng Investment Co., Ltd. ("Ping An"), Taiping Guofa (Suzhou) Capital Management Co., Ltd. ("Taiping"), Sequoia China Investment Management LLP ("Sequoia") and Huatai Ruilian Fund Management Co., Ltd. ("Huatai Ruilian," and together with Meinian, Cathay, Ping An, Taiping and Sequoia, "Buyer Group 2"), that proposed a "going-private" transaction in which Buyer Group 2 would acquire all of the outstanding Shares and ADS in an all-cash transaction for US$22.00 per ADS or US$44.00 per Share (such proposal, the "Buyer Group 2 Proposal" and such proposed transaction, the "Buyer Group 2 Proposed Transaction").

        On November 30, 2015, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. The Special Committee discussed, among other matters, its duty to conduct a good faith evaluation of the Buyer Group 2 Proposed Transaction and the Buyer Group 1 Proposed Transaction as well as concerns about the feasibility of the Buyer Group 2 Proposed Transaction and the genuineness of the Buyer Group 2 Proposal, noting that Mr. Zhang, who held Shares representing over one-third of the total voting power in the Company, was unlikely to support the Buyer Group 2 Proposed Transaction given the Buyer Group 1 Proposal and the fact that Meinian is the Company's primary competitor. The Special Committee also discussed whether it would be advisable to adopt a "poison pill" in order to ensure that both Buyer Group 1 and Buyer Group 2 would abide by the process and procedures determined by the Special Committee which were designed to allow the Special Committee to duly conduct its evaluation of the competing proposals the Company had received as well as other strategic alternatives of the Company. The Special Committee determined that it would further assess the genuineness of Buyer Group 2's interests, obtain further details about the Buyer Group 2 Proposal (including Buyer Group 2's strategy for obtaining shareholder support), and negotiate a non-disclosure agreement with Buyer Group 2 as soon as possible.

        On the same day, the Company issued a press release announcing the receipt of the Buyer Group 2 Proposal and furnished the press release as an exhibit to a current report on Form 6-K.

        On December 1, 2015, representatives of Simpson Thacher and representatives of J.P. Morgan held a teleconference with representatives of Huatai Securities ("Huatai"), the financial advisor to Buyer Group 2, and representatives of O'Melveny & Myers ("OMM"), international legal counsel to Buyer Group 2, to discuss additional information regarding the Buyer Group 2 Proposal. During the call, representatives of OMM explained that Buyer Group 2 was unwilling to enter into any standstill provisions that would restrict Buyer Group 2's ability to acquire any Shares or ADS or take any other "hostile" actions which were restricted by the proposed standstill provisions. Following this discussion,

J.P. Morgan sent to Huatai and OMM a requested form of confidentiality agreement, which included standstill provisions, to be entered into by Buyer Group 2, as well as a list of information request regarding the Buyer Group 2 Proposed Transaction.

        On the same day, the Company engaged Sullivan & Cromwell ("S&C") to assist the Board and the Company's management in considering the possible adoption of a poison pill as well as to generally assist the Company in connection with the Buyer Group 1 Proposal and the Buyer Group 2 Proposal. Representatives of J.P. Morgan, representatives of the Company's management team and representatives of S&C held a teleconference to discuss the Buyer Group 2 Proposed Transaction, during which representatives of the Company's management team expressed concern regarding disclosure of the Company's confidential information in connection with an acquisition proposal from a direct competitor of the Company who was unwilling to agree to any standstill provisions.

        During the evening of December 1, 2015, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. Representatives of J.P. Morgan and Simpson Thacher reviewed with the Special Committee the feedback received from Huatai, OMM and the Company's management regarding the Buyer Group 2 Proposal. The Special Committee discussed, among other considerations, its concerns regarding potentially "hostile" or other actions which could disrupt the Special Committee's evaluation process, and noted that a poison pill would apply equally to prevent future Share or ADS acquisitions or other "hostile" actions by both existing buyer groups as well as any future buyer groups. The Special Committee directed representatives of Simpson Thacher to continue to try to persuade Buyer Group 2 to agree to customary standstill provisions, which were the same as those agreed by Buyer Group 1, and agreed that it would revisit the possibility of adopting a poison pill if Buyer Group 2 continued to refuse to enter into customary standstill provisions.

        Later in the evening of December 1, 2015, the Board held a telephonic meeting at which representatives of S&C and representatives of Conyers Dill & Pearman ("Conyers"), then Cayman counsel to the Company, were present. The Board discussed the Buyer Group 2 Proposal and expressed concern that Buyer Group 2 may acquire shares of the Company on the open-market and in privately negotiated transactions, potentially leading to Buyer Group 2 holding a blocking position in the Company and thereby adversely impacting the ability of the Special Committee to conduct a process to consider a potential change of control transaction involving the Company, other strategic alternatives or certain capital market transactions. The Board also discussed, among other matters, that a poison pill would prevent Mr. Zhang from increasing his stake in the Company and prevent Buyer Group 1 from taking any "hostile" actions to further the Buyer Group 1 Proposal. The members of the Special Committee updated the Board regarding the refusal by Buyer Group 2 to agree to the same standstill obligations which had been agreed by Buyer Group 1. Following discussion, the Board instructed S&C to prepare a draft of a shareholders rights agreement for the Company (the "Rights Agreement") that would ensure that the Special Committee retained control over any process to consider a potential change of control transaction involving the Company and other potential strategic alternatives of the Company, and agreed to reconvene to consider the implementation of such Rights Agreement if the Special Committee was unable to reach agreement with Buyer Group 2 regarding standstill obligations.

        Throughout the morning and afternoon of December 2, 2015, representatives of Simpson Thacher continued to communicate with representatives of OMM regarding the requested standstill provisions and informed OMM that the Special Committee and the Board may adopt the Rights Agreement if Buyer Group 2 did not agree to a standstill. However, Buyer Group 2 continued to reject any limitation on their ability to acquire Shares and ADSs. Also on the morning of December 2, 2015, representatives of Simpson Thacher and representatives of S&C discussed the draft of the Rights Agreement prepared by S&C, including the provisions which ensured that the Special Committee had the right to redeem or waive the Rights Agreement.

        On December 2, 2015, the Board held a telephonic meeting at which representatives of Simpson Thacher, representatives of S&C and representatives of Conyers were present. The Board discussed, among other considerations, Buyer Group 2's refusal to agree to customary standstill provisions previously accepted by Buyer Group 1 and the need for the Company to protect itself from hostile actions while the Special Committee evaluated the Buyer Group 1 Proposal and the Buyer Group 2 Proposal. The Board also discussed the exclusive right of the Special Committee to redeem the rights or amend the Rights Agreement. Following discussion, the Board resolved to adopt the Rights Agreement. After the Board meeting, the Company issued a press release announcing the adoption of the Rights Agreement and furnished the press release as an exhibit to a current report on Form 6-K.

        Between December 1, 2015 and December 7, 2015, representatives of Simpson Thacher and representatives of J.P. Morgan communicated with representatives of Huatai and representatives of OMM to seek clarification regarding the proposed terms and structure of the Buyer Group 2 Proposed Transaction, including the specific government filings and approvals which would be required for the Buyer Group 2 Proposed Transaction and details of the composition of Buyer Group 2. On December 3, 2015, OMM, on behalf of Buyer Group 2, provided written responses to various information requests sent by J.P. Morgan on December 1, 2015. On December 4, 2015, Simpson Thacher, on behalf of the Special Committee, sent to Huatai and OMM a response to Buyer Group 2's stated concerns regarding the Company's adoption of the Rights Agreement as well as a list of follow-up questions regarding the Buyer Group 2 Proposal, and on December 7, 2015, OMM provided written responses to such follow-up questions. During the same period of time, representatives of J.P. Morgan also spoke separately to representatives of Buyer Group 1 and Buyer Group 2 to understand their expected timelines for signing and closing their respective proposed transactions.

        On December 8, 2015, Davis Polk, international legal counsel to Buyer Group 1, sent to Simpson Thacher the first draft of the merger agreement for the Buyer Group 1 Proposed Transaction.

        On December 9, 2015, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. The Special Committee discussed the various communications between representatives of J.P. Morgan and representatives of Simpson Thacher, on the one hand, and representatives of Buyer Group 1 and representatives of Buyer Group 2, on the other hand, including a request from Buyer Group 2 for an opportunity to speak directly to the members of the Special Committee in order to clarify their intentions regarding the Buyer Group 2 Proposed Transaction and answer any questions the Special Committee may have. The Special Committee discussed, among other matters, the possible actions that Buyer Group 2 may take in connection with the Buyer Group 2 Proposed Transaction in light of Mr. Zhang's voting power, the potential impact of any such actions on the Special Committee's process, and the importance of obtaining Buyer Group 2's cooperation and participation in the Special Committee' evaluation process. The Special Committee concluded that it would be desirable to have a direct conversation with Buyer Group 2 and directed J.P. Morgan to coordinate such meeting.

        On December 10, 2015, the Special Committee, representatives of J.P. Morgan, representatives of Simpson Thacher, representatives of Buyer Group 2, representatives of OMM, representatives of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), international legal counsel to one member of Buyer Group 2, representatives of Huatai, and representatives of Tian Yuan Law Firm ("Tian Yuan"), PRC legal counsel to Buyer Group 2 held a telephonic meeting to discuss the Buyer Group 2 Proposal. During the meeting, representatives of Meinian explained that Buyer Group 2 hoped to gain Mr. Zhang's support for the Buyer Group 2 Proposal, in which case the Buyer Group 2 Proposed Transaction would be structured as a merger. The representatives of Meinian further explained that, if Mr. Zhang were unwilling to support the Buyer Group 2 Proposal, Buyer Group 2 would instead proceed with a two-step transaction in which it would launch a tender offer to directly acquire Shares, which could be followed by a "back-end" merger depending on the percentage of the Company's voting power acquired in the tender offer. Representatives of Buyer Group 2 also noted that Buyer Group 2 planned to fund the Buyer Group 2 Proposed Transaction through equity contributions from the members of Buyer Group 2. The parties at the meeting further discussed, among other matters, Buyer Group 2's analysis regarding regulatory filings and approvals which would be required in connection with the Buyer Group 2 Proposed Transaction as well as the proposed conditions of the tender offer.

        On December 11, 2015, the Special Committee engaged Jun He Law Offices ("JunHe") to serve as PRC legal counsel to the Special Committee. The Special Committee instructed JunHe to perform an analysis on any required PRC regulatory filings and approvals for each of the Buyer Group 1 Proposed Transaction and the Buyer Group 2 Proposed Transaction.

        On December 14, 2015, the Special Committee received a revised proposal letter from Buyer Group 2 which set forth certain modifications and clarifications to the Buyer Group 2 Proposal, including an increase in the proposed offer price from US$22 per ADS or US$44 per Share to US$23.50 per ADS or US$47 per Share.

        On the same day, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. The Special Committee discussed updates to the Buyer Group 1 Proposal and Buyer Group 2 Proposal, including the price increase by Buyer Group 2, the status of the due diligence conducted by Buyer Group 1, the indication from Buyer Group 1 that it may add members to its consortium, the key issues in the draft merger agreement from Buyer Group 1, the financing capabilities of each buyer group, and the timetable for each buyer group to complete its work and provide a binding offer. The Special Committee discussed, among other matters, its dissatisfaction with the lower offer price of US$17.80 per ADS or US$37.60 per Share proposed by Buyer Group 1 and the Special Committee's concern that Buyer Group 2 would be unable to propose a transaction structure that would be reasonably capable of being consummated given the challenges for Buyer Group 2 to acquire Shares representing at least 50% of the voting power of the Company in the tender offer (which Buyer Group 2 had explained would be a condition to their tender offer) without support from Mr. Zhang and other directors and officers of the Company who collectively held close to 50% of the voting power of the Company. The Special Committee also discussed conducting a market check as a means to evaluate available alternatives for the Company. After discussion, the Special Committee instructed J.P. Morgan to conduct a market check and instructed J.P. Morgan and Simpson Thacher to continue to engage with both existing buyer groups to negotiate price, conditions and other key terms, and to obtain equity commitment letters from each of the existing buyer groups.

        On December 15, 2015, representatives of Simpson Thacher and representatives of J.P. Morgan were informed that China Life Investment Holding Company Limited ("China Life") may join Buyer Group 1 as a new equity consortium member. Representatives of J.P. Morgan contacted representatives of Buyer Group 1 to remind them that Buyer Group 1 would be required to notify the Special Committee in advance of adding any new equity consortium members.

        On December 16, 2015, representatives of Simpson Thacher, representatives of J.P. Morgan, representatives of JunHe, representatives of Huatai, representatives of OMM, representatives of Skadden and representatives of Tian Yuan held a teleconference to discuss PRC regulatory filings or approvals which may be required in connection with the Buyer Group 2 Proposed Transaction.

        On the same day, representatives of Simpson Thacher sent, on behalf of the Special Committee, a written response to Buyer Group 2 acknowledging receipt of the revised Buyer Group 2 Proposal and confirming that the Special Committee was continuing to evaluate the Buyer Group 2 Proposal, the Buyer Group 1 Proposal and other strategic alternatives available to the Company.

        On December 21, 2015, OMM sent the first draft of the merger agreement for the Buyer Group 2 Proposed Transaction to Simpson Thacher and J.P. Morgan, which envisioned a two-step transaction involving a tender offer followed by a merger.

        On the same day, representatives of J.P. Morgan, representatives of Huatai, representatives of OMM and representatives of Skadden discussed on a teleconference the timetable for Buyer Group 2 to finalize its offer and send a binding proposal letter to the Special Committee as well as the Special Committee's proposed process for evaluating the Buyer Group 2 Proposal and strategic alternatives.

        Later during the afternoon on the same day, representatives of J.P. Morgan, representatives of FountainVest Partners and representatives of Davis Polk discussed on a teleconference the timetable for Buyer Group 1 to finalize its offer and send a binding proposal letter and the Special Committee's process for evaluating the Buyer Group 1 Proposal and strategic alternatives. During the call, representatives of J.P. Morgan communicated the Special Committee's request that Buyer Group 1 significantly increase its proposed offer price. Representatives of Buyer Group 1 explained again certain reasons why Mr. Zhang would not support the Buyer Group 2 Proposed Transaction and Buyer Group 1's view that this would result in a lack of certainty for the Buyer Group 2 Proposed Transaction.

        On December 24, 2015, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan, representatives of Simpson Thacher and representatives of JunHe were present. The Special Committee discussed updates regarding the Buyer Group 1 Proposal and the Buyer Group 2 Proposal, including the status of each buyer group's due diligence and financing efforts. Representatives of J.P. Morgan reported that the Company's management was working to finalize financial projections for review by the Special Committee. The Special Committee discussed, among other matters, JunHe's analysis of antitrust implications and regulatory filings in connection with each of the proposed transactions, each of the draft merger agreements received from the buyer groups, and certain additional potential Buyer Group 1 consortium members (including China Life). The Special Committee noted that the lower offer price continued to be a key issue with regards to the Buyer Group 1 Proposal and the lack of closing certainty continued to be a key issue with regards to the Buyer Group 2 Proposal.

        On December 30, 2015 and December 31, 2015, representatives of Davis Polk informed representatives of Simpson Thacher of Buyer Group 1's intention to add certain new members to its consortium, including among others China Life, New China Capital International Management Limited ("New China Capital") and Alibaba, and confirmed that the inclusion of such new members would not increase the beneficial ownership in the Company held by Buyer Group 1. An amended and restated consortium agreement by and among the members of Buyer Group 1 was filed as an attachment to an amendment to the Schedule 13D of Mr. Zhang and certain of his affiliates on January 5, 2016.

        On January 6, 2016, the Company received a further revised proposal letter from Buyer Group 2 which indicated a further increase in the proposed offer price from US$23.50 per ADS or US$47 per Share to US$25.00 per ADS or US$50 per Share. The revised Buyer Group 2 Proposal also described the proposed two-step merger process and identified additional members to be added to the Buyer Group 2 consortium. On the same day, OMM sent to Simpson Thacher a draft form of equity commitment letter to be provided by the Buyer Group 2 members, and the Company and Buyer Group 2 entered into a non-disclosure agreement without any standstill obligations.

        On January 7, 2016, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. The Special Committee discussed, among other matters, the increase in the proposed price by Buyer Group 2 and Buyer Group 2's confirmation to J.P. Morgan that it did not require any debt financing, the status of Buyer Group 1's due diligence and financing efforts, and the desire to align the timelines and maintain consistency in approach on merger agreement terms for Buyer Group 1 and Buyer Group 2. Representatives of J.P. Morgan reported to the Special Committee that the market check conducted by J.P. Morgan did not result in any indications of interest by third parties to potentially pursue a going private or other strategic transaction involving the Company, except from persons who had subsequently joined an existing buyer group. Representatives of Simpson Thacher reviewed with the Special Committee the key open issues in the draft merger agreements proposed by the two buyer groups, and the Special Committee discussed its positions on these key issues. Representatives of Simpson Thacher also explained the two-step process proposed by Buyer Group 2. The Special Committee discussed, among other matters, the concern that, even in a two-step merger process, Buyer Group 2 would still require shareholder approval to ultimately consummate the merger.

        On January 11, 2016, representatives of Simpson Thacher, representatives of Davis Polk and representatives of Bank of America Merrill Lynch ("BAML"), the financial advisor to Buyer Group 1, held a teleconference to discuss the Special Committee's positions on various key open issues in Buyer Group 1's draft merger agreement. During the call, representatives of Simpson Thacher also requested that Buyer Group 1 provide a revised proposal reflecting a higher offer price, its debt commitment letters, form of the equity commitment letters to be provided by each equity consortium member, and form of the limited guarantee to cover the reverse termination fee payable by Buyer Group 1. Representatives of J.P. Morgan and representatives of BAML also held a teleconference to introduce their teams and discuss the status of the Buyer Group 1 Proposed Transaction.

        Later in the afternoon of January 11, 2016, representatives of Simpson Thacher, representatives of OMM and representatives of Skadden held a teleconference to discuss the Special Committee's positions on various key open issues in Buyer Group 2's draft merger agreement. During the call, representatives of Simpson Thacher explained that the Special Committee would require from each member of Buyer Group 2 an equity commitment letter with regards to the purchase price payable in the tender offer and merger as well as limited guarantees or a deposit in an escrow account to cover the reverse termination fee payable by Buyer Group 2 under certain circumstances pursuant to the merger agreement.

        On January 12, 2016, Simpson Thacher sent to Davis Polk a revised merger agreement reflecting the Special Committee's positions on various issues with respect to the Buyer Group 1 Proposed Transaction. On the same day, Simpson Thacher received from Davis Polk copies of executed highly confident letters from the debt financing sources of Buyer Group 1.

        On January 13, 2016, Simpson Thacher sent to OMM and Skadden a revised two-step merger agreement reflecting the Special Committee's positions on various issues with respect to the Buyer Group 2 Proposed Transaction as well as a revised draft of equity commitment letter.

        On January 19, 2016, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. During the meeting, the Special Committee discussed certain convertible loans, in the aggregate amount of RMB 1.4 billion, entered into by the Company with various lenders in December 2015. Representatives of Simpson Thacher reviewed with the Special Committee the key terms of the loans, including the Company's obligation to facilitate the lenders' participation in a going private transaction involving the Company. The Special Committee noted that the Board had previously approved the convertible loans in November 2015 to address the significant concerns regarding the Company's cash position and ability to pursue strategic acquisitions which were important to maintain the Company's market position.

        On January 21, 2016, representatives of Simpson Thacher spoke with representatives of OMM to discuss certain issues in the draft two-step merger agreement and the next steps with regards to the Buyer Group 2 Proposal.

        Later in the afternoon of January 21, 2016, representatives of Simpson Thacher spoke with representatives of Davis Polk to discuss updates to Buyer Group 1's financing efforts. During the call, representatives of Davis Polk explained that Buyer Group 1 would be financing its proposed transaction with equity financing (with no requirement for debt financing) and was discussing internally the Special

Committee's requests for a revised offer price, proposed equity split among the Buyer Group 1 members, and feedback on the draft form of equity commitment letter.

        On January 22, 2016, representatives of J.P. Morgan spoke with representatives of BAML to discuss updates to the Buyer Group 1 Proposal, during which representatives of BAML verbally confirmed that Buyer Group 1 had agreed to revise its offer price and noted that Buyer Group 1 intended to send a revised proposal to the Special Committee within the next week.

        On January 25, 2016, Simpson Thacher received from OMM a revised two-step merger agreement for the Buyer Group 2 Proposed Transaction.

        Later in the afternoon of January 25, 2016, the Special Committee held a telephonic meeting at which representatives of the Company's management, representatives of J.P. Morgan, and representatives of Simpson Thacher were present. Mr. Luke Chen ("Mr. Chen"), the chief financial officer of the Company, reviewed with the Special Committee the financial projections prepared by the Company's management. The Special Committee discussed with Mr. Chen, among other matters, the key underlying assumptions in the financial projections. After discussion, the Special Committee approved the financial projections prepared by the Company's management for use by J.P. Morgan and directed representatives of J.P. Morgan to prepare its valuation analyses with respect to the Company based on such projections. J.P. Morgan did not deliver any valuation analyses to the Special Committee at this stage of the process.

        On January 29, 2016, representatives of J.P. Morgan, representatives of Simpson Thacher and representatives of Davis Polk held a teleconference to discuss certain responses from Buyer Group 1 to the various requests from the Special Committee. During the call, Davis Polk communicated that Buyer Group 1 would increase its offer price from US$17.80 per ADS or US$37.6 per Share to US$21.50 per ADS or US$43.00 per Share and would fund the transaction with all equity financing. Davis Polk noted that it would send a revised merger agreement, a draft form of equity commitment letter and a draft form of the limited guarantee within the next week.

        On February 1, 2016, BAML sent to J.P. Morgan a revised proposal letter from Buyer Group 1 which set forth certain modifications and clarifications to Buyer Group 1, including an increase in the proposed offer price from US$17.80 per ADS or US$37.6 per Share to US$21.50 per ADS or US$43.00 per Share, a revised draft merger agreement, a draft form of equity commitment letter and a draft form of limited guarantee.

        On the same day, OMM sent to Simpson Thacher a revised form of equity commitment letter that the members of Buyer Group 2 would be willing to execute, and Huatai sent to J.P. Morgan a proposed timetable related to the Buyer Group 2 Proposed Transaction.

        Later in the afternoon on February 2, 2016, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. Representatives of Simpson Thacher reviewed with the Special Committee the key issues in the Buyer Group 1 merger agreement and the Buyer Group 2 merger agreement, and the Special Committee provided its feedback. The Special Committee discussed its concern that the revised offer price received from Buyer Group 1 was still significantly less than Buyer Group 2's revised offer price, and its continuing concerns about the feasibility of a successful tender offer for 50% of the voting power of the Company (and a subsequent merger), as proposed by Buyer Group 2, in light of the fact that Mr. Zhang and other directors and officers who opposed the Buyer Group 2 Proposal held close to 50% of the voting power of the Company. The Special Committee members discussed that the process should provide each buyer group with sufficient time to maximize its proposed price and certainty of funds. The Special Committee also directed J.P. Morgan and Simpson Thacher to explore alternative options with Buyer Group 2 and its advisors which would provide greater certainty of closing for the Buyer Group 2 Proposed Transaction.

        On February 1, 2016 and February 3, 2016, Simpson Thacher received from Davis Polk certain written materials describing the PRC regulatory filings and approvals required for the Buyer Group 1 Proposed Transaction in light of the addition of China Life, a regulated insurance company, to the Buyer Group 1 consortium.

        On February 5, 2016, representatives of Simpson Thacher, representatives of OMM and representatives of Skadden held a teleconference to discuss the Special Committee's concern with respect to the feasibility of the Buyer Group 2 Proposed Transaction, including how Buyer Group 2 would be able to successfully acquire at least 50% of the voting power in the Company in the tender offer in light of the fact that close to 50% of the voting power of the Company was held by Mr. Zhang and other directors or officers of the Company who may not be supportive of the Buyer Group 2 Proposed Transaction. Representatives of OMM noted that Buyer Group 2 could be willing to consider a lower threshold for the tender offer and discussed certain proposed strategies (including a potential top-up option) for Buyer Group 2 to potentially obtain majority voting control of the Company.

        On the same day, Simpson Thacher sent to Davis Polk a revised merger agreement for the Buyer Group 1 Proposed Transaction, and Simpson Thacher sent to OMM and Skadden a revised two-step merger agreement for the Buyer Group 2 Proposed Transaction.

        Between February 6, 2016 and February 25, 2016, representatives of Simpson Thacher continued to exchange drafts of the transaction documents for the Buyer Group 1 Proposed Transaction with representatives of Davis Polk and hold teleconferences to discuss the remaining open issues on such transaction documents, and representatives of J.P. Morgan continued to communicate to representatives of BAML the Special Committee's request that Buyer Group 1's offer price be further increased. During the same period of time, representatives of Simpson Thacher continued to exchange drafts of the transaction documents for the Buyer Group 2 Proposed Transaction with representatives of OMM and representatives of Skadden and to hold teleconferences to discuss the remaining open issues on such transaction documents. Upon the request of the Special Committee, representatives of J.P. Morgan also reached out to certain significant shareholders of the Company to inquire about their views on the two competing proposals.

        During this period, representatives of J.P. Morgan and representatives of Meinian held an in-person meeting, during which representatives of J.P. Morgan confirmed to the representatives of Meinian that the Special Committee was devoting equal attention and effort to evaluating and negotiating the two proposed transactions. Representatives of J.P. Morgan also requested that Meinian provide evidence of Buyer Group 2's financing sources, including proof of creditworthiness of each financing source.

        On February 23, 2016, representatives of J.P. Morgan received verbal notification from representatives of BAML that, in response to the Special Committee's request for a higher offer price, Buyer Group 1 had verbally agreed to further increase its offer price from US$21.50 per ADS or US$43.00 per Share to US$24.00 per ADS or US$48.00 per Share.

        On February 26, 2016, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. During the meeting, representatives of J.P. Morgan reported to the Special Committee that all of the significant shareholders of the Company contacted by J.P. Morgan had confirmed that they would support the Buyer Group 1 Proposed Transaction if the offer price of the two proposed transactions were the same in light of the greater certainty of closing for the Buyer Group 1 Proposed Transaction, except that one significant shareholder said that it would support the Buyer Group 1 Proposed Transaction if the offer price came close to matching the price of the Buyer Group 2 Proposed Transaction in light of the greater certainty of closing for the Buyer Group 1 Proposed Transaction and its satisfaction with the Company's current operations and management. Representatives of Simpson Thacher reviewed with the Special Committee the outstanding key issues in each of the merger agreements. The Special

Committee discussed, among other matters, its position on the open issues in each merger agreement, the price increase by Buyer Group 1, regulatory approvals required for the Buyer Group 1 Proposed Transaction, the potential impact on the Company if the Buyer Group 2 Proposed Transaction were approved but the Buyer Group 2 tender offer was not successful, concerns regarding Buyer Group 2's ability to obtain necessary U.S. dollar funds to consummate the Buyer Group 2 Proposed Transaction, and the need to obtain the best offer price with the highest certainty of closing.

        On March 1, 2016, Simpson Thacher sent to Davis Polk a revised merger agreement and a revised form of equity commitment letter for the Buyer Group 1 Proposed Transaction and sent to OMM and Skadden a revised two-step merger agreement for the Buyer Group 2 Proposed Transaction. On the same day, representatives of Simpson Thacher and representatives of Davis Polk discussed on a call the outstanding issues to the merger agreement for the Buyer Group 1 Proposed Transaction.

        Between March 3, 2016 and March 4, 2016, representatives of Simpson Thacher, representatives of JunHe, representatives of Davis Polk, representatives of Fangda, PRC legal counsel to Buyer Group 1, representatives of China Life and Zhong Lun Law Firm ("ZhongLun"), PRC legal counsel to China Life, held a number of teleconferences to discuss the various PRC regulatory approvals that would be required in connection with the Buyer Group 1 Proposed Transaction. During the call, representatives of Simpson Thacher communicated to the parties that the Special Committee requested that Buyer Group 1 resolve such regulatory risks internally.

        On March 4, 2016, representatives of Simpson Thacher, representatives of J.P. Morgan, representatives of OMM and representatives of Skadden held a telephonic meeting to discuss the remaining open items in the merger agreement, including the Special Committee's request that Buyer Group 2 agree to pay a reverse termination fee in the event the tender offer was unsuccessful in light of Buyer Group 2's inability to provide evidence of support from shareholders and the challenges of satisfying the tender offer condition of 50% of the voting power of the Company given the voting power of Mr. Zhang and the other directors and officers of the Company.

        Between March 5, 2016 and March 20, 2016, representatives of Simpson Thacher continued to engage with the advisors for Buyer Group 1 to resolve the remaining open issues on the transaction documents for the Buyer Group 1 Proposed Transaction, including open issues relating to regulatory approvals required by Buyer Group 1, reverse termination fees payable by Buyer Group 1 under certain circumstances, and a "majority of the minority" vote requirement pursuant to which the Buyer Group 1 Proposed Transaction would need to be approved by a majority of the shareholders unaffiliated with Buyer Group 1. During the same period of time, representatives of Simpson Thacher continued to engage with advisors of Buyer Group 2 to resolve the remaining open issues on the transaction documents for the Buyer Group 2 Proposed Transaction, including with respect to the certainty of consummation of such transaction and Buyer Group 2's request for a top-up option from the Company to enable Buyer Group 2 to reach majority voting power if it lowered its tender offer condition below 50% of voting power to increase deal certainty. Representatives of Simpson Thacher also provided to Davis Polk and OMM, respectively, copies of the Company's convertible loan agreements and certain amendments thereto. Representatives of J.P. Morgan also continued to coordinate with representatives of BAML, representatives of Huatai and representatives of each buyer group to complete J.P. Morgan's review of the creditworthiness of the members of each buyer group and to discuss the status of each buyer group's financing arrangements.

        On March 21, 2016, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. During the meeting, representatives of J.P. Morgan reported to the Special Committee on their conversations with representatives from each of the buyer groups, noting that both buyer groups had requested additional time to complete their respective financing arrangements and to reach agreement on the terms of a final proposal to be made to the Special Committee. The representatives of J.P. Morgan also reported on its various conversations with certain key shareholders of the Company, noting that such key shareholders continued to express support for the Buyer Group 1 Proposed Transaction if Buyer Group 1's offer price were increased. Representatives of Simpson Thacher reviewed with the Special Committee the final outstanding issues in the merger agreement for the Buyer Group 1 Proposed Transaction and the final outstanding issues in the two-step merger agreement for the Buyer Group 2 Proposed Transaction. The Special Committee discussed each of the key issues, including issues with respect to closing conditions, termination rights and termination fees, and instructed the representatives of Simpson Thacher to provide the Special Committee's feedback to each of the buyer groups and circulate revised merger agreements. The Special Committee further discussed the PRC government's capital outflow and currency restrictions as well as the Special Committee's concerns regarding Buyer Group 2's ability to obtain necessary U.S. dollar funds to consummate the Buyer Group 2 Proposed Transaction.

        Over the course of the next several weeks, representatives of Simpson Thacher and representatives of J.P. Morgan continued to work with the representatives of and advisors to Buyer Group 1 and Buyer Group 2, respectively, to resolve the remaining issues in the merger agreements and finalize all transaction documents, complete J.P. Morgan's creditworthiness analysis for each buyer group, confirm each buyer group's final financing structure, complete the analysis on required PRC regulatory approvals for each proposed transaction, and, in the case of Buyer Group 1, to request a further increase to its offer price and, in the case of Buyer Group 2, to seek methods to mitigate the risks to the Company and its shareholders in connection with the challenges to consummating the Buyer Group 2 Proposed Transaction. At the beginning of this period, each buyer group requested that the Special Committee provide it with some additional time to finalize its financing arrangements and to complete its work in all of the other outstanding workstreams. Given that neither buyer group was ready to provide its final, binding offer, the Special Committee agreed to provide both buyer groups with some additional time before it would distribute a process letter and set a deadline by which to receive final, binding offers from the buyer groups. During this period, each buyer group provided updates periodically to representatives of Simpson Thacher and representatives of J.P. Morgan regarding such buyer group's progress in finalizing its financing arrangements and the other outstanding workstreams.

        On April 1, 2016, the Special Committee and representatives of Buyer Group 2, including Mr. Yu Rong, Chairman of Meinian and Mr. Yilong Chen, Board Secretary of Meinian, held a telephonic meeting to discuss the Buyer Group 2 Proposal at which representatives of J.P. Morgan and representatives of Huatai were present. At the meeting, the representatives of Buyer Group 2 discussed with the Special Committee their intentions with respect to the Buyer Group 2 Proposal and their views regarding the potential benefits of the Buyer Group 2 Proposed Transaction to the Company.

        On April 24, 2016, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. Representatives of J.P. Morgan provided the Special Committee with a status update on each buyer group's efforts to finalize its financing arrangements and the terms of its final proposal, and representatives of Simpson Thacher provided the Special Committee with an update on negotiations of the transaction documents for each buyer group. The Special Committee discussed its willingness to provide additional time to each buyer group to maximize the likelihood of receiving higher proposed prices and increasing the level of deal certainty to be provided by each buyer group.

        On April 26, 2016, Davis Polk sent to Simpson Thacher the revised merger agreement and revised form of equity commitment letter for the Buyer Group 1 Proposed Transaction.

        On April 28, 2016, upon the request of Buyer Group 1, an in-person meeting was held in Beijing to discuss the remaining open issues in the April 26, 2016 drafts of the revised merger agreement and the revised form of equity commitment letter. The meeting was attended by representatives of J.P. Morgan, representatives of Simpson Thacher, representatives of Davis Polk, representatives of China Life, representatives of New China Capital, Mr. Zhang, and certain other representatives of

Buyer Group 1. During the meeting, representatives of J.P. Morgan and representatives of Simpson Thacher communicated the Special Committee's disappointment in the lack of progress in Buyer Group 1's most recent draft merger agreement to address the concerns of the Special Committee and the need for Buyer Group 1 to propose a higher offer price. The parties discussed, among other matters, the regulatory approvals required for the Buyer Group 1 Proposed Transaction, the Special Committee's request that Buyer Group 1 pay a reverse termination fee if Buyer Group 1 failed to obtain such required regulatory approvals, termination fee amounts, and other open issues in the Buyer Group 1 merger agreement.

        On May 3, May 18 and May 20, 2016, the Special Committee held telephonic meetings at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. The Special Committee discussed status updates with respect to the Buyer Group 1 Proposal and the Buyer Group 2 Proposal (including each buyer group's continuing requests for additional time to finalize its proposal). At the meeting on May 20, 2016, the Special Committee directed representatives of J.P. Morgan to send to each of the buyer groups a process letter which required the submission of such buyer group's best and final offer by June 10, 2016.

        On May 23, 2016, representatives of J.P. Morgan sent to each of Buyer Group 1 and Buyer Group 2 a process letter with instructions for each buyer group to submit its best and final offer to the Special Committee by June 10, 2016, together with proposed final versions of all transaction documents.

        Over the next two weeks, representatives of Simpson Thacher and representatives of J.P. Morgan had various conversations with the representatives of and advisors to Buyer Group 1 and Buyer Group 2, respectively, to discuss the process for submitting a best and final offer and potential resolutions of the remaining outstanding issues. During this period, the Special Committee held telephonic meetings on May 26, 2016 and June 4, 2016, and the Special Committee, representatives of Simpson Thacher and representatives of J.P. Morgan continued to communicate, in each case, regarding updates on the progress of each buyer group and additional feedback from significant shareholders of the Company.

        On June 6, 2016, the Company received a non-binding proposal letter from Yunfeng, in which Yunfeng proposed to acquire all of the Shares and ADSs in an all-cash transaction for US$20.00 to US$25.00 per ADS or US$40.00 to US$50.00 per Share (such proposal, the "Yunfeng Proposal", and such going-private transaction, the "Yunfeng Proposed Transaction"). In addition to the offer price, Yunfeng's non-binding proposal letter set forth certain other principal terms of the Yunfeng Proposal, including that Yunfeng was prepared to fund the Yunfeng Proposed Transaction with 100% equity capital but did not rule out the possibility of securing debt financing for the purpose of effecting the Yunfeng Proposed Transaction, and that the Yunfeng Proposal was subject to certain conditions, including (i) Yunfeng being granted the opportunity to conduct appropriate due diligence to its reasonable satisfaction, (ii) retention of key members of management team to Yunfeng's reasonable satisfaction, and (iii) other conditions customary to a transaction of such nature. In the Yunfeng Proposal, Yunfeng noted that its proposal was to acquire 100% of the outstanding shares of the Company if Mr. Zhang chose to exit the Company. At this time, based on the references in the Yunfeng Proposal to the possibility of management of the Company continuing to participate in the Company, it was unclear whether the Yunfeng Proposed Transaction would constitute a "going private" transaction involving the participation of an affiliate of the Company. Yunfeng is a private equity firm established in 2010 by a group of entrepreneurs and industry leaders, including its Chairman, Mr. David Feng YU, and Mr. Jack Yun MA, the Co-founder and Chairman of the board of directors of Alibaba. Yunfeng developed the Yunfeng Proposal independently of Alibaba's involvement in Buyer Group 1 and without participation by Alibaba, and Alibaba did not provide Yunfeng with information concerning Buyer Group l's negotiations with the Special Committee.

        After receiving the Yunfeng Proposal, on June 6, 2016, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. The Special Committee discussed, among other matters, the proposed terms of the Yunfeng Proposal, the steps to be taken by the Special Committee to evaluate the Yunfeng Proposal and the potential impact of the Yunfeng Proposal on the substantially final negotiations with Buyer Group 1 and Buyer Group 2. After discussion, and in light of the fact that each of Buyer Group 1 and Buyer Group 2 had substantially final transaction documents with a limited number of open issues to be resolved, the Special Committee decided that the June 10, 2016 submission deadline applicable to Buyer Group 1 and Buyer Group 2 would not be extended, but that the Special Committee and its advisors would engage with Yunfeng to obtain further information regarding the Yunfeng Proposed Transaction. On the same day, the Company issued a press release announcing the receipt of the Yunfeng Proposal and furnished such press release and the Yunfeng Proposal as exhibits to a Current Report on Form 6-K.

        During the afternoon of June 7, 2016, the Special Committee received from Mr. Zhang a notice letter stating that Mr. Zhang and his affiliates who were members of Buyer Group 1 had determined to cease their participation in the transactions contemplated by the Buyer Group 1 Proposal and withdraw the August 31, 2015 proposal for the Company, effective as of June 7, 2016 (the "Zhang Withdrawal Letter"). Mr. Zhang and his affiliates made this decision due to, among other factors, the fact that members of Buyer Group 1 had not been able to reach agreement on the terms of a revised offer, that Buyer Group 1 had not finalized its plans for committed financing, including loans from banks, which was required under the Special Committee's May 23, 2016 process letter, and their view that the Special Committee was unlikely to further extend the June 10, 2016 deadline. Alibaba's involvement in Buyer Group 1 effectively concluded with the Zhang Withdrawal Letter, and Alibaba was not a participant in the Yunfeng Proposal at this time.

        On June 8, 2016, Meinian publicly announced on the website of the Shenzhen stock exchange that it was withdrawing from Buyer Group 2 and that Buyer Group 2 would not submit a binding offer for a going private transaction involving the Company (the "Meinian Withdrawal Announcement").

        On June 8, 2016, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. Representatives of J.P. Morgan updated the Special Committee on various phone calls and other communications between J.P. Morgan and the different members of Buyer Group 1, during which certain members of Buyer Group 1 indicated that they had no prior notice that Mr. Zhang would withdraw from Buyer Group 1 and continued to express an intent to submit a binding offer on June 10, 2016 despite the Zhang Withdrawal Letter. The Special Committee discussed and acknowledged that, if such an offer were submitted by the remaining members of Buyer Group 1, the Special Committee and its advisors would need to re-evaluate the required regulatory filings and approvals and conduct again certain creditworthiness and financing analyses, among other tasks, in light of the changes to the Buyer Group 1 consortium structure. Representatives of J.P. Morgan also updated the Special Committee on conversations between representatives of J.P. Morgan and Yunfeng with respect to the Yunfeng Proposal, including that Yunfeng would require at least two months to complete its due diligence and may seek to raise equity financing for the Yunfeng Proposed Transaction.

        In the late afternoon on June 10, 2016, the Special Committee received a binding proposal letter from Company A, a member of Buyer Group 1, on behalf of certain unidentified members of a consortium (the "Company A Buyer Group") that proposed a going-private transaction to acquire all of the Shares and ADSs in an all-cash transaction for US$20.50 per ADS or US$41.00 per Share (such proposal, the "Company A Proposal", and such going-private transaction, the "Company A Proposed Transaction"). The Company A Proposal expressly stated that it expired at 5:00 p.m. Beijing time on June 12, 2016, and attached a draft merger agreement as well as a draft voting agreement and draft contribution agreement to be entered into by any existing shareholders who would join in the Company A Proposed Transaction.

        Later in the evening of June 10, 2016, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan, representatives of Simpson Thacher and representatives of Walkers were present. Representatives of J.P. Morgan reviewed with the Special Committee certain missing information in the Company A Proposal which was required under the May 23, 2016 process letter, including among other information, the identities of the members of the Company A Buyer Group (other than Company A), the proposed equity split among consortium members, sources of funding, creditworthiness documents and equity commitment letters, and a proposal with respect to the treatment of certain existing shareholders. Representatives of Simpson Thacher reviewed with the Special Committee the key issues to the draft merger agreement provided by Company A. The Special Committee discussed, among other matters, that the Company A draft merger agreement contained a variety of new issues not previously raised during negotiations between the Special Committee and Buyer Group 1 as well as changes to Company A's position on many of the issues which had already been negotiated and resolved between the Special Committee and Company A (when acting as a member of Buyer Group 1). The Special Committee determined to work diligently together with Company A to obtain the missing information and to negotiate the terms of the Company A Proposal as quickly as possible, but noted the difficulty of completing a prudent evaluation of the Company A Proposal by 5:00 p.m. on June 12, 2016 in light of, among other factors, the absence of material information necessary to evaluate the credibility and certainty of the Company A Proposal, the large number of key outstanding issues in the draft merger agreement, and the need to conduct further analyses to determine material regulatory risks presented by the Company A Proposal.

        During the morning of June 11, 2016, representatives of J.P. Morgan and representatives of Simpson Thacher sent, on behalf of the Special Committee, a list of clarification questions and requests for additional information to representatives of Company A.

        Later in the day on June 11, 2016, representatives of J.P. Morgan, representatives of Simpson Thacher and representatives of Company A held a telephonic meeting to discuss the Special Committee's questions and requests and the key outstanding issues in the draft merger agreement. During the call, the parties discussed, among other matters, the key transaction terms proposed by Company A. Representatives of J.P. Morgan and representatives of Simpson Thacher explained that the additional information requested by the Special Committee was necessary for the Special Committee and its advisors to conduct its analyses of the creditworthiness of the Company A Buyer Group, required regulatory filings and approvals for the Company A Proposed Transaction, and other factors which were material to the Special Committee's evaluation and negotiation of the Company A Proposal. However, representatives of Company A refused to disclose the identities of the other members of the Company A Buyer Group or the equity split among the consortium members or respond to the other questions and requests from the Special Committee, and expressed an unwillingness to negotiate any substantive provisions in the draft merger agreements submitted by Company A on June 10, 2016. The representatives of Company A also stated that Company A was unwilling to extend the expiration date of the Company A Proposal and noted that Company A intentionally provided the Special Committee with limited time so that the Special Committee would be forced to make a quick decision.

        After the call with representatives of Company A, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan, representatives of Simpson Thacher and representatives of Walkers were present. Representatives of J.P. Morgan and representatives of Simpson Thacher updated the Special Committee on their earlier discussions with representatives of Company A. The Special Committee expressed its concern regarding whether the Special Committee had sufficient information regarding the Company A Proposal to make an informed decision in light of Company A's unwillingness to provide material information regarding the Company A Proposal, Company A's refusal to engage in negotiations regarding its draft merger agreement and Company A's refusal to extend its unilateral 48-hour deadline for accepting the Company A Proposal. After discussion, the Special Committee instructed representatives of J.P. Morgan and representatives of Simpson Thacher to continue to request from Company A the missing information and an extension to Company A's offer deadline and to continue to engage with Company A in negotiating the terms of the merger agreement.

        Also, on June 11, 2016, Yunfeng signed a non-disclosure agreement, which included customary standstill provisions, with the Company and began its due diligence investigation with respect to the Company.

        Throughout the day on June 12, 2016, the Special Committee, representatives of J.P. Morgan, representatives of Simpson Thacher and representatives of Company A continued to meet telephonically and communicate via e-mail to negotiate the terms of the merger agreement and discuss the Special Committee's outstanding requests for information. During these discussions, representatives of Company A confirmed to a member of the Special Committee, representatives of J.P. Morgan and representatives of Simpson Thacher that Company A was not willing to engage in any negotiations regarding the price or other substantive terms of the Company A Proposed Transaction. However, after further negotiations throughout the course of the day, Company A agreed to make certain modifications to its proposed merger agreement and agreed to extend the offer expiration deadline to 9:00 p.m. Beijing time on June 12, 2016.

        In the early evening of June 12, 2016, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan, representatives of Simpson Thacher and representatives of Walkers were present. A member of the Special Committee, representatives of J.P. Morgan and representatives of Simpson Thacher provided an update on their earlier discussions with representatives of Company A. The Special Committee discussed its key concerns regarding the Company A Proposal including, among other matters, with respect to price, conditionality, regulatory risks, restrictions on the Company's ability to change its recommendation, termination rights and termination fees. After discussion, the Special Committee determined that it would be unable to recommend the Company A Proposal due to, among other factors, the lack of critical information required for the Special Committee to complete its evaluation, the material risks and issues with respect to the Company A Proposal identified by the Special Committee, and the unwillingness of Company A to engage in discussions on price or other material issues in the merger agreement. The Special Committee directed representatives of Simpson Thacher to communicate to Company A the Special Committee's decision, key issues and concerns, and willingness to engage in further good faith discussions regarding the Company A Proposed Transaction if Company A were willing to further extend its deadline.

        The Special Committee, representatives of Simpson Thacher and representatives of J.P. Morgan continued to engage in discussions and exchange communications with representatives of Company A, and continued to communicate with the Special Committee regarding updates on the negotiations with Company A. Company A agreed to further extend the expiration time of the Company A Proposal to midnight Beijing time on June 12, 2016. However, the parties were unable to reach agreement on the proposed terms of the Company A Proposed Transaction by the revised midnight deadline, and shortly after such deadline had passed on June 13, 2016, Company A notified the Special Committee and its advisors that the Company A Proposal had expired.

        On June 14, 2016, representatives of J.P. Morgan and representatives of Yunfeng met in Beijing to discuss the Yunfeng Proposal and Yunfeng's due diligence requirements.

        On June 17, 2016, Yunfeng engaged PricewaterhouseCoopers Consultants (Shenzhen) Limited to serve as its accounting and tax advisor.

        Over the next two months, representatives of J.P. Morgan and representatives of Simpson Thacher coordinated with Yunfeng and its advisors in connection with Yunfeng's due diligence investigation with respect to the Company and Yunfeng's financing arrangements, including its potential equity and debt financing sources. The Company also entered into non-disclosure agreements with certain such potential equity and debt financing sources. During the same time, J.P. Morgan, pursuant to instructions from the Special Committee, also conducted a market check to determine whether any other parties would be interested in pursuing a transaction with the Company. No parties contacted by J.P. Morgan expressed any interest in pursuing a potential acquisition of, or other strategic transaction with, the Company.

        On August 10, 2016, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. Representatives of J.P. Morgan provided an update on their recent discussions with Yunfeng and reported to the Special Committee the results of the most recent market check.

        Also on August 10, 2016, Yunfeng engaged WSGR to serve as its U.S. legal counsel in connection with the Yunfeng Proposal.

        On August 12, 2016, Yunfeng engaged King & Wood Mallesons ("KWM") to conduct PRC legal due diligence in connection with the Yunfeng Proposal.

        On August 14, 2016, representatives of Yunfeng and representatives of its various legal advisors held a telephonic meeting during which Yunfeng and its counsels discussed the formation of acquisition vehicles, legal due diligence, financing, transaction structures and other legal issues, in each case in connection with the Yunfeng Proposed Transaction.

        On August 18, 2016, Simpson Thacher sent the first draft of a merger agreement with respect to the Yunfeng Proposed Transaction to WSGR.

        On September 7, 2016, WSGR sent a revised merger agreement to representatives of Simpson Thacher, reflecting Yunfeng's positions on various open issues, including, among other issues, the regulatory filings and approvals required in connection with the Yunfeng Proposed Transaction, a requirement for the VIE shares to be transferred and the VIE contracts terminated as of the closing, a requirement for the Company to obtain necessary consents for the Yunfeng Proposed Transaction under all outstanding bank loans, certain closing conditions, the treatment of unvested options held by certain members of senior management, the inclusion of a stand-alone material adverse effect closing condition, proposed termination fee amounts and triggers, the long-stop date, restrictions on the Company's ability to pursue proposals from third parties which had previously made acquisition proposals to the Company, the provision of limited guarantees instead of a third party performance guarantee, and the Company's representations and warranties.

        On September 14, 2016, representatives of Simpson Thacher, representatives of J.P. Morgan and representatives of WSGR held a teleconference to discuss Yunfeng's funding plans and the open issues in the draft merger agreement, including, among other issues, required regulatory filings and approvals, treatement of VIE shares and contracts, consents under outstanding bank loans, certain closing conditions, treatment of unvested options, termination fee amounts and triggers, and treatment of proposals from third parties which had previously made acquisition proposals to the Company.

        On September 15, 2016, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. Representatives of Simpson Thacher reviewed with the Special Committee, among other matters, the open issues in the draft merger agreement which had been discussed with representatives of WSGR on September 14, 2016, Yunfeng's plan to fund the Yunfeng Proposed Transaction solely with equity provided by its RMB and USD funds and co-investment vehicles, Yunfeng's request for a closing condition that the Company's outstanding convertible loans be repaid prior to closing, Yunfeng's confirmation that it did not currently intend to request any existing shareholders to roll over equity in the Yunfeng Proposed Transaction, and Yunfeng's request that certain members of senior management enter into post-closing transitional services arrangements with the Company. Representatives of J.P. Morgan provided an update to the Special Committee on their discussions with Yunfeng as well as Mr. Zhang, and noted that Mr. Zhang had indicated that, although he was not committed to Yunfeng with respect to the Yunfeng Proposed Transaction, he was not interested in working with any new potential buyer group given the potentially adverse and disruptive impact on the Company resulting from the prolonged going private process. Representatives of J.P. Morgan also discussed with the Special Committee certain feedback from Mr. Zhang regarding his views on the Yunfeng Proposed Transaction.

        After the call, on September 15, 2016, Simpson Thacher sent a revised merger agreement to WSGR, reflecting the Special Committee's positions on various open issues, including with respect to required regulatory filings and approvals, treatment of VIE shares and contracts, consents under outstanding bank loans, treatment of unvested options, termination fee amounts and triggers, the Company's representations and warranties, and treatment of proposals from third parties which had previously made acquisition proposals to the Company.

        Over the next two weeks between September 16, 2016 and September 30, 2016, the advisors to the Special Committee and the Company, on the one hand, had a number of teleconferences with the advisors of Yunfeng, on the other hand, during which parties discussed, among other matters, the open issues in the merger agreement, Yunfeng's financing plans in connection with the Yunfeng Proposal, matters related to the Company's PRC controlled entities, PRC regulatory matters, and next steps and timeline with respect to the signing of a definitive agreement in connection with the Yunfeng Proposal.

        On October 3, 2016, WSGR sent to Simpson Thacher a revised merger agreement, reflecting agreements between the Special Committee and Yunfeng resulting from the September negotiations and Yunfeng's positions on the remaining outstanding issues to the merger agreement, including, among other issues, the termination fee amounts and triggers, the long-stop date, expansion of the definition of "Competing Transaction" to include transfers of securities in the Company by certain significant shareholders of the Company, and treatment of proposals from third parties which had previously made acquisition proposals to the Company.

        On October 6, 2016, WSGR sent to Simpson Thacher a form of limited guarantee to be provided by each of Yunfeng and its equity co-investors and a form of equity commitment letter to be provided by each of Yunfeng and its equity co-investors. Also, on October 6, 2016, J.P. Morgan sent to Yunfeng and WSGR a form of fund confirmation letter (the "Fund Confirmation Letter") to be completed by Yunfeng and requested that Yunfeng and WSGR provide certain information regarding the Yunfeng funds, their structure and creditworthiness.

        On October 11, 2016, Simpson Thacher sent to WSGR a revised form of limited guarantee and a revised form of equity commitment letter.

        On October 12, 2016, the Special Committee held a telephonic meeting at which representatives of Simpson Thacher and representatives of J.P. Morgan were present. Representatives of J.P. Morgan and representatives of Simpson Thacher reported to the Special Committee regarding the key outstanding issues in the revised draft of the merger agreement, including, among other issues, the termination fee amounts and triggers, the long-stop date, expansion of the definition of "Competing Transaction" to include transfers of securities in the Company by certain significant shareholders of the Company, and treatment of proposals from third parties which had previously made acquisition proposals to the Company, and other updates to the Yunfeng Proposal, including Yunfeng's expressed intention to sign the merger agreement by the end of October and Yunfeng's request to meet with certain key members of the Company's management, including Mr. Zhang, to discuss their potential support for the Yunfeng Proposed Transaction and possible post-closing transitional arrangements. Representatives of J.P. Morgan also noted that Mr. Chen, the Company's chief financial officer, would prepare updates to Company management's financial projections which had been approved by the Special Committee in late January 2016. The Special Committee discussed, among other matters, the key issues in the merger agreement, the need for Yunfeng to propose a specific price, and Yunfeng's apparent unwillingness to proceed without obtaining support from key management, including Mr. Zhang.

        Following the Special Committee meeting, on October 13, 2016, Simpson Thacher sent to WSGR a revised draft merger agreement.

        On October 17, 2016, a representative of the Special Committee and a representative of Yunfeng held an in-person meeting. During the meeting, the representative of Yunfeng presented to the representative of the Special Committee a general introduction to Yunfeng and Yunfeng's investment rationale, and the representative of Yunfeng and the representative of the Special Committee discussed the next steps on the various outstanding work streams and the key outstanding issues in the merger agreement, including the termination fee amounts and triggers, the long-stop date, expansion of the definition of "Competing Transaction" to include transfers of securities in the Company by certain significant shareholders of the Company, and treatment of proposals from third parties which had previously made acuisition proposals to the Company.

        Over the next week, representatives of J.P. Morgan and representatives of Simpson Thacher continued to engage with representatives of WSGR and representatives of Yunfeng to negotiate the open issues in the merger agreement and follow up with Yunfeng in finalizing its financing plans in connection with the Yunfeng Proposal.

        On October 20, 2016, representatives of Simpson Thacher and representatives of WSGR held a telephonic meeting to discuss the open issues in the merger agreement and other transaction documents. During the telephonic meeting, representatives of Simpson Thacher and representatives of WSGR were able to resolve many of the open issues in the merger agreement, which included, among other issues, the long-stop date, certain Company representations and warranties, expansion of the definition of "Competing Transaction" to include transfers of securities in the Company by certain significant shareholders of the Company and the treatment of withholding taxes, and agreed on a list of key open issues to be discussed directly by the principals, which included among other issues, certain proposed restrictions on the Company's ability to pursue proposals from third parties, termination fee triggers, termination fee amounts, and certain closing conditions. During this meeting, representatives of WSGR also noted to the representatives of Simpson Thacher that representatives of Yunfeng had begun preliminary discussions with Mr. Zhang regarding certain potential post-closing arrangements (including with respect to non-compete restrictions and transitional services), and would provide the Special Committee with updates if Yunfeng and Mr. Zhang reached agreement on such post-closing arrangements.

        During the morning of October 21, 2016, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. Representatives of Simpson Thacher provided an update on the meeting with representatives of WSGR, reviewed the list of key open issues to be discussed directly by the principals, and reported that representatives of WSGR had noted that Yunfeng was committed to finalizing and signing the definitive transaction documents as soon as practicable if Yunfeng and Mr. Zhang were able to reach agreement on certain post-closing arrangements (including with respect to non-compete restrictions and transitional services). The Special Committee discussed the updates and agreed to re-convene after the meeting among the principals to discuss the key open issues.

        In the afternoon of October 21, 2016, representatives of the Special Committee and representatives of Yunfeng held an in-person meeting in Beijing to discuss the key open issues with respect to the Yunfeng Proposal, which included among other issues, certain proposed restrictions on the Company's ability to pursue proposals from third parties, termination fee triggers, termination fee amounts and treatment of the Company's outstanding convertible loans. During the meeting, representatives of Yunfeng also discussed the importance of obtaining Mr. Zhang's support, given the significant voting power represented by his Shares, and provided representatives of the Special

Committee with an update regarding certain discussions between representatives of Yunfeng and Mr. Zhang.

        On October 24, 2016, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. A member of the Special Committee provided an update on the in-person meeting on October 21, 2016, and the Special Committee discussed the key open issues regarding the Yunfeng Proposed Transaction, which included, among other issues, the termination fee amounts and termination fee triggers, the Company's ability to pursue proposals from third parties which had previously made acquisition proposals to the Company, certain closing conditions, certain proposed agreements between members of the Company's management, and Yunfeng's equity and debt financing plans. The Special Committee further discussed, among other matters, Yunfeng's requirement that it obtain Mr. Zhang's support for the Yunfeng Proposed Transaction and the feasibility of consummating the Yunfeng Proposed Transaction if Mr. Zhang did not vote in favor of it. Following discussion, the Special Committee agreed that it and its advisors should continue to negotiate with Yunfeng and its advisors to reach agreement on the key open issues as soon as possible, and that the Special Committee should engage in discussions with Mr. Zhang to discuss the potential terms on which he would be willing to support the Yunfeng Proposed Transaction.

        Over the course of the next week, representatives of Simpson Thacher and representatives of WSGR continued to hold telephonic meetings to discuss the remaining open issues in the transaction documents and to exchange close-to-final drafts of such transaction documents.

        The Special Committee held a telephonic meeting on October 27, 2016 at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. The Special Committee discussed, among other matters, updates to discussions regarding the open issues in the merger agreement, including, among other issues, the termination fee amounts and termination fee triggers, certain closing deliverables and the offer price, the potential risks that Mr. Zhang would not support the Yunfeng Proposed Transaction, and the potential risks to the Company if it remained a stand-alone company, including with respect to the Company's convertible loans, liquidity position and certain business challenges.

        On October 28, 2016, Yunfeng sent to Simpson Thacher revised drafts of the form of equity commitment letter and form of limited guarantee.

        Later on October 28, 2016, Simpson Thacher sent to WSGR a revised draft merger agreement and requested, on behalf of the Special Committee, that Yunfeng provide a package proposal to the Special Committee with respect to the few remaining outstanding issues to the Yunfeng Proposed Transaction, including issues related to the termination fee triggers, termination fee amounts and certain closing deliverables.

        Representatives of Yunfeng and its advisors communicated to the Special Committee and its advisors that, although there were very few remaining outstanding issues in the transaction documents, Yunfeng would need additional time to complete its due diligence investigation with respect to the Company, finalize its financing arrangements and continue discussions with Mr. Zhang regarding certain post-closing arrangements (including with respect to non-compete restrictions and transitional services). Throughout the rest of November and December 2016, representatives of Yunfeng continued to meet with Mr. Zhang with respect to such arrangements and continued to engage with potential equity co-investors in connection with the Yunfeng Proposal.

        On October 31, 2016 and November 1, 2016, Simpson Thacher sent to WSGR revised drafts of the form of equity commitment letter and form of limited guarantee.

        The Special Committee held telephonic meetings on November 7, 2016 and December 13, 2016, at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. At each of these meetings, the Special Committee discussed, among other matters, updates to discussions with Yunfeng and discussions with Mr. Zhang and the Company's potential strategic alternatives (including expected future challenges if the Company remained as a stand-alone company). In addition, at the November 7, 2016 meeting, the Special Committee discussed whether to extend the Rights Agreement expiration date for another year. The Special Committee discussed, among other factors, the fact that Company continued to engage in a sale process and the potential risk of a hostile approach, including the potential impact on the discussions with Yunfeng with respect to the Yunfeng Proposed Transaction. Following discussion, the Special Committee approved the extension of the Rights Agreement expiration date for one year.

        In addition, in January and February 2017, representatives of J.P. Morgan, under instructions from the Special Committee, conducted another market check to determine whether any other parties would be interested in pursuing a transaction with the Company. In order to provide certain limited non-public information to, and facilitate the evaluation of the Company by, one potential buyer who expressed interest in pursuing a transaction with the Company, the Company entered into a non-disclosure agreement on January 9, 2017 with such potential buyer, wherein such potential buyer agreed to customary standstill provisions. However, all of the potential buyers contacted by J.P. Morgan eventually declined the opportunity to submit a proposal with respect to a potential transaction involving the Company.

        On January 7, 2017, a representative of the Special Committee and a representative of Yunfeng held an in-person meeting in the U.S. to discuss updates on Yunfeng's due diligence with respect to the Company (including Yunfeng's review of the Company's latest quarterly financial reports and its on-site visits), as well as updates on the Company's outstanding convertible loans and the composition of the Yunfeng's investment consortium.

        On January 11, 2017, J.P. Morgan, on behalf of the Special Committee, sent to Yunfeng a request that Yunfeng provide the Special Committee with a complete proposal of key terms for the Yunfeng Proposed Transaction and an estimated timetable to complete all remaining workstreams and execute a merger agreement.

        On January 15, 2017, representatives of the Special Committee and representatives of Yunfeng held an in-person meeting in Beijing to discuss the January 11, 2017 request from the Special Committee.

        On January 23, 2017, Yunfeng sent to the Special Committee a letter in which Yunfeng addressed certain of the inquiries raised by the January 11, 2017 request from J.P. Morgan. In the letter, Yunfeng reiterated its position that it was prepared to fund the Yunfeng Proposed Transaction with 100% equity capital contribution from Yunfeng and its consortium members and solely with offshore funds to increase the certainty of consummating the Yunfeng Proposed Transaction and set forth certain concerns of Yunfeng regarding the business performance of the Company, including (i) a slowdown in the Company's revenue growth in the first half of 2016 compared to the first half of 2015, (ii) a year-over-year decline in EBITDA during the first half of 2016 as well as a decline in the Company's EBITDA margin in the first half of 2016 compared to the first half of 2015, and (iii) a decrease in net income generated in the first half of 2016 compared to the first half of 2015 as well as a net loss attributable to shareholders for the nine months ended September 30, 2016 compared to net income attributable to shareholders during the same period in 2015. The letter from Yunfeng also referenced the depreciation of RMB against the U.S. dollar and noted that this had a negative financial impact on the Company's performance.

        On January 24, 2017, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. During the meeting, representatives of J.P. Morgan updated the Special Committee on its various discussions with representatives of Yunfeng and the results of its recent market check, and discussed with the Special Committee certain issues with the arguments and valuation analyses raised by Yunfeng in its January 23, 2017 letter, including, among other issues, the lack of consideration with respect to an increase in the Company's expected LTM EBITDA as of the anticipated closing date of the Yunfeng Proposed Transaction, the exclusion of certain unconsolidated investments, discounting (or lack thereof) of one-time issues which impacted the Company's performance in fiscal year 2016, and considerations regarding the FX rate (such as the market consensus view prior to June 2016, when Yunfeng had submitted its proposal). Representatives of Simpson Thacher reviewed with the Special Committee the outstanding issues in the merger agreement, which included, among other issues, termination fee amounts and triggers, certain closing deliverables to be delivered by the Company, certain Company interim operating covenants and the Company's representations and warranties. After discussion, the Special Committee instructed representatives of J.P. Morgan to prepare a response to Yunfeng.

        On February 3, 2017, J.P. Morgan, on behalf of the Special Committee, sent to Yunfeng a letter which noted certain issues with Yunfeng's valuation methodology set forth in its January 23, 2017 letter (which issues had been discussed during the January 24, 2017 telephonic meeting among the Special Committee, representatives of J.P. Morgan and representatives of Simpson Thacher).

        On February 19, 2017 and February 20, 2017, representatives of Yunfeng, representatives of WSGR, Mr. Zhang and representatives of Kirkland & Ellis ("Kirkland"), legal counsel to Mr. Zhang, held in-person meetings to discuss certain potential post-closing transitional and non-compete arrangements between the Company and Mr. Zhang.

        Between February 19, 2017 and March 13, 2017, representatives of Yunfeng and representatives of WSGR, on the one hand, and Mr. Zhang and representatives of Kirkland, on the other hand, continued to negotiate such potential post-closing transitional and non-compete arrangements between the Company and Mr. Zhang.

        On February 24, 2017, a representative of the Special Committee and a representative of Yunfeng held an in-person meeting to discuss the updates to the Yunfeng Proposal, during which such representative of Yunfeng noted that, following the letters exchanged with the Special Committee in January of 2017 and in the interest of expediting the overall process and timetable, Yunfeng had commenced preliminary discussions with members of the Company's management and their legal advisors regarding certain potential arrangements between Yunfeng and such members of management if the Yunfeng Proposed Transaction were to be consummated, including among other matters, potential non-compete obligations to be undertaken by such members of management. Yunfeng requested that the Special Committee waive the applicability of the Company's Rights Agreement to allow Yunfeng to obtain support from the Company's key shareholders, including Mr. Zhang, with respect to the proposed transactions, if such discussions advanced to a more definitive stage.

        Also, on February 24, 2017, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. A member of the Special Committee updated the Special Committee on the recent discussion with a representative of Yunfeng. The Special Committee noted Yunfeng's request that Yunfeng be permitted to obtain support from the Company's key shareholders and concluded that the Special Committee would not grant Yunfeng a waiver to the Rights Agreement before the Special Committee and Yunfeng reached final agreement on the terms of the Yunfeng Proposed Transaction. The Special Committee also discussed certain key factors in its evaluation of Yunfeng Proposed Transaction, noting the importance of the proposed offer price and the certainty of deal consummation. Representatives of J.P. Morgan reported to the Special Committee the results of the market check conducted by J.P. Morgan and updates from conversations between representatives of J.P. Morgan and certain significant shareholders.

        On March 29, 2017, representatives of the Special Committee and representatives of Yunfeng held an in-person meeting during which representatives of Yunfeng provided updates on Yunfeng's discussions with the Company's management regarding certain potential post-closing transitional and non-compete arrangements and noted that such discussions remained at a preliminary stage.

        On June 19, 2017, representatives of the Special Committee requested a further meeting with representatives of Yunfeng to discuss updates regarding Yunfeng's ongoing preliminary discussions with members of the Company's management. The representatives of Yunfeng noted to the representatives of the Special Committee that while some progress had been made, both the Company's management and Yunfeng would need additional time to resolve key outstanding differences.

        Throughout the remainder of 2017, the Special Committee and its advisors, on the one hand, and Yunfeng and its advisors, on the other hand, continued to meet in person and telephonically to discuss updates to the Yunfeng Proposal. Members of the Special Committee also met periodically with representatives of Yunfeng telephonically and in person to receive updates regarding discussions between Mr. Zhang and Yunfeng, discussions between other members of Company's management and Yunfeng, and Yunfeng's proposed next steps, as well as to negotiate the offer price and other terms of the Yunfeng Proposed Transaction and discuss milestones and deadlines for various outstanding workstreams. During this time, Yunfeng substantially completed its due diligence investigation with respect to the Company in connection with the Yunfeng Proposed Transaction, engaged in preliminary discussions with Mr. Zhang with regards to the possibility of Mr. Zhang's support for the Yunfeng Proposed Transaction and, at the same time, continued to represent to the Special Committee and its advisors that Yunfeng remained committed to pursuing a potential transaction with the Company.

        During this period, representatives of Yunfeng also provided updates to representatives of J.P. Morgan regarding the Yunfeng Proposal, including the outstanding terms under negotiation between Yunfeng and Mr. Zhang. During this meeting, representatives of Yunfeng confirmed to representatives of J.P. Morgan that Yunfeng continued to be interested in a potential transaction with the Company.

        On September 25, 2017, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. The Special Committee discussed certain conversations between representatives of the Special Committee and representatives of Yunfeng during which representatives of Yunfeng had noted that Yunfeng and its external advisors had substantially completed their due diligence of the Company, Yunfeng had received inquiries from certain potential investors (including potential strategic investors) who expressed possible interest in joining Yunfeng's investment consortium, Yunfeng might lower its offer price to an unspecified amount as a result of its review of the Company's financial and operating results, and Yunfeng had continued its preliminary discussions with Mr. Zhang regarding Mr. Zhang's potential support for the Yunfeng Proposed Transaction. The Special Committee also discussed, among other matters, the fact that certain outstanding convertible loans of the Company would mature at the end of the calendar year and that the Company was simultaneously pursuing alternative methods, other than the consummation of the Yunfeng Proposed Transaction, to address such outstanding convertible loans. After discussion, the Special Committee agreed that it should send a formal letter to Yunfeng requesting a detailed update from Yunfeng on the status of its evaluation of the Yunfeng Proposed Transaction and discussions between Yunfeng and Mr. Zhang, and instructed representatives of Simpson Thacher to begin preparation of such letter.

        On September 26, 2017, a representative of the Special Committee and representatives of Yunfeng held an in-person meeting in Shanghai. During the meeting, representatives of Yunfeng provided a general status update on various work streams with respect to the Yunfeng Proposed Transaction. The representative of the Special Committee expressed the Special Committee's disappointment with the prolonged negotiation process with Yunfeng.

        In October 2017, representatives of J.P. Morgan held a teleconference with representatives of Yunfeng who confirmed that Yunfeng remained interested in proceeding with the Yunfeng Proposed Transaction, but would require support from Mr. Zhang before it would be willing to further proceed.

        The Special Committee held telephonic meetings on October 3, 2017, October 11, 2017 and October 19, 2017, at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. At each of these meetings, the Special Committee discussed, among other matters, updates regarding the status of discussions between, and the outstanding terms under negotiation between, representatives of Yunfeng and Mr. Zhang in connection with Mr. Zhang's potential support of the Yunfeng Proposed Transaction, the message from Yunfeng that it needed opportunities to meet with Mr. Zhang before it could provide a detailed update on its evaluation of the Yunfeng Proposed Transaction, the likelihood such outstanding issues between Yunfeng and Mr. Zhang would be resolved, and the challenges Yunfeng would face if it were to proceed with the Yunfeng Proposed Transaction without voting support from Mr. Zhang. In addition, at the October 19, 2017 meeting, the Special Committee discussed the message received by both members of the Special Committee as well as representatives of J.P. Morgan from representatives of Yunfeng that Yunfeng remained strongly interested in pursuing the Yunfeng Proposed Transaction, but was not willing to proceed without support from Mr. Zhang. The Special Committee also discussed the potential adverse impact to the Company of a termination of the going private process and certain potential advantages to the Yunfeng Proposed Transaction, depending on the ultimate price and other material terms, and after such discussion, the Special Committee instructed representatives of Simpson Thacher to send to Yunfeng a formal letter requesting a detailed update from Yunfeng on the status of its evaluation of the Yunfeng Proposed Transaction and discussions between representatives of Yunfeng and Mr. Zhang regarding his potential support for the Yunfeng Proposed Transaction.

        In late October 2017, Simpson Thacher, on behalf of the Special Committee, sent to Yunfeng a formal letter dated October 20, 2017 requesting a detailed update from Yunfeng on the status of its evaluation of the Yunfeng Proposed Transaction and discussions between representatives of Yunfeng and Mr. Zhang regarding his potential support for the Yunfeng Proposed Transaction.

        On October 29, 2017, representatives of the Special Committee and representatives of Yunfeng met telephonically to discuss the October 20, 2017 letter from the Special Committee and Yunfeng's intention to respond to such letter in writing on or prior to November 3, 2017.

        On November 1, 2017, Yunfeng sent to the Special Committee a formal letter response to the Special Committee's request for a status update in its letter dated October 20, 2017. Yunfeng's response stated that, notwithstanding extensive efforts over the course of the past year, Yunfeng had been unable to reach agreement with certain members of the Company's management team regarding certain non-compete and retention arrangements and, thus, there was not sufficient comfort to Yunfeng to proceed under the original proposal due to post-closing operational risks. Yunfeng's response further stated that Yunfeng remained in dialogue with relevant stakeholders and that Yunfeng and its advisors were hopeful and committed to working out an alternative transaction structure and would provide an updated proposal to the Special Committee as soon as possible.

        On November 7, 2017, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. During the meeting, the Special Committee discussed the November 1, 2017 letter and certain verbal updates from representatives of Yunfeng that the representatives of Yunfeng and Mr. Zhang would be meeting again within the next week to continue discussions. The Special Committee discussed and agreed that it would not be desirable to terminate the Company's going private process prematurely if Yunfeng remained committed to pursuing a transaction with the Company and Yunfeng and Mr. Zhang continued to negotiate regarding Mr. Zhang's potential support for the Yunfeng Proposed Transaction.

        On November 29, 2017, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. A member of the Special Committee provided an overview of the discussion of a recent Board meeting regarding the Company's debt obligations, including its convertible loans. The Special Committee discussed whether to extend the Rights Agreement expiration date for another year. The Special Committee discussed, among other matters, the risk that the Company would be unable to repay its convertible loans due in December 2017 and the potential significant negative impact on the price of the Company's securities and to the Company's shareholders in such circumstances, the vulnerability of the Company in the face of immediate risks that the Company's competitors or other third parties may attempt a takeover of the Company at a depressed price, the continuation of discussions with Yunfeng with respect to the Yunfeng Proposed Transaction, and the ability of the Special Committee to redeem the rights and amend the Rights Agreement. Following discussion, the Special Committee approved the extension of the Rights Agreement expiration date for one year.

        On January 9, 2018, a representative of the Special Committee and a representative of Yunfeng held an in-person meeting in San Francisco to discuss the updates to the Yunfeng Proposed Transaction. During the meeting, the representative of Yunfeng indicated Yunfeng's willingness to consider alternative transaction structures in which members of the Company's management team, including Mr. Zhang and possibly other members of the Company's management team, would retain a portion of their existing ownership in the Company. The representative of Yunfeng also inquired regarding the status of the Company's latest debt maturity schedule, cash flow requirements and whether the Board would consider an interim capital injection, such as an equity issuance or convertible bond issuance.

        On January 24, 2018, a representative of the Special Committee and a representative of Yunfeng held a telephonic meeting to discuss the updates to the Yunfeng Proposed Transaction, including the status of discussions between representatives of Yunfeng and Mr. Zhang. During the meeting, the representative of Yunfeng indicated that Yunfeng had not reached any agreement with Mr. Zhang among the various alternatives evaluated.

        On January 29, 2018, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. The Special Committee discussed, among other matters, the feedback from the representative of Yunfeng at the January 24, 2018 meeting, the likelihood that an agreement could be reached with respect to the Yunfeng Proposal, the potential strategic alternatives available to the Company (including maintaining the Company's current status as a public company), and the extensions of the convertible loans maturity dates obtained by the Company. After discussion, the Special Committee determined to issue a final deadline to Yunfeng and instructed Simpson Thacher to prepare a formal letter to be sent to representatives of Yunfeng to request a written legally binding offer from Yunfeng.

        On February 7, 2018, a representative of the Special Committee and a representative of Yunfeng held an in-person meeting in San Francisco to further discuss the latest updates in connection with the Yunfeng Proposed Transaction and the overall transaction timetable. During the meeting, the representative of the Special Committee requested that Yunfeng provide detailed updates in writing to the Special Committee as soon as possible regarding the status of its evaluation and willingness to continue to explore the terms of a potential transaction.

        On February 9, 2018, Simpson Thacher, on behalf of the Special Committee, sent to Yunfeng a formal letter requesting a written legally binding offer from Yunfeng by 5:00 p.m. on February 28, 2018.

        On February 13, 2018, following an internal discussion, Yunfeng contacted Alibaba to discuss the possibility of forming a consortium to acquire the Company. Prior to this, Alibaba had not been a participant in the Yunfeng Proposed Transaction.

        On February 28, 2018, in response to the February 9, 2018 letter, the Special Committee received from Yunfeng and Alibaba a proposal letter that proposed a "going-private" transaction to acquire all of the Shares and ADSs, through a wholly-owned vehicle, in an all-cash transaction for US$20.00 per ADS (such proposal, the "Yunfeng and Alibaba Proposal", and such going-private transaction, the

"Transactions"). Subject to the terms and conditions set forth in the February 28, 2018, including (i) Yunfeng and Alibaba being granted access to conduct bring-down due diligence to their reasonable satisfaction, (ii) the terms and conditions set forth in the draft merger agreement attached to the letter being accepted by the Company to Yunfeng and Alibaba's reasonable satisfaction, and (iii) the Company's management team being cooperative during the deal process and there being no unreasonable actions to object, undermine or delay the Transactions, the Yunfeng and Alibaba Proposal constituted a legally binding offer from Yunfeng and Alibaba and superseded all previous offers or proposals from Yunfeng. The Yunfeng and Alibaba Proposal provided that it would expire on March 16, 2018 unless extended by Yunfeng and Alibaba. The Yunfeng and Alibaba Proposal also stated that Yunfeng and Alibaba expected to fund the Transactions with 100% of equity capital and may introduce reputable strategic partners and financial investors to participate in the equity financing of the Transactions.

        On March 1, 2018, Simpson Thacher circulated to the Special Committee a summary of the Yunfeng and Alibaba Proposal and a summary of key issues in the draft merger agreement attached to the Yunfeng and Alibaba Proposal (which included, among other issues, termination fee amounts and termination fee triggers, certain representations and warranties, certain closing deliverables, and certain closing conditions, noting that the draft was identical to the October 25, 2016 draft received from WSGR except for some minor changes and the addition of two additional conditions to closing related to dissenting shares and the Company's convertible loans.

        On March 3, 2018, representatives of J.P. Morgan and representatives of Yunfeng held a telephonic meeting to discuss the Yunfeng and Alibaba Proposal, during which representatives of Yunfeng confirmed that both Yunfeng and Alibaba were committed to the Yunfeng and Alibaba Proposal.

        On March 4, 2018, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. The Special Committee discussed, among other matters, the terms and conditions of the Yunfeng and Alibaba Proposal, the open issues to the draft merger agreement attached to the February 28, 2018 proposal letter which were set forth in the summary of key issues circulated by Simpson Thacher to the Special Committee on March 1, 2018, and the workstreams to be completed in connection with the Yunfeng and Alibaba Proposal, including facilitating Yunfeng and Alibaba's bring-down due diligence process, negotiating the merger agreement, coordinating with the Company's management to prepare updated financial projections for the Company and conducting a creditworthiness analysis on Yunfeng and Alibaba. The Special Committee also discussed the importance of Mr. Zhang's support, given Mr. Zhang's voting power in the Company, to consummate the Transactions.

        On March 5, 2018, representatives of J.P. Morgan, Yunfeng and Alibaba held a teleconference to discuss the requirements for Yunfeng and Alibaba's due diligence investigation with respect to the Company. Representatives of J.P. Morgan requested Yunfeng and Alibaba to send their due diligence request lists as soon as possible to facilitate the Company's preparation of the information.

        On March 6, 2018, representatives of Simpson Thacher and representatives of WSGR held a teleconference to discuss process and next steps in connection with the Yunfeng and Alibaba Proposal. Following the call on March 6, 2018, Simpson Thacher sent to WSGR an addendum to the non-disclosure agreement, dated June 11, 2016, by and between the Company and Yunfeng, to be executed by Yunfeng and Alibaba, which extended the expiration date of the existing non-disclosure agreement (including the standstill provision therein) until one year from the date of execution of the addendum.

        On March 8, 2018 and March 9, 2018, WSGR sent to Simpson Thacher and J.P. Morgan legal due diligence request lists on behalf of Yunfeng and Alibaba.

        Also on March 9, 2018, Yunfeng and Alibaba engaged Fangda Partners ("Fangda") to serve as their PRC legal counsel in connection with the Yunfeng and Alibaba Proposal. On the same day, representatives of Yunfeng and Mr. Zhang conducted preliminary discussions with respect to the possible interest of contain member of the Company's management team in potential rollover arrangements. During the discussions, the representatives of Yunfeng reiterated the commitments made by Yunfeng and Alibaba in the February 28, 2018 letter from Yunfeng and Alibaba to the Special Committee, in which Yunfeng and Alibaba (i) described the terms of the Yunfeng and Alibaba Proposal and (ii) established Yunfeng and Alibaba's commitment to pursue a possible transaction within a defined time frame. Mr. Zhang indicated that both Yunfeng and himself needed to consult with legal advisors on the suitability of more specific discussions given the Rights Agreement, which was extended in November 2017 and still in effect. Yunfeng, Alibaba and Mr. Zhang agreed that, even if members of the Company's management were to roll over their Shares, the negotiation of the offer price should remain a bilateral discussion between Yunfeng and Alibaba, on the one hand, and the Special Committee, on the other hand, without involvement from the Company's management team, but that if Yunfeng, Alibaba and Mr. Zhang proceeded to engage in more specific discussions with regards to potential rollover arrangements, Yunfeng and Alibaba would need to re-confirm with Mr. Zhang his interest in potentially rolling over his shares each time an adjustment was made to the offer price.

        On March 11, 2018 and March 12, 2018, Yunfeng and Alibaba sent to J.P. Morgan their financial due diligence request lists.

        On March 12, 2018, Yunfeng reached out to Mr. He to obatin Mr. He's view regarding the Yunfeng and Alibaba Proposal.

        On the morning of March 12, 2018, representatives of the Special Committee and representatives of Yunfeng held a telephonic meeting, during which representatives of Yunfeng informed representatives of the Special Committee that Yunfeng and Alibaba were in preliminary discussions with Mr. Zhang and Mr. He to determine their potential support for the Yunfeng and Alibaba Proposal and potential rollover arrangements in connection therewith. During the meeting, representatives of Yunfeng also requested that the Special Committee grant Yunfeng and Alibaba a waiver under the Rights Agreement in the event that the discussions with Mr. Zhang and Mr. He proceeded to a more advanced stage.

        Early in the afternoon on March 12, 2018, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. The Special Committee discussed, among other things, updates to the Yunfeng and Alibaba Proposal, including Yunfeng and Alibaba's expectation that Mr. Zhang and Mr. He would ultimately agree to support, and enter into rollover arrangements in connection with, the Yunfeng and Alibaba Proposal if approved by the Special Committee. The Special Committee discussed and agreed that, if Mr. Zhang and Mr. He were to agree to support the Yunfeng and Alibaba Proposal and participate in rollover arrangements in connection thereto, the certainty of consummation of the Transactions would be significantly increased, and Yunfeng and Alibaba might be willing to agree to a higher offer price. The Special Committee discussed Yunfeng and Alibaba's inquiries about a potential waiver under the Rights Agreement, and following discussion, agreed that the Special Committee would waive the applicability of the Rights Agreement with respect to such support and rollover arrangements only after all transaction documents had been finalized and the Special Committee was prepared to contemporaneously approve the Transactions.

        During the course of the afternoon of March 12, 2018, representatives of Simpson Thacher participated in a number of separate telephone calls with each of representatives of Davis Polk, international legal counsel to the Company, representatives of WSGR and representatives of Yunfeng to discuss the possibility that Mr. Zhang and Mr. He would agree to support the Yunfeng and Alibaba

Proposal and potentially enter into rollover arrangements with Yunfeng and Alibaba. Representatives of Simpson Thacher notified each of representatives of Davis Polk and representatives of WSGR that the Special Committee did not intend to waive the applicability of the Rights Agreement to allow Yunfeng and Alibaba to enter into any agreements with Mr. Zhang or Mr. He in connection with the Yunfeng and Alibaba Proposal unless and until all transaction documents were finalized and the Special Committee was prepared to contemporaneously approve the Transactions. Representatives of Simpson Thacher also informed representatives of WSGR that the Company intented to publicly announce its receipt of the Yunfeng and Alibaba Proposal.

        Later in the afternoon on March 12, 2018, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. Representatives of Simpson Thacher updated the group regarding their conversations with representatives of Davis Polk, representatives of WSGR and representatives of Yunfeng and discussed the Special Committee's options with regard to the Rights Agreement. The Special Committee re-confirmed that it was not willing to grant any waiver of the Rights Agreement unless such waiver was being granted contemporaneously with an approved transaction. The Special Committee further discussed the need to publicly announce the Company's receipt of the Yunfeng and Alibaba Proposal in light of, among other factors, the substantial increase in the trading volume of the Company's ADSs and risks of leaks regarding the Yunfeng and Alibaba Proposal.

        During the early evening on March 12, 2018, the Board held a telephonic meeting to discuss the Company's third quarter earnings release. At the Board meeting, representatives of the Special Committee received verbal confirmation from each of Mr. Zhang and Mr. He that such individual had been in preliminary conversations with Yunfeng and Alibaba with respect to potential support and rollover arrangements in connection with the Yunfeng and Alibaba Proposal and would be willing to consider agreeing to such arrangements, pending further discussions with Yunfeng and Alibaba and the Special Committee.

        Also, on March 12, 2018, Simpson Thacher, on behalf of the Special Committee, sent WSGR a request for extension of the Yunfeng and Alibaba Proposal noting that Yunfeng and Alibaba had not yet signed the addendum to the June 11, 2016 non-disclosure agreement and confirming that the Special Committee was not willing to grant a waiver of the Rights Agreement at this time.

        Following the Board meeting, on March 12, 2018, the Company issued a press release announcing the receipt of the Yunfeng and Alibaba Proposal and furnished such press release as an exhibit to a Current Report on Form 6-K.

        Following the Company's press release, Boyu Capital Advisory Co. Limited ("Boyu Capital") expressed to Yunfeng its interest to participate in the Transactions as a potential equity investor.

        Later on March 12, 2018, the Company entered into an addendum to the June 11, 2016 non-disclosure agreement with Yunfeng, Alibaba and Boyu Capital, pursuant to which each of Yunfeng, Alibaba and Boyu Capital agreed to customary standstill provisions. Following execution of the NDA, the Company began to provide Yunfeng and Alibaba with information in regards to their due diligence requests.

        Shortly after midnight on March 13, 2018, WSGR, on behalf of Yunfeng and Alibaba, sent to Simpson Thacher a request that the Special Committee waive the applicability of the Rights Agreement with respect to support and rollover arrangements between Yunfeng and Alibaba, on the one hand, and Mr. Zhang and Mr. He, on the other hand, as soon as possible to allow Yunfeng and Alibaba to finalize terms and enter into binding agreements with regards to support and rollover arrangements with Mr. Zhang and Mr. He. WSGR also confirmed, on behalf of Yunfeng and Alibaba, that Yunfeng and Alibaba were willing to extend the Yunfeng and Alibaba Proposal to 5:00 p.m. on March 19, 2018.

        Later that night, representatives of Simpson Thacher sent to representatives of WSGR a revised merger agreement reflecting the Special Committee's positions on various issues in the draft merger agreement, including, among other issues, the termination fee amounts and termination fee triggers, the closing condition relating to dissenting shares, certain other closing conditions and certain thresholds in the representations, warranties and covenants, a form of equity commitment letter to be entered into by each of the sponsors, and a form of limited guarantee to be entered into by each of the guarantors.

        On March 14, 2018, the Special Committee had a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. The Special Committee discussed, among other matters, the request from Yunfeng and Alibaba that the Special Committee waive the applicability of the Rights Agreement and possible responses by the Special Committee, including potentially granting a short-term limited waiver. After discussion, the Special Committee reaffirmed that it would not grant the requested waiver at such time. During the meeting, representatives of J.P. Morgan reported to the Special Committee that the Company's management was working to prepare updated financial projections for the Special Committee's review. The Special Committee discussed the outstanding workstreams with respect to the Yunfeng and Alibaba Proposal and agreed that it would be very challenging to complete the evaluation of the Yunfeng and Alibaba Proposal and execute a merger agreement by March 19, 2018. The Special Committee instructed representatives of Simpson Thacher to communicate to Yunfeng and Alibaba that (i) the Special Committee did not object to Yunfeng and Alibaba having preliminary discussions with Mr. Zhang and Mr. He regarding their potential support for the Yunfeng and Alibaba Proposal, but was not prepared to provide a waiver to the Rights Agreement at this time, and (ii) the Special Committee requested an extension of the Yunfeng and Alibaba Proposal until March 26, 2018 to complete its evaluation of the Yunfeng and Alibaba Proposal.

        After the meeting on March 14, 2018, Simpson Thacher, on behalf of the Special Committee, communicated to representatives of WSGR the Special Committee's decision that it did not object to Yunfeng and Alibaba having preliminary discussions with Mr. Zhang and Mr. He regarding their potential support for the Yunfeng and Alibaba Proposal, but it would not grant a waiver of the Rights Agreement at such time and the Special Committee's request that the Yunfeng and Alibaba Proposal be extended until the end of the day on March 26, 2018.

        On March 15, 2018, WSGR sent to Simpson Thacher a revised merger agreement reflecting Yunfeng and Alibaba's positions on various issues in the draft merger agreement. Later on March 15, 2018, Simpson Thacher sent to the Special Committee the revised merger agreement received from WSGR and a summary of the key open issues, including issues related to termination fee triggers, termination fee amounts, the closing condition relating to dissenting shares, the closing condition related to the Company's convertible loans, and certain threshold in the representations, warranties and covenants.

        Throughout the course of the day on March 16, 2018, representatives of Simpson Thacher and representatives of WSGR held teleconferences and exchanged e-mails regarding the revised merger agreement received from WSGR. On the same day, representatives of Yunfeng and representatives of the Company held a teleconference to discuss certain provisions of the merger agreement related to operational restrictions on the Company between the signing of the merger agreement and the closing of the Transaction and the acceleration of unvested options in accordance with their terms upon the closing of the Transaction.

        Also, between March 12, 2018 and March 26, 2018, Mr. Zhang, representatives of Yunfeng and representatives of Alibaba had several meetings to discuss potential support and rollover arrangements in connection with the Yunfeng and Alibaba Proposal. Among other topics, the parties discussed the potential terms upon which Mr. Zhang might be willing to support the Yunfeng and Alibaba Proposal, the possibility for Mr. Zhang to roll over part of his stake in the Company in connection with the proposed transaction, and the potential governance structure of the Company following such a transaction.

        On March 17, 2018, representatives of the Special Committee and representatives of Yunfeng and Alibaba held a teleconference to discuss the Yunfeng and Alibaba Proposal. During the call, representatives of Yunfeng and Alibaba verbally communicated Yunfeng and Alibaba's intent to extend the deadline of the Yunfeng and Alibaba Proposal until sometime during the day on March 24, 2018 if the open issues in the merger agreement, except for certain critical open issues, were resolved by the end of the day on March 19, 2018 to Yunfeng and Alibaba's satisfaction. Representatives of Yunfeng and Alibaba also notified the representatives of the Special Committee that they had dropped their request for a waiver of the applicability of the Rights Agreement at such time. The parties also discussed the outstanding key issues in the merger agreement, including, among other issues, the termination fee amounts and the termination fee triggers.

        Also, on March 17, 2018, WSGR sent to Simpson Thacher a revised form of limited guarantee and a revised form of equity commitment letter. Later on the same day, WSGR sent to Kirkland the initial draft of a support agreement, which was proposed to be entered into among the Rollover Shareholders, Mr. Zhang, Parent and Holdco simultaneously with the execution of the merger agreement.

        Later in the evening on March 17, 2018, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. A member of the Special Committee provided an update on the discussions with representatives of Yunfeng and Alibaba. The Special Committee discussed the proposed expiration date of March 24, 2018 for the Yunfeng and Alibaba Proposal and concluded that this deadline would not provide the Special Committee with sufficient time to negotiate the key terms of and evaluate the Yunfeng and Alibaba Proposal. The Special Committee also noted that the Company would be issuing its third quarter earnings release on Thursday, March 22, 2018 after market close in New York. After discussion, the Special Committee agreed to request that the expiration date of the Yunfeng and Alibaba Proposal be extended until the end of the day on March 26, 2018. During the meeting, representatives of Simpson Thacher reported to the Special Committee on the key outstanding issues in the draft merger agreement, including among others: (i) Yunfeng and Alibaba' acknowledgement that all unvested options would be accelerated upon the closing of the Transaction in accordance with the terms of such options; (ii) termination fee amounts, which the Special Committee had proposed to be 5% and 2.5% of the transaction value for the Parent reverse termination fee and Company termination fee, respectively, and Yunfeng and Alibaba had proposed to be 3% and 1.5% of the transaction value for the Parent termination fee and Company termination fee, respectively; (iii) a reverse termination fee trigger, proposed by the Special Committee, to be paid to the Company in the event of termination due to a government injunction; (iv) the condition precedent, proposed by Yunfeng and Alibaba, that dissenting shares comprise no more than 10% of outstanding shares; and (v) the condition precedent, proposed by Yunfeng and Alibaba, that the Company's convertible loans be amended or repaid prior to closing.

        Shortly after midnight on March 17, 2018, Simpson Thacher sent to WSGR a revised merger agreement reflecting the Special Committee's positions on the various issues in the draft merger agreement.

        On March 18, 2018, Simpson Thacher sent to WSGR a revised form of equity commitment letter and a revised form of limited guarantee.

        Later in the afternoon of March 18, 2018, WSGR, on behalf of Yunfeng and Alibaba, sent to Simpson Thacher a written confirmation that Yunfeng and Alibaba would be willing to extend the Yunfeng and Alibaba Proposal to 12:00 p.m. on March 24, 2018 on the condition that all outstanding legal issues on the merger agreement were resolved on or before March 19th, with the exception of certain matters which may require further deliberation by the Special Committee, including among others, the valuation of the Company, termination fees, treatment of the Company's convertible loans and the closing condition relating to dissenting shares.

        During the night of March 18, 2018, representatives of the Special Committee and representatives of Yunfeng had a call to discuss the offer price and certain open issues to the merger agreement, including among others, termination fee triggers, the closing condition relating to dissenting shares, and certain other closing conditions.

        Later during the night of March 18, 2018, WSGR sent to Simpson Thacher a revised merger agreement, a revised form of equity commitment letter, and a revised form of limited guarantee. WSGR also sent to Simpson Thacher a preliminary draft of a support agreement, subject to further discussions with the Rollover Shareholders, which was proposed to be entered between Yunfeng and Alibaba and the Rollover Shareholders simultaneously with the execution of the merger agreement.

        Also on March 18, 2018, Alibaba informed Yunfeng that Taobao China Holding Limited would provide the equity commitment under the equity commitment letter in connection with Alibaba's commitment under the Yunfeng and Alibaba Proposal.

        During the morning of March 19, 2018, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were presented. A representative of the Special Committee provided an update on the price and other negotiations with Yunfeng and Alibaba. Representatives of Simpson Thacher updated the Special Committee on the open issues in the transaction documents, which included, among other issues, termination fee amounts, termination fee triggers, the closing condition relating to dissenting shares, and certain other closing conditions and noted WSGR's confirmation that, subject to further discussions with the Rollover Shareholders, Yunfeng and Alibaba expected that Rollover Shares would account for approximately 25% of the total issued and outstanding Shares and approximately 43% of the total voting power of such Shares if the transactions contemplated by the Yunfeng and Alibaba Proposal were approved by the Special Committee. Following discussion, Special Committee agreed that, in light of the expected number of Rollover Shares, the Special Committee would propose to include in the merger agreement a "majority of the minority" requirement to obtain the approval of a majority of the Company's shareholders who were unrelated with the Rollover Shareholders, Yunfeng and Alibaba with respect to the Transactions and would propose that the support agreement between Yunfeng and Alibaba and the Rollover Shareholders should terminate upon a change in the Board's recommendation of the proposed transaction. During the call, representatives of J.P. Morgan also provided an update on the other workstreams, including the status of preparation of the financial projections.

        Later in the day on March 19, 2018, representatives of Simpson Thacher and representatives of WSGR held a telephonic meeting to discuss certain open issues in the draft merger agreement, form of equity commitment letter and form of limited guarantee, as well as the Special Committee's request for an extension of the Yunfeng and Alibaba Proposal to March 26, 2018. Representatives of Simpson Thacher informed representatives of WSGR of the Special Committee's request for a "majority of the minority" vote requirement, in light of the voting power of the Rollover Shareholders, and the Special Committee's request for termination of the support agreement between Yunfeng and Alibaba and the Rollover Shareholders upon a change in the Board's recommendation of the proposed transaction.

        Later in the afternoon of March 19, 2018, WSGR sent a draft form of limited guarantee to Kirkland.

        During the evening of March 19, 2018, Simpson Thacher sent to WSGR a revised merger agreement reflecting the Special Committee's positions on the open issues in the draft merger agreement, a revised form of equity commitment letter, and a revised form of limited guarantee.

        Later on the night of March 19, 2018, WSGR, on behalf of Yunfeng and Alibaba, sent to Simpson Thacher a written confirmation that Yunfeng and Alibaba would be willing to extend the Yunfeng and Alibaba Proposal to 11:59 p.m. on March 24, 2018.

        Over the course of March 20, 2018 and March 21, 2018, the Special Committee and its advisors, on the one hand, and Yunfeng and Alibaba and their advisors, on the other hand, continued to communicate telephonically and via e-mail regarding certain open issues, including the confirmation of the legal entities entering into the various transaction documents and required regulatory filings and approvals. As part of these communications, representatives of WSGR informed representatives of Simpson Thacher that Yunfeng and Alibaba intended to potentially syndicate their equity commitments to other financial sponsors between the execution of the merger agreement and the consummation of the proposed transactions, and the parties agreed and acknowledged that any such syndication would require the prior consent of the Special Committee.

        During the night of March 20, 2018, WSGR sent a draft interim investors agreement to Kirkland.

        On March 21, 2018, representatives of the Special Committee and representatives of Yunfeng held a telephonic meeting during which representatives of Yunfeng confirmed that Yunfeng and Alibaba were committed to fully fund their proposed transactions with 100% equity financing, and that Yunfeng and Alibaba's intention to explore potential equity syndication to other financial sponsors between signing and closing would not introduce any additional conditionality to the proposed transactions.

        Also on March 21, 2018, WSGR sent to Kirkland its further comments to the drafts of the support agreement and the interim investors agreement and sent to Mr. He the draft of each of the support agreement, the interim investors agreement and the limited guarantee.

        During the evening of March 21, 2018, the Special Committee held a telephonic meeting at which Mr. Chen and other representatives of the Company, representatives of J.P. Morgan and representatives of Simpson Thacher were present. During this meeting, Mr. Chen reviewed with the Special Committee the Company management's financial projections for the fiscal year ending March 31, 2018 through the fiscal year ending March 31, 2027. Please see "Special Factors—Certain Financial Projections" beginning on page 75 for a summary of these financial projections. The Special Committee discussed with management, among other matters, the key assumptions underlying the financial projections. After discussion, the Special Committee authorized representatives of J.P. Morgan to use and rely on the financial projections prepared by Company management for purposes of J.P. Morgan's financial analysis of the merger and approved the distribution of such financial projections to Yunfeng and Alibaba as part of their due diligence investigation of the Company.

        Immediately after the telephonic meeting with Mr. Chen, the Special Committee, representatives of J.P. Morgan and representatives of Simpson Thacher reconvened the Special Committee's telephonic meeting to discuss updates on the negotiations with Yunfeng and Alibaba. During this call, the Special Committee discussed with representatives of J.P. Morgan certain strategies and arguments for negotiating with Yunfeng and Alibaba for an increase in the offer price.

        In the morning of March 22, 2018, representatives of Simpson Thacher, representatives of WSGR and representatives of Ropes & Gray LLP ("Ropes & Gray"), international legal counsel of Alibaba, held a teleconference to discuss open issues in the draft forms of equity commitment letter and limited guarantee. During the call, the representatives of WSGR and representatives of Ropes & Gray confirmed that they had no further comments on the draft of the limited guarantee distributed by Simpson Thacher on March 19, 2018. Following the call, Simpson Thacher circulated an updated draft of the form of equity commitment letter and a revised draft merger agreement to WSGR.

        During the afternoon of March 22, 2018, representatives of JunHe and representatives of Fangda held a teleconference to discuss PRC law matters related to the Transactions, including potential filings or approvals as well as certain actions to be taken in connection with the Company's VIE entities.

        Later on the same day, representatives of the Special Committee communicated to representatives of Yunfeng a request to meet with Yunfeng and Alibaba to discuss a potential increase in the offer price. During the call, representatives of Yunfeng and Alibaba stated that Yunfeng and Alibaba were not prepared to increase the offer price, but agreed nonetheless to set up such requested discussion between the Special Committee and Yunfeng and Alibaba for the morning of March 24, 2018.

        In the morning of March 23, 2018, the representatives of WSGR conducted a conference call with a representative of Mr. He to discuss the drafts of the transaction documents, including the support agreement, the interim investors agreement and certain provisions of the merger agreement. On the same date, Mr. He reached out to Yunfeng and discussed the number of shares Mr. He and his affiliates would be permitted to roll over.

        Also in the morning of March 23, 2018, WSGR sent to Simpson Thacher a revised merger agreement and a revised form of equity commitment letter. Also, on March 23, 2018, Simpson Thacher sent to WSGR a draft amendment to the Rights Agreement, and WSGR sent Simpson Thacher its comments on the draft amendment later in the day.

        In the afternoon of March 23, 2018, representatives of Simpson Thacher and representatives of WSGR held a teleconference to discuss certain issues in the draft merger agreement and draft form of equity commitment letter, including, among other issues, (i) whether amendment or repayment of the Company's convertible loans would be a closing condition, (ii) the closing condition related to dissenting shares, (iii) whether a "majority of the minority vote" would be required, (iv) whether Parent would be required to pay a termination fee in the event of termination due to government injunction, (v) the amounts of the termination fees payable by Parent and the Company, respectively, (vi) the conditions in the equity commitment letter and (vii) whether the support agreement would terminate upon a change of recommendation by the Special Committee. Representatives of WSGR also informed representatives of Simpson Thacher that the updated draft support agreement and the draft interim investors agreement were under review by the Rollover Shareholders and their counsel and, thus, could not yet be shared with Simpson Thacher or the Special Committee.

        Later in the afternoon of March 23, 2018, representatives of the Company, representatives of Davis Polk, representatives of Simpson Thacher, representatives of KWM, the PRC legal counsel to the Company, representatives of WSGR and representatives of Fangda, held a teleconference to negotiate the Company's disclosure schedules to the merger agreement and to discuss Yunfeng and Alibaba's ongoing bring-down due diligence efforts.

        Also, in the afternoon of March 23, 2018, representatives of JunHe, representatives of Fangda and representatives of Yunfeng and Alibaba held a teleconference to discuss their respective antitrust analyses with respect to the Yunfeng and Alibaba Proposal, and JunHe provided a summary of its antitrust analysis to the Special Committee. In addition, Yunfeng and Alibaba provided information regarding the commitments of the Yunfeng funds to J.P. Morgan.

        Later in the evening of March 23, 2018, Simpson Thacher sent to WSGR a revised merger agreement and a revised form of equity commitment letter. The key outstanding issues included (i) price, (ii) whether amendment or repayment of the Company's convertible loans would be a closing condition, (iii) the closing condition related to dissenting shares, (iv) whether a "majority of the minority vote" would be required, (iv) whether Parent would be required to pay a termination fee in the event of termination due to government injunction, (vi) the amounts of the termination fees payable by Parent and the Company, respectively, (vii) the conditions in the equity commitment letter, and (viii) the requirement for the support agreement obligations to terminate upon a change of recommendation by the Special Committee.

        During the night of March 23, 2018, the Special Committee held a telephonic meeting at which, representatives of J.P. Morgan and representatives of Simpson Thacher were present. The Special

Committee and representatives of J.P. Morgan discussed certain strategies and arguments for negotiating a price increase. The Special Committee also discussed, among other things, that Yunfeng and Alibaba had unequivocally stated that they were not prepared to offer a price increase, the absence of any competing offer from other potential buyer since June 2016, and the potential risks and challenges to the Company if it remained as a stand-alone company. Representatives of Simpson Thacher also reviewed with the Special Committee the revised merger agreement sent to WSGR.

        Also on March 23, 2018, Kirkland sent to WSGR its comments to the draft of the support agreement. The comments reflected Mr. Zhang's position on certain outstanding issues in the support agreement, including the number of shares Mr. Zhang and his affiliates would be permitted to roll over.

        At 9:30 am on March 24, 2018, representatives of the Special Committee and representatives of Yunfeng and Alibaba held a telephonic meeting to discuss the Special Committee's request for an increase in the offer price. During the meeting, the Special Committee negotiated for a price increase and presented to Yunfeng and Alibaba the Special Committee's reasons for requesting such price increase. Yunfeng and Alibaba acknowledged the Special Committee's arguments and responded to the Special Committee's concerns but did not agree to any price increase during the meeting.

        After the call and over the course of the next few hours, representatives of the Special Committee continued to contact representatives of Yunfeng and Alibaba to negotiate for a potential price increase. During the afternoon on March 24, 2018, representatives of Yunfeng and Alibaba agreed, after obtaining their internal approval, to increase their offer price to US$41.00 per Share or US$20.50 per ADS, which the representatives of Yunfeng and Alibaba maintained was their best offer.

        In the afternoon of March 24, 2018, Kirkland sent to WSGR its comments to the draft interim investors agreement, which reflected Mr. Zhang's position on certain outstanding issues in the interim investments agreement, including the decision making mechanism within the Buyer Group with respect to the proposed transaction, circumstances under which new investors may be admitted and existing investors may be terminated, and expense sharing mechanisms within the Buyer Group.

        Throughout the day on March 24, 2018, Simpson Thacher, WSGR, KWM and Fangda continued to negotiate the remaining issues in the merger agreement. During these discussions, representatives of WSGR indicated to representatives of Simpson Thacher that Yunfeng and Alibaba were willing to drop their request for a closing condition which required the amendment or repayment of the Company's outstanding convertible loans.

        Also on March 24, 2018, WSGR and Kirkland continued to exchange comments on the draft form of limited guarantee.

        During the evening of March 24, 2018, the Special Committee held a telephonic meeting at which, representatives of J.P. Morgan and representatives of Simpson Thacher were present. Members of the Special Committee provided an update on the various conversations between the members of the Special Committee and the representatives of Yunfeng and Alibaba throughout the day in connection with the Special Committee's request for a price increase. The members of the Special Committee discussed, among other matters, their views on the potential risks and benefits of the proposed sale of the Company compared to the potential risks and benefits if the Company remained as a stand-alone company, including the risks related to the Company's liquidity position and related challenges with respect to the Company's ability to execute its stand-alone business plan. After discussion, the Special Committee agreed that it would continue to push for a further price increase above Yunfeng and Alibaba's increased offer price of US$41.00 per Share or US$20.50 per ADS.

        During the night of March 24, 2018, in response to a request by Simpson Thacher on behalf of the Special Committee, WSGR, on behalf of Yunfeng and Alibaba, sent to Simpson Thacher a written confirmation that Yunfeng and Alibaba would be willing to extend the Yunfeng and Alibaba Proposal to 11:59 p.m. on March 25, 2018.

        Also during the night of March 24, 2018, WSGR sent a revised draft of the support agreement to Kirkland, which reflected Yunfeng and Alibaba's positions on certain outstanding issues in the support agreement, including the number of shares Mr. Zhang and his affiliates would be permitted to roll over.

        Shortly after midnight in the early morning of March 25, 2018, Kirkland sent its comments to the draft support agreement to WSGR, which reflected Mr. Zhang's responses to WSGR's March 24 draft of the support agreement. Also in the early morning of March 25, 2018, WSGR sent its comments to the draft interim investors agreement to Kirkland, which reflected Yunfeng and Alibaba's positions on certain outstanding issues in the interim investors agreement, including circumstances under which new investors may be admitted and existing investors may be terminated.

        Between March 24, 2018 and March 26, 2018, the members of the Buyer Group and their legal counsels continued to discuss and exchange comments on the draft merger agreement, the draft form of equity commitment letter and the draft form of limited guarantee, and continued to negotiate and finalize buyer group documents, including the interim investors agreement and the support agreement. During these discussions, Yunfeng, Alibaba and Mr. Zhang reached agreement on certain issues in the support agreement and the interim investors agreement, including the number of shares Mr. Zhang and his affiliates would be permitted to roll over, and certain mechanisms to allocate the total required equity commitment among members of the Buyer Group.

        In the morning of March 25, 2018, representatives of Simpson Thacher, representatives of WSGR, representatives of Ropes & Gray and representatives of Alibaba held a teleconference to discuss certain open issues in the draft merger agreement, including among other issues (i) whether the threshold in the closing condition related to dissenting shares would be 10% or 20%, (ii) whether Parent would be required to pay a termination fee in the event of termination due to a government injunction, (iii) whether a "majority of the minority" vote would be required, (iv) whether the support agreement between Yunfeng and Alibaba and the Rollover Shareholders would terminate upon a change in the Board's recommendation of the Transactions, and (v) the amounts of the termination fees.

        Later in the morning on March 25, 2018, the Special Committee held a telephonic meeting at which representatives of J.P. Morgan and representatives of Simpson Thacher were present. Members of the Special Committee updated the group regarding the numerous conversations over the last 48 hours between representatives of the Special Committee and representatives of Yunfeng and Alibaba, during which representatives of the Special Committee negotiated for a further price increase and, after extensive negotiations, Yunfeng and Alibaba ultimately agreed to a final price increase to US$41.20 per Share or US$20.60 per ADS. Each member of the Special Committee expressed his or her views on the increased offer price, noted that both Yunfeng and Alibaba stated that they would not agree to any further price increase, and discussed the potential risk that the Company would lose the opportunity for shareholders if the Special Committee refused to accept the final price from Yunfeng and Alibaba. Following discussion, the Special Committee instructed representatives of J.P. Morgan to make a presentation to the Special Committee regarding its opinion on the fairness of the offer price at the next Special Committee meeting scheduled for the morning of March 26, 2018. Representatives of Simpson Thacher confirmed that Yunfeng and Alibaba were willing to drop the condition to closing related to the Company's convertible loans and reviewed the antitrust analysis of Yunfeng and Alibaba and their counsel. In addition, representatives of Simpson Thacher updated the Special Committee on the status of the remaining open issues to the merger agreement and the Special Committee provided its feedback on each open remaining open issue, including among other open issues (i) its approval of 15% as the threshold for the condition to closing related to dissenting shares, (ii) its willingness to ultimately concede on the Parent termination fee in the event that the merger agreement was terminated due to government injunction, but desire to retain this position until Yunfeng and Alibaba provided further information on their antitrust analysis, (iii) its desire to retain its position on the Parent termination fee of 5.0% of the transaction value and the Company termination fee of 2.5% of the transaction value, and (iv) its willingness to concede the "majority of the minority" vote provision and the requirement for the support agreement obligations to terminate upon a change of recommendation in exchange for the price increase agreed by Yunfeng and Alibaba.

        In the afternoon of March 25, 2018, representatives of Simpson Thacher, representatives of WSGR, representatives of Ropes & Gray, representatives of Fangda, representatives of Yunfeng and representatives of Alibaba held a telephonic meeting to discuss the open issues in the draft merger agreement. Representatives of Fangda reviewed the proposed post-closing acquisition and governance structure of the Buyer Group and the antitrust analysis of Yunfeng and Alibaba and their counsel and agreed to provide a summary of its analysis to Simpson Thacher and JunHe. In addition, during the call, (i) representatives of Simpson Thacher and representatives of WSGR agreed to a 15% maximum threshold for the condition precedent regarding the maximum percentage of dissenting shares, (ii) representatives of Yunfeng and Alibaba confirmed that the Buyer Group was willing to accept a Parent termination fee of 5.0% of the transaction value and a Company termination fee of 2.5% of the transaction value, (iii) representatives of Simpson Thacher confirmed that, in exchange for the price increase, the Special Committee agreed to drop its request for "majority of the minority" vote requirement and termination of the support agreement upon a change in the Board's recommendation of the Transactions. Representatives of WSGR confirmed that the Buyer Group had no further issues on the draft merger agreement other than those discussed, acknowledged that equity syndication by Yunfeng and Alibaba between the execution of the merger agreement and the consummation of the Transactions would require the Special Committee's prior approval, and accepted that any amendments to the equity commitment letters that would be adverse to the rights of the Company thereunder would require the Company's prior written consent. After the call, representatives of WSGR circulated to representatives of Simpson Thacher the revised merger agreement reflecting the agreements between the Special Committee and Yunfeng and Alibaba as discussed on the call.

        Over the course of March 25, 2018, the Special Committee and its advisors, on the one hand, and Yunfeng and Alibaba and their advisors, on the other hand, continued to exchange drafts of the various transaction documents and engage in discussions to resolve the remaining outstanding issues. In parallel, representatives of Yunfeng and Alibaba obtained further confirmation from Mr. Zhang and Mr. He that they remained committed to the rollover arrangements following the final offer price increase, subject to the terms of such rollover arrangement being finalized and agreed among Yunfeng, Alibaba and each of Mr. Zhang and Mr. He, and the terms of the Yunfeng Alibaba Proposed Transaction being finalized and agreed with the Special Committee.

        Later in the night of March 25, 2018, in response to a request by Simpson Thacher on behalf of the Special Committee, WSGR, on behalf of Yunfeng and Alibaba, sent to Simpson Thacher a written confirmation that Yunfeng and Alibaba would be willing to extend the Yunfeng and Alibaba Proposal to 9:00 p.m. on March 26, 2018.

        On March 26, 2018, WSGR sent to Simpson Thacher an initial draft of the interim investor agreement to be entered into by the Buyer Group and a revised draft of the support agreement to be entered into by the Buyer Group.

        On the morning of March 26, 2018, the Special Committee held a telephonic meeting attended by representatives of J.P. Morgan, representatives of Simpson Thacher, representatives of Walkers and representatives of JunHe. Representatives of Walkers reviewed with the Special Committee the directors' fiduciary duties under the laws of the Cayman Islands in connection with their evaluation of the Yunfeng and Alibaba Proposal. Representatives of J.P. Morgan reviewed their presentation regarding J.P. Morgan's financial analysis with respect to the consideration to be paid in the merger and then orally delivered to the Special Committee its opinion that, as of the date of such opinion and subject to certain limitations, qualifications and assumptions, the offer price of US$41.20 per Share or US$20.60 per ADS to be paid to the holders of such Shares and ADSs (other than holders of Excluded Shares or Dissenting Shares) in connection with the Yunfeng and Alibaba Proposal is fair, from a financial point of view, to such holders. Representatives of Simpson Thacher reviewed with the Special Committee the key terms of the merger agreement, equity commitment letters, limited guarantees, support agreement and other transaction documents including among others, the structure of the merger, merger consideration, termination rights, termination fee triggers, termination fee amounts, and the conditions to closing for the Transactions. Representatives of Simpson Thacher also reviewed with the Special Committee the antitrust analysis of Yunfeng and Alibaba and their counsels and JunHe's views with respect thereto. After considering the proposed terms of the merger agreement and the presentations of Walkers, Simpson Thacher, JunHe and J.P. Morgan, including receipt of J.P. Morgan's opinion, taking into account the other factors described below under the caption "Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 65, the Special Committee then unanimously (a) determined that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, are fair to and in the best interest of the Company and its shareholders, including the unaffiliated shareholders, (b) declared it advisable for the Company to enter into the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (c) recommended that the Board authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

        Throughout the day on March 26, 2018, the advisors to the Special Committee and the advisors to Yunfeng and Alibaba continued to finalize the drafts of the various transaction documents.

        In the afternoon of March 26, 2018, the Board held a telephonic meeting, attended by representatives of Davis Polk and representatives of Simpson Thacher, to discuss the Yunfeng and Alibaba Proposal. Each of Mr. Zhang, Mr. He and Ms. Feiyan Huang ("Ms. Huang"), the wife of Mr. Zhang, disclosed his or her interests in the transactions contemplated by the Yunfeng and Alibaba Proposal. Thereafter, the Special Committee presented its recommendation to the Board and representatives of Simpson Thacher reviewed with the Board the key terms of the merger agreement, equity commitment letters, limited guarantees, support agreement and other transaction documents including among others, the structure of the merger, merger consideration, termination rights, termination fee triggers, termination fee amounts, and the conditions to closing for the Transactions. After discussion and considering the proposed terms of the merger agreement and the other transaction agreements, the various presentations of the Special Committee and Simpson Thacher, the fact that J.P. Morgan had delivered its fairness opinion to the Special Committee, and taking into account the other factors described below under the caption "Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 65, the Board (a) determined that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, are fair to, and in the best interests of, the Company and its shareholders, including the unaffiliated shareholders, and declared it advisable for the Company to enter into the transactions contemplated by the merger agreement, including the merger, (b) authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, (c) directed that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to the shareholders of the Company for authorization and approval, and (d) subject to the terms of the merger agreement, resolved to recommend the approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, to the shareholders of the Company. Each of Mr. Zhang, Mr. He and Ms. Feiyan Huang abstained from voting in light of his or her interests in the transactions contemplated by the merger agreement, including the merger, as a Rollover Shareholder or a related party of a Rollover Shareholder, as applicable.

        After the Board meeting, on March 26, 2018, the Company, Parent and Merger Sub executed the merger agreement and the Company contemporaneously amended its Rights Agreement to waive the applicability of the Rights Agreement with respect to the transactions contemplated by the merger agreement. Concurrently with the execution of the merger agreement, YF Fund III, YF Fund III Parallel and Taobao China executed and delivered to the Company the equity commitment letters, and YF Fund III, YF Fund III Parallel, Taobao China, ShanghaiMed and Top Fortune executed and delivered to the Company the limited guarantees. Also, concurrently with the execution of the merger agreement, the Rollover Shareholders, Mr. Zhang, Mr. He, YF Fund III, YF Fund III Parallel and Taobao China, Holdco, Parent and Merger Sub entered into the interim investors agreement and the Rollover Shareholders, Mr. Zhang, Mr. He, Parent and Holdco entered into the support agreement.

        Shortly thereafter in the evening of March 26, 2018, the Company issued a press release announcing the execution of the merger agreement and the amendment of the Rights Agreement, and furnished such press release as an exhibit to a Current Report on Form 6-K.

        On May 10, 2018, WSGR, on behalf of Yunfeng and Alibaba, informed Simpson Thacher that Yunfeng and Alibaba intended to invite Boyu Capital to join the buyer consortium and allocate to Boyu Capital a $200 million equity commitment from Taobao China, and requested an approval from the Special Committee for inclusion of Boyu Capital into the buyer consortium.

        On May 14, 2018, Boyu Capital informed WSGR that an affiliate of Boyu Capital, Boyu Capital Fund III, L.P., would provide a $200 million equity commitment in connection with the Transactions. Later on the same day, WSGR, on behalf of Boyu Fund III, sent to J.P. Morgan certain information regarding the funds of Boyu Fund III, its structure and creditworthiness.

        On May 22, 2018, representatives of Yunfeng and Mr. Zhang had an in-person meeting to discuss the potential adjustment to the management's rollover arrangements.

        On May 29, 2018, the Special Committee approved the addition of Boyu Fund III as a Sponsor, approved related amendments to the transaction documents and recommended that the Board approve such amendments. Also, on May 29, 2018, the Board held a telephonic meeting, which was attended by representatives of Simpson Thacher, during which the Board approved the addition of Boyu Fund III as a Sponsor and approved related amendments to the transaction documents.

        On May 29, 2018, the Company, Parent and Merger Sub executed an amendment to the merger agreement relating to the addition of Boyu Fund III as a Sponsor thereunder, and the Company amended its Rights Agreement to waive applicability of the Rights Agreement with respect to the addition of Boyu Fund III as a Sponsor. Concurrently with the execution of the amendment to the merger agreement, Boyu Fund III executed and delivered to the Company an equity commitment letter reflecting its equity commitment, and YF Fund III, YF Fund III Parallel and Taobao China executed and delivered to the Company amended and restated equity commitment letters reflecting the updated amounts of their respective equity commitments thereunder. In addition, Boyu Fund III executed and delivered to the Company a limited guarantee reflecting its guaranteed amount thereunder, and YF Fund III, YF Fund III Parallel, Taobao China, ShanghaiMed and Top Fortune executed and delivered to the Company amended and restated limited guarantees reflecting their respective updated guaranteed amounts thereunder, each of which were executed by the Company. On the same day, the interim investors agreement dated as of March 26, 2018 was amended and restated by the Rollover Shareholders, Mr. Zhang, Mr. He, the Sponsors, Holdco, Parent and Merger Sub to admit Boyu Fund III as an investor thereunder. Also on the same day, Rollover Shareholders, Mr. Zhang, Mr. He,

Parent and Holdco executed an amendment to the support agreement dated as of March 26, 2018 to adjust certain rollover arrangements of the management of the Company.

Reasons for the Merger and Recommendation of the Special Committee and the Board

        At a meeting on March 26, 2018, the Special Committee, after consultation with its financial advisor and legal counsel, unanimously (a) determined that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, are fair to and in the best interest of the Company and its shareholders, including the unaffiliated shareholders, (b) declared it advisable for the Company to enter into the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (c) recommended that the Board authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

        At a meeting on March 26, 2018, the Board, acting upon the unanimous recommendation of the Special Committee, and after each director duly disclosed his or her interests in the transactions contemplated by the merger agreement, including the merger, as required by the memorandum and articles of associations of the Company as amended to date and the Cayman Islands Companies Law, (a) determined that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, are fair to, and in the best interests of, the Company and its shareholders, including the unaffiliated shareholders, and declared it advisable for the Company to enter into the transactions contemplated by the merger agreement, including the merger, (b) authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, (c) directed that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to the shareholders of the Company for authorization and approval, and (d) subject to the terms of the merger agreement, resolved to recommend the approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, to the shareholders of the Company. At the meeting of the Board on March 26, 2018, each of Mr. Zhang, Mr. He and Ms. Feiyan Huang abstained from voting in light of his or her interests in the transactions contemplated by the merger agreement, including the merger, as a Rollover Shareholder or a related party of a Rollover Shareholder, as applicable.

        In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the merger, including the following, which are not listed in any relative order of importance:

  •
  the current and historical market prices of ADSs, and the fact that the merger consideration of US$41.20 per Share, or US$20.60 per ADS, payable in the merger represents a premium of 15.0% over the closing price of US$17.92 per ADS on March 9, 2018, and a premium of 24.7% and 28.5%, respectively, to the volume-weighted average price of the Company's ADSs during the 30 and 60 trading days through March 9, 2018, the last trading day prior to the date that the Company announced that it had received the Yunfeng and Alibaba Proposal;

  •
  the lowest closing price of the Company's ADSs during the 52-week period prior to March 26, 2018, the date that the Company announced the execution of the merger agreement, was US$11.73;

  •
  the fact that the consideration payable in the merger to the unaffiliated shareholders is in cash, which would allow the Company's unaffiliated shareholders to immediately realize liquidity for their investment and provide them with a specified amount of cash consideration for their Shares or ADSs;

  •
  the possible alternatives to the merger (including the possibility of continuing to operate the Company as an independent publicly-traded company and the perceived risks of that alternative), the range of potential benefits to its shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the merger, taking into account the likelihood of execution as well as business, financial, competitive, industry and market risks;

  •
  the likelihood that the merger would be completed based on, among other things (not in any relative order of importance), the absence of a financing condition in the merger agreement and the equity commitments provided by the Sponsors pursuant to which the Sponsors have committed to fund 100% of the cash consideration payable to shareholders in the merger;

  •
  the belief of the Special Committee that the terms of the merger agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

  •
  the financial analysis reviewed and discussed with the Special Committee by representatives of J.P. Morgan, as well as the opinion of J.P. Morgan delivered to the Special Committee on March 26, 2018, which is attached hereto as Annex C, that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the per share merger consideration to be paid to the holders of the Shares (other than holders of Excluded Shares or Dissenting Shares) in the merger is fair, from a financial point of view, to such holders (see "Special Factors—Opinions of the Special Committee's Financial Advisor" beginning on page 78 for additional information);

  •
  the negotiations with Yunfeng and Alibaba with respect to the merger consideration of US$41.20 per Share, or US$20.60 per ADS, in cash and the Special Committee's determination that, following extensive negotiations with Yunfeng and Alibaba, US$41.20 per share, or US$20.60 per ADS, was the highest price that Yunfeng and Alibaba would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations with Yunfeng and Alibaba, the Special Committee's price negotiations with Yunfeng in 2016 and 2017, prior indications from representatives of Yunfeng that Yunfeng would not be willing to pay higher than US$20.00 per ADS, and the experience of the Special Committee and its advisors;

  •
  the withdrawal by Buyer Group 1 of the Buyer Group 1 Proposal after a lengthy due diligence process was afforded to Buyer Group 1 and after extensive negotiations regarding the terms of the Buyer Group 1 Proposed Transaction between the Special Committee and its advisors, on the one hand, and Buyer Group 1 and its advisors, on the other hand, had resulted in a substantially progressed draft merger agreement with a limited number of outstanding issues;

  •
  the withdrawal by Buyer Group 2 of the Buyer Group 2 Proposal after extensive negotiations regarding the terms of the Buyer Group 2 Proposed Transaction between the Special Committee and its advisors, on the one hand, and Buyer Group 2 and its advisors, on the other hand, had resulted in a substantially progressed draft merger agreement with a limited number of outstanding issues;

  •
  the fact that J.P. Morgan had conducted multiple pre-signing market checks on behalf of the Special Committee and, after the withdrawals or expiration of the Buyer Group 1 Proposal, the Buyer Group 2 Proposal and the Company A Proposal in June 2016, no party (other than

    Yunfeng, or Yunfeng and Alibaba together) had made any proposal to the Company or the Special Committee, on its own initiative or in response to inquiries by J.P. Morgan on behalf of the Special Committee, with respect to an alternative transaction with the Company;

  •
  the closing price of the Company's ADSs on August 31, 2015, the date that the Company announced receipt of the Buyer Group 1 Proposal, was US$15.72;

  •
  the extensive negotiations with Yunfeng regarding the proposed terms of the Yunfeng Proposed Transaction from June 2016 through February 2018, and the fact that Yunfeng did not make a formal written proposal with a specific price after its preliminary non-binding proposal letter on June 6, 2016 (until the proposal letter from Yunfeng and Alibaba, acting together, on February 28, 2018);

  •
  the substantial issues and risks related to the Company A Proposal, the fact that Company A refused to negotiate key terms of the draft merger agreement with the Special Committee and its advisors (including provisions related to required regulatory approvals, material adverse effect and the Company's remedies upon the failure of Company A to close the transaction due to failure to obtain regulatory approvals or otherwise), the lack of clarity regarding any additional consortium members in Company A's bidding group, various regulatory approvals and the related closing risks to the Company required in connection with the Company A Proposed Transaction, Company A's imposed 48 hour deadline for the Special Committee to accept the Company A Proposal (later extended by seven hours) which did not provide the Special Committee sufficient time to duly consider and negotiate the proposed transaction, as well as the fact that Company A did not further engage in any negotiations with the Special Committee or its advisors or make any additional proposals after expiration of such deadline;

  •
  the fact that the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay, or cause to be paid, to the Company a termination fee of US$74,000,000 and that each of the Sponsors and the Rollover Shareholders has provided to the Company a limited guarantee for the payment of its pro rata share of such termination fee in the event and to the extent that Parent fails to pay the full amount of the termination fee payable by Parent under the merger agreement when due (see "The Merger Agreement and Plan of Merger—Termination Fee" and "Summary Term Sheet—Termination Fee" beginning on page 137 and page 14 respectively);

  •
  the Company's substantial debt obligations with near-term maturity dates, the need for the Company to have access to significant additional capital in order to achieve its strategic plans and projected growth, the Special Committee's assessment that such additional capital would likely require the Company to incur significant expenses in light of the anticipated cost of replacement debt or significant dilution to shareholders if the Company decided to raise equity or issue convertible securities and the distraction to management of the Company due to the significant time which would be required for the Company's fundraising efforts; and

  •
  the forecast of the Company's future financial performance prepared by the Company's management based on their knowledge of the Company's business, financial condition, results of operations, prospects and competitive position.

        In addition, the Special Committee and the Board believed that sufficient procedural safeguards were, and are, present to ensure that the merger is procedurally fair to the unaffiliated shareholders and to permit the Special Committee and the Board to represent effectively the interests of such shareholders, which procedural safeguards include the following, which are not listed in any relative order of importance:

  •
  the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director;

  •
  in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the unaffiliated shareholders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and its advisors on behalf of such unaffiliated shareholders;

  •
  all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of the members of the Special Committee is or ever was an employee of the Company or any of its subsidiaries or affiliates, and none of such members has any financial interest in the merger that is different from that of the unaffiliated shareholders other than (i) the members' receipt of Board compensation in the ordinary course and Special Committee compensation in connection with its evaluation of the merger (none of which is contingent upon the completion of the merger or the Special Committee's or the Board's recommendation of the merger) and (ii) their indemnification and liability insurance rights under the merger agreement;

  •
  the Special Committee was assisted in negotiations with Yunfeng and Alibaba and in its evaluation of the merger by J.P. Morgan as its financial advisor and Simpson Thacher, Walkers, and Jun He as its legal advisors;

  •
  from the date the Special Committee was established in September 2015, the Special Committee was empowered to consider, attend to and take any and all actions in connection with the Buyer Group 1 Proposed Transaction, the Buyer Group 2 Proposed Transaction, the Yunfeng Proposed Transaction, the Company A Proposed Transaction and the transactions contemplated by the merger agreement, and no proposed going private transaction or strategic alternative was considered for approval by the Board until the Special Committee had recommended the merger agreement to the Board;

  •
  the terms and conditions of the merger agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Sponsors and their advisors, on the other hand, which followed extensive negotiations with Yunfeng regarding the terms of the Yunfeng Proposed Transaction, including negotiations with respect to a substantially similar draft of the merger agreement over the course of approximately six months;

  •
  the Special Committee was empowered to exercise the full power and authority of the Board to evaluate and negotiate the transactions contemplated by the merger agreement and undertake its related process;

  •
  from the formation of the Special Committee following the Buyer Group 1 Proposal, the Special Committee held a total of over 50 telephonic meetings to consider and evaluate each of the going private proposals made by Buyer Group 1, Buyer Group 2, Yunfeng, Company A and Yunfeng and Alibaba, respectively, as well as the strategic alternatives of the Company, which included multiple telephonic meetings following the Special Committee's receipt of the Yunfeng and Alibaba Proposal;

  •
  the recognition by the Special Committee and the Board that the Special Committee had no obligation to recommend the merger or any other transaction;

  •
  the recognition by the Special Committee and the Board that, subject to compliance with the terms and conditions of the merger agreement, the Company has the ability to consider any acquisition proposal with respect to a competing transaction reasonably likely to lead to a superior proposal (as defined under "The Merger Agreement—Acquisition Proposals" beginning on page 127) until the Company's shareholders vote upon and authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

  •
  the Board's and Special Committee's ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board and the Special Committee that the Company's shareholders vote to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

  •
  the Company's ability, under certain circumstances, to terminate the merger agreement and accept or enter into an alternative transaction which constitutes a superior proposal (as defined under the caption "The Merger Agreement—Acquisition Proposals" beginning on page 127);

  •
  the protection provided to the Company by the Rights Agreement, and the refusal of the Special Committee to amend the Rights Agreement to permit any exceptions for Yunfeng, Alibaba or the Rollover Shareholders prior to the date on which the Special Committee and the Board approved the merger agreement and the transactions contemplated by the merger agreement, including the merger;

  •
  the fact that the merger agreement and the plan of merger are required to be approved by a special resolution (as defined in the Cayman Islands Companies Law), which requires an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company's shareholders; and

  •
  the availability of dissenters' rights to shareholders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters' rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

        The Special Committee and the Board also considered a variety of potentially negative factors concerning the merger agreement and the merger, including the following, which are not listed in any relative order of importance:

  •
  the fact that the Rollover Shareholders and certain directors and executive officers of the Company have interests in the merger that are different from, and/or in addition to, those of the unaffiliated shareholders;

  •
  the unaffiliated shareholders will have no ongoing equity participation in the Company following the merger, and they will cease to participate in the Company's future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, including the ADSs, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

  •
  the Rollover Shareholders' obligation to vote against any competing transaction under the Support Agreement and to work exclusively with one another under the Interim Investors Agreement, and the fact that there is no clear path for any competing transaction to be successful in light of the voting power represented by the Rollover Shares;

  •
  the fact that Buyer Group 1 and Buyer Group 2 had proposed higher per Share prices than the merger consideration of US$41.20 per Share before each of the Buyer Group 1 Proposal and the Buyer Group 2 Proposal was withdrawn in early June 2016;

  •
  the restrictions on the conduct of the Company's business prior to the completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the completion of the merger;

  •
  the risks and costs to the Company if the merger is not completed, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company's business and customer relationships;

  •
  the Company may be required, under certain circumstances, to pay Parent a termination fee of US$37,000,000 in connection with a termination of the merger agreement;

  •
  the Company's remedy in the event of a breach of the merger agreement by Parent or Merger Sub is limited, under certain circumstances, to receipt from Parent of a termination fee equal to US$74,000,000, and, under certain circumstances the Company may not be entitled to a termination fee payable by Parent at all;

  •
  the possibility that the merger might not be completed and the negative impact of such a public announcement on the Company's sales and operating results, and the Company's ability to attract and retain key management, marketing and technical personnel; and

  •
  the taxability of an all-cash transaction to the unaffiliated shareholders who are U.S. Holders (as defined under "Special Factors—Material U.S. Federal Income Tax Consequences") for U.S. federal income tax purposes, and the likely taxability of such a transaction to the unaffiliated shareholders in other jurisdictions.

        The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee unanimously recommended that the Board authorize and approve, and the Board authorized and approved, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, based upon the totality of the information presented to and considered by it.

        In reaching its conclusion regarding the fairness of the merger to the Company's shareholders, including the unaffiliated shareholders, and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the Special Committee considered financial analyses presented by J.P. Morgan. These analyses included, among others, discounted cash flow analysis and public trading multiples analysis. J.P. Morgan also presented to the Special Committee historical trading prices of the ADSs and the adjusted P/E method, but noting that these are not valuation methodologies but were presented merely for informational purposes. All of the material analyses as presented to the Special Committee on March 26, 2018 are summarized below under the caption "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 78. The Special Committee expressly adopted these analyses and opinions, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

        Neither the Special Committee nor the Board considered the liquidation value of the Company's assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company's assets that might be realized in a liquidation would be significantly less than its going-concern value. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company's going-concern value. Each of the Special Committee and the Board also considered the historical market prices of the Company's ADSs as described under the caption "Market Price of the Company's ADSs, Dividends and Other Matters—Market Price of the ADSs" beginning on page 107. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under "Transactions in the Shares and ADSs" beginning on page 144. Neither the Special Committee nor the Board, however, considered the Company's net book value, which is defined as total assets minus total liabilities, attributable to the Company's shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Company's net book value per Share as of March 31, 2017 was US$9.57 based on 34,721,539 issued and outstanding Shares as of that date.

        In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company and its shareholders, including the unaffiliated shareholders, and its decision to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, by the Company's shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under the caption "Special Factors—Background of the merger," and adopted such recommendations and analysis. During its consideration of the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Board was also aware that some of the Company's directors and shareholders, including the chairman of the Board, and other employees of the Company, have interests with respect to the merger that are, or may be, different from, and/or in addition to those of the Company's unaffiliated shareholders generally, as described under the caption "Special Factors—Interests of Certain Persons in the merger" beginning on page 98. At the meeting of the Board on March 26, 2018 in which the Board authorized and approved the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, each of Mr. Zhang, Mr. He and Ms. Feiyan Huang abstained from voting in light of his or her interests in the transactions contemplated by the merger agreement, including the merger, as a Rollover Shareholder or a related party of a Rollover Shareholder, as applicable.

        Except as set forth under "Special Factors—Background of the merger" beginning on page 28, "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 64 and "Special Factors—Opinions of the Special Committee's Financial Advisor" beginning on page 78, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the transactions contemplated by the merger agreement and/or preparing a report concerning the fairness of the transactions contemplated by the merger agreement.

        For the foregoing reasons, the Special Committee and the Board believe that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are substantially and procedurally fair to, and in the best interests of, the Company and its shareholders, including the unaffiliated shareholders.

Position of the Buyer Group as to the Fairness of the Merger

        Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express his, her or its belief as to the fairness of the merger to the unaffiliated shareholders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the merger are not intended to be, and should not be construed as, a recommendation to any shareholder of the Company as to how that shareholder or holder of ADSs should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the surviving company after the completion of the merger. These interests are described under the section entitled "—Interests of Certain Persons in the Merger—Interests of the Buyer Group" beginning on page 98.

        The Buyer Group believes the interests of the unaffiliated shareholders were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the unaffiliated shareholders, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such holders. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee's independent legal or financial advisors as to, the fairness of the merger to the unaffiliated shareholders. Furthermore, the members of the Buyer Group did not themselves undertake a formal evaluation of the fairness of the merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the merger consideration to the unaffiliated shareholders.

        Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company's senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled "—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 64, the Buyer Group believes that the merger is substantively fair to the unaffiliated shareholders based on the following factors, which are not listed in any relative order of importance:

  •
  the merger consideration of US$20.6 per ADS, without interest and net of any withholding taxes, represents a 15.0% premium to the closing price of the ADSs on NASDAQ on March 9, 2018, the last trading day immediately prior to the Company's announcement on March 12, 2018 that it had received a going-private proposal from Yunfeng and Alibaba, and a premium of 24.7% and 28.5%, respectively, over the Company's 30 and 60 trading day volume-weighted average price as quoted by NASDAQ through March 9, 2018;

  •
  the Special Committee and, based in part upon the unanimous recommendation of the Special Committee, the Board (other than Mr. Zhang, Mr. He and Ms. Huang, who abstained from the vote) determined that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of the Company;

  •
  notwithstanding that the Buyer Group may not rely upon the opinion provided by J.P. Morgan to the Special Committee on March 26, 2018, the Special Committee received an opinion from J.P. Morgan stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by J.P. Morgan in preparing its opinion, the per share merger consideration to be received by holders of the Shares (other than holders of Excluded Shares or Dissenting Shares) in the merger was fair, from a financial point of view, to such holders;

  •
  the Company has the ability, under certain circumstances, to specifically enforce the terms of the merger agreement and specifically enforce the equity commitments provided by the Sponsors;

  •
  the merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the merger will be consummated and the merger consideration will be paid to the unaffiliated shareholders; and

  •
  the consideration to be paid to the unaffiliated shareholders in the merger is all cash, allowing the unaffiliated shareholders to immediately realize a certain and fair value for all of their Shares, without incurring brokerage and other costs typically associated with market sales.

        The Buyer Group's consideration of the factors described above reflects its assessment of the fairness of the consideration of US$41.20 per Share or US$20.60 per ADS, without interest and net of any withholding taxes, payable in the merger to the unaffiliated shareholders in relation to the going-concern value of the Company on a stand-alone basis. The Buyer Group did not consider the Company's liquidation value to be a relevant valuation method because it considers the Company to be a viable going concern and because the Company will continue to operate its business following the merger. The Buyer Group views the trading history of the ADSs as an indication of the Company's going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the merger.

        The Buyer Group did not consider the Company's net book value, which is defined as total assets minus total liabilities, attributable to the Company's shareholders, as a factor. The Buyer Group believes that net book value, as an accounting concept based on historical costs, is not a material indicator of the value of the Company as a going concern because it does not take into account quality of earnings, cash generation capability, the future prospects of the Company, market conditions, trends in the industry in which the Company conducts its business or the business risks inherent in competing with other companies in the same industry but rather is indicative of historical costs. Therefore, the Buyer Group does not believe that net book value is a relevant measure in the determination as to the fairness of the merger. The Buyer Group notes, however, that the merger consideration of US$41.20 per Share and US$20.60 per ADS, without interest and net of any withholding taxes, are substantially higher than the Company's net book value per Share of approximately US$9.76 as of March 31, 2017 (based on the weighted average number of issued and outstanding Shares during 2017).

        The Buyer Group did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the merger consideration to the unaffiliated shareholders because, following the merger, the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company's ADSs, the merger consideration of US$20.60 per ADS, without interest and net of any withholding taxes, represents a premium to the going concern value of the Company.

        The Buyer Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the merger to the unaffiliated shareholders.

        The Buyer Group believes that the merger is also procedurally fair to the unaffiliated shareholders based on the following factors, which are not listed in any relative order of importance:

  •
  the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director;

  •
  in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the unaffiliated shareholders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and their respective legal and financial advisors on behalf of the unaffiliated shareholders;

  •
  all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of such Special Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated shareholders other than the members' receipt of Board and Special Committee compensation (which are not contingent upon the completion of the merger or the Special Committee's or the Board's recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement;

  •
  the Special Committee retained J.P. Morgan as its independent financial advisor and Simpson Thacher, Walkers and JunHe as its independent legal advisors, each of whom is experienced in advising committees such as the Special Committee in similar transactions;

  •
  the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and in connection with the transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the transaction in connection therewith from that date forward was considered by the Board for approval until the Special Committee recommended approval of the merger agreement to the Board;

  •
  the terms and conditions of the merger agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

  •
  the Special Committee was empowered to exercise the full power and authority of the Board to evaluate and negotiate the transactions contemplated by the merger agreement and undertake its related processes;

  •
  J.P. Morgan, under the direction of the Special Committee, conducted a market check of parties deemed to be potentially interested in acquiring the Company, and all such parties declined the opportunity to submit a proposal to the Special Committee with respect to a potential transaction involving the Company;

  •
  since the announcement of the Yunfeng and Alibaba Proposal, no party other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company;

  •
  the Special Committee met regularly to consider and review the terms of the merger agreement and the transactions contemplated thereby;

  •
  the recognition by the Special Committee and the Board that it had no obligation to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

  •
  the recognition by the Special Committee and the Board that, under the terms of the merger agreement, it has the ability to consider any acquisition proposal reasonably likely to lead to a superior proposal until the Company's shareholders vote upon and authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

  •
  the Company's ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the receipt of shareholder approval in order to accept an alternative transaction proposed by a third party that is a superior proposal (as defined in the section entitled "The Merger Agreement and Plan of Merger—Acquisition Proposals" beginning on page 127); and

  •
  dissenters' rights are available to the shareholders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters' rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

        The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the merger to the unaffiliated shareholders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the merger to the unaffiliated shareholders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

        The Buyer Group believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the unaffiliated security holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company as to how such shareholder should vote with respect to the approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Certain Financial Projections

        The Company's management does not, as a matter of course, make available to the public future financial projections. However, the Company's management provided the prospective financial information set forth below for the fiscal year ended March 31, 2018 through the fiscal year ending March 31, 2026 (the "Company Projections") to the Special Committee and J.P. Morgan, as the financial advisor to the Special Committee, who was authorized by the Special Committee to use and rely upon the Company Projections, including for purposes of its financial analyses of the per share merger consideration to be paid to the holders of the Shares (other than holders of Excluded Shares or Dissenting Shares) in the transactions contemplated by the merger agreement. The Company Projections, which had been prepared based on management's projection of the Company's future financial performance and management's collective best estimates and judgments as of the date provided, were prepared by the Company's management for internal use and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles ("U.S. GAAP").

        The projections included in the Company Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, management took into account historical performance, combined with estimates regarding net revenue, operating expenses, income from operations, profit before tax, EBITDA, net income attributable to ordinary shareholders, and capital expenditures and acquisitions. Although the Company Projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by management that management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for the Company's services, the competitive environment, expectations regarding future acquisitions and construction of new medical centers, and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of management, may cause actual future results to differ materially from the results forecasted in these financial projections. The main assumptions underlying the Company Projections are (in no particular order):

  •
  the growth of the medical examination industry in the PRC and the overall supply of, and demand for, such services, in first tier cities (which include Beijing, Shanghai, Guangzhou and Shenzhen) and lower tier cities in the PRC, would continue in line with management's expectations;

  •
  revenues from disease screening and dental examination would increase as a percentage of the Company's total net revenues;

  •
  the Company's costs would increase in line with the increase in the Company's net revenues;

  •
  demand for medical services would grow more significantly in lower tier cities in the PRC, and the number of new medical centers constructed or acquired by the Company would increase more significantly in such lower tier cities in the PRC;

  •
  China's overall economy would remain stable, with no material change in competition adversely affecting the Company; and

  •
  capital expenditures would increase in line with management's expectations due to construction and acquisitions of new medical centers, with an increased focus on acquisitions of new centers.

        The Company Projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the merger or any changes to the Company's operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the Company Projections.

        Neither the Company's independent registered public accounting firm, Deloitte Touche Tohmatsu Certified Public Accountants LLP, nor any other independent accountants have examined, compiled or performed any procedures with respect to the Company Projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the Company Projections or their achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee and to the Special Committee's financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the merger, including whether or not to vote in favor of approval of the merger agreement or whether or not to exercise dissenters' rights pursuant to Section 238 of the Cayman Islands Companies Law in respect of his, her or its Shares.

        The following table summarizes the Company Projections, which were also provided to the Buyer Group and its financial advisor:

	Company Projections as of March 21, 2018
	Fiscal Year ending March 31,
RMB in millions(1)	2018(2)	2019	2020	2021	2022	2023	2024	2025	2026	2027
Net revenues	3,693	4,581	5,705	7,126	8,699	10,004	11,005	11,885	12,598	13,228
Growth %	26.1%	24.0%	24.6%	24.9%	22.1%	15.0%	10.0%	8.0%.	6.0%	5.0%
Gross profit	1,557	2,029	2,528	3,104	3,731	4,285	4,722	5,124	5,465	5,773
Margin %	42.2%	44.3%	44.3%	43.6%	42.9%	42.8%	42.9%	43.1%	43.4%	43.6%
Operating expenses:
Selling and marketing expenses	(634)	(786)	(978)	(1,218)	(1,485)	(1,701)	(1,863)	(2,002)	(2,111)	(2,210)
As a % of net revenues	17.2%	17.1%	17.1%	17.1%	17.1%	17.0%	16.9%	16.8%	16.8%	16.7%
General and administrative expenses	(770)	(673)	(821)	(962)	(1,147)	(1,323)	(1,455)	(1,571)	(1,666)	(1,749)
As a % of net revenues	20.8%	14.7%	14.4%	13.5%	13.2%	13.2%	13.2%	13.2%	13.2%	13.2%
Research and development expenses	(21)	(35)	(44)	(55)	(67)	(77)	(84)	(91)	(97)	(102)
As a % of net revenues	0.6%	0.8%	0.8%	0.8%	0.8%	0.8%	0.8%	0.8%	0.8%	0.8%
Non-U.S. GAAP EBIT(3)	378	535	685	869	1,033	1,184	1,320	1,459	1,592	1,712
Margin %	10.2%	11.7%	12.0%	12.2%	11.9%	11.8%	12.0%	12.3%	12.6%	12.9%
Non-U.S. GAAP EBITDA(3)	634	817	1,048	1,338	1,609	1,850	2,035	2,198	2,330	2,447
Margin %	17.2%	17.8%	18.4%	18.8%	18.5%	18.5%	18.5%	18.5%	18.5%	18.5%
Growth %	76.9%	28.9%	28.2%	27.6%	20.3%	15.0%	10.0%	8.0%	6.0%	5.0%
Capex and acquisition	(285)	(335)	(747)	(860)	(871)	(956)	(953)	(863)	(801)	(788)
As a % of net revenues	7.7%	7.3%	13.1%	12.1%	10.0%	9.6%	8.7%	7.3%	6.4%	6.0%

Notes:

(1)
RMB in millions rounded to the nearest whole number.

(2)
Estimated financial measures for fiscal year ended March 31, 2018 are based on management's knowledge of the Company's unaudited financial results for the first three quarters of such fiscal year.

(3)
Non-U.S. GAAP financial measure is adjusted from results based on U.S. GAAP to exclude share-based compensation expenses.

        The Special Committee's financial advisor reviewed certain financial analyses that were based, in part, on the financial projections above; for additional information regarding such analyses, see "Discussion Materials prepared by J.P. Morgan Securities (Asia Pacific) Limited for discussion with the Special Committee of the board of directors of the Company, March 26, 2018" filed as Exhibit (c)-(2) to the Company's transaction statement on Schedule 13E-3 and "Special Factors—Opinion of the Special Committee's Financial Advisor" beginning on page 78.

        The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company's operating and other financial information determined in accordance with U.S. GAAP. See "Financial Information—Selected Historical Financial Information" beginning on page 142.

        The financial projections and forecasts included in this proxy statement are forward-looking statements. For information on factors that may cause the Company's future financial results to materially vary, see "Cautionary Note Regarding Forward-Looking Statements" beginning on page 151 and "Item 3. Key Information—D. Risk Factors" included in the Company's Annual Report on Form 20-F for the fiscal year ended March 31, 2017, incorporated by reference into this proxy statement.

        For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company, the Special

Committee (or its financial advisor) or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication. No one has made or is making any representation to any shareholders of the Company or anyone else regarding the information included in the financial projections and forecasts discussed above.

        NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE COMPANY PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

        BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS FINANCIAL PROJECTIONS AND FORECASTS INCLUDED IN THE COMPANY PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

Opinion of the Special Committee's Financial Advisor

        Pursuant to an engagement letter dated November 10, 2015, as amended, the Special Committee retained J.P. Morgan to act as its financial advisor and deliver a fairness opinion in connection with the merger.

        At the meeting of the Special Committee on March 26, 2018, J.P. Morgan rendered its oral opinion to the Special Committee that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the per share merger consideration to be paid to the holders of Shares (other than holders of Excluded Shares or Dissenting Shares) in the merger, was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its oral opinion rendered on March 26, 2018 by delivering its written opinion to the Special Committee, dated as of the same date, that, as of such date, the per share merger consideration to be paid to the holders of the Shares (other than holders of Excluded Shares or Dissenting Shares) in the merger was fair, from a financial point of view, to such holders. No limitations were imposed by the Special Committee upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

        The full text of the written opinion of J.P. Morgan dated March 26, 2018, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Special Committee (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, is directed only to the consideration to be paid to the holders of the Shares, including the Shares represented by ADSs but excluding the Excluded Shares or Dissenting Shares, and does not constitute a recommendation to any shareholder of the Company, or holder of ADSs, as to how such shareholder or holder of ADSs should vote with respect to the merger or any other matter. The issuance of J.P. Morgan's opinion was approved by a fairness committee of J.P. Morgan.

        In connection with preparing its opinion, J.P. Morgan:

  •
  reviewed the merger agreement;

  •
  reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

  •
  compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

  •
  compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the ADSs and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        J.P. Morgan also held discussions with certain members of the management of the Company with respect to certain aspects of the merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan's engagement letter with the Special Committee, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company, Parent, Merger Sub, or any of their respective affiliates under any applicable laws relating to bankruptcy, insolvency, or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best then available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by the Company, Parent, Merger Sub, or any of their respective affiliates in the merger agreement and the related agreements are and will be true and correct in all respects material to its analysis. J.P. Morgan did not act as a legal, regulatory, or tax expert and has relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan did not express any view or render any opinion regarding the tax consequences of the merger to the Company or to the holders of the Shares. J.P. Morgan further assumed that that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the merger.

        The financial projections furnished to J.P. Morgan for the Company and used in connection with J.P. Morgan's analysis of the merger were prepared by the management of the Company and approved for use by J.P. Morgan by the Special Committee. The Company informed J.P. Morgan that it does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

        J.P. Morgan's opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to J.P. Morgan as of, March 26, 2018 (being the date of such opinion). It should be understood that subsequent developments may affect J.P. Morgan's opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan's opinion is limited to the fairness, from a financial point of view, of the per share merger consideration to be paid to the holders of the Shares (other than holders of Excluded Shares or Dissenting Shares) in the merger, and J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the merger to the holders of any other class of securities, creditors, or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the per share merger consideration to be paid to the holders of the Shares (other than holders of Excluded Shares or Dissenting Shares) in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the ADSs will trade at any future time.

        The terms of the merger agreement were determined through arm's length negotiations between the Special Committee and the Sponsors. J.P. Morgan's opinion and financial analyses were only one of the many factors considered by the Special Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Special Committee with respect to the merger or the consideration.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Special Committee on March 26, 2018 and in its presentation that was delivered to the Special Committee on such date in connection with the rendering of such opinion, and the following does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. J.P. Morgan has consented to the inclusion and disclosure of such summary of its material financial analyses in this proxy statement. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone. In order to fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's financial analyses.

        All values in the sections "Discounted Cash Flow Analysis" and "Public Trading Multiples Analysis" below are presented on an equity value per ADS basis. In arriving at equity value per ADS for the Company, the "Discounted Cash Flow Analysis" started with the determination of firm value, or "FV," for the Company. FV was then adjusted by subtracting total debt outstanding as of December 31, 2017, adding total cash and cash equivalents, restricted cash, and term deposits outstanding as of December 31, 2017, subtracting total non-controlling interests as of December 31, 2017, and adding total unconsolidated investments as of December 31, 2017 to arrive at an equity value for the Company. Equity value was then divided by the number of diluted ADSs outstanding to arrive at equity value per ADS. In arriving at the equity value per ADS for the Company in the "Public Trading Multiples Analysis," J.P. Morgan reviewed certain selected companies' trading multiples based on (1) the ratio of FV to estimated non-GAAP earnings before interest, taxes, depreciation, and amortization ("EBITDA") for fiscal years 2017 and 2018 based on management estimates (non-GAAP EBITDA were adjusted to exclude share-based compensation) and (2) the ratio of equity value to estimated non-GAAP earnings for fiscal years 2017 and 2018 based on management estimates (non-GAAP earnings was adjusted to exclude share-based compensation), referred to as the P/E multiple. J.P. Morgan applied a multiple reference range of (1) 9.8x to 15.0x for FV to the Company's estimated non-GAAP EBITDA for fiscal year 2017 based on management estimates, (2) 5.3x to 11.9x for FV to the company's estimated non-GAAP EBITDA for fiscal year 2018 based on management estimates, (3) 23.2x to 41.4x for equity value to the Company's estimated non-GAAP earnings for fiscal year 2017 based on management estimates, and (4) 20.2x to 34.4x for equity value to the Company's estimated non-GAAP earnings for fiscal year 2018 based on management estimates. All market data used by J.P. Morgan in its analyses was as of March 23, 2018. Accordingly, this information may not reflect current or future market conditions. In addition, as each ADS represents 0.5 underlying Class A Share, all calculations of equity value per ADS or implied equity value per ADS below represent the value attributable to 0.5 Class A Share.

Discounted Cash Flow Analysis

        J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the diluted equity value per ADS. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their "present value." "Present value" refers to the current value of one or more future cash payments from the asset, which is referred to as that asset's cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns, and other appropriate factors. "Terminal value" refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 2017 to 2026 based upon financial projections prepared by the management of the Company. See "Special Factors—Certain Financial Projections" beginning on page 75 for additional information.

        J.P. Morgan also calculated a range of terminal asset values of the Company at the end of the projection period ending 2026 by applying a perpetual growth rate ranging from 2.5% to 3.5%. The perpetual growth rate range was selected based on a combination of macro-economic factors, such as general industry trends and expected inflation rates, and the professional judgment of J.P. Morgan. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 10.0% to 12.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted by subtracting total debt outstanding as of December 31, 2017, adding total cash and cash equivalents, restricted cash, and term deposits outstanding as of December 31, 2017, subtracting total non-controlling interests as of December 31, 2017, and adding total unconsolidated investments as of December 31, 2017 to arrive at equity value for the Company. Based on these assumptions, the discounted cash flow analysis indicated a range of equity values per ADS of between US$16.63 and US$24.28.

Public Trading Multiples Analysis

        Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be similar to the Company. The companies selected by J.P. Morgan were:

  •
  China Resources Phoenix Healthcare Holdings Company Limited

  •
  New Century Healthcare Holding Co. Limited

  •
  Rici Healthcare Holdings Limited

  •
  Harmonicare Medical Holdings Limited

        These companies were selected, among other reasons, because they represent the main publicly traded peers in China's healthcare industry with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to that of the Company. However, none of the selected companies reviewed are identical to the Company. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to the Company's and other factors that could affect the public trading value of the selected companies and the Company.

        In all instances, multiples were based on closing share prices of the selected publicly traded companies on March 23, 2018. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on the selected companies' filings with the SEC and any other relevant stock exchanges as well as the publicly available consensus estimates of Wall Street analysts, and estimated financial data for the Company was based on the financial projections prepared by the management of the Company. See "Special Factors—Certain Financial Projections" beginning on page 75 for additional information.

        In conducting its analyses, J.P. Morgan reviewed the selected companies' trading multiples based on (1) the ratio of FV to estimated non-GAAP EBITDA for fiscal years 2017 and 2018 based on management estimates (non-GAAP EBITDA was adjusted to exclude share-based compensation) and (2) the ratio of equity value to estimated non-GAAP earnings for fiscal years 2017 and 2018 based on management estimates (non-GAAP earnings was adjusted to exclude share-based compensation), referred to as the P/E multiple. Results of the analyses were presented for the selected companies, as indicated in the following table:

	FV/EBITDA		P/E
	FY2017E	FY2018E	FY2017E		FY2018E
China Resources Phoenix Healthcare Holdings Company Limited	14.1x	11.1x	23.2x		21.4x
New Century Healthcare Holding Co. Limited	15.0x	11.9x	37.7x		27.3x
Rici Healthcare Holdings Limited	15.0x	5.3x	NM	(1)	34.4x
Harmonicare Medical Holdings Limited	9.8x	6.3x	41.4x		20.2x

(1)
FY2017E net income of Rici Healthcare is negative based on Bloomberg consensus.

        Based on the above analyses, J.P. Morgan applied a multiple reference range of (1) 9.8x to 15.0x for FV to the Company's estimated non-GAAP EBITDA for fiscal year 2017 based on management estimates, (2) 5.3x to 11.9x for FV to the Company's estimated non-GAAP EBITDA for fiscal year 2018 based on management estimates, (3) 23.2x to 41.4x for equity value to the Company's estimated non-GAAP earnings for fiscal year 2017 based on management estimates, and (4) 20.2x to 34.4x for equity value to the Company's estimated non-GAAP earnings for fiscal year 2018 based on management estimates. In comparison to the per share merger consideration, the analyses indicated the following equity values per ADS:

FV/EBITDA		P/E
FY2017E	FY2018E	FY2017E	FY2018E
US$13.93 to US$20.76	US$10.37 to US$21.98	US$7.45 to US$13.04	US$11.80 to US$19.86

Other Analysis for Information Purpose Only

        J.P. Morgan noted that historical stock trading is not a valuation methodology but was presented merely for informational purposes.

        The closing price of the Company on March 9, 2018 was US$17.92 per ADS. The trading range of closing prices for the Company for the 52-week period ended March 9, 2018 was between US$11.73 per ADS and US$17.92 per ADS. March 9, 2018 was the last trading date immediately prior to March 12, 2018, on which date the going-private proposal was announced. The volume weighted average price for the 30 and 60 trading days prior to the announcement of receipt of the going-private proposal was US$16.52 per ADS and US$16.04 per ADS, respectively.

        In addition, merely for informational purposes, based on the above public trading multiples analyses, J.P. Morgan applied a multiple reference range of (1) 23.2x to 41.4x for equity value to the Company's estimated non-GAAP earnings for fiscal year 2017 based on management estimates, and (2) 20.2x to 34.4x for equity value to the Company's estimated non-GAAP earnings for fiscal year 2018 based on management estimates, in each case, adjusting such non-GAAP earnings to exclude gain and loss from equity method investments and increasing such equity values to account for investments in unconsolidated companies at book value. In comparison to the per share merger consideration, the analyses indicated the following equity values per ADS:

Adjusted P/E Method
FY2017E	FY2018E
US$12.38 to US$19.80	US$15.50 to US$24.35

        When conducting a fairness analysis, it is J.P. Morgan's standard practice to review various potential valuation methodologies and select those valuation methodologies that are most suitable for the transaction in question. J.P. Morgan believes that such review not only could enhance the quality of the valuation analysis but is also necessary and advisable given the wide range of valuation methodologies that are available. Such review and analyses and any determination to select certain but not other valuation methodologies necessarily involve complex considerations and judgments concerning differences in the theoretical basis and characteristics of the valuation methodologies, financial and operational characteristics of the companies involved, the history and background of the transaction in question, the identity of the parties involved and other factors that could affect the accuracy or suitability of the valuation methodologies. Similarly, historical stock prices of the subject company may also be subject to distortion by factors including (without limitation) historical events that may no longer be relevant to the company's current value, as well as various other factors that could affect the stock prices of publicly traded companies.

        However, J.P. Morgan presented certain data relevant to certain valuation methodologies for informational purposes only even though such methodologies were not selected as valuation methodologies in its fairness analysis, because, among other reasons, (i) such presentation demonstrates the scope of J.P. Morgan's analysis and that it considered these valuation methodologies, which could be useful to the Special Committee's evaluation of J.P. Morgan's advice and (ii) J.P. Morgan recognizes that the Special Committee's determination on whether or not to pursue any particular strategic alternative of the Company necessarily takes into account various factors beyond just the fairness, from a financial point of view, of the consideration payable in any transaction being evaluated, and therefore, although the data presented were not directly used as the basis of J.P. Morgan's fairness analysis, such data could nonetheless be useful to the Special Committee's decision-making process. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

        Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results or, should the merger fail to be consummated, the future value of the ADSs, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary are identical to the Company. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. J.P. Morgan was selected to advise the Special Committee and deliver an opinion to the Special Committee with respect to the merger on the basis of such experience and its familiarity with the Company.

        Under the terms of J.P. Morgan's engagement and for its service, the Company has agreed to pay J.P. Morgan (1) a fee of US$2.0 million payable upon delivery of the opinion, (2) a fee of US$2.0 million payable upon public announcement of the merger, and (3) an additional fee of US$3.0 million payable upon the consummation of the merger. In addition, the Company has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and expenses of outside legal counsel engaged by J.P. Morgan in connection with its performance of services hereunder. The Company has also agreed to indemnify J.P. Morgan for certain liabilities arising out of J.P. Morgan's engagement.

        In addition, during the two years preceding March 26, 2018 (being the date of its opinion), J.P. Morgan and its affiliates have had commercial and/or investment banking relationships with the Company, one of the Sponsors, and Alibaba Group Holding Limited (an affiliate of the Sponsors, "AG Holding") and certain of its affiliates, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included providing or arranging debt and equity financing, providing M&A advisory services, acting as placement agent on a pre-initial public offering private placement, and acting as bookrunner on an initial public offering. In addition, J.P. Morgan's commercial banking affiliate is a lender under outstanding credit facilities of AG Holding and certain of its affiliates, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding equity securities of the Company and AG Holding. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans, or other obligations) of the Company and AG Holding for their own accounts or for the accounts of customers, and accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities or other financial instruments.

        Except for the fairness opinion delivered to the Special Committee by J.P. Morgan in connection with the merger, none of the Special Committee, the Company, or the Company's affiliates (including any affiliate of the Company who participated in Buyer Group 1 or continue to participate in the Buyer Group) received any other report, opinion, or appraisal from any outside third party materially related to the merger.

        The Company is organized under the laws of the Cayman Islands, and the relationship of the Special Committee and the Company and its shareholders is governed by Cayman Islands law. J.P. Morgan's engagement letter with the Special Committee does not create any contractual relationship with the Company's shareholders. J.P. Morgan's opinion and its presentation to the Special Committee, dated March 26, 2018, were furnished solely for the use and benefit of the Special Committee in connection with its consideration of the merger and are not intended to, and do not, confer any rights or remedies upon any shareholder of the Company or any other person. J.P. Morgan intends to assert the substance of the disclaimers included in this proxy statement, its opinion and its presentation to the Special Committee, dated March 26, 2018, as a defense to any shareholder claim that might be brought against it under Cayman Islands law. Any defenses by J.P. Morgan with respect to a claim by a shareholder of the Company would be subject to resolution under applicable law and would need to be resolved by a court of competent jurisdiction. The availability or non-availability of such a defense will have no effect on the rights and responsibilities of the board of directors under Cayman Islands law, or the rights and responsibilities of the board of directors or J.P. Morgan under the U.S. federal securities laws.

        J.P. Morgan has expressly consented to the inclusion of its opinion and presentation to the Special Committee, dated March 26, 2018, as exhibits to the transaction statement on Schedule 13E-3 filed with the SEC in connection with the merger. These materials will also be available for any interested shareholder of the Company (or any representative of a shareholder who has been so designated in writing) to inspect and copy as set forth herein. However, neither the opinion of J.P. Morgan nor its presentation to the Special Committee constitutes a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter.

Purposes of and Reasons for the Merger

The Buyer Group

        Under the SEC rules governing "going private" transactions, each member of the Buyer Group may be deemed to be engaged in a "going private" transaction and, therefore, required to express its reasons for the merger to the Company's unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the merger is to enable Parent to acquire 100% control of the Company, in a transaction in which holders of the Shares and the ADSs (other than the Excluded Shares, the Dissenting Shares and ADSs representing the Excluded Shares) will be cashed out in exchange for US$41.20 per Share or US$20.60 per ADS, respectively, without interest and net of any applicable withholding taxes, so that Parent will bear the rewards and risks of the sole ownership of the Company after the ADSs and Shares are cancelled in the merger, including any increases in value of the Company as a result of improvements to the Company's operations or acquisitions of other businesses.

        The Buyer Group believes the operating environment has changed in a significant manner since the Company's initial public offering. There is greater domestic competition in many of the segments in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company's earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company's business and a willingness to make business decisions focused on improving the Company's long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company's management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market's valuation of the Company and its emphasis on short-term period-to-period performance.

        Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

        The Buyer Group decided to undertake the "going private" transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because Merger Sub was able to obtain equity financing from the Sponsors in connection with the merger. In the course of considering the "going private" transaction, the Buyer Group did not consider alternative transaction structures except as disclosed in the January 9, 2018 entry in the Background of Merger section on page 51, and the Buyer Group believed the merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

The Company

        The Company's purpose for engaging in the merger is to enable its shareholders to receive US$41.20 per Share, or US$20.60 per ADS, in cash, without interest and net of any applicable withholding taxes, which represents a premium of 15.0% over the closing price of US$17.92 per ADS on March 9, 2018, and a premium of 24.7% and 28.5%, respectively, to the volume-weighted average price of the Company's ADSs during the 30 and 60 trading days through March 9, 2018, the last trading day prior to the date that the Company announced that it had received the Yunfeng and Alibaba Proposal. The Company believes its long-term objectives can best be pursued as a private company. The Company has determined to undertake the merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under the caption "—Reasons for the Merger and Recommendation of the Special Committee and the Board."

Effect of the Merger on the Company

Private Ownership

        Our ADSs representing Shares are currently listed on NASDAQ under the symbol "KANG." It is expected that, following the consummation of the merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Sponsors and the Rollover Shareholders. Following the completion of the merger, the ADSs will cease to be listed on any securities exchange or quotation system, including NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company's application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such shorter period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. The Company estimates that the cost of complying with United States federal securities laws, including the Sarbanes-

Oxley Act of 2002, totaled approximately $1.71 million and $1.81 million for the fiscal years ended March 31, 2016 and March 31, 2017, respectively. As a result of no longer being required to make SEC filings, the Company will no longer incur such costs and expenses. After the completion of the merger, the Company's shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the merger, the ADS program will terminate.

        Upon completion of the merger, each issued and outstanding Share (other than the Rollover Shares, the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for the right to receive the merger consideration per Share of US$41.20 in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. At the effective time of the merger, (i) the Rollover Shares will be cancelled for no consideration and the Rollover Shareholders will subscribe for newly issued shares of Holdco, (ii) the Excluded Shares (including ADSs representing the Excluded Shares) will be cancelled for no consideration, and (iii) the Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the Cayman Islands Companies Law. At the effective time of the merger, each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be cancelled in exchange for one fully paid and non-assessable ordinary share of the surviving company. As a result, current shareholders and ADS holders of the Company, other than Rollover Shareholders, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the merger. Therefore, the Company's shareholders and ADS holders, other than Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.

        At the effective time of the merger, each Company Option that is issued and outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled and in exchange for the right to receive, as soon as practicable after the effective time of the merger, an amount equal to the product of (a) the total number of Shares issuable under such Company Option immediately prior to the effective time of the merger multiplied by (b) the excess of US$41.20 over the exercise price payable per Share under such Company Option, if any, in cash, without interest and net of any applicable withholding taxes. If the exercise price per Share of any Company Option is equal to or higher than US$41.20, such Company Option will be cancelled for no consideration. In addition, at the effective time of the merger, Company Options held by Mr. Zhang to acquire 500,000 Shares and Company Options held by Ms. Feiyan Huang to acquire 250,000 Shares will be cancelled for no consideration, and in connection therewith, immediately after the closing, Holdco will issue 500,000 ordinary shares of Holdco to Mr. Zhang (or his designated affiliate) and 250,000 ordinary shares of Holdco to Ms. Huang (or her designated affiliate), in each case, for a consideration per share equal to US$12.8902.

        For the maximum amount of cash payments to be received by our directors and executive officers in respect of their Shares and Company Options (excluding Shares and Company Options held by the Rollover Shareholders) upon the completion of the merger, see "—Treatment of Existing Share Options, Including Those Held by Officers and Directors" beginning on page 98.

Memorandum and Articles of Association of the Surviving Company; Directors and Officers of the Surviving Company

        If the merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety by the amended and restated memorandum and articles of association of Merger Sub, as in effect immediately prior to the effective time of the merger (except that, at the effective time of the merger, (a) Article I of the memorandum of association of the surviving company shall be amended to read as follows: "The name of the company is iKang Healthcare Group, Inc."; (b) the articles of association of the surviving company shall be amended to refer to the name of the surviving company as "iKang Healthcare Group, Inc."; and (c) the articles of association of the surviving company shall include certain provisions with respect to exculpation and indemnification or advancement of expenses, as required by the merger agreement). In addition, the directors of Merger Sub immediately prior to the effective time of the merger will become the initial directors of the surviving company, and the officers of the Company immediately prior to the effective time of the merger will become the initial officers of the surviving company unless otherwise determined by Parent prior to the effective time of the merger.

Primary Benefits and Detriments of the Merger

        The primary benefits of the merger to the Company's unaffiliated shareholders include, without limitation, the following:

  •
  the receipt by such security holders of US$41.20 per Share or US$20.60 per ADS in cash, representing a premium of 15.0% over the closing price of US$17.92 per ADS on March 9, 2018, and a premium of 24.7% and 28.5%, respectively, to the volume-weighted average price of the Company's ADSs during the 30 and 60 trading days through March 9, 2018, the last trading day prior to the date that the Company announced that it had received the Yunfeng and Alibaba Proposal; and

  •
  the avoidance of the risk associated with any possible decrease in the Company's future revenues and free cash flow, growth or value, and the avoidance of risks related to the Company's substantial debt obligations with near term maturities, following the merger.

        The primary detriments of the merger to the Company's unaffiliated shareholders include, without limitation, the following:

  •
  such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

  •
  in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under "Special Factors—Material U.S. Federal Income Tax Consequences") of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder's Shares or ADSs in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder's aggregate adjusted tax basis in such Shares. Additional adverse consequences will also result if the Company is treated as a passive foreign investment company for U.S. federal income tax purposes.

        The primary benefits of the merger to the Buyer Group include the following:

  •
  if the Company is managed and executes its business strategies successfully, the value of the Buyer Group's equity interests in the Company could increase due to possible increases in future revenues, free cash flow and the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

  •
  the Company will be relieved from pressure exerted by the public market's valuation and the emphasis on short-term period-to-period performance, which may not maximize the long-term equity value of the Company, and as a result, the Company's management will have greater flexibility to focus on long-term strategic planning in a highly competitive business and on improving long-term profitability;

  •
  the Company's management will have more freedom to change the capital spending strategies without public market scrutiny or analysts' quarterly expectations;

  •
  the Company will be able to develop and introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts; and

  •
  the costs and administrative burden resulting from operating the Company as a publicly traded company will be reduced, including the costs in connection with regulatory filings and compliance requirements.

        The primary detriments of the merger to the Buyer Group include the following:

  •
  all of the risks associated with any possible decrease in the Company's revenues, free cash flow or value following the merger will be borne by Parent;

  •
  the business risks facing the Company such as increased competition will be borne by Parent; and

  •
  following the merger, there will be no trading market for the surviving company's equity securities and Parent's equity investment in the surviving company following the merger will bear material risks resulting from such limited liquidity.

Effect of the Merger on the Company's Net Book Value and Net Earnings

        After the closing of the merger, each member of the Buyer Group will have an indirect interest in the Company's net book value and net earnings in proportion to such member's ownership interest in Parent, which will wholly own the surviving company. The Company's net loss attributable to its shareholders for the fiscal year ended March 31, 2017 was approximately US$11 million and its net book value as of March 31, 2017 was approximately US$312 million.

        The table below sets forth the indirect beneficial interest in the Company's net book value and net earnings for each member of the Buyer Group before and after the merger, based on the historical net book value and net earnings of the Company as of and for the fiscal year ended March 31, 2017.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	(US$ in millions, except percentages)
YF Fund III	—	—	—	—	67	21.5%	(2)	21.5%
YF Fund III Parallel[1]	—	—	—	—	27	8.5%	(1)	8.5%
Taobao China	—	—	—	—	99	31.7%	(4)	31.7%
Boyu Fund III					41	13.0%	(1)	13.0%
Lee Ligang Zhang(3)(4)(5)	42	13.6%	(2)	13.6%	42	13.4%	(2)	13.4%
Boquan He(6)	40	12.7%	(1)	12.7%	37	11.9%	(1)	11.9%

(1)
Ownership percentages are based on 35,113,193 Shares issued and outstanding as of the date of this proxy statement.

(2)
Ownership percentages are subject to adjustment pursuant to the terms and conditions of the merger agreement, the Equity Commitment Letters and the Support Agreement and are on a fully diluted basis.

(3)
Mr. Zhang's ownership percentage after the Merger is based on (i) 4,224,371 ordinary shares of Holdco to be issued to Mr. Zhang or his affiliates immediately prior to the merger as consideration for the cancellation of the same number of Rollover Shares beneficially held by him, including 2,264,140 Class A Shares and 1,256,820 ADSs held by ShanghaiMed and 526,721 Class A Shares and 805,100 Class C Shares held by Time Intelligent, and (ii) 750,000 ordinary shares of Holdco to be awarded to Mr. Zhang or his wholly owned subsidiary immediately upon the merger for nominal consideration, subject to certain conditions set forth in the Shareholders Agreement Term Sheet attached to the Interim Investors Agreement.

(4)
Pursuant to the Support Agreement, prior to the effective time of the merger, Mr. Zhang or his affiliates are entitled to acquire up to 387,865 Shares from Ms. Feiyan Huang or Gold Partner Consultants Limited and up to 1,384,779 Shares from the directors or employees of the Company other than Ms. Feiyan Huang and Gold Partner Consultants Limited, and such Shares so acquired will be deemed "Rollover Shares" which shall be cancelled for no consideration in the merger in consideration for the same number of ordinary shares of Holdco. The ordinary shares of Holdco mentioned in the preceding sentence are not reflected in Mr. Zhang's ownership percentage after the merger.

(5)
Pursuant to the Support Agreement, immediately after the closing of the merger, Mr. Zhang or his designated affiliate will be issued 500,000 ordinary shares of Holdco, and Ms. Feiyan Huang or her designated affiliate will be issued 250,000 ordinary shares of Holdco, in each case, for a consideration per share equal to US$12.8902. The ordinary shares of Holdco mentioned in the preceding sentence are not reflected in Mr. Zhang's ownership percentage after the merger.

(6)
Pursuant to the Support Agreement, prior to the effective time of the merger, Mr. He or his affiliates are entitled to acquire up to 476,831 Shares from certain directors or employees of the Company, and such Shares so acquired will be deemed "Rollover Shares" which shall be cancelled for no consideration in the merger in consideration for the same number of ordinary shares of Holdco. The ordinary shares of Holdco mentioned in the preceding sentence are not reflected in Mr. He's ownership percentage after the merger.

Plans for the Company after the Merger

        Following completion of the merger, Parent will own 100% of the equity interest in the surviving company. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.

        Subsequent to the completion of the merger and the anticipated deregistration of the Company's Class A Shares and ADSs, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

        Except as set forth in this proxy statement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

  •
  the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

  •
  any other material changes in the Company, including with respect to the Company's corporate structure or business.

Alternatives to the Merger

        The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on September 9, 2015 in response to the receipt of the Buyer Group 1 Proposal on August 31, 2015, and has remained in place since its formation.

        As described in "Special Factors—Background of the merger" beginning on page 28, the Special Committee considered, evaluated and negotiated, with the assistance of its advisors, the Buyer Group 1 Proposed Transaction, the Buyer Group 2 Proposed Transaction, the Company A Proposed Transaction, the Yunfeng Proposed Transaction, and the transactions contemplated by the merger agreement. Each of the Buyer Group 1 Proposal, the Buyer Group 2 Proposal and the Company A Proposal was withdrawn or expired in June 2016 and, thus, was not an alternative to the merger considered by the Special Committee thereafter. The Special Committee and its advisors negotiated with Yunfeng and its advisors from June 2016 through February 2018, which ultimately led to the Yunfeng and Alibaba Proposal received by the Special Committee on February 28, 2018. As further described in "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 64, the Special Committee determined that there was no viable sale alternative to the merger in light of (i) the intention of the Rollover Shareholders to work with Alibaba and Yunfeng in pursuing the merger, (ii) the fact that the Rollover Shareholders and Mr. Zhang own Shares representing, in the aggregate, approximately 26.1% of the total issued and outstanding Shares and approximately 43.8% of the total voting power of the total issued and outstanding Shares, and (iii) the fact that, despite the multiple market checks conducted by J.P. Morgan on behalf of the Special Committee, after the withdrawal or expiration of the Buyer Group 1 Proposal, the Buyer Group 2 Proposal and Company A Proposal in June 2016, no party (other than Yunfeng and Alibaba) made any proposal to the Company or the Special Committee, on its own initiative or in response to inquiries by J.P. Morgan on behalf of the Special Committee, with respect to an alternative transaction with the Company.

        The Special Committee also took into account that, the Board may, prior to obtaining the required shareholder approval for the merger, (a) upon the recommendation of the Special Committee, change, withhold, withdraw, qualify or modify its recommendation of the merger to the shareholders of the Company if the Board determines, in its good faith judgment upon the recommendation of the Special Committee, upon advice by its independent legal counsel, that failure to take such action would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable law, and/or (b) in connection with a superior proposal, authorize the Company to terminate the merger agreement, approve or recommend such superior proposal to the Company's shareholders, and enter into or execute an alternative merger agreement, if (i) the Company receives an unsolicited, bona fide written proposal or offer regarding a competing transaction, (ii) the Board determines, in its good faith judgment upon the recommendation of the Special Committee (upon advice by its financial advisor and independent legal counsel) that such competing transaction constitutes a superior proposal and failure to take such action with respect to such superior proposal would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable law, in each case, subject to conditions set forth in the merger agreement, and (iii) the Company pays Parent a termination fee equal to US$37,000,000. In this regard, the Special Committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, change its recommendation of the merger to the Company's shareholders and terminate the merger agreement, subject to payment of the Company termination fee to Parent).

        In addition, the Special Committee and the Board considered, as an alternative to the merger, remaining as a public company. However, based on the considerations set forth in the section entitled "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board" beginning on page 64, the Special Committee and the Board have concluded that it is more beneficial to the unaffiliated shareholders to enter into the merger agreement and pursue the consummation of the transactions contemplated by the merger agreement, including the merger, and become a private company rather than to remain a public company.

Effects on the Company if the Merger Is Not Completed

        If the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are not authorized and approved by the shareholders of the Company or if the merger is not completed for any other reason, the shareholders or ADS holders of the Company will not receive any payment for their Shares or ADSs pursuant to the merger agreement, nor will the holders of any Company Options receive any payment pursuant to the merger agreement. In addition, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ's listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares and ADSs. Accordingly, if the merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

        Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee in an amount equal to US$37,000,000, or Parent may be required to pay the Company a termination fee in an amount equal to US$74,000,000, in each case, as described under the caption "The Merger Agreement—Termination Fee" beginning on page 137.

        If the merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by the shareholders or if the merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

        The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is approximately US$1.15 billion, assuming no exercise of dissenters' rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group do not consider the value of the Rollover Shares, which will be cancelled for no consideration in the merger. For additional information regarding such cancellation, please see "The Merger Agreement—Merger Consideration" beginning on page 120.

        The Buyer Group expects to provide this amount through a combination of (i) cash contributions contemplated by the Equity Commitment Letters and (ii) rollover financing comprised of Rollover Shares, details of which are discussed below. As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to acquire the funds necessary for the merger and the other transactions contemplated by the merger agreement.

Equity Financing

        The merger and the other transactions contemplated by the merger agreement are expected to be funded primarily through cash contributions contemplated by the Equity Commitment Letters, by and between Parent and each of YF Fund III, YF Fund III Parallel, Taobao China and Boyu Fund III, respectively. Under the terms and subject to the conditions of the Equity Commitment Letters, YF Fund III, YF Fund III Parallel, Taobao China and Boyu Fund III have committed to provide equity financing in an aggregate amount of approximately US$1.15 billion to Parent to complete the merger.

        Pursuant to the Equity Commitment Letters, YF Fund III, YF Fund III Parallel, Taobao China and Boyu Fund III have committed (on a several and not joint or joint and several basis) to, at or immediately prior to the effective time of the merger, subject to the terms and conditions therein, purchase, directly or indirectly, equity securities of Parent and to pay, or cause to be paid, to Parent cash purchase prices equal to US$330,056,497, US$129,943,503, US$485,660,389 and US$200,000,000, respectively. Such funds are to be used by Parent solely for the purpose of funding the merger consideration and such other amounts required to be paid by Parent under the merger agreement, together with fees and expenses (other than the Parent termination fee and the payment obligations guaranteed by the Limited Guarantees).

        Each Sponsor's equity commitment under its Equity Commitment Letter is conditioned upon: (a) the satisfaction or waiver of the closing conditions set forth in Section 7.01 and Section 7.02 of the merger agreement (other than conditions that are to be satisfied at the closing, but subject to the satisfaction of such conditions); (b) the substantially contemporaneous funding to Parent of the other equity contributions contemplated by the other Equity Commitment Letters (provided that this condition shall not limit or impair the ability of Parent or the Company to seek enforcement of such Sponsor's equity commitment if Parent or the Company, as applicable, is also seeking enforcement of the other Equity Commitment Letters); and (c) it being manifestly apparent that, upon the funding of the equity commitments under all of the Equity Commitment Letters, and assuming the satisfaction or waiver of the closing conditions set forth in Section 7.03 of the merger agreement, the substantially contemporaneous consummation of the closing of the merger will occur in accordance with the merger agreement.

        Each Equity Commitment Letter and the obligation of the relevant Sponsor to fund its equity commitment thereunder will terminate automatically and immediately upon the earliest to occur of: (a) the valid termination of the merger agreement in accordance with its terms (unless the Company has made a valid claim to seek specific performance of the obligations to Parent and Merger Sub to effect the closing of the merger, in which case such Equity Commitment Letter shall terminate upon a final, non-appealable judicial or arbitral determination or a written settlement between the Company, Parent and Merger Sub with respect to such claim, and the subsequent satisfaction by Sponsor of any obligations under such Equity Commitment Letter as so finally determined or agreed); (b) the closing of the merger and payment by Parent and Merger Sub of all amounts due by them under the merger agreement, at which time such obligation will be discharged; and (c) the Company or any of its affiliates asserting a claim in any proceeding relating to such Equity Commitment Letter that would make the Limited Guarantee provided by such Sponsor terminable in accordance with the terms thereof.

        The Company is entitled to enforce each Equity Commitment Letter to seek specific performance of the relevant Sponsor's obligation to fund its equity commitment to the extent permitted by the merger agreement and subject to the conditions to such Sponsor's funding obligation under such Equity Commitment Letter, and the Company is an express third-party beneficiary of each of the Equity

Commitment Letters to the extent of such specific performance rights. Each of the Sponsors may assign or delegate all or a portion of its obligations to fund its equity commitment under the relevant Equity Commitment Letter to any of its affiliates or any other investment fund advised or managed by such Sponsor or its affiliate so long as such Sponsor remains liable for the obligations under such Equity Commitment Letter. Any amendment or modification to, or waiver of any rights under, any Equity Commitment Letter that would be expected to be adverse to the Company's rights set forth therein requires the prior consent of the Company.

        Pursuant to the Merger Agreement, each of Parent and Merger Sub is required to use its reasonable best efforts to take all actions necessary, proper or advisable to obtain equity financing on the terms and conditions described in the Equity Commitment Letters, including by (a) maintaining in effect, without amendment, modification or waiver, each of the Equity Commitment Letters, (b) satisfying on a timely basis all conditions to the closing of and funding under the Equity Commitment Letters applicable to Parent and/or Merger Sub that are within its control, (c) consummating the equity financing contemplated by each of the Equity Commitment Letters at or prior to the closing and prior to the effective time of the merger, and (d) enforcing the relevant parties' funding obligations and the rights of Parent and Merger Sub under the Equity Commitment Letters to the extent necessary to fund the merger consideration.

        If any portion of the financing becomes unavailable on the terms and conditions contemplated by the Equity Commitment Letters, Parent and Merger Sub will promptly notify the Company in writing and Parent and Merger Sub will use their reasonable best efforts to obtain alternative debt financing and/or equity financing as promptly as practicable following the occurrence of such event, so long as (a) the aggregate proceeds of the equity financing under the Equity Commitment Letters (as amended or modified in accordance with their terms) and any alternative debt financing and/or equity financing will be sufficient for Parent and Merger Sub to pay the merger consideration and any other amounts required to be paid in connection with the completion of the transactions contemplated by the merger agreement, and (b) such amendment or modification or such alternative debt financing and/or equity financing (i) does not impose new or additional conditions compared to those in each of the Equity Commitment Letters as of the date of the merger agreement, (ii) would not prevent or materially delay the completion of the transactions contemplated by the merger agreement or materially impair the ability of Parent or Merger Sub to complete such transactions, and (iii) does not involve any change, terms or conditions that would adversely impact the ability of Parent and Merger Sub to enforce their rights against the providers of such equity financing or such alternative debt financing and/or equity financing. If Parent becomes aware of the existence of any fact or event that would reasonably be expected to cause any portion of the equity financing to become unavailable on the terms and conditions contemplated by the Equity Commitment Letters in effect on the date of the merger agreement, Parent and Merger Sub will use their reasonable best efforts to either cure or eliminate such fact or event, or to arrange and obtain alternative debt financing and/or equity financing. Parent will deliver to the Company as promptly as practicable (and within three business days) after their execution, true and complete copies of all contracts or other arrangements pursuant to which any such alternative sources have committed to provide such alternative debt financing and/or equity financing.

Rollover Equity

        Concurrently with the execution and delivery of the merger agreement, the Rollover Shareholders and the Beneficial Owners entered into a support agreement, dated as of March 26, 2018 (as amended on May 29, 2018, and as may be further amended from time to time, the "Support Agreement") with Holdco and Parent. Pursuant to the Support Agreement, subject to the terms and conditions therein, (i) 2,264,140 Class A Shares and 1,256,820 ADSs held by ShanghaiMed (representing approximately 8.2% of the total issued and outstanding Shares as of the date of this proxy statement, and an aggregate value of approximately US$119,173,060 at the per share merger consideration), (ii) 526,721

Class A Shares and 805,100 Class C Shares held by Time Intelligent (representing approximately 3.8% of the total issued and outstanding Shares as of the date of this proxy statement, and an aggregate value of approximately US$54,871,025.20 at the per share merger consideration), (iii) 4,448,575 Class A Shares held by Top Fortune (representing approximately 12.7% of the total issued and outstanding Shares as of the date of this proxy statement, and an aggregate value of approximately US$183,281,290 at the per share merger consideration), and (iv) the fully vested Company Options to purchase 10,000 Class A Shares held by Mr. He (representing an aggregate value of US$283,098, the excess of the per share merger consideration over the per share exercise price of such Company Options), will be cancelled at the closing of the merger for no consideration from the Company. Immediately prior to the closing, in consideration for such cancellation of such Rollover Shareholder's Rollover Shares, Holdco will issue to each Rollover Shareholder (or its affiliates) a number of ordinary shares of Holdco equal to the number of its Rollover Shares, for a consideration per share equal to the par value of such Holdco shares. The Support Agreement also provides that, prior to the effective time of the merger, (a) Mr. Zhang or his affiliates may acquire additional Shares or ADSs that are beneficially owned by directors or employees of the Company (including Shares and ADSs resulting from the exercise of Company Options by such persons), subject to (i) a cap equal to 387,865 Shares for the acquisition from Ms. Feiyan Huang or Gold Partner Consultants Limited and (ii) a cap equal to 1,384,779 Shares for the acquisition from such persons other than Ms. Feiyan Huang or Gold Partner Consultants Limited, and (b) Mr. He or his affiliates may acquire additional Shares that are beneficially owned by certain directors or employees of the Company (including Shares resulting from the exercise of Company Options by such person), subject to a cap equal to 476,831 Shares, and such Shares will be deemed "Rollover Shares" and be cancelled for no consideration in the merger in consideration for the same number of newly issued ordinary shares of Holdco.

        The consummation of the issuance of ordinary shares of Holdco described above is subject to the satisfaction in full (or waiver) of each of the conditions to Parent's and Merger Sub's obligations to complete the merger under the merger agreement.

Limited Guarantees

        The Company and each of the respective Guarantors, namely ShanghaiMed, Top Fortune, YF Fund III, YF Fund III Parallel, Taobao China and Boyu Fund III, entered into a Limited Guarantee, pursuant to which such Guarantor has, subject to the terms and conditions therein, guaranteed in favor of the Company a portion of the payment obligations of Parent under the merger agreement for (a) the US$74,000,000 termination fee, (b) certain costs and expenses in connection with the collection of such termination fee that may become payable to the Company by Parent in accordance with the merger agreement and (c) the indemnity provided by Parent in connection with the arrangement of financing as described under "The Merger Agreement—Financing."

Support Agreement

        The Rollover Shareholders and the Beneficial Owners entered into the Support Agreement with Parent and Holdco, pursuant to which, upon the terms and subject to the conditions therein and among other things:

  •
  the Rollover Shareholders agree to vote any and all of their Shares (including Shares represented by ADSs) in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and against any competing transactions which are in competition with or inconsistent with the merger (see "—Voting by the Buyer Group at the Shareholders' Meeting" below);

  •
  the Rollover Shareholders agree to certain transfer restrictions with respect to their Shares until the closing or the earlier termination of the merger agreement;

  •
  prior to the effective time of the merger, Mr. Zhang or his affiliates may acquire additional Shares or ADSs that are beneficially owned by directors or employees of the Company (including Shares and ADSs resulting from the exercise of Company Options by such persons), subject to (i) a cap equal to 387,865 Shares for the acquisition from Ms. Feiyan Huang or Gold Partner Consultants Limited and (ii) a cap equal to 1,384,779 Shares for the acquisition from such persons other than Ms. Feiyan Huang or Gold Partner Consultants Limited, and such Shares and ADSs will be deemed "Rollover Shares" which shall be cancelled for no consideration in the merger in consideration for the same number of ordinary shares of Holdco;

  •
  prior to the effective time of the merger, Mr. He or his affiliates may acquire additional Shares that are beneficially owned by certain directors or employees of the Company (including Shares resulting from the exercise of Company Options by such person), subject to a cap equal to 476,831 Shares, and such Shares will be deemed "Rollover Shares" which shall be cancelled for no consideration in the merger in consideration for the same number of ordinary shares of Holdco;

  •
  the Rollover Shareholders agree that the Rollover Shares (including Rollover Shares represented by ADSs) will be cancelled at the closing of the merger for no consideration from the Company, and immediately prior to the closing of the merger, in consideration of such cancellation of the Rollover Shares, Holdco will issue to each Rollover Shareholder (or its affiliates, as applicable) a number of newly issued ordinary shares of Holdco equal to the number of such Rollover Shareholder's cancelled Rollover Shares, for a consideration per share equal to the par value of such Holdco shares;

  •
  prior to the effective time of the merger, Mr. Zhang or his affiliates may elect to subscribe for (and Holdco will issue to Mr. Zhang or his affiliates) a number of ordinary shares of Holdco up to 1,384,779 less (i) the number of additional Rollover Shares acquired by Mr. Zhang or his affiliates from directors or employees of the Company other than Ms. Feiyan Huang or Gold Partner Consultants Limited and (ii) if and to the extent any Shares or ADSs beneficially owned by any director or employee of the Company (other than Ms. Feiyan Huang, Mr. Boquan He and certain directors and employees of the Company) become Rollover Shares after the date of the Support Agreement, the number of any such Rollover Shares, in each case, for a consideration per share equal to US$41.20 without interest;

  •
  prior to the effective time of the merger, Mr. He or his affiliates may elect to subscribe for (and Holdco will issue to Mr. He or his affiliates) a number of ordinary shares of Holdco up to 476,831 less (i) the number of additional Rollover Shares acquired by Mr. He or his affiliates from certain directors or employees of the Company and (ii) if and to the extent any Shares or ADSs beneficially owned by certain directors or employees of the Company become Rollover Shares after the date of the Support Agreement, the number of any such Rollover Shares, in each case, for a consideration per share equal to US$41.20 without interest;

  •
  immediately after the closing, Holdco will issue 500,000 ordinary shares of Holdco to Mr. Zhang (or his designated affiliate) and 250,000 ordinary shares of Holdco to Ms. Feiyan Huang (or her designated affiliate), in each case, for a consideration per share equal to US$12.8902; and

  •
  each Beneficial Owner will cause each Rollover Shareholder through which such Beneficial Owner indirectly holds Shares of the Company to perform its obligations under the Support Agreement.

        The Support Agreement will terminate immediately upon the earliest to occur of (a) the closing of the merger, (b) the termination of the merger agreement in accordance with its terms and (c) failure to cure any material breach by Parent under the Support Agreement with respect to matters relating to

Founder's Rollover Shares or subscription of ordinary shares of Holdco within 30 days from such breach.

        The Support Agreement is attached as Annex E to this proxy statement and is incorporated herein by reference.

Interim Investors Agreement

        Concurrently with the execution and delivery of the merger agreement, the Rollover Shareholders, the Beneficial Owners, the Sponsors (other than Boyu Fund III), Holdco, Parent and Merger Sub entered into the Interim Investors Agreement, dated as of March 26, 2018 (the "March 26 Interim Investors Agreement") which governs the relationship among the parties thereto with respect to the merger agreement and matters relating thereto until the closing of the merger or the earlier termination of the merger agreement. On May 29, 2018, the March 26 Interim Investors Agreement was amended and restated to admit Boyu Fund III as an investor thereunder (such amended and restated Interim Investors Agreement, as may be further amended from time to time, the "Interim Investors Agreement"). The Interim Investors Agreement provides for, among other things and subject to certain limitations or exceptions therein, (i) the mechanism for the Buyer Group to make decisions relating to the merger agreement pending consummation of the merger, (ii) the mechanism for admitting additional investors to the Buyer Group and making adjustments to the Sponsor's equity commitments pending consummation of the merger (subject to the Special Committee's prior consent), (iii) certain fees and expense sharing arrangements among the Buyer Group, and (iv) the obligations of the Rollover Shareholders and the Beneficial Owners to work exclusively with the Sponsors and Mr. Zhang to implement the transactions contemplated by the merger agreement.

Remedies and Limitations on Liability

        The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

        The Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief, to cause Parent and Merger Sub to cause the equity financing to be funded if (i) all of Parent and Merger Sub's conditions to their obligations under the merger agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing but subject to the satisfaction of waiver of those conditions), (ii) Parent and Merger Sub fail to complete the closing by the date the closing is required to have occurred under the merger agreement, and (iii) the Company has irrevocably confirmed in writing that, if specific performance is granted and the equity financing (or if applicable, alternative financing) is funded, then the Company is ready, willing and able to take all actions within its control to consummate the closing. The Company has third party beneficiary rights under the Equity Commitment Letter provided by each of the Sponsors which permit the Company to directly enforce the funding obligations of such Sponsor thereunder under the foregoing circumstances, subject to the terms and conditions of the Equity Commitment Letter.

        In the event that Parent or Merger Sub fails to consummate the closing of the merger or otherwise breaches the merger agreement or fails to perform thereunder, the Company has the right to receive payment of a termination fee equal to US$74,000,000 from Parent as well certain costs and expenses payable pursuant to the merger agreement. The Company has the right to directly enforce the Limited Guarantee provided by each of the Guarantors which guarantees to the Company the payment of such Guarantor's share of the Parent termination fee in the event that Parent fails to pay this amount to the Company when due.

        While the Company, Parent and Merger Sub may pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and payment of a termination fee, and if the merger agreement is terminated, the remedy of specific performance will no longer be available to any of the parties to the merger agreement.

Interests of Certain Persons in the Merger

        In considering the recommendation of the Special Committee and the Board with respect to the merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that the Company's shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of the Buyer Group

        As the result of the merger, Parent will own 100% of the equity interests of the surviving company immediately following the completion of the merger. Assuming the Founder Parties and the Mr. He Parties do not increase their respective number of Rollover Shares in accordance with the Support Agreement, Taobao China, YFC, Boyu Fund III, the Founder Parties and Mr. He Parties will hold approximately 32.30%, 30.60%, 13.30%, 11.58% and 12.22%, respectively, of the equity interests of Holdco immediately following the completion of the merger. Because Parent will directly own all of the equity interests of the surviving company immediately following the completion of the merger, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. Parent will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent's investment in the surviving company will be illiquid, with no public trading market for the surviving company's shares and no certainty that an opportunity to sell its shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover its investment.

        The merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Treatment of Existing Share Options, Including Those Held by Officers and Directors

        At the effective time of the merger, the Company will (i) terminate the Company's Share Incentive Plans, and any relevant award agreements applicable to the Share Incentive Plans or otherwise relating to Company Options, and (ii) cancel each Company Option that is outstanding and unexercised, whether or not vested or exercisable. As soon as practicable after the effective time of the merger, each holder of a Company Option that is cancelled at the effective time of the merger will have the right to receive an amount in cash equal to the product of (i) the excess, if any, of US$41.20 over the applicable per share exercise price of such Company Option and (ii) the number of Shares underlying such Company Option, except that Company Options to purchase 500,000 Class A Shares held by

Mr. Zhang and Company Options to purchase 250,000 Class A Shares held by Ms. Feiyan Huang will be cancelled for no consideration.

        As of the date of this proxy statement, the Company's directors and executive officers, as a group held an aggregate of 9,569,979 Shares and an aggregate of outstanding Company Options to purchase 1,163,900 Shares. As of the date of this proxy statement, the Company's directors and executive officers (excluding Mr. Zhang and Mr. He), as a group held an aggregate of 897,032 Shares and an aggregate of outstanding Company Options to purchase 503,900 Shares.

        The following table shows, as of the date of this proxy statement, for each director and executive officer of the Company, (a) the number of Shares (other than Rollover Shares) owned, (b) the cash payment that will be made in respect of the Shares (other than Rollover Shares) at the effective time of the merger, (c) the number of Shares issuable under the outstanding Company Options held by such person (other than Company Options that will be canceled for no consideration), whether vested or unvested, and the exercise price per Share for such Company Options, (d) the cash payment that will be made in respect of the Company Options held by such person at the effective time of the merger (in all cases before applicable withholding taxes), and (e) the total cash payment that will be made in respect of the outstanding Shares (other than Rollover Shares) and Company Options held by such person.

	Shares
	Shares Beneficially Owned (Excluding Rollover Shares)
			Company Options(1)
Name of Directors and Executive Officers		Cash Payment Therefor in US$	Shares Underlying	Exercise Price US$	Cash Payment Therefor in US$	Total Cash Payments in US$
Lee Ligang Zhang	0	0	150,000	5.1288	5,410,680.00	5,410,680.00
Boquan He	0	0	0	0.0000	0.00	0.00
Feiyan Huang	387,865	15,980,038.00	0	12.8902	0.00	15,980,038.00
Minjian Shi	466,831	19,233,437.20	10,000	12.8902	283,098.00	19,516,535.20
Ruby Lu	0	0	10,000	12.8902	283,098.00	283,098.00
Thomas McCoy Roberts	17,600	725,120.00	10,000	32.9200	82,800.00	807,920.00
Daqing Qi	0	0	10,000	12.8902	283,098.00	283,098.00
Man Ho Kee Harry	0	0	10,000	12.8902	283,098.00	283,098.00
Gavin Zhengdong Ni	0	0	10,000	12.8902	283,098.00	283,098.00
Yang Chen	0	0	1,650	12.8902	46,711.17	46,711.17
Yafang Zhou	24,736	1,019,143.80	30,000	6.4224	1,043,329.00	2,062,493.40
Elmer Liu	0	0	20,000	12.8902	566,196.00	566,196.00
Jinfeng Pan	0	0	102,250	7.4439	3,451,557.50	3,451,557.50
Hua Liu	0	0	0	12.8902	0.00	0.00
Xiaojiang Zhou	0	0	40,000	12.8902	1,132,392.00	1,132,392.00
All directors and executive officers as a group	897,032	36,957,739.00	403,900	8.6445	13,149,155.67	50,106,894.67

(1)
Excludes Company Options with an exercise price which is equal to or higher than US$41.20 per Share.

        After the consummation of the merger, the maximum amount of cash payments our directors and executive officers may receive in respect of their Shares (other than Rollover Shares) and Company Options is approximately US$50.11 million, including approximately US$36.96 million in respect of Shares (other than Rollover Shares), and approximately US$13.15 million in respect of Company Options.

Indemnification and Insurance

        Pursuant to the merger agreement, the parties to the merger agreement have agreed that:

  •
  The memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to exculpation and indemnification or advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time of the merger, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

  •
  The surviving company will maintain in effect for six years from the effective time of the merger, the current directors' and officers' liability insurance policies maintained by the Company with respect to matters occurring prior to the effective time of the merger, including acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated by the merger agreement (the parties covered thereby, the "Indemnified Parties"); provided, however, that the surviving company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Parties, and provided, further, that in no event shall the surviving company be required to expend pursuant to the merger agreement more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance, and if the cost of such insurance policy exceeds such amount, then the surviving company shall obtain a policy with the greatest coverage for a cost not exceeding such amount. In addition, the Company may and, at Parent's request, the Company shall purchase a six-year "tail" prepaid policy prior to the effective time of the merger on terms and conditions no less advantageous to the Indemnified Parties than the existing directors' and officers' liability insurance maintained by the Company. If such "tail" prepaid policies have been obtained by the Company prior to the effective time of the merger, the surviving company shall, and Parent shall cause the surviving company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or surviving company described in this paragraph shall terminate.

  •
  Subject to the terms and conditions of the merger agreement, from and after the effective time of the merger, the surviving company shall comply with all of the Company's obligations, and shall cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) the fact that such person is or was a director or officer of the Company or such subsidiary or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the effective time of the merger (including acts or omissions with respect to the approval of the merger agreement or the transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement and actions to enforce any indemnification or advancement right of any Indemnified Party), to the extent provided under the Company's or such subsidiaries' respective organizational and governing documents or agreements in effect on the date of the merger agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law, including the approval of the merger agreement, the transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement and actions to enforce any indemnification or advancement right or any such person, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

  •
  In the event the Company, the surviving company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the surviving company, as the case may be, or, at Parent's option, Parent, shall assume the obligations set forth in the directors' and officers' indemnification and insurance section of the merger agreement.

  •
  The agreements and covenants contained in the indemnification and insurance section of the merger agreement shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its subsidiaries, under the Cayman Islands Companies Law or other applicable law, or otherwise. The provisions of the indemnification and insurance section of the merger agreement shall survive the consummation of the merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives. The obligations of Parent and the surviving company under the indemnification and insurance section of the merger agreement shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

  •
  Nothing in the merger agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in the directors' and officers' indemnification and insurance section of the merger agreement is not prior to or in substitution for any such claims under any such policies.

The Special Committee

        On September 9, 2015, the Board established a special committee of independent and disinterested directors to, among other things, consider the Buyer Group 1 Proposal and take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee has remained in place since its formation and has considered, evaluated and negotiated, with the assistance of its advisors, the Buyer Group 1 Proposed Transaction, the Buyer Group 2 Proposed Transaction, the Company A Proposed Transaction, the Yunfeng Proposed Transaction, and the transactions contemplated by the merger agreement, which led to the approval of the transactions contemplated by the merger agreement by the Special Committee and the Board on March 26, 2018.

        The Special Committee consists of three independent and disinterested directors, Ms. Ruby Lu, Professor Daqing Qi and Mr. Gavin Zhengdong Ni. None of the three directors are affiliated with the Buyer Group or any member of the management of the Company, and none of the three directors has any financial interest in the merger that is different from that of the unaffiliated shareholders, other than (i) the directors' receipt of Board compensation in the ordinary course and the Special Committee members' compensation in connection with its evaluation of the merger (none of which is contingent upon the completion of the merger or the Special Committee's or Board's recommendation of the merger) and (ii) the directors' indemnification and liability insurance rights under the merger agreement. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the merger.

        We compensate the members of the Special Committee in exchange for their service in such capacity at monthly rates of US$20,000 per month to Ms. Ruby Lu, chairperson of the Special Committee, US$18,000 per month to Professor Daqing Qi, vice-chairperson of the Special Committee, and US$12,000 per month to Mr. Gavin Zhengdong Ni, member of the Special Committee (the payments of which are not contingent upon the completion of the merger or the Special Committee's or Board's recommendation of the merger).

Position with the Surviving Company

        The directors of Merger Sub immediately prior to the effective time will become the directors of the surviving company, and the officers of the Company immediately prior to the effective time will become the officers of the surviving company, in each case, unless otherwise determined by Parent prior to the effective time.

Related Party Transactions

        We have adopted an audit committee charter, which requires the audit committee to review and approve all related-party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. In addition to the arrangements in connection with the merger discussed elsewhere in this proxy statement, for a description of significant related-party transactions for the fiscal years ended March 31, 2016 and 2017, see "Item 7. Major Shareholders and Related Party Transactions" included in the Company's Annual Reports on Form 20-F for the fiscal years ended March 31, 2016 and March 31, 2017, respectively, which are incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 153 for a description of how to obtain copies of the Company's Annual Reports.

Related-Party Transactions since March 31 2017

Formation of Investment Funds with China Industrial Asset Management

        In July 2017, the Company, iKang Healthcare Technology Group Co., Ltd. (formerly known as Shanghai iKang Guobin Holding Co., Ltd., "iKang Holding"), China Industrial Asset Management Limited ("China Industrial Asset Management"), an affiliate of Mr. Zhang and an affiliate of China Industrial Asset Management entered into a cooperation agreement to form certain healthcare investment funds to invest in medical centers. The aggregate size of the healthcare investment funds will not exceed RMB502 million. The affiliate of Mr. Zhang and the affiliate of China Industrial Asset Management will act as general partners and each contribute RMB1 million to the investment funds. The Company and China Industrial Asset Management will each contribute up to RMB50 million to the investment funds as limited partners. The investment funds will admit other limited partners which will contribute up to RMB400 million. Pursuant to the arrangements, the investment funds will either set up new medical centers or acquire existing medical centers. After operating these medical centers for a period of at least two years, the investment funds will transfer their interests in these medical centers to us at a price equal to their original costs with an annual return rate of 15%.

Increase of Registered Capital of Beijing iKang Medical Examination Application Technology Co., Ltd.

        In July 2017, Beijing iKang Medical Examination Application Technology Co., Ltd., which was a wholly-owned subsidiary of iKang Holding, increased its registered capital to RMB10 million. After the increase of registered capital, iKang Holding, an affiliate of Mr. Zhang and an entity controlled by certain of the Company's employees hold a 70%, 20% and 10% equity interest, respectively, in Beijing iKang Medical Examination Application Technology Co., Ltd.

Increase of Registered Capital of Yalong Daoyi

        In August 2017, Shanghai Yalong Daoyi Services Co., Ltd. ("Yalong Daoyi"), which was a wholly-owned subsidiary of iKang Holding, increased its registered capital to RMB30 million. After the increase of registered capital, iKang Holding, an affiliate of Mr. Zhang and an entity controlled by certain of the Company's employees hold a 70%, 20% and 10% equity interest, respectively, in Yalong Daoyi.

Fees and Expenses

        Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement to be as follows:

Description	Amount (US$'000)
Financing fees and expenses and other professional fees	$8,157
Legal fees and expenses	$9,001
Special Committee fees	$1,800
Miscellaneous (including filing fees, printer, proxy solicitation and mailing costs)	$159
ADS cancellation and surrender fees	$2,542
Total	$21,659

        These fees and expenses will not reduce the aggregate merger consideration to be received by the Company shareholders and ADS holders. Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement, the plan of merger and the merger, will be paid by the party incurring such costs and expenses except as otherwise stated in the section entitled "The Merger Agreement and Plan of Merger—Termination Fee" and as provided in the Interim Investors Agreement.

Voting by the Buyer Group at the Shareholders' Meeting

        Each of the Rollover Shareholders has agreed, until the closing of the merger or the earlier termination of the merger agreement in accordance with its terms, at the Shareholders' Meeting (as defined in the section entitled "The Merger Agreement—Company Shareholders' Meeting") to cause its Shares (including Shares represented by ADSs) to be counted as present for purposes of determining whether a quorum is present and vote or otherwise cause to be voted all of its Shares:

  •
  for the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement;

  •
  against any competing transaction or any other transaction, proposal, agreement or action made in opposition to approval of the merger agreement or in competition or inconsistent with the merger and the other transactions contemplated by the merger agreement;

  •
  against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement, or the Support Agreement or the performance by such Rollover Shareholder of its obligations under the Support Agreement;

  •
  against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement, or of such Rollover Shareholder contained in the Support Agreement or otherwise reasonably requested by

    Parent in order to consummate the transactions contemplated by the merger agreement, including the merger;

  •
  in favor of any adjournment of the Shareholders' Meeting as may be reasonably requested by Parent; and

  •
  in favor of any other matter necessary to effect the merger and the other transactions contemplated by the merger agreement.

        As of the date of this proxy statement, the Rollover Shareholders own an aggregate of 8,672,946 Shares, which represent approximately 24.7% of the Company's issued and outstanding Shares and 19,944,346 votes, or approximately 43.0% of the total number of votes represented by the Company's issued and outstanding Shares (excluding, for purposes of this calculation, Shares issuable upon the exercise of Company Options).

Litigation Relating to the Merger

        The Company is not aware of any lawsuit that challenges the merger agreement, the plan of merger or any of the transactions contemplated by the merger agreement, including the merger.

Accounting Treatment of the Merger

        The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, "Business Combinations—Related Issues."

Regulatory Matters

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws, any approvals, filings or notices which may apply under applicable PRC law, and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and merger Sub as at the time of the filing of the plan of merger and notice of the merger being published in the Cayman Islands Government Gazette.

Dissenters' Rights

        Registered holders of the Shares who exercise dissenters' rights will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy of which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters' rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters' rights (as described under the section entitled "Dissenters' Rights" on page 140).

Material PRC Income Tax Consequences

        Under the EIT Law, which took effect on January 1, 2008 and was amended on December 24, 2017, enterprises established outside of China whose "de facto management bodies" are located in the PRC are considered "resident enterprises," and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of the EIT Law, which became effective on January 1, 2008 and defines the "de facto management body" as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies ("Circular 82") on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC enterprise income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a "non-resident enterprise" from transfer of its equity in a PRC resident enterprise, which is considered PRC-sourced income, provided that the "non-resident enterprise" does not have a de facto management body in the PRC. Under the PRC Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with China.

        The Company does not believe that it is a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of cash consideration for your Share should otherwise be subject to PRC income tax to holders of such Shares that are not PRC residents as none of our shareholders is a PRC company or PRC corporate group. However, as there has not been a definitive determination of the Company's status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of cash consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

        In addition, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises ("Bulletin 24") issued by the State Administration of Taxation, which became effective as of April 1, 2011, the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises ("Bulletin 7") issued by the State Administration of Taxation, which became effective on February 3, 2015, and the Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises ("Bulletin 37") issued by the State Administration of Taxation, which became effective on December 1, 2017, if any non-resident enterprise transfers equity of a resident enterprise, the non-resident enterprise will be subject to a 10% PRC enterprise income tax on the gain from such equity transfer, however, such provision is not applicable to the transfer of listed shares where the number of shares to be transferred and the transfer price are determined pursuant to standard trading rules of a public security market and not by the purchaser and the seller by mutual agreement prior to such transactions. According to Bulletin 24, Bulletin 7 and Bulletin 37, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises' equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises' equity and impose a 10% enterprise income tax on the gain from such offshore share transfer. Bulletin 7 or Bulletin 37 may be determined by the PRC tax authorities to be applicable to the merger where non-PRC resident corporate shareholders or ADS holders were involved, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Bulletin 7 or Bulletin 37 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the merger by the Company's non-PRC resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief if any).

        You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

        The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for Shares and ADSs under the terms of the merger. This is subject to the qualifications that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Registrar to register the plan of merger, and to file the variation of capital and the amendment of M&A and (iii) fees payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette.

Material U.S. Federal Income Tax Consequences

        The following are certain material U.S. federal income tax consequences to a U.S. Holder described below of the exchange of our Shares or ADSs for cash pursuant to the merger. This discussion applies to you only if you are a U.S. Holder that holds Shares or ADSs as capital assets for U.S. federal income tax purposes and it does not describe all of the tax consequences that may be relevant in light of your particular circumstances, including alternative minimum tax or Medicare contribution tax consequences, and tax consequences applicable to U.S. Holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  dealers or certain traders in securities;

  •
  persons holding Shares or ADSs as part of a straddle, wash sale or conversion transaction, or persons entering into a constructive sale with respect to Shares or ADSs;

  •
  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

  •
  tax-exempt entities, including individual retirement accounts;

  •
  persons who acquired or received Shares or ADSs as compensation;

  •
  persons that own or are deemed to own Shares or ADSs representing ten percent or more of our stock by vote or value; or

  •
  persons holding Shares or ADSs in connection with a trade or business conducted outside the United States.

        If an entity that is classified as a partnership for U.S. federal income tax purposes owns Shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnerships owning Shares or ADSs or a partner therein, you should consult your tax adviser as to the particular U.S. federal income tax consequences applicable to you of disposing of Shares or ADSs.

        This discussion does not apply to you if you hold Excluded Shares or Company Options cancelled pursuant to the merger.

        This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. You should consult your tax adviser concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of Shares or ADSs in your particular circumstances.

        For purposes of this discussion, you are a "U.S. Holder" if you are a beneficial owner of Shares or ADSs that is, for U.S. federal income tax purposes:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

  •
  a trust or estate the income of which is subject to U.S. federal income tax regardless of its source.

        Exchange of Shares or ADSs for Cash.    The exchange of our Shares or ADSs for cash will be a taxable transaction for U.S. federal income tax purposes. You will recognize gain or loss on the disposition of Shares or ADSs, equal to the difference between the amount of cash received, if any, and your tax basis in the Shares or ADSs disposed of. Subject to the discussion in "—Passive Foreign Investment Company" below, any gain or loss recognized will be capital gain or loss, and will be long-term capital gain or loss if you have held the Shares or ADSs for more than one year. The deductibility of capital losses is subject to limitations.

        As described in "Material PRC Income Tax Consequences," above, if we were deemed to be a tax resident enterprise under PRC tax law, gains from a sale of our Shares or ADSs could be subject to PRC tax. You are entitled to use foreign tax credits to offset only the portion of your U.S. federal income tax liability that is attributable to foreign-source income. Because under the Code capital gains of U.S. persons generally are treated as U.S.-source income, this limitation may preclude you from claiming a credit for all or a portion of any PRC taxes imposed on any gain from the sale of our Shares or ADSs. However, if you are eligible for the benefits of the income tax treaty between the United States and the PRC, you may be able to elect to treat any such gain as foreign-source for foreign tax credit purposes. The rules governing the foreign tax credit are complex. You should consult your tax adviser regarding your eligibility for benefits under the income tax treaty between the United States and the PRC and the creditability of any PRC tax on disposition gains in your particular circumstances.

        Passive Foreign Investment Company.    In general, a foreign corporation will be a PFIC for any taxable year in which (1) 75% or more of its gross income consists of passive income (such as dividends, interest, rents royalties and certain gains) or (2) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. If a corporation owns at least 25% (by value) of the stock of another corporation, the corporation will be treated, for purposes of the PFIC tests, as owning its proportionate share of the 25%-owned corporation's assets and receiving its proportionate share of the 25%-owned corporation's income.

        Based upon the nature of our business and estimates of the value of our assets, including goodwill, which are based, in part, on the market price of our ADSs, we do not expect to be a PFIC for our current taxable year. However, it is not entirely clear how the contractual arrangements between our wholly owned subsidiaries, our affiliated PRC entities and the shareholders of our affiliated PRC entities will be treated for purposes of the PFIC rules. In addition, we hold a substantial amount of cash, and our PFIC status for any taxable year may depend on the proportionate value of such cash and other passive assets compared to the total market value of our assets. Because the treatment of the contractual arrangements is not entirely clear, because we have, and expect to continue to have, a substantial amount of cash and other passive assets, and because the determination of whether we are a PFIC will depend on the character of our income and assets and the value of our assets from time to time, which may be based in part on the market price of our ADSs, which is likely to fluctuate, we may be a PFIC for the current taxable year.

        If we were a PFIC for this or a previous taxable year and any of our subsidiaries or other entities in which we own or are treated as owning equity interests were also a PFIC (any such entity, a "Lower-tier PFIC"), you would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described below on (1) certain distributions by a Lower-tier PFIC and (2) dispositions of shares of Lower-tier PFICs, in each case as if you held such shares directly, even though you had not received the proceeds of those distributions or dispositions.

        If we were a PFIC for this or a previous taxable year during which you owned our Shares or ADSs, you may be subject to adverse tax consequences. Generally, any gain that you recognize in the merger would be allocated ratably over your holding period for the Shares or ADSs. The amounts allocated to the current year and to taxable years prior to the first taxable year in which we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amounts. Furthermore, you would be required to file IRS Form 8621 with respect to us, generally with your federal income tax return for any year for which we were a PFIC. You should consult your tax adviser regarding the consequences of the merger.

        Information Reporting and Backup Withholding.    Payments of the cash consideration for the Shares or ADSs that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

 MARKET PRICE OF THE COMPANY'S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

        The following table provides the high and low sales prices for ADSs, each representing 1/2 Class A Shares, on NASDAQ under the symbol "KANG," for each quarter during the past two years:

	Sales Price Per ADS (in US$)
	High	Low
Quarterly:
2016
First quarter	$22.04	$19.14
Second quarter	$22.04	$17.23
Third quarter	$19.18	$17.94
Fourth quarter	$18.56	$13.83
2017
First quarter	$18.33	$14.69
Second quarter	$15.21	$12.27
Third quarter	$14.59	$11.73
Fourth quarter	$15.91	$13.21
2018
First quarter	$20.60	$19.85
Second quarter (through July 12, 2018)	$20.56	$20.44

        On March 9, 2018, the last trading day immediately prior to the Company's announcement on March 12, 2018 that it had received the Yunfeng and Alibaba Proposal, the reported closing price of our ADSs on NASDAQ was US$17.92 per ADS. The merger consideration of US$41.20 per Share, or US$20.60 per ADS, represents a premium of 15.0% over the closing price of US$17.92 per ADS on March 9, 2018, and a premium of 24.7% and 28.5%, respectively, over the Company's 30 and 60 trading day volume-weighted average price as quoted by NASDAQ through March 9, 2018. On July 12, 2018, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of our ADSs were US$20.51 and US$20.43, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

        The Company neither declared nor paid any dividends in 2015, 2016 or 2017 through the date of this proxy statement to its shareholders, nor does the Company have any present plan to pay any cash dividends on its common shares in the foreseeable future. The Company currently intends to retain the Company's available funds and any future earnings to operate and expand the Company's business.

        Under the terms of the merger agreement, the Company is not permitted to pay any dividends or repurchase any Shares pending consummation of the merger.

        In the event the merger agreement is terminated for any reason and the merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS depositary will distribute such payments to the Company's ADS holders to the same extent as holders of Shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on Shares, if any, will be paid in U.S. dollars. In addition, the Company is a holding company and its current and future ability to pay dividends depends substantially on the payment of dividends and other distributions to the Company by its PRC subsidiaries.

        The Company generates substantially all of its revenues through contractual arrangements with its PRC operating companies. PRC governmental authorities may, however, require the Company to amend these contractual arrangements in a manner that would materially and adversely affect the Company's PRC subsidiaries' ability to pay dividends to the Company. If the Company's PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may also restrict the ability of the Company's PRC subsidiaries to pay dividends to the Company. Furthermore, PRC legal restrictions permit payments of dividends by the Company's PRC subsidiaries only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. There is no significant difference between retained earnings as determined in accordance with PRC accounting standards and in accordance with U.S. GAAP. Under PRC law, the Company's PRC subsidiaries are also required to set aside at least 10% of their net income each year to fund their general reserves until the cumulative amount reaches 50% of their paid-in capital. The Company's PRC subsidiaries may also allocate a portion of their net income to their staff welfare and bonus funds. These reserves and welfare and bonus funds are not distributable as cash dividends to the Company. Moreover, cash transfers from the Company's PRC subsidiaries to the Company are subject to the PRC government's currency conversion policy, and the Company's PRC subsidiaries may not be able to obtain the relevant approvals or complete the requisite registrations for distributing dividends to the Company. Any failure by any of the Company's shareholders or any beneficial owner of Shares who is a PRC resident to comply with the approval or registration requirements imposed by the State Administration of Foreign Exchange with respect to their investment in the Company could also subject the Company to legal sanctions, including a restriction on the Company's PRC subsidiaries' ability to distribute dividends to the Company. Furthermore, the Enterprise Income Tax Law eliminates the exemption of enterprise income tax on dividends derived by foreign investors from foreign invested enterprises and imposes on the Company's subsidiaries in China an obligation to withhold tax on dividend distributions to their non-PRC shareholders, provided that such non-PRC shareholders are not classified as resident enterprises.

THE EXTRAORDINARY GENERAL MEETING

        We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

        The extraordinary general meeting will take place on August 20, 2018, at 10:00 a.m. (Beijing time) at B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, the PRC.

Proposals to be Considered at the Extraordinary General Meeting

        At the meeting, you will be asked to consider and vote upon:

  •
  as special resolutions:

        THAT the agreement and plan of merger, dated as of March 26, 2018 and as amended on May 29, 2018 (the "merger agreement") (such merger agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the "plan of merger") required to be registered with the Cayman Registrar (such plan of merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger, and any and all transactions contemplated by the merger agreement and the plan of merger, including (i) the merger, (ii) the variation of the authorized share capital of the Company at the effective time of the merger from US$600,000 divided into (a) 58,000,000 Class A common shares of a par value of US$0.01 each, and (b) 2,000,000 Class C common shares of a par value of US$0.01 each to US$50,000 divided into 50,000 ordinary shares of US$1.00 each (the "variation of capital"), and (iii) upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger (the "amendment of the M&A"), be authorized and approved;

        THAT each director and officer of the Company be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, the variation of capital and the amendment of the M&A; and

  •
  if necessary, as an ordinary resolution:

        THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        At the effective time of the merger, all Shares will be cancelled and cease to exist. If the merger is completed, each Share issued and outstanding immediately prior to the effective time of the merger, other than the Excluded Shares and the Dissenting Shares, will be cancelled and cease to exist in exchange for the right to receive US$41.20 in cash per Share without interest and net of any applicable withholding taxes; each Excluded Share will be cancelled and cease to exist for no consideration; and each Dissenting Share will be cancelled and cease to exist and each holder thereof will be entitled to receive only payment of the fair value of such Dissenting Share determined in accordance with the Cayman Islands Companies Law. Each ADS issued and outstanding immediately prior to the effective time of the merger (other than ADSs representing the Rollover Shares) will be cancelled in exchange for the right to receive US$20.60 in cash per ADS without interest and net of any applicable withholding taxes.

        In addition, at or immediately prior to the effective time of the merger, the Company will terminate the Share Incentive Plans, terminate all relevant award agreements applicable to the Share Incentive Plans, cancel all Company Options under the Share Incentive Plans that are then outstanding and unexercised, whether or not vested or exercisable. As soon as practicable following the effective time of the merger, each holder of such cancelled Company Options will have the right to receive an amount in cash equal to the excess (if any) of US$41.20 over the applicable per share exercise price of such Company Options multiplied by the number of Shares underlying such Company Options, except that Company Options to purchase 500,000 Class A Shares held by Mr. Zhang and Company Options to purchase 250,000 Class A Shares held by Ms. Feiyan Huang will be cancelled for no consideration.

The Board's Recommendation

        The Board, acting upon the unanimous recommendation of the Special Committee:

  •
  determined that it is fair to, advisable and in the best interests of the Company and the shareholders, including the unaffiliated shareholders to consummate the transactions contemplated by the merger agreement, including the merger;

  •
  authorized and approved the execution, delivery and performance by the Company of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger; and

  •
  resolved to recommend in favor of the authorization and approval of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, to the shareholders of the Company and directed that the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, be submitted to a vote of the shareholders of the Company for authorization and approval.

Record Date; Shares and ADSs Entitled to Vote

        You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share record date. If you own Shares at the close of business in the Cayman Islands on the Share record date, the deadline for you to lodge your proxy card and vote is August 17, 2018 at 10:00 a.m. (Beijing time).

        If you own ADSs as of the close of business in New York City on the ADS record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 12:00 p.m. (noon) (New York City time) on August 15, 2018 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Quorum

        A quorum of the Company's shareholders is necessary to have a valid shareholders' meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of one or more shareholders entitled to vote that represent not less than one third of the voting rights represented by the issued Shares. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the merger agreement.

Vote Required

        Under the Cayman Islands Companies Law and the merger agreement, in order for the merger to be completed, the merger agreement and the plan of merger must be approved by a special resolution (as defined in the Cayman Islands Companies Law) of the Company's shareholders, which requires the affirmative vote of shareholders holding two-thirds or more of the voting power represented by the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the merger will not be completed.

        As of the date of this proxy statement, there are 35,113,193 common shares issued and outstanding, all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under "—Procedures for Voting." We expect that, as of the Share record date, there will be 35,113,193 common shares issued and outstanding, all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under "—Procedures for Voting." Based on the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on the Share record date, 30,923,062 votes must be cast in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be authorized, approved and adopted, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting. If less than all issued and outstanding Shares are present in person or by proxy and voting at the meeting, a smaller number of Shares will be required to approve the merger.

        As of the date of this proxy statement, the Rollover Shareholders and Mr. Zhang beneficially own an aggregate of 8,527,846 Class A Shares and 805,100 Class C Shares, representing in aggregate approximately 26.1% of the Company's issued and outstanding Shares and 20,604,346 votes, and approximately 43.8% of the total number of votes represented by the Company's issued and outstanding Shares. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 147 for additional information. These Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Procedures for Voting

  Shares

        Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share record date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share record date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

        Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than 10:00 a.m. on August 17, 2018 (Beijing time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

        Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact

MacKenzie Partners, Inc., the proxy solicitor, toll-free at (800) 322-2885 (or +1 (212) 929-5500 outside of the United States) (call collect) or via email at proxy@mackenziepartners.com.

  ADSs

        Holders of ADSs as of the close of business in New York City on the ADS record date will receive the final proxy statement and ADS voting instruction card either directly from the ADS depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on July 17, 2018 (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS depositary and returning it in accordance with the instructions printed on the card. The ADS depositary must receive the ADS voting instruction card no later than 12:00 p.m. (noon) (New York City time) on August 15, 2018. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. If the ADS depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by the holder's ADS, the ADS depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holder's ADSs. If you hold your ADSs in a brokerage, bank or other nominee account, you must follow the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

        Furthermore, if holders of ADSs do not timely deliver specific voting instructions to the ADS depositary, they will, under the terms of the Deposit Agreement, be deemed to have instructed the ADS depositary to give a discretionary proxy to the Designee, unless the Company notifies the ADS depositary that it does not wish such proxy to be given, that substantial opposition exists to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of Shares. Likewise, unless the Company notifies the ADS depositary that it does not wish such proxy to be given, that there exists substantial opposition to the matters to be voted on at the extraordinary general meeting or that such matters would have a material adverse impact on the holders of Shares, the Designee will receive a discretionary proxy from the ADS depositary and will vote all Shares underlying such uninstructed ADSs FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and, upon the merger becoming effective, the variation of capital and the amendment of the M&A, FOR the proposal to authorize each director and officer of the Company to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

        Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become registered in the Company's register of members as the holders of Shares prior to the close of business in the Cayman Islands on August 7, 2018, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before 5:00 p.m. (New York City Time) on July 31, 2018 together with (a) delivery instructions for the corresponding Shares (name and address of the person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement), and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for JPMorgan Chase Bank, N.A., Hong Kong Branch, the custodian holding the Shares, to return the Shares to the Company's share registrar to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar, to issue and mail a certificate to your attention. If the merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on NASDAQ. The Company's Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company's ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs ($0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

        Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

        Shareholders registered in the register of members of the Company as of the Share record date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

        All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger and, upon the merger becoming effective, the variation of capital and the amendment of the M&A, FOR the proposal to authorize each director and officer of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions proposed at the extraordinary general meeting, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain the required votes described in "Vote Required."

        Brokers, banks or other nominees who hold Shares in "street name" for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers' Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted "FOR" the proposals and in the proxy holder's discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

        Holders of ADSs as of the close of business on July 17, 2018 (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS depositary and returning it in accordance with the instructions printed on the card. The ADS depositary must receive the ADS voting instruction card no later than 12:00 p.m. (noon) (New York City time) on August 15, 2018. The ADS depositary will endeavor to vote or cause to be voted the Shares represented by ADSs in accordance with the ADS holder's voting instructions. The ADS depositary will not itself exercise any voting discretion in respect of any Shares represented by ADSs other than in accordance with signed voting instructions from the relevant ADS holder. Accordingly, Shares represented by ADSs, for which voting instructions fail to specify the manner in which the ADS depositary is to vote or no timely voting instructions are received by the ADS depositary, will not be voted.

        Brokers, banks and other nominees who hold ADSs in "street name" for their customers do not have discretionary authority to provide the ADS depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Revocability of Proxies

        Registered holders of our Shares may revoke their proxies in one of three ways:

  •
  First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company's offices at B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, 100022, China, Attention: Investor Relations Department, before the commencement of the extraordinary general meeting.

  •
  Second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than 10:00 a.m. (Beijing time) on August 17, 2018, which is the deadline to lodge your proxy card.

  •
  Third, a registered shareholder can attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

        Holders of ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 12:00 p.m. (noon) (New York City time) on August 15, 2018. A holder of ADSs can do this by completing, dating and submitting a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

        If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

        Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy of which is attached as Annex D to this proxy statement. The fair value of each of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the per share merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters' rights with respect to their Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST, BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON JULY 31, 2018, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION THEIR ADSS, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY'S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HOLD THE ADSs AS OF THE RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON THE SHARE RECORD DATE. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THEIR SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WOULD CONTINUE TO BE LISTED ON NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CONVERTED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS' RIGHTS AND THE

MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY'S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs ($0.05 FOR EACH ADS (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

        If you need assistance, including help in changing or revoking your proxy, please contact MacKenzie Partners, Inc., the proxy solicitor, toll-free at (800) 322-2885 (or +1 (212) 929-5500 outside of the United States) (call collect) or via email at proxy@mackenziepartners.com.

Solicitation of Proxies

        We have engaged MacKenzie Partners, lnc. to assist in the provision of proxy solicitation information to brokerage, banks or other nominees and individual investors for the extraordinary general meeting. We expect that fees for services provided by MacKenzie Partners, lnc. will be approximately US$12,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of the Company's officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

        We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

        The following summary describes material provisions of the merger agreement. This summary may not include all of the information about the merger agreement and the plan of merger that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement and the plan of merger, which are attached as Annex A and Annex B, respectively, and incorporated by reference into this section of this proxy statement. You are urged to read each of the merger agreement and the plan of merger carefully and in its entirety, as they are the legal documents governing the merger.

        The summary of the merger agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 153.

Structure and Completion of the Merger

        The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement and the plan of merger, with the Company continuing as the surviving company resulting from the merger. If the merger is completed, the Company will cease to be an independent publicly traded company. The closing will occur as soon as practicable, but in any event no later than the tenth business day immediately following the day on which all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute the plan of merger and file the plan of merger and other related documents with the Cayman Registrar. The Merger will become effective on the date specified in the plan of merger.

        We expect that the merger will be completed during the third quarter of 2018, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

        At the effective time of the merger, the memorandum and articles of association in the form attached as Appendix II to the plan of merger (which is substantially in the form of the memorandum and articles of association of Merger Sub, as in effect immediately prior to the effective time of the merger, except that, at the effective time of the merger, (i) Article I of the memorandum of association of the surviving company will be amended to read as follows: "The name of the company is iKang Healthcare Group, Inc.", (ii) the articles of association of the surviving company will be amended to refer to the name of the surviving company as "iKang Healthcare Group, Inc." and if necessary, references therein to the authorized share capital of the surviving company will be amended to refer to the authorized share capital of the surviving company as provided in the plan of merger, and (iii) the articles of association of the surviving company shall include certain provisions with respect to exculpation and indemnification or advancement of expenses, as required by the merger agreement) will be the memorandum and articles of association of the surviving company. The directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving company, and except as otherwise provided for in the merger agreement, the officers of the Company immediately prior to the effective time of the merger will become the officers of the surviving company.

Merger Consideration

        At the effective time of the merger, each Share issued and outstanding immediately prior to the effective time of the merger, including the Shares represented by ADSs, other than the Excluded Shares and the Dissenting Shares, will be cancelled in exchange for the right to receive US$41.20 in cash, without interest and net of any applicable withholding taxes.

        The Excluded Shares will be cancelled for no consideration. Each Dissenting Share will be cancelled and each holder thereof will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law. Please see "Dissenters' Rights" beginning on page 140 for additional information.

        At the effective time of the merger, each outstanding ordinary share, par value US$1.00 per share, of Merger Sub will be cancelled in exchange for one fully paid and non-assessable ordinary share, par value US$0.01 per share, of the surviving company.

Treatment of Company Options

        At the effective time of the merger, the Share Incentive Plans and all relevant award agreements applicable to the Share Incentive Plans or otherwise relating to Company Options will be terminated. In addition, each Company Option, whether or not vested, that is outstanding and unexercised, at the effective time of the merger will be cancelled.

        Each holder of a Company Option that is cancelled at the effective time of the merger will, in exchange thereof, be paid by the surviving company (without interest), as soon as practicable after the effective time of the merger (but in any event no later than five business days thereafter) a cash amount equal to the product of (i) the excess of the merger consideration per Share over the exercise price of such Company Option and (ii) the number of Shares underlying such Company Option; provided that (A) if the exercise price of any such Company Option is equal to or greater than the merger consideration per Share, such Company Option will be cancelled without any payment therefor and (B) Company Options to purchase 500,000 Class A Shares held by Mr. Zhang and Company Options to purchase 250,000 Class A Shares held by Ms. Feiyan Huang, will be cancelled for no consideration.

Exchange Procedures

        Prior to the effective time of the merger, Parent will deposit with the paying agent, for the benefit of the holders of the Shares (other than the Excluded Shares and the Dissenting Shares), cash in an amount sufficient to pay the merger consideration payable in respect of the Shares. As promptly as practicable, and in any event within three business days after the effective time of the merger, the surviving company will cause the paying agent to mail to each registered holder of Shares entitled to receive the merger consideration (a) a form of letter of transmittal specifying how the delivery of the merger consideration to registered holders of the Shares (other than the Excluded Shares and the Dissenting Shares) will be effected and (b) instructions for effecting the surrender of any share certificates in exchange for the applicable merger consideration. Upon surrender of a share certificate (or an affidavit and indemnity of loss in lieu of a share certificate), if applicable, and/or such other documents as may be required by the paying agent, each registered holder of Shares will receive an amount equal to (i) the number of Shares multiplied by (ii) US$41.20 in cash, without interest and net of any applicable withholding taxes.

        Prior to the effective time of the merger, Parent and the Company will establish procedures with the paying agent and the ADS depositary to ensure that (A) the paying agent will transmit to the ADS depositary as promptly as reasonably practicable after the effective time of the merger (but within five business days thereafter) a cash amount equal to (a) the Shares held by the ADS depositary immediately prior to the effective time of the merger (other than the Excluded Shares), multiplied by (b) US$41.20 in cash, without interest, and (B) the ADS depositary will distribute one-half of US$41.20 in cash, without interest, with respect to each outstanding ADS to holders of ADSs (other than ADSs representing the Excluded Shares) upon surrender by such holders of the ADSs.

        The surviving company will pay any applicable fees, charges and expenses of the ADS depositary and government charges (other than withholding taxes, if any) due to or incurred by the ADS depositary in connection with the distribution of the merger consideration and the cancellation of ADSs.

Representations and Warranties

        The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including those set forth in the disclosure schedules delivered by the Company and Parent and Merger Sub in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosures with the SEC prior to the date of the merger agreement (subject to certain limitations).

        The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

  •
  due organization, valid existence and, where applicable, good standing of the Company and each of its subsidiaries; authority of the Company and each of its subsidiaries to carry on its businesses;

  •
  no violation in any material respect of the organizational documents of the Company and its subsidiaries;

  •
  capitalization of the Company, the absence of options, warrants, preemptive or other rights with respect to securities of the Company and each of its subsidiaries, or any securities that give their holders the right to vote with the Company's shareholders;

  •
  the Company's corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions contemplated by the merger agreement, the enforceability of the merger agreement against the Company, and the Requisite Company Vote;

  •
  the declaration of advisability and recommendation to the shareholders of the Company of the merger agreement and the merger by the Special Committee and by the Board, and the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, by the Board;

  •
  the receipt of a fairness opinion from J.P. Morgan Securities (Asia Pacific) Limited, as the financial advisor to the Special Committee;

  •
  the absence of violations of, or conflict with, the governing documents of the Company, laws applicable to the Company and certain agreements of the Company as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

  •
  governmental consents, approvals and filings;

  •
  compliance with applicable laws, licenses and permits (including in relation to anticorruption and economic sanctions laws);

  •
  the Company's SEC filings since March 31, 2015 and the financial statements included therein;

  •
  absence of undisclosed liabilities;

  •
  the Company's disclosure controls and procedures and internal controls over financial reporting;

  •
  compliance with the applicable rules and regulations of NASDAQ;

  •
  the absence of any "Company Material Adverse Effect" (as defined below) on the Company or certain other changes or events since March 31, 2017;

  •
  the absence of legal proceedings and governmental orders against the Company;

  •
  labor and employment matters;

  •
  real property and tangible personal property;

  •
  intellectual property;

  •
  tax matters;

  •
  absence of bankruptcy proceedings;

  •
  material contracts and the absence of any default under, or breach or violation of, any material contract;

  •
  environmental matters;

  •
  insurance matters;

  •
  actions taken with respect to the Rights Agreement and the inapplicability of anti-takeover laws to the merger;

  •
  the absence of any undisclosed broker's or finder's fees; and

  •
  acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company, other than the representations and warranties made by the Company contained in the merger agreement.

        Many of the representations and warranties made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the merger agreement, a "Company Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, would, or would reasonably be expected to, have a material adverse effect on the business, financial condition, assets or results of operations of the Company and its subsidiaries taken as a whole. However, none of the following items occurring, either alone or in combination, constitute or will be taken into account in determining whether there has been or would be a Company Material Adverse Effect:

  •
  changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, including changes in interest rates and foreign exchange rates, to the extent such changes do not have a materially disproportionate adverse effect relative to other similarly situated industry participants;

  •
  changes arising from the public announcement of or the performance of the merger agreement by the Company, the pendency or consummation of the transactions contemplated by the merger agreement, or the identity of Parent, the Sponsors or any of affiliates as the acquiror of the Company, including the impact or effect thereof on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with any employees, customers, suppliers or partners;

  •
  natural disaster or any outbreak or escalation of hostilities or war or any act of terrorism or other force majeure events;

  •
  changes or developments in any of the industries in which the Company or any of its subsidiaries operate to the extent such changes or developments do not have a materially disproportionate adverse effect relative to other similarly situated industry participants;

  •
  changes in any applicable laws or applicable accounting regulations or principles (including U.S. GAAP), or the interpretation or enforcement thereof;

  •
  any change in the price or trading volume of the ADSs or any failure to meet any financial projections, forecasts or forward-looking statements (provided that the facts or occurrences giving rise to or contributing to such change or failure, as applicable, that are not otherwise excluded from the definition of "Company Material Adverse Effect" may be taken into account in determining whether there has been a Company Material Adverse Effect);

  •
  any action in respect of the merger agreement or the transactions contemplated by the merger agreement brought or commenced by any current or former shareholder of the Company (on its own behalf or on behalf of the Company) or other third party; or

  •
  any action taken, or failure to take action, by the Company or any of its subsidiaries that Parent has consented to or requested in writing.

        The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

  •
  their due organization, valid existence and good standing; authority to carry on their businesses;

  •
  their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

  •
  the absence of violations of, or conflict with, the governing documents of Parent or Merger Sub, laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of Parent and Merger Sub entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

  •
  governmental consents, approvals and filings;

  •
  capitalization of Parent and Merger Sub; ownership of the share capital of Merger Sub by Parent and ownership of the share capital of Parent by Holdco; and Merger Sub being formed solely for the purposes of engaging in the transactions contemplated by the merger agreement;

  •
  equity financing; Equity Commitment Letters in full force and effect with no amendment, modification, breach or default having occurred;

  •
  the absence of any undisclosed broker's or finder's fees;

  •
  Limited Guarantees duly and validly executed and delivered and constituting legal, valid and binding obligations;

  •
  the absence of any legal proceedings and governmental orders against any member of the Buyer Group;

  •
  the absence of any undisclosed agreements (i) between any member of the Buyer Group, on the one hand, and any director, officer, employee or shareholder of the Company or its subsidiaries, on the other hand, relating to the transactions contemplated by the merger agreement, (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the merger consideration or (iii) pursuant to which any shareholder of the Company has agreed to vote to approve the merger agreement, the plan of merger or the merger or has agreed to vote against any competing transaction or superior proposal; and certain matters related to the post-closing ownership, governance and control of the Company;

  •
  the absence of undisclosed Shares and other securities of, any options, warrants or other rights to acquire the Shares and other securities of, or any other economic interest in, the Company, beneficially owned by any member of the Buyer Group;

  •
  solvency of the surviving company at and immediately after the effective time of the merger;

  •
  non-reliance by Parent and Merger Sub on the Company's estimates;

  •
  independent investigation of the Company conducted by Parent and Merger Sub; and

  •
  acknowledgement by the Company as to the absence of any other representations and warranties by Parent or Merger Sub, other than the representations and warranties made by Parent and Merger Sub contained in the merger agreement

Conduct of Business Prior to Closing

        The Company has agreed that from the date of the merger agreement until the earlier of the effective time of the merger and termination of the merger agreement, (a) the businesses of the Company and its subsidiaries will only be conducted in a lawfully permitted manner in the ordinary course of business and consistent with past practice in all material respects, and (b) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries in all material respects, to keep available the services of the current officers and key employees of the Company and its subsidiaries and to maintain in all material respects the current relationships of the Company and its subsidiaries with existing customers, suppliers and other persons with which the Company or its subsidiaries has material business relations as of the date of the merger agreement.

        From the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit any of its subsidiaries to, among other things:

  •
  amend its organizational documents;

  •
  issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) with limited exceptions, any Shares of any class of shares of the Company or any of its subsidiaries or (ii) any property or assets of the Company or any of its subsidiaries with a value or purchase price in excess of US$2,000,000, except in the ordinary course of business;

  •
  declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares, other than dividends or other distributions from any subsidiary of the Company to the Company or any of its other subsidiary consistent with past practice;

  •
  subject to certain exceptions, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares;

  •
  effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any of its subsidiaries;

  •
  construction or acquisition of any new health screening center together with equipment purchases for such center with total cost in excess of US$3,000,000 individually;

  •
  acquire (including by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) any assets, securities or properties, in aggregate, with a value or purchase price in excess of US$3,000,000 in any transaction or related series of transactions, except in the ordinary course of business or pursuant to the contracts in existence on the date of the merger agreement and on the terms in effect on the date of the merger agreement;

  •
  make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of US$3,000,000 in aggregate, except in the ordinary course of business or pursuant to the contracts in existence on the date of the merger agreement and on the terms in effect on the date of the merger agreement;

  •
  incur, assume or amend any indebtedness in excess of US$3,000,000 individually or US$6,000,000 in the aggregate, or guarantee such indebtedness, or issue any debt securities, except for (i) the incurrence or guarantee of indebtedness under any of the Company or its subsidiaries' existing credit facilities as in effect on the date of the merger agreement (including any renewal, refinancing or replacement in substantially similar terms) in an aggregate amount not to exceed the maximum amount authorized under the contracts evidencing such indebtedness, or other written contract in effect on the date of the merger agreement, and (ii) as carried out in the ordinary course of business;

  •
  make any loans or advances in excess of US$2,000,000 individually or US$4,000,000 in the aggregate;

  •
  except as otherwise permitted under the merger agreement, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$2,000,000 or capital expenditures which are, in the aggregate, in excess of US$4,000,000 for the Company and its subsidiaries taken as a whole;

  •
  except as required by law or pursuant to any employee compensation and benefits plan of the Company or any of its subsidiaries or other written contract in effect as of the date of the merger agreement, or as carried out in the ordinary course of business, (i) enter into any new employment or compensatory agreements, or terminate any such agreements, with any director, officer, employee or consultant of the Company or its subsidiaries other than the hiring or termination of individuals with an annual compensation of less than US$200,000, (ii) grant or provide any severance or termination payments or benefits to any director or officer of the Company or its subsidiaries which would become payable as a result of the merger, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, any director or officer of the Company or its subsidiaries except such increases or payments that, in the aggregate, do not cause an increase in the labor costs of the Group Companies, taken as a whole, by more than 5%, (iv) establish, adopt, amend or terminate any employee compensation and benefits plan of the Company or any of its subsidiaries or materially amend the terms of any outstanding share awards, (v) take any action to accelerate the vesting or payment, of compensation or benefits under any employee compensation and benefits plan which would become payable as a result of the merger, or (vi) forgive any loans to directors, officers or employees of the Company or its subsidiaries;

  •
  make any material changes in its accounting principles, except as required by changes in statutory or regulatory accounting rules or U.S. GAAP or regulatory requirements with respect thereto;

  •
  except in the ordinary course of business, enter into, amend, modify, or consent to the termination of, or waive any material rights under, any material contract that calls for annual aggregate payments of US$3,000,000 or more which cannot be terminated without material surviving obligations or material penalty upon notice of 90 days or less;

  •
  except as otherwise permitted under the merger agreement, enter into any contract between the Company or any of its subsidiaries, on the one hand, and any of its affiliates (other than the Company and its subsidiaries), officers, directors or employees, on the other hand;

  •
  terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by the Company which are not promptly replaced by a comparable amount of insurance coverage;

  •
  except as otherwise permitted under the merge agreement, commence or settle any action;

  •
  permit any item of the Company's intellectual property to lapse or to be abandoned, dedicated or disclaimed, or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect the Company's interest in such intellectual property, in each case, except in the ordinary course of business or in the reasonable business judgment of the Company;

  •
  engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

  •
  make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material tax refund, settle or finally resolve any material taxes controversy or materially change any method of tax accounting; or

  •
  announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Conduct of Business by Parent and Merger Sub Pending the Merger

        Each of Parent and Merger Sub, from the date of the merger agreement until the earlier of the effective time of the merger and termination of the merger agreement, will not take any action or fail to take any action (and shall procure that the other members of the Buyer Group do not take any action or fail to take any action) that is intended to or, would reasonably be expected to (i) result in any of the conditions to the merger becoming incapable of being satisfied or (ii) prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement (including the merger) in accordance with the terms of the merger agreement, and shall use its reasonable best efforts to pursue the satisfaction of the closing conditions set forth in the merger agreement.

Company Shareholders' Meeting

        The Company will, as soon as practicable after the SEC confirms that it has no further comments on the proxy statement and the Schedule 13E-3 (and within five days after such confirmation), (i) establish a record date for determining shareholders of the Company entitled to vote at the shareholders' meeting for the purpose of voting on approval of the merger agreement, the plan of merger and the merger (the "Shareholders' Meeting"), (ii) disseminate the proxy statement to the holders of Shares, including Shares represented by ADSs, as of the record date, and (iii) instruct the ADS depositary to fix a date established by the Company as the record date for determining the holders of ADSs who will be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs at the Shareholders' Meeting, provide all proxy solicitation materials to all such holders of ADSs, and vote all Shares represented by ADSs in accordance with the instructions of such holders of ADSs.

        The Company will duly convene and hold the Shareholders' Meeting as soon as reasonably practicable following the mailing of the proxy statement, unless the merger agreement is validly terminated. The Company may and, upon written request of Parent, the Company will, recommend the adjournment of the Shareholders' Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the holders of Shares within a reasonable amount of time in advance of the adjourned Shareholders' Meeting, (ii) as otherwise required by applicable law, or (iii) if as of the time for which the Shareholders' Meeting is scheduled as set forth in the proxy statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders' Meeting. If the Shareholders' Meeting is adjourned, unless the merger agreement is validly terminated in accordance with its terms, the Company will convene and hold the Shareholders' Meeting as soon as reasonably practicable thereafter.

        The approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger and, upon the merger becoming effective, the variation of capital and amendment of the M&A, is subject to the Requisite Company Vote (i.e., the affirmative vote of holders of Shares representing at least two-thirds of the shares present and voting in person or by proxy as a single class at the shareholders' meeting).

        The Company has agreed that unless the Board effects a changes in its recommendation in the manner described under "—No Change in Recommendation" below, the Board will recommend that the Company's shareholders vote to authorize and approve the merger agreement, the plan of merger and the merger, and will include such recommendation in the proxy statement. The Company has further agreed to use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the merger agreement, the plan of merger and the merger, and to take all other action reasonably necessary or advisable to secure the Requisite Company Vote. In the event that subsequent to the date of the merger agreement, the Board makes a change in its recommendation or any competing transaction is commenced, publicly proposed, publicly disclosed or communicated, the Company shall nevertheless convene the Shareholders' Meeting, solicit proxies and take other actions to secure the Requisite Company Vote, unless the merger agreement is validly terminated in accordance with its terms prior to the Shareholders' Meeting.

Acquisition Proposals

        None of the Company or any of its subsidiaries, and the Company will direct its and their respective directors, officers and representatives, not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information in a manner designed to intentionally encourage) any inquiries or the making of any proposal or offer (including any proposal or offer to shareholders of the Company) regarding a competing transaction, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or the transactions contemplated by the merger agreement to, any person in furtherance of such inquiries or to obtain a proposal or offer for a competing transaction, (iii) agree to approve, endorse or recommend any competing transaction, or enter into any letter of intent or contract or commitment contemplating or otherwise relating to any competing transaction, or (iv) authorize any of the officers, directors or representative of the Company or any of its subsidiaries, acting directly or indirectly under the direction of the Company or any of its subsidiaries, to take any action set forth in (i) through (iii) above (in each case, other than to the extent expressly permitted pursuant to the provisions described below, including the provisions under "—No Change of Recommendation"). The Company will not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party in respect of any competing transaction unless the Company releases or waives the corresponding provision in the Confidentiality Agreement. The Company will notify Parent as promptly as practicable (and in any event within 48 hours) of any proposal or offer regarding a competing transaction, keep Parent reasonably informed of the status and terms and any such proposal or offer, and provide Parent with 48 hours' prior notice of any meeting of the Board or Special Committee to consider any competing transaction. The Company will cease and cause to be terminated all discussions with any parties conducted as of the date of the merger agreement regarding a competing transaction, and the Company will immediately revoke or withdraw access of any third party to any data room containing any non-public information with respect to the Company or its subsidiaries and request, and use its commercially reasonable efforts to cause, all such third parties to promptly return or destroy all such non-public information.

        Notwithstanding the foregoing restrictions, if the Company receives an unsolicited, written, bona fide proposal or offer regarding a competing transaction from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph (other than immaterial non-compliance with does not adversely affect Parent or Merger Sub), the Company and its representatives may (a) contact and engage in discussions with such person in order to clarify and understand the terms and conditions of the proposal and to assess whether such proposal constitutes or would reasonably be expected to lead to a superior proposal and (b) furnish information to, and enter into discussions with, such person if the Board, upon the recommendation of the Special Committee, has (i) determined in its good faith judgment (after consultation with its financial advisor and independent legal counsel) that such proposal or offer constitutes or would reasonably be expected to result in a superior proposal, (ii) determined in its good faith judgment (after consultation with independent legal counsel) that, in light of such proposal or offer, failure to furnish information or enter into discussions with such person would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable law and (iii) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement (it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with other terms that are less favorable to the Company than the Confidentiality Agreement if it waives or similarly modifies the standstill provision and such other terms, as applicable, in the Confidentiality Agreement); provided, that the Company will concurrently make available to Parent any material information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Parent or its representatives.

        A competing transaction means (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the total revenue or consolidated assets of the Company and its subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 20% or more of the total voting power of the equity securities of the Company; or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the total voting power of the equity securities of the Company.

        A superior proposal means an unsolicited, written, bona fide offer or proposal with respect to a competing transaction (but with each reference to "20%" in the paragraph above replaced with "50%") made by a third party that the Board determines, in its good faith judgment upon the recommendation of the Special Committee after (i) consultation with its financial advisor and independent legal counsel, and (ii) taking into consideration, among other things, all of the terms and conditions, including all legal, financial, regulatory and other aspects, of such offer and the merger agreement (taking into account any revisions to the merger agreement made or proposed in writing by Parent or otherwise prior to the time of determination), (x) would be reasonably likely to be consummated and (y) if consummated, would result in a transaction which is more favorable to the Company and its shareholders than the merger from a financial point of view; provided, that any such offer will not be deemed to be a superior proposal if consummation of the transactions contemplated by such offer is conditioned on (x) due diligence review or investigation by the third party, or (y) the third party obtaining financing for such transaction; provided further, that any such offer from a third party that individually proposed or participated in any consortium in proposing any competing transaction to the Company prior to the date of the merger agreement shall not be deemed to be a "superior proposal" unless it is a binding offer from such third party.

No Change of Recommendation

        The Board and its committees will not:

  •
  change, withhold, withdraw, qualify or modify, in each case, in a manner adverse to Parent or Merger Sub, the recommendation to the shareholders of the Company to vote in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

  •
  approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any competing transaction (other than a confidentiality agreement otherwise permitted under the merger agreement); or

  •
  if a tender offer or exchange offer that constitutes a competing transaction is commenced, fail to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten business days after commencement.

        However, if the Board determines, in its good faith judgment upon the recommendation of the Special Committee, prior to obtaining the Requisite Shareholder Vote and upon advice by its independent legal counsel, that failure to change, withhold, withdraw, qualify or modify or propose to change, withhold, withdraw, qualify or modify its recommendation would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable law, the Board may, upon the recommendation of the Special Committee, change, withhold, withdraw, qualify or modify or propose to change, withhold, withdraw, qualify or modify its recommendation.

        In addition, in connection with a superior proposal, the Board may authorize the Company to terminate the merger agreement, approve or recommend such superior proposal to its shareholders, and enter into or execute an alternative acquisition agreement with respect to such superior proposal, prior to obtaining the Requisite Shareholder Vote if (i) the Company has complied with the restrictions described above under "—Acquisition Proposals" (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) and (ii) the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (upon advice by its independent legal counsel) that failure to make a change in its recommendation or take such other action with respect to such superior proposal would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable law; provided, however, that prior to taking such action:

  •
  the Company has given at least five business days' prior written notice to Parent advising Parent that the Board has received a superior proposal, specifying the material terms and conditions of such superior proposal, identifying the person making such superior proposal, and indicating that the Board intends to make a change in its recommendation or take any of the other actions described above;

  •
  the Company has negotiated in good faith with Parent to the extent Parent wishes to negotiate, to enable Parent to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal would cease to constitute a superior proposal;

  •
  the Company has permitted Parent and its representatives to make a presentation, to the extent Parent desires to make such presentation, to the Board and the Special Committee regarding the merger agreement and any adjustments with respect thereto; and

  •
  Parent does not, within five business days of Parent's receipt of the notice of superior proposal, make an offer that the Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with its financial advisor and independent legal counsel), to be at least as favorable to the Company's shareholders as such superior proposal.

Financing

        Each of Parent and Merger Sub will use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to obtain the equity financing on the terms and conditions described in the Equity Commitment Letters issued by the Sponsors, including by (i) maintaining in effect, without amendment, modification or waiver, each of the Equity Commitment Letters, (ii) satisfying on a timely basis all conditions to the closing of and funding under the Equity Commitment Letters that are within their control, (iii) consummating the equity financing contemplated by each of the applicable Equity Commitment Letters at or prior to the closing and prior to the effective time of the merger, and (iv) enforcing the parties' funding obligations (and the rights of Parent and Merger Sub) under each of the Equity Commitment Letters to the extent necessary to fund the merger consideration.

        If any portion of the financing becomes unavailable on the terms and conditions contemplated by the Equity Commitment Letters, (i) Parent and Merger Sub will promptly notify the Company in writing and (ii) Parent and Merger Sub will use their reasonable best efforts to obtain alternative debt financing and/or equity financing, satisfying specific requirements, as promptly as practicable following the occurrence of such event. If Parent becomes aware of the existence of any fact or event that would reasonably be expected to cause any portion of the equity financing to become unavailable on the terms and conditions contemplated by the Equity Commitment Letters in effect on the date of the merger agreement, Parent and Merger Sub will use their reasonable best efforts to either cure or eliminate such fact or event, or to arrange and obtain alternative debt financing and/or equity financing. Parent will deliver to the Company as promptly as practicable (and within three business days) after their execution, true and complete copies of all contracts or other arrangements pursuant to which any such alternative sources have committed to provide such alternative debt financing and/or equity financing.

        Parent and Merger Sub will give the Company prompt written notice: (i) of any material breach or default by any party to any Equity Commitment Letter, which would be reasonably likely to result in any condition of such Equity Commitment Letter not to be satisfied or the termination of any Equity Commitment Letter, of which Parent or Merger Sub becomes aware; (ii) of the receipt of any written notice or other written communication from any party to any Equity Commitment Letter with respect to any alleged or potential breach, default, termination or repudiation by any party to such Equity Commitment Letter or any provisions of such Equity Commitment Letter which could result in any condition of such Equity Commitment Letter not to be satisfied or the termination of such Equity Commitment Letter; (iii) of any material dispute or disagreement between or among any parties to any Equity Commitment Letter; and (iv) if Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the equity financing on the terms, in the manner or from the sources contemplated by each of the Equity Commitment Letters. As soon as reasonably practicable after the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub will provide written notice of the circumstances discussed above.

        Parent and Merger Sub will, on a joint and several basis, (i) indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all losses incurred by them in connection with the arrangement of the equity financing and alternative debt financing and/or equity financing, and (ii) promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with the arrangement of such financing; provided that Parent and Merger Sub shall not be liable for any such losses or costs to the extent resulting from the fraud of such indemnified persons.

Directors' and Officers' Indemnification and Insurance

        Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

  •
  The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company, its directors and certain executive officers as in effect at the effective time of the merger shall survive the merger and shall not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of the current or former or officers of the Company or any of its subsidiaries.

  •
  The memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to exculpation and indemnification or advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time of the merger, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

  •
  The surviving company will maintain the Company's current directors and officers liability insurance for a period of six years after the effective time of the merger with respect to matters occurring prior to the effective time of the merger; provided that the surviving company may substitute such policy with policies of at least the same coverage containing terms and conditions that are no less favorable to the indemnified parties than those provided under the Company's current policy; provided, further, that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. The Company may purchase a six-year "tail" prepaid policy prior to the effective time of the merger on terms and conditions no less advantageous to the indemnified parties than the existing directors' and officers' liability insurance maintained by the Company.

  •
  From and after the effective time of the merger, the surviving company will comply with all of the Company's obligations and will cause its subsidiaries to comply with their respective obligations to indemnify the current and former directors and officers of the Company or any subsidiaries against liabilities arising out of or in connection with (i) the fact that such party is or was a director or officer of the Company or such subsidiary, or (ii) any acts or omissions occurring before or at the effective time of the merger to the extent provided under the Company's or its subsidiaries' respective organizational and governing documents or agreements effective on the date of the merger agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law.

Support Agreement

        Parent and Holdco will consummate the transactions contemplated by the Support Agreement on its terms and conditions, including (i) maintaining in full force and effect the Support Agreement until the consummation of the transactions contemplated by the merger agreement and (ii) satisfying on a timely basis all conditions applicable to Parent and Holdco in the Support Agreement. Parent will promptly (and in any event within 24 hours) notify the Company and the Special Committee of any purported termination of, amendment or modification to, breach of, or waiver of any provision or remedy under, the Support Agreement.

Agreement to Use Reasonable Best Efforts

        Each party will make promptly the specified filings required for the merger (i.e. filings with the SEC, NASDAQ, the Cayman Registrar and the State Administration of Foreign Exchange of the PRC) (the "Specified Filings") and related required submissions with each relevant governmental authority with jurisdiction over enforcement of any applicable laws with respect to the transactions contemplated by the merger agreement, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the filings, including (i) notifying the other parties promptly of any communication (whether oral or written) it receives from any governmental authority in connection with the transactions contemplated by the merger agreement, (ii) permitting the other parties to review in advance, and consulting with the other parties on any proposed filing, submission or communication (whether oral or written) by such party with or to any governmental authority relating to consummation of the transactions contemplated by the merger agreement, and (iii) giving the other parties the opportunity to attend and participate in any meeting with any governmental authority in respect of any filing, investigation or inquiry relating to consummation of the transactions contemplated by the merger agreement.

        Each party will use its reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable on its part under the merger agreement and applicable law or otherwise to consummate the transactions contemplated by the merger agreement as soon as reasonably practicable, except that (i) the Company will not agree to hold separate, restructure, reorganize, sell, divest or dispose of its assets, properties or businesses without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) and (ii) the members of the Buyer Group will not be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that would materially and adversely limit its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets unless any such action is subject to the consummation of the merger. None of the Company, Parent or Merger Sub will make, or cause to be made, any filings or submissions with or to, or seek any approvals or authorizations from, any governmental authority (other than the Specified Filings) without the prior written consent of each party hereto.

        The Company will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, at or prior to the closing of the merger, all things within its control which are necessary, proper or advisable and which are reasonably requested by Parent to facilitate the continuing operations of business of the Company and its subsidiaries from and after the closing of the merger, and procure the satisfaction of the closing conditions.

Other Covenants

        The merger agreement contains additional agreements between the Company and Parent and /or Merger Sub relating to, among other things:

  •
  the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

  •
  reasonable access for Parent and its representatives to the Company's offices, properties, books and records between the date of the merger agreement and the earlier of the effective time of the merger and termination of the merger agreement, subject to certain restrictions;

  •
  notification of certain events;

  •
  Parent's obligation to cause Merger Sub to perform its obligations under the merger agreement;

  •
  participation in litigation relating to the merger;

  •
  coordination of press releases and other public announcements relating to the merger agreement or the transactions contemplated by the merger agreement;

  •
  delisting of the Company's ADSs and deregistration of the Company's Class A Shares and ADSs;

  •
  matters relating to takeover statutes;

  •
  provision for employees of the Company and its subsidiaries (i) with terms and conditions of employment and compensation and benefits required by applicable law and (ii) for at least one year immediately following the closing, other terms and conditions of employment and compensation and benefits that are no less favorable, in the aggregate, to those provided immediately prior to the closing;

  •
  specified actions relating to certain changes with respect to the Company's variable interest entities, which changes are conditional upon consummation of the merger;

  •
  actions of the Company taken at the direction of a member of the Buyer Group;

  •
  restrictions on any member of the Buyer Group (a) entering into any contract or amending, modifying, withdrawing, terminating or waiving any rights under the Equity Commitment Letters, the Support Agreement or the Interim Investors Agreement in a manner that would (i) prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement (including the merger) or (ii) prevent or materially impair the ability of any management member or director of the Company from taking any actions with respect to a superior proposal that are otherwise permitted to be taken by the Company under the Company's "no-shop" obligations under the merger agreement or (b) entering into or modifying any contract pursuant to which any management members, directors or shareholders of the Company receives any consideration or other economic value in connection with the transactions contemplated by the merger agreement that is not provided in the Support Agreement or the Interim Investors Agreement; and

  •
  commercially reasonable efforts by the Company to facilitate and assist in discussions with lenders and Parent under the convertible loan agreements.

Conditions to the Merger

        The obligations of the Company, Parent and Merger Sub to consummate the merger (the "Conditions of Each Party") are subject to the satisfaction or waiver of the following conditions:

  •
  the merger agreement, the plan of merger and the merger being approved by the Company's shareholders constituting Requisite Company Vote; and

  •
  no governmental authority having enacted, issued, promulgated, enforced or entered any injunction, restraining order or judgment which is then in effect and prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement.

        The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction or waiver of the following conditions:

  •
  (1) other than the representations and warranties of the Company (i) in Section 3.03(a) of the merger agreement regarding securities of the Company and its subsidiaries, (ii) in Section 3.04(a) of the merger agreement regarding the Company's corporate power and authority to perform its obligations under the merger agreement and to consummate the transactions contemplated thereby, and the merger agreement constituting a legal, valid and binding obligation of the Company, and (iii) in Section 3.18(b) of the merger agreement regarding certain actions taken with respect to the Rights Agreement, the representations and warranties of the Company (disregarding any limitation or qualification by materiality or Company Material Adverse Effect) being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as though made on and as of such date and time (other than such representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (2) the representations and warranties in Section 3.04(a) and Section 3.18(b) of the merger agreement being true and correct in all respects as of the date hereof and as of the closing date of the merger, as though made on and as of such date and time (other than such representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time); and (3) the representations and warranties in Section 3.03(a) of the merger agreement being true and correct in all material respects as of the date hereof and as of the closing date of the merger, as though made on and as of such date and time (other than such representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all material respects as of such time);

  •
  the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement prior to or at the effective time of the merger;

  •
  no Company Material Adverse Effect having occurred since the date of the merger agreement and continuing as of the closing of the merger;

  •
  the Company having delivered to Parent a certificate, dated the closing date of the merger, signed by a senior executive officer of the Company, certifying as to the fulfillment of the above conditions; and

  •
  the holders of no more than 15% of the Shares having validly served a notice of objection under Section 238(2) of the Cayman Islands Companies Law.

        The obligations of the Company to consummate the merger are also subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub (disregarding any limitation or qualification by "materiality") being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate any of the transactions contemplated by the merger agreement;

  •
  each of Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by them under the merger agreement on or prior to the closing date of the merger; and

  •
  Parent having delivered to the Company a certificate, dated the closing date of the merger, signed by a director of Parent, certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time of the merger:

  •
  by mutual written consent of the Company (upon the recommendation of the Special Committee) and Parent;

  •
  by either Parent or the Company (upon the recommendation of the Special Committee), if:

  •
  the merger has not been consummated on or before the date falling six months from the date of the merger agreement (the "Termination Date"); provided that if on such date, all of the closing conditions have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the closing) or waived, except for the conditions that no governmental authority has enacted, issued, promulgated, enforced or entered any injunction, restraining order or judgment which is then in effect and prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement, then either Parent or the Company may, in its sole discretion, elect to extend the Termination Date once to the date that is three months after the initial Termination Date (a "Termination Date Termination Event");

  •
  any governmental authority has enacted, issued, promulgated, enforced or entered any final and non-appealable order which is then in effect and prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement (a "Final Order Termination Event"); or

  •
  the Requisite Company Vote has not been obtained at the Company's shareholders' meeting or any adjournment or postponement thereof (a "Company Vote-Down Termination Event");

  in each case, provided that this termination right is not available to any party whose failure to fulfill any of its obligations under the merger agreement has been the primary cause of, or resulted primarily in, the failure of the applicable closing condition(s) being satisfied;

  •
  by the Company (upon the recommendation of the Special Committee), if:

  •
  Parent or Merger Sub has breached any of its representations, warranties, agreements or covenants under the merger agreement, which gives rise to the failure of a closing condition set forth in Section 7.01 or Section 7.03 of the merger agreement, and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and such breach is not curable or, if curable, is not cured within 60 days following receipt of written notice of such breach from the Company (or, if earlier, the Termination Date); provided, however, that this termination right is not available to the Company if the Company is then in breach of any representations, warranties, agreements or covenants under the merger agreement, which breach would give rise to the failure of the closing conditions set forth in Section 7.02(a) or Section 7.02(b) of the merger agreement (a "Parent Breach Termination Event");

    •
    (i) all of the conditions set forth in Section 7.01 and Section 7.02 of the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger) have been satisfied, (ii) the Company has irrevocably confirmed by notice to Parent that all of the conditions set forth in Section 7.03 of the merger agreement have been satisfied or that the Company is willing to waive any unsatisfied conditions in Section 7.03 of the merger agreement, and (iii) Parent and Merger Sub fail to complete the closing of the merger within five business days after the date on which the closing should have occurred in accordance with the merger agreement (a "Parent Failure to Close Termination Event"); or

    •
    prior to the receipt of the Requisite Company Vote, (i) the Board has, upon the recommendation of the Special Committee, authorized the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to, concurrently with or immediately following the termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to such superior proposal, and (iii) the Company immediately prior to, or concurrently with, such termination pays to Parent the company termination fee required to be paid pursuant to the merger agreement; provided that this termination right is not available to the Company unless the Company has complied with all the requirements of Section 6.04 of the merger agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) (a "Superior Proposal Termination Event"); or

  •
  by Parent, if:

  •
  (i) the Company has breached any of its representations, warranties, agreements or covenants made by it under the merger agreement, which gives rise to the failure of a closing condition set forth in Section 7.01 or Section 7.02 of the merger agreement, and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and such breach is not curable or, if curable, is not cured within 60 days following receipt of written notice of such breach from Parent or Merger Sub (or, if earlier, the Termination Date); provided, however, that this termination right is not available to Parent if either Parent or Merger Sub is then in breach of any representations, warranties or covenants under the merger agreement, which breach would give rise to the failure of the closing conditions set forth in Section 7.03(a) or Section 7.03(b) of the merger agreement (a "Company Breach Termination Event"); or

  •
  (i) there has been a change in the Board's recommendation of the merger, (ii) the Board has recommended publicly to the shareholders of the Company a competing transaction or has entered into any alternative acquisition agreement, or (iii) a tender offer or exchange offer by a third party for 15% or more of the outstanding shares of the Company is commenced and the Board fails to recommend against acceptance of such tender offer or exchange offer by the shareholders of the Company within ten business days after the commencement of such tender offer or exchange offer (a "Company Triggering Event

      Termination Event"), provided that a "stop, look and listen" communication by the Board or the Special Committee to shareholders of the Company pursuant to Rule 14d-9(f) of the Securities Exchange Act of 1934 will not grant Parent such termination right.

Termination Fee

        The Company is required to pay to Parent a cash termination fee in an amount equal to US$37,000,000 if the merger agreement is terminated by:

  •
  Parent pursuant to a Company Breach Termination Event;

  •
  Parent pursuant to a Company Triggering Event Termination Event;

  •
  the Company pursuant to a Superior Proposal Termination Event; or

  •
  the Company or Parent pursuant to a Termination Date Termination Event or a Company Vote-Down Termination Event and if (i) after the date of the merger agreement and prior to the termination of the merger agreement or the Shareholders' Meeting (as applicable), a bona fide competing transaction has been made known to the Company or has been publicly announced or publicly made known and has not been withdrawn, and (ii) within nine months after such termination, the Company enters into a definitive agreement related to the same competing transaction, provided that, for purposes of determining whether a termination fee is payable by the Company under such circumstances, all references to "20%" in the definition of "competing transaction" will be deemed to be references to "more than 50%."

        Parent is required to pay to the Company a cash termination fee in an amount equal to US$74,000,000 if the merger agreement is terminated by the Company pursuant to:

  •
  a Parent Breach Termination Event; or

  •
  a Parent Failure to Close Termination Event.

        Concurrently with the execution and delivery of the merger agreement, each Guarantor has delivered to the Company a Limited Guarantee in favor of the Company with respect to certain obligations of the Parent under the merger agreement. The Limited Guarantees provide that, if and to the extent that Parent fails to pay the full amount of the Parent termination fee under the merger agreement when due and in accordance with the merger agreement, the Company (upon the written instruction by the Special Committee or the Board upon the recommendation of the Special Committee) will have the right to receive payment of any unpaid amount of the Parent termination fee in immediately available funds in U.S. dollars, up to the maximum amount specified therein, upon delivery of a demand to the Guarantors no later than two business days after making any written demand for payment under the Limited Guarantees, on the terms and subject to the conditions of the Limited Guarantees.

Remedies and Limitations on Liability

        The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof against the Company or against Parent and/or Merger Sub (as the case may be), which remedies are in addition to any other remedy to which they are entitled at law or in equity.

        The Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief, to cause Parent and Merger Sub to cause the equity financing to be funded only if (i) all of Parent and Merger Sub's conditions to their obligations to consummate the merger under the merger agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing but subject to the satisfaction of waiver of those conditions), (ii) Parent and Merger Sub fail to complete the closing by the date the closing is required to have occurred under the merger agreement, and (iii) the Company has irrevocably confirmed in writing that, if specific performance is granted and the equity financing (or if applicable, alternative financing) is funded, then the Company is ready, willing and able to take all actions within its control to consummate the closing. The Company shall act at the direction of the Special Committee with respect to any exercise of its rights to seek specific performance or other equitable relief under the merger agreement against Parent or Merger Sub. The Company has third party beneficiary rights under the Equity Commitment Letters provided by each of the Sponsors which permit the Company to directly enforce the funding obligations of such Sponsor thereunder under the foregoing circumstances, subject to the terms and conditions of such Equity Commitment Letters.

        In the event that Parent or Merger Sub fails to effect the closing or otherwise breaches the merger agreement or fails to perform thereunder, then the Company's right to terminate the merger agreement and receive the Parent termination fee, certain costs and expenses in connection with collection of the Parent termination fee and any indemnity payments described under "—Financing" above, and the Company's right to seek specific performance and rights under the Equity Commitment Letters (subject to the terms, conditions and limitations thereof), will be the sole and exclusive remedies of the Company and any of its subsidiaries for any loss or damage suffered as a result of any such breach or failure to perform or other failure of the merger to be consummated. In the event that the Company fails to effect the closing or otherwise breaches the merger agreement or fails to perform thereunder, then Parent's right to terminate the merger agreement and receive the Company termination fee and certain costs and expenses in connection with collection of the Company termination fee, and Parent's right to seek specific performance will be the sole and exclusive remedy of Parent and Merger Sub for any loss or damage suffered as a result of any such breach or failure to perform or other failure of the merger to be consummated.

        While the Company, Parent and Merger Sub may pursue both a grant of specific performance and payment of a termination fee, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and payment of a termination fee, and if the merger agreement is terminated and the relevant termination fee has been paid, the remedy of specific performance will no longer be available to any of the parties to the merger agreement against the party who has made such payment.

Amendment & Waiver

        The merger agreement may be amended or waived by Parent and Merger Sub (by action taken by or on behalf of their respective boards of directors) and the Company (by action taken by or on behalf of the Board acting upon the direction or recommendation of the Special Committee) at any time prior to the effective time of the merger; provided, however, that, after receipt of the Requisite Company Vote, no amendment may be made that would reduce the amount or change the type of consideration which each Share shall be cancelled in exchange for upon consummation of the merger. The merger agreement may not be amended except by an instrument in writing signed by each of the parties thereto.

 PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

        No provision has been made to (a) grant the unaffiliated shareholders access to corporate files of the Company or any member of the Buyer Group or (b) obtain counsel or appraisal services at the expense of the Company or any member of the Buyer Group.

DISSENTERS' RIGHTS

        The following is a brief summary of the rights of holders of the Shares to dissent from the merger and receive payment of the fair value of their Shares ("dissenters' rights"). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this proxy statement. If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your dissenters' rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters' rights.

Requirements for Exercising Dissenters' Rights

        A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the merger in accordance with Section 238 of the Cayman Islands Companies Law.

        The valid exercise of your dissenters' rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the merger is void or unlawful. To exercise your dissenters' rights, the following procedures must be followed:

  •
  You must give written notice of objection ("Notice of Objection") to the Company prior to the vote to authorize and approve the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the vote at the extraordinary general meeting.

  •
  Within 20 days immediately following the date on which the vote authorizing the merger is made, the Company must give written notice of the authorization ("Authorization Notice") to all dissenting shareholders who have served a notice of objection.

  •
  Within 20 days immediately following the date on which the Authorization Notice is given (the "Dissent Period"), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a "Notice of Dissent") to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder who dissents must do so in respect of all the Shares which it, he or she holds. Upon giving of the Notice of Dissent, the Dissenting Shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of its, his or her Shares, the right to participate fully in proceedings to determine the fair value of such Shares and the right to seek relief on the grounds that the merger is void or unlawful.

  •
  Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Cayman Registrar, whichever is later, the Company, as the surviving company, must make a written offer (a "Fair Value Offer") to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

  •
  If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder's Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the "Grand Court") for a determination of the fair value of the Shares held by all dissenting shareholders, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares (if a dissenting shareholder files a petition, the Company must file such verified list within 10 days after service of such petition on the Company).

  •
  If a petition is timely filed and served, the Grand Court will determine at a hearing at which shareholders are entitled to participate, (a) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

        All notices and petitions must be executed by or for the shareholder of record or a person duly authorized on behalf of that shareholder, fully and correctly, as such shareholder's name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters' rights attached to such Shares.

        You must be a registered holder of Shares in order to exercise your dissenters' rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS depositary for conversion into Shares and pay the fees of the ADS depositary to cancel his, her or its ADSs and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters' rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise dissenters' rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS depositary by email at adr_china_i&c@jpmorgan.com.

        If you do not satisfy each of these requirements and comply strictly with all precedents required by the Cayman Islands Companies Law with regard to the exercise of dissenters' rights, you cannot exercise dissenters' rights and will be bound by the terms of the merger agreement and the plan of merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will not alone preserve your dissenters rights. You must send all notices to the Company to B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, 100022, the PRC, Attention: Investor Relations Department.

        If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the US$41.2 in cash, without interest and net of any applicable withholding taxes, for each Share of the Company that you would otherwise receive as consideration pursuant to the merger agreement if you do not exercise dissenting rights with respect to your Shares. You may also be responsible for the cost of any appraisals proceedings.

        The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters' rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters' rights.

 FINANCIAL INFORMATION

        The functional and reporting currency of the Company is U.S. dollars. The Company's business is primarily conducted in China. The functional currency of the Company's subsidiaries and variable interest entities in the PRC is Renminbi. A significant portion of its sales, costs and expenses are denominated in Renminbi.

Selected Historical Financial Information

        The following table presents our selected consolidated financial information. The audited financial statements of the Company for the fiscal years ended March 31, 2016 and 2017 are incorporated herein by reference to the Company's Form 20-F for the fiscal year ended March 31, 2017, filed on August 15, 2017, beginning on page F-1. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the Company's audited consolidated financial statements and related notes and "Item 5. Operating and Financial Review Prospects" in the Company's Annual Report on Form 20-F for the fiscal year ended March 31, 2017, which are incorporated into this proxy statement by reference. See "Where You Can Find More Information" for a description of how to obtain a copy of such Annual Report.

	For the years ended March 31,
Consolidated statements of operations data	2016	2017
	(U.S. dollars in thousands, except per share data)
Net revenues	370,812	435,713
Cost of revenues	210,909	262,134

Gross profit	159,903	173,579

Operating expenses:
Sales and marketing expenses	64,763	74,304
General and administrative expenses	65,422	82,783
Research and development expenses	3,716	3,194
Total operating expenses	133,901	160,281

Income from operations	26,002	13,298
Gain/(loss) from forward contracts	—	—
Interest expense	(4,603)	(13,880)
Interest income	785	939
Other income	1,874	—

Income before provision for income taxes and (loss)/gain from equity method investments	24,058	357
Income tax expenses	5,838	3,354

Income/(loss) before (loss)/gain from equity method investments	18,220	(2,997)
(Loss)/gain from equity method investments	(1,732)	(9,547)

Net income/(loss)	16,488	(12,544)
Less: Net income/(loss) attributable to non-controlling interest	(1,837)	(1,293)

Net income/(loss) attributable to iKang Healthcare Group, Inc.	18,325	(11,251)
Deemed dividend to preferred shareholders	—	—
Undistributed earnings allocated to preferred shareholders	—	—

Net (loss)/income attributable to common and preferred shareholders of iKang Healthcare Group, Inc.	18,325	(11,251)

Net (loss)/income per share attributable to common shareholders of iKang Healthcare Group, Inc.

	For the years ended March 31,
Consolidated statements of operations data	2016	2017
	(U.S. dollars in thousands, except per share data)
Basic	0.55	(0.33)
Diluted	0.54	(0.33)
Net (loss)/income per ADS attributable to common shareholders of iKang Healthcare Group, Inc.
Basic	0.28	(0.17)
Diluted	0.27	(0.17)

	As of March 31,
Consolidated balance sheet data	2016	2017
	(U.S. dollars in thousands)
Total current assets	305,703	219,915
Total assets	803,641	728,491
Total current liabilities	199,000	287,160
Total liabilities	438,239	396,086
Convertible redeemable preferred shares	—	—
Total iKang Healthcare Group, Inc. shareholders' (deficit)/equity	342,826	312,437
Non-controlling interests	22,576	19,968
Total liabilities, mezzanine equity and shareholders' equity/(deficit)	803,641	728,491

Ratio of Earnings to Fixed Charges

	As of March 31,
	2015	2016	2017
	(unaudited)
Ratio of earnings to fixed charges	16.28	5.23	0.03

Net Book Value per Share of Our Shares

        The Company's net book value per Share as of March 31, 2017 was US$9.57 based on 34,721,539 issued and outstanding Shares as of that date.

TRANSACTIONS IN THE SHARES AND ADSS

Purchases by the Company

        The Company has not repurchased any Shares or ADSs at any time within past two years.

Purchases by the Buyer Group

Buyer Group Proposal

        On August 31, 2015, Mr. Zhang, Time Intelligent and ShanghaiMed entered into a consortium agreement (the "Buyer Group 1 Consortium Agreement") with FV Investment Holdings, pursuant to which such Buyer Group 1 members would cooperate in good faith in connection with an acquisition transaction with respect to the Company as contemplated by the Buyer Group 1 Proposal. On the same date, Buyer Group 1 submitted the Buyer Group 1 Proposal to the Board, pursuant to which Buyer Group 1 proposed to acquire, through an acquisition vehicle to be formed by Buyer Group 1, all of the publicly held Shares for US$17.80 per ADS or US$35.60 per Class A Share in cash.

        On January 5, 2016, Mr. Zhang, Time Intelligent, ShanghaiMed, FountainVest, Alibaba, China Life Investment Holding Company Limited, New China Capital International Management Limited, LTW Capital Jaguar Investment Ltd., Ontario Teachers' Pension Plan Board and Tianjin Legend Capital Yunpeng Partnership (Limited Partnership) ( ) entered into an amended and restated consortium agreement, which superseded the original Buyer Group 1 Consortium Agreement in its entirety on substantially the same terms as the original Buyer Group 1 Consortium Agreement to provide for, among other things, the inclusion of Alibaba, China Life Investment Holding Company Limited, New China Capital International Management Limited, LTW Capital Jaguar Investment Ltd., Ontario Teachers' Pension Plan Board and Tianjin Legend Capital Yunpeng Partnership (Limited Partnership) ( ) as new members of the Buyer Group 1 Consortium.

        On June 7, 2016, Mr. Zhang, Time Intelligent and ShanghaiMed delivered (1) a notice to the other members of the Buyer Group 1 Consortium and withdrew from the Buyer Group 1 Consortium and (2) a notice to the Special Committee notifying the Company that such parties had determined to withdraw the Buyer Group 1 Proposal (which notice became effective on June 7, 2016).

Share Charge and Share Mortgage to Gopher Global Credit Fund II

        On August 25 2017, ShanghaiMed entered into a facility agreement (the "Gopher Global Facility Agreement"), pursuant to which Gopher Global Credit Fund II provided a US$19,000,000 loan facility with a term of six months to ShanghaiMed. Pursuant to the Gopher Global Facility Agreement, ShanghaiMed will apply or procure that all amounts borrowed by it under the Gopher Global Facility Agreement are used towards repayment of certain of its, Time Intelligent's or Mr. Zhang's existing financial indebtedness (including the repayment of a portion of the loan of RMB150,000,000 from AVIC Trust Co., Ltd. as described in "—Share Pledge to AVIC Trust Co., Ltd." below) and financing certain of ShanghaiMed's or Mr. Zhang's investments).

        On the same date, ShanghaiMed entered into (i) a share charge with Gopher Global Credit Fund II in respect of 1,256,820 ADSs, held by ShanghaiMed, and (ii) an equitable share mortgage with Gopher Global Credit Fund II in respect of 1,044,259 Class A Shares held by ShanghaiMed to secure ShanghaiMed's obligations under the Gopher Global Facility Agreement. ShanghaiMed may not sell, transfer or otherwise dispose of any of the charged ADSs and Class A Shares, or enter into or permit to subsist any title retention arrangement over the charged ADSs and Class A Shares.

        Based on ShanghaiMed's utilization of the credit facility under the Gopher Global Facility Agreement, the share charge in respect of 1,256,820 ADSs held by ShanghaiMed was released on

November 16, 2017 by Gopher Global Credit Fund II, and on November 29, 2017, ShanghaiMed entered into a supplemental deed to the equitable share mortgage (as supplemented, the "Gopher Global Share Mortgage"), dated August 25, 2017, with Gopher Global Credit Fund II pursuant to which an additional 324,288 Class A Shares held by ShanghaiMed were charged in favor of Gopher Global Credit Fund II to secure ShanghaiMed's obligations under the Gopher Global Facility Agreement.

        Following the repayment by ShanghaiMed of $8,000,000 due and payable under the Gopher Global Facility Agreement, 576,230 Class A Shares charged in favor of Gopher Global Credit Fund II pursuant to the Gopher Global Share Mortgage were released from the Gopher Global Share Mortgage on April 6, 2018 pursuant to a deed of partial release dated the same date between ShanghaiMed and Gopher Global.

Share Pledge to AVIC Trust Co., Ltd.

        On September 9, 2016, ShanghaiMed pledged 1,210,000 Class A Shares to AVIC Trust Co., Ltd. ("AVIC Trust") to secure a 12-month loan of RMB150,000,000 borrowed by Ligang Capital Investment (Shenzhen) Co., Ltd. ("Ligang Capital"), an entity controlled by Mr. Zhang, from AVIC Trust. In the event that Ligang Capital fails to repay the loan, AVIC Trust will have the right to dispose of these pledged shares. This share pledge was released in two batches on September 27, 2017 and November 30, 2017, respectively, as a result of the repayment by Ligang Capital.

        On November 19, 2017, AVIC Trust and Ligang Capital entered into a loan agreement, pursuant to which AVIC Trust provides a RMB80,000,000 loan facility to Ligang Capital with a term of 24 months from the date of the first utilization of the loan. On the same date, ShanghaiMed and AVIC Trust entered into a share pledge contract, pursuant to which ShanghaiMed agrees to pledge 645,333 Class A Shares to AVIC Trust to secure the loan of RMB80,000,000 borrowed by Ligang Capital. In the event that Ligang Capital fails to repay the loan, AVIC Trust will have the right to dispose of these pledged shares.

Share Pledge to Bank Julius Baer & Co. Ltd.

        On November 1, 2017, ShanghaiMed entered into a credit agreement (the "Julius Baer Credit Agreement"), pursuant to which Bank Julius Baer & Co. Ltd. ("Julius Baer") may provide fixed term loans, overdrafts, contingent liabilities and coverage of margin requirements and realized or unrealized losses resulting from trading operations to ShanghaiMed. Pursuant to the Julius Baer Credit Agreement, ShanghaiMed will apply for a credit limit and must provide sufficient collateral with sufficient lending value.

        On November 1, 2017, ShanghaiMed entered into a general pledge and assignment agreement with Julius Baer in respect of all secured claims, including present and future claims of Julius Baer that have arisen or may arise in the future from ShanghaiMed's business dealings with Julius Baer or other legal causes to secure ShanghaiMed's obligations under the Julius Baer Credit Agreement.

        On March 26, 2018, pursuant to an addendum to the credit agreement and the general pledge and assignment agreement, dated March 22, 2017, by and between ShanghaiMed and Julius Baer, ShanghaiMed deposited and pledged 1,256,820 ADSs to Julius Baer to secure a maximum available credit limit of US$12,000,000 granted by Julius Baer. In the event that ShanghaiMed fails to repay the loan, Julius Baer will have the right to dispose of these pledged shares.

Prior Public Offerings

        In April 2014, the Company completed its initial public offering (the "IPO"), which involved the sale by the Company and certain of its shareholders of 11,933,958 ADSs. The initial offering price was

US$14.00 per ADS. The net proceeds to the Company from the IPO, after deducting the underwriting discounts and expenses payable by the Company in the IPO, were approximately US$149.2 million. The Company has not made any underwritten public offering of its securities since then.

Transactions in Prior 60 Days

        Except as described above and other than the merger agreement and the agreements entered into in connection with the merger agreement, including the Interim Investors Agreement, the Support Agreement, the Limited Guarantees and the Equity Commitment Letters, there have been no transactions in Shares or ADSs during the prior 60 days by the Company, any of the Company's officers or directors, any member of the Buyer Group, or any other person with respect to which disclosure is provided in Annex F or any associate or majority-owned subsidiary of the foregoing.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

        The following table sets forth information with respect to the beneficial ownership of Shares, as of the date of this proxy statement, by:

  •
  each of our directors and executive officers;

  •
  our directors and executive officers as a group; and

  •
  each person known to us to beneficially own more than 5.0% of the total issued and outstanding Shares.

        As of the date of this proxy statement, we have 35,113,193 common shares issued and outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option or other right or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

	Number	%
Directors and Executive Officers:
Lee Ligang Zhang(1)	4,874,371	13.63%
Boquan He(2)	4,458,575	12.69%
Man Ho Kee Harry	*	*
Feiyan Huang(3)	637,865	1.80%
Minjian Shi(4)	476,831	1.36%
Thomas McCoy Roberts	*	*
Daqing Qi	*	*
Ruby Lu	*	*
Yang Chen	*	*
Yafang Zhou	*	*
Elmer Liu	*	*
Jinfeng Pan	*	*
Hua Liu	*	*
Xiaojiang Zhou	*	*

All directors and executive officers as a group	10,733,879	29.59%

Principal Shareholders:
Top Fortune Win Ltd.(5)	4,448,575	12.67%
ShanghaiMed, Inc.(6)	3,042,550	8.63%
Ora Investment Pte Ltd.(7)	2,831,740	8.06%
The Goldman Sachs Group, Inc.(8)	2,184,470	6.22%

*
Upon exercise of all options currently exercisable or vesting within 60 days of the date of this table, would beneficially own less than 1% of common shares of the Company.

(1)
Represents (1) 2,892,550 Class A Shares (including 628,410 Class A Shares as represented by 1,256,820 ADSs) owned by ShanghaiMed, Inc., a British Virgin Islands company wholly-owned by Time Intelligent; (2) 526,721 Class A Shares owned by Time Intelligent, a British Virgin Islands company; (3) 805,100 Class C Shares owned by Time Intelligent, and (4) 150,000 Class A Shares issuable upon exercise of options held by ShanghaiMed, within 60 days through the exercise of options; and (5) 500,000 Class A Shares issuable upon exercise of options held by Mr. Zhang within 60 days through the exercise of options. Mr. Zhang's family trust is the beneficial owner of Time Intelligent through certain trust arrangements. The business address of Mr. Zhang is c/o iKang Healthcare Group, Inc., B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing 100022, the PRC.

(2)
Represents (1) 4,448,575 Class A Shares owned by Top Fortune, a company ultimately owned by Mr. Boquan He and (2) 10,000 Class A Shares issuable upon exercise of options held by Mr. He. The business address of Mr. He is Unit 3213, Metro Plaza, No. 183-187 Tianhe Road (N), Guangzhou, the PRC, 510620.

(3)
Represents (1) 387,865 Class A Shares as represented by 775,730 ADSs owned by Gold Partner Consultants Limited, a British Virgin Islands company, and (2) 250,000 Class A Shares issuable upon exercise of options held by Ms. Feiyan Huang. Ms. Feiyan Huang's family trust is the beneficial owner of Gold Partner Consultants Limited through certain trust arrangements. The business address of Ms. Feiyan Huang is c/o iKang Healthcare Group, Inc., B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing 100022, the PRC.

(4)
Represents (1) 466,831 Class A Shares owned by Favoured Star Ltd., a British Virgin Islands company ultimately owned by Mr. Minjian Shi, and (2) 10,000 Class A Shares issuable upon exercise of options held by Mr. Minjian Shi. The business address of Mr. Minjian Shi is c/o iKang Healthcare Group, Inc., B-6F, 92A Jianguo Road, Shimao Tower, Chaoyang District, Beijing 100022, the PRC.

(5)
Represents 4,448,575 Class A Shares owned by Top Fortune. The registered address of Top Fortune is Unit 3213, Metro Plaza, No. 183-187 Tianhe Road (N), Guangzhou, the PRC, 510620.

(6)
Represents (1) 2,892,550 Class A Shares (including 628,410 Class A Shares as represented by 1,256,820 ADSs) and (2) 150,000 Class A Shares issuable through the exercise of options owned by ShanghaiMed, which is wholly-owned by Time Intelligent. The registered address of ShanghaiMed is Palm Grove House, P.O. Box 3186, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.

(7)
Represents 2,831,740 Class A Shares as represented by 5,663,480 ADSs owned by Ora Investment Pte Ltd., a limited liability company organized and existing under the laws of Singapore. Ora Investment Pte Ltd. shares the power to vote and the power to dispose of the shares with GIC Special Investments Pte Ltd. and GIC Private Limited, both of which are private limited companies incorporated in Singapore. GIC Special Investments Pte Ltd. is wholly-owned by GIC Private Limited and is the private equity investment arm of GIC Private Limited. GIC Private Limited is a fund manager and manages the reserves of the Government of Singapore. The registered address of Ora Investment Pte Ltd. is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(8)
Represents (1) 3,789,631 ADSs owned by Broad Street Principal Investment, L.L.C., a Delaware limited liability corporation; (2) 90,877 ADSs owned by MBD 2013, L.P., a Delaware limited partnership; (3) 34,646 ADSs owned by MBD 2013 Offshore, L.P., a Cayman Islands limited partnership; (4) 368,248 ADSs owned by Bridge Street 2013, L.P., a Delaware limited partnership; and (5) 85,538 ADSs owned by Bridge Street 2013 Offshore, L.P., a Cayman Islands limited partnership (the foregoing entities collectively, the "GS Investing Entities"). The GS Investing Entities and/or the general partner, managing general partner or other manager of each of the GS Investing Entities are affiliates of The Goldman Sachs Group, Inc. Goldman Sachs & Co. LLC, a subsidiary of The Goldman Sachs Group, Inc., is the investment manager of certain of the GS Investing Entities. The registered address of each of Broad Street Principal Investment, L.L.C., MBD 2013, L.P. and Bridge Street 2013, L.P. is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, USA. The registered address of each of MBD 2013 Offshore, L.P. and Bridge Street 2013 Offshore, L.P. is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman.

 FUTURE SHAREHOLDER PROPOSALS

        If the merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders' meeting. If, however, the merger is not completed, an annual general meeting is expected to be held later in the year.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as "believes," "anticipates," "expects," "estimates," "intends," "may," "plans," "predicts," "projects," "will," "would" and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

        The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

  •
  the satisfaction of the conditions to the consummation of the merger, including the authorization and approval of the merger agreement by the Company's shareholders;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

  •
  the cash position of the Company and its subsidiaries at the effective time of the merger;

  •
  equity financing may not be funded at the effective time of the merger because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being consummated promptly or at all;

  •
  the effect of the announcement or pendency of the merger on our business relationships, results of operations and business generally;

  •
  the risk that the merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

  •
  the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

  •
  diversion of our management's attention from our ongoing business operations;

  •
  loss of our senior management;

  •
  the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

  •
  our failure to comply with regulations and changes in regulations;

  •
  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger; and

  •
  other risks detailed in our filings with the SEC, including the information set forth under the section entitled "Item 3. Risk Factors" in our Annual Report on Form 20-F for the fiscal year ended March 31, 2017. See "Where You Can Find More Information" beginning on page 153 for additional information.

        Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC's website at http://www.sec.gov.

        You also may obtain free copies of the documents the Company files with the SEC by going to the "Investor Relations" section of our website at http://ir.ikang.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

        Because the merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

        We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

        Requests for copies of our filings should be directed to our Investor Relations at the address and phone numbers provided in this proxy statement.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

        THIS PROXY STATEMENT IS DATED JULY 16, 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: AGREEMENT AND PLAN OF MERGER AND AMENDMENT NO. 1 TO THE
AGREEMENT AND PLAN OF MERGER

Execution Version

AGREEMENT AND PLAN OF MERGER
among
IK HEALTHCARE INVESTMENT LIMITED,
IK HEALTHCARE MERGER LIMITED
and
IKANG HEALTHCARE GROUP, INC.
Dated as of March 26, 2018

Appendix I	Rollover Shareholders and Rollover Shares
Annex A	Plan of Merger
Schedule 1.07(a)
Schedule 1.07(b)
Schedule 1.07(c)
Schedule 6.03(a)
Schedule 6.15

        AGREEMENT AND PLAN OF MERGER, dated as of March 26, 2018 (this "Agreement"), among IK Healthcare Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), IK Healthcare Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub"), and iKang Healthcare Group, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company").

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the "CICL"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger"), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent as a result of the Merger;

        WHEREAS, the board of directors of the Company (the "Company Board"), acting upon the unanimous recommendation of the Special Committee of the Company Board (the "Special Committee"), has (i) determined that this Agreement and the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company having regard to the interests of the Company's shareholders (other than the holders of Excluded Shares), (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Merger, and (iii) subject to the terms set forth herein, resolved to recommend the approval of this Agreement, the Plan of Merger and the Merger by the shareholders of the Company at the Shareholders' Meeting (as defined below); and

        WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (collectively, the "Transactions"), and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

        WHEREAS, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain holders of Shares (as defined below) as set forth in Appendix I hereto (collectively, the "Rollover Shareholders"), IK Healthcare Holdings Limited, which is the sole shareholder of Parent ("Holdco"), and Parent have executed and delivered a support agreement, dated as of the date hereof (the "Support Agreement"), providing that, among other things, (a) the Rollover Shareholders will vote all Shares held directly or indirectly by them in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and (b) the Rollover Shareholders agree, upon the terms and subject to the conditions in the Support Agreement, to receive no consideration for the cancellation of the Rollover Shares (as defined below) in accordance with the terms thereof.

        WHEREAS, as a condition and inducement to the Company's willingness to enter into this Agreement, concurrently with the execution of this Agreement, each of the Sponsors has executed and delivered a limited guarantee in favor of the Company with respect to certain obligations of Parent under this Agreement (as may be supplemented or amended from time to time in accordance with this Agreement, the "Limited Guarantees").

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.01    The Merger.

        Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CICL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the Company shall continue as the surviving company of the Merger (the "Surviving Company") under the laws of the Cayman Islands as a wholly-owned subsidiary of Parent and Merger Sub shall be struck off the register of companies in the Cayman Islands, such that the separate corporate existence of Merger Sub shall cease.

        Section 1.02    Closing; Closing Date.

        Unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the closing for the Merger (the "Closing") shall take place at 10:00 a.m. (Beijing time) at the offices of Simpson Thacher & Bartlett, ICBC Tower, 35/F, 3 Garden Road, Central, Hong Kong, China, as soon as practicable, but in any event no later than the tenth (10th) Business Day immediately following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement, or another date or time agreed in writing by Company and Parent (such date being the "Closing Date").

        Section 1.03    Effective Time.

        Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the "Plan of Merger") in substantially the form set out in Annex A and such parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective upon the date specified in the Plan of Merger in accordance with the CICL (the "Effective Time").

        Section 1.04    Effects of the Merger.

        As of the Effective Time, the Merger shall have the effects specified in the Plan of Merger and the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL.

        Section 1.05    Memorandum and Articles of Association of Surviving Company.

        At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Company until thereafter amended as provided by law and such memorandum and articles of association; provided, however, that, at the Effective Time, (a) Article I of the memorandum of association of the Surviving Company shall be amended to read as follows: "The name of the company is iKang Healthcare Group, Inc."; (b) the articles of association of the Surviving Company shall be amended to refer to the name of the Surviving Company as "iKang Healthcare Group, Inc." and if necessary, references therein to the authorized share capital of the Surviving Company shall be amended to refer to the authorized share capital of the Surviving Company as provided in the Plan of Merger; and (c) the articles of association shall include the provisions required by Section 6.05(a).

        Section 1.06    Directors and Officers.

        The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, and (b) except as otherwise provided for in this Agreement, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

        Section 1.07    Closing Deliverables.

        The Company shall deliver to Parent at the Closing (a) duly signed resignations, effective as of the Effective Time, of the directors of the Group Companies set forth in Schedule 1.07(a), which shall include a customary waiver of any claims against any Group Company, and (b) certain other Closing deliverables set forth in Schedule 1.07(b). If and to the extent designated by Parent in writing at least ten (10) Business Days prior to Closing, the Company shall use its reasonable best efforts to deliver to Parent at the Closing such additional Closing deliverables set forth in Schedule 1.07(c); provided that Parent shall make such designations only with respect to any Group Company that has any event or circumstance that would reasonably be expected to cause a Company Material Adverse Effect.

ARTICLE II

EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES

        Section 2.01    Effect of Merger on Issued Securities.

        At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares or other securities of the Company:

          (a)   each Class A common share, par value US$0.01 per share, of the Company (a "Class A Share"), including the Class A Shares represented by American Depositary Shares (the "ADSs"), each representing 1/2 of a Class A Share, and each Class C common share, par value US$0.01 per share, of the Company (a "Class C Share" and, collectively with each Class A Share, the "Shares"), issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares), shall be cancelled and cease to exist in exchange for, and shall thereafter represent only, the right to receive US$41.20 in cash per Share without interest (the "Per Share Merger Consideration") payable in the manner provided in Section 2.04 and the register of members of the Company will be amended accordingly;

          (b)   each of the Excluded Shares issued and outstanding immediately prior to the Effective Time, shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor;

          (c)   each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled in accordance with Section 2.03 and thereafter represent the right to receive the applicable payments pursuant to the procedure referenced in Section 2.03; and

          (d)   each ordinary share, par value US$1.00 each, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.01 each, of the Surviving Company. Such ordinary shares in the Surviving Company shall be the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

        Section 2.02    Share Incentive Plans and Outstanding Company Options.

          (a)   At the Effective Time, the Company shall (i) terminate the Company's Share Incentive Plans, and any relevant award agreements applicable to the Share Incentive Plans or otherwise relating to Company Options, and (ii) cancel each Company Option that is outstanding and unexercised, whether or not vested or exercisable.

          (b)   Each holder of a Company Option that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company, as soon as practicable after the Effective Time (without interest) (but in any event not later than five (5) Business Days thereafter), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Company Option and (ii) the number of Shares underlying such Company Option; provided that (A) if the Exercise Price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor and (B) the Company Options listed on Section 2.02(b) of the Company Disclosure Schedule will be cancelled for no consideration.

          (c)   Any payment under this Section 2.02 shall be subject to all applicable Taxes and tax withholding requirements, and each holder of Company Options immediately prior to the Effective Time shall be personally responsible for the proper reporting and payment of all Taxes related to any payment contemplated by this Section 2.02.

          (d)   At or prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.02. The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Company will be required to issue Shares or other share capital of the Company to any person pursuant to the Share Incentive Plans or in settlement of any Company Options. Promptly following the date hereof, the Company shall deliver written notice to each holder of Company Options informing such holder of the effect of the Merger on their Company Options.

        Section 2.03    Dissenting Shares.

          (a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the CICL (collectively, the "Dissenting Shares"; holders of Dissenting Shares being referred to as "Dissenting Shareholders") shall be cancelled and cease to exist at the Effective Time in accordance with Section 238 of the CICL and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL.

          (b)   The Company shall give Parent (i) prompt notice of any written objection or dissent to the Merger or demands for appraisal received by the Company, attempted written withdrawals of such demands, and any other instruments served pursuant to applicable Law and received by the Company relating to any rights to dissent from the Merger and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of dissenter's rights or any demands for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter's rights or demands.

          (c)   In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to section 238(4) of the CICL within twenty (20) days of the receipt of the Requisite Company Vote at the Shareholders' Meeting.

        Section 2.04    Exchange of Share Certificates, etc.

          (a)   Paying Agent.    Prior to the Effective Time, Parent shall appoint a bank or trust company selected by Parent with the Company's prior consent (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the "Paying Agent") for all payments required to be made pursuant to Section 2.01(a) and shall enter into a paying agent agreement in form and substance reasonably satisfactory to the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares (other than Excluded Shares and Dissenting Shares), cash in an amount sufficient to pay the Merger Consideration pursuant to Section 2.01(a) (such cash being hereinafter referred to as the "Exchange Fund"). If for any reason following the Effective Time the cash in the Exchange Fund is insufficient to fully satisfy all the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit, or cause the Surviving Company to promptly deposit, cash in immediately available funds into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

          (b)   Exchange Procedures.    As promptly as practicable, and in any event within three (3) Business Days after the Effective Time, the Surviving Company shall cause the Paying Agent to mail to each person who was, immediately prior to the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of such Shares (other than Excluded Shares and Dissenting Shares) shall be effected and contain such other provisions as Parent and the Company may mutually agree; and (ii) instructions for use in effecting the surrender of any issued share certificates representing such Shares (the "Share Certificates") (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate and each registered holder of Shares which are not represented by a Share Certificate (the "Uncertificated Shares"), but in each case excluding Excluded Shares and Dissenting Shares, shall be entitled to receive, in exchange for the cancellation of such Shares, payment in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of such Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time (but in any event not later than five (5) Business Days thereafter) an amount in cash in immediately available funds equal to the product of (x) the Shares held by the Depositary immediately prior to the Effective Time (other than the Excluded Shares) and (y) the Per Share Merger Consideration, (B) the Depositary will promptly distribute one-half of the Per Share Merger Consideration with respect to each outstanding ADS to holders of ADSs (other than ADSs representing the Excluded Shares) upon surrender by such holders of the ADSs, (C) holders of ADSs who are untraceable will be determined, and ADSs held by such holders will be treated, in the same manner as holders of Shares in Section 2.04(d), (D) any funds payable to holders of ADSs unclaimed by holders of ADSs will be treated, as closely as possible, in the same manner as any portion of the Exchange Fund that remains unclaimed by the holders of Shares pursuant to Section 2.04(g), and (E) upon termination of the Deposit Agreement (as defined below) as contemplated in Section 2.06, the Depositary will deliver to the Paying Agent any portion of funds payable to holders of ADSs as a result of the Merger which remains undistributed to holders of ADSs as of the date of such termination and the Paying Agent will thereafter pay amounts owed to holders of ADSs until termination of Exchange Fund in accordance with and subject to Section 2.04(g). The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes, if any) due to or incurred by the Depositary in connection with this distribution to holders of ADSs and the cancellation of ADSs (including any ADS cancellation or termination fees payable in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash payable upon due surrender of the relevant Share Certificate(s) may be paid to such transferee if the Share Certificate(s), if any, which immediately prior to the Effective Time represented such Shares, are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

          (c)   Lost Certificates.    If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, an indemnity (in customary form) or the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of the Shares represented by such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

          (d)   Untraceable Shareholders.    Remittances for the Per Share Merger Consideration shall not be sent to holders of Shares who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Surviving Company, as applicable, of their current contact details. A holder of Shares will be deemed to be untraceable if (i) such person has no registered address in the register of members maintained by the Company or the security holder list maintained by the Depositary, as applicable, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person by the Company or the Depositary, as applicable, in respect of such dividend either (x) has been sent to such person and has been returned undelivered or has not been cashed or (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Shareholders' Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to Dissenting Shareholders and holders of Shares or ADSs who are untraceable should be returned to the Surviving Company on-demand and held in a non-interest bearing bank account for the benefit of Dissenting Shareholders and holders of Shares who are untraceable. Dissenting Shareholders and holders of Shares or ADSs who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company.

          (e)   Adjustments to Merger Consideration.    The Per Share Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the

  Effective Time and to provide holders of Shares or Company Options the same economic benefit as contemplated by this Agreement.

          (f)    Investment of Exchange Fund.    The Exchange Fund, pending its disbursement to the holders of Shares, may be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Company in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard and Poor's Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding US$1 billion, provided that no such investment or losses shall affect the amounts payable to such holders, and Parent and the Surviving Company shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration for the holders of Shares (other than Excluded Shares and Dissenting Shares). Earnings from investments shall be the sole and exclusive property of Parent and the Surviving Company. Except as contemplated by Section 2.04(b), this Section 2.04(f) and Section 2.04(g), the Exchange Fund shall not be used for any other purpose.

          (g)   Termination of Exchange Fund.    Any portion of the Exchange Fund that remains unclaimed by the holders of Shares for six (6) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Company for the cash to which they are entitled pursuant to Section 2.01(a). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto.

          (h)   No Liability.    After the Effective Time, none of the Paying Agent, the Rollover Shareholders, the Sponsors, Parent or the Surviving Company shall be liable to any former holder of Shares (including Shares represented by ADSs) for cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (i)    Withholding Rights.    Each of Parent, the Surviving Company, the Paying Agent and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares (including Shares represented by ADSs) such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Company, the Paying Agent or the Depositary, as the case may be, such withheld amounts shall be (i) remitted by Parent, the Surviving Company, the Paying Agent or the Depositary to the applicable Governmental Authority and (ii) to the extent so remitted, treated for all purposes of this Agreement as having been paid to the holder of the Shares (including Shares represented by ADSs) in respect of which such deduction and withholding was made by Parent, the Surviving Company, the Paying Agent or the Depositary, as the case may be.

        Section 2.05    No Transfers.

        From and after the Effective Time, (a) no transfers of Shares shall be effected in the register of members of the Company, and (b) the holders of Shares (including Shares represented by ADSs) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be canceled (except for the Excluded Shares and the Dissenting Shares) in exchange for the right to receive the cash consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

        Section 2.06    Termination of Deposit Agreement.

        As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to JPMorgan Chase Bank, N.A. (the "Depositary") to terminate the deposit agreement, dated April 8, 2014 between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the "Deposit Agreement") in accordance with its terms and this Agreement; provided that this termination shall have no effect on the obligations and procedures established with the Depositary pursuant to Section 2.04(b) with respect to receipt and payment of the Merger Consideration to the holders of ADSs.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in (a) the Company Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), or (b) the Company SEC Reports filed prior to the date hereof (excluding disclosures in the Company SEC Reports contained in the "Risk Factors" and "Forward Looking Statements" sections and any other sections to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

        Section 3.01    Organization and Qualification.

          (a)   Each Group Company is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization or formation and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except where the failure of any Group Company to be so organized, existing or in good standing, or the failure of any Group Company to have such power, authority or governmental approvals, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Group Company is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Except as disclosed in the Company SEC Reports and in Section 3.01(b) of the Company Disclosure Schedule, as of the date hereof, (i) there are no other corporations, partnerships, joint ventures, associations, or entities through which any Group Company conducts business, or other entities in which a Group Company controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and (ii) no Group Company is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership, or similar arrangement.

        Section 3.02    Memorandum and Articles of Association.

        The Company has heretofore furnished to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, as applicable, each as amended to date, of each Group Company. Such memorandum and articles of association or equivalent organizational documents are in full force and effect. No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents, as applicable, in any material respect.

        Section 3.03    Capitalization.

          (a)   The authorized share capital of the Company consists of 58,000,000 Class A Shares and 2,000,000 Class C Shares. As of the date of this Agreement, (i) 33,916,439 Class A Shares (including 343,745 Class A Shares issued to the Depositary and reserved for the exercise of Company Options) and 805,100 Class C Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) 2,112,443 Shares are subject to outstanding Company Options, and (iii) no Shares are held in the treasury of the Company. Except as set forth in this Section 3.03(a) and the Rights Agreement, as of the date hereof, there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue or sell any shares or securities of, or other equity interests in, any Group Company. As of the date of this Agreement, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

          (b)   Section 3.03(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date hereof: (i) the number of Shares subject to such Company Option and (ii) the exercise or purchase price of such Company Option. The grant of each Company Option was validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws.

          (c)   The Company has made available to Parent accurate and complete copies of (x) the Share Incentive Plans pursuant to which the Company has granted all of the Company Options that are currently outstanding, and (y) the form of award agreements evidencing all of such Company Options. Each Company Option was duly authorized by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee hereof) and any shareholder approval by the necessary number of votes. Each such grant was made in accordance with the terms of the applicable Share Incentive Plan, the Exchange Act and all other applicable Laws.

          (d)   There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any share capital or registered capital, as the case may be, of any Group Company.

          (e)   The outstanding share capital or registered capital, as the case may be, in each of the Company's Subsidiaries that is directly or indirectly owned by the Company or subject to a power of attorney granted to a Subsidiary of the Company is (i) duly authorized, validly issued, fully paid and non-assessable, and (ii) free and clear of all Liens (other than Permitted Encumbrances). Subject to limitations imposed by applicable Law and the applicable constitutional documents, such Group Company has the unrestricted right to vote, and to receive dividends and distributions on, all such equity securities held by such Group Company in such Subsidiary.

          (f)    Section 3.03(f) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Company's Subsidiary, as applicable: (i) the option plans or employee stock incentive plans opposite the name of such Subsidiary, (ii) the percentage of share capital or registered capital reserved for the option plans of such Subsidiary, and (iii) the number of options outstanding and held by each holder of such options, and (iv) the number of shares, registered capital or share capital issued pursuant to such option plans or employee stock incentive plans and held by each holder of such options. Except as set forth in Section 3.03(f) of the Company Disclosure Schedule, none of Company's Subsidiaries makes or adopts any option plans or employee incentive plans or reserves any shares, registered capital or share capital for any employees.

        Section 3.04    Authority Relative to This Agreement; Fairness.

          (a)   The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Company Vote (as defined below), to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions pursuant to this Agreement have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the transactions pursuant to this Agreement, in each case, subject only to the approval of this Agreement, the Plan of Merger and the Merger by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the Shareholders' Meeting (the "Requisite Company Vote") in accordance with Section 233(6) of the CICL and the memorandum and articles of association of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general principles of equity (the "Bankruptcy and Equity Exception").

          (b)   The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that this Agreement and the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company having regard to the interests of the Company's shareholders as a whole (other than holders of the Excluded Shares), (ii) approved the execution, delivery and performance of this Agreement, the Plan of Merger and the consummation of the Merger, and (iii) subject to the terms of this Agreement (including Section 6.04(c)), resolved to recommend approval of this Agreement, the Plan of Merger and the Merger to the holders of Shares (the "Company Recommendation"). The Company Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement, the Plan of Merger and the Merger be submitted to holders of Shares for approval.

          (c)   The Special Committee has received the written opinion of J.P. Morgan Securities (Asia Pacific) Limited (the "Financial Advisor"), dated the date of this Agreement, to the effect that, subject to the limitations, qualifications and assumptions set forth therein and as of the date thereof, the Per Share Merger Consideration to be paid to the holders of Shares (other than the Excluded Shares and the Dissenting Shares) in the Merger is fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement solely for informational purposes. It is agreed and understood that such opinion may not be relied on by Parent, Merger Sub or any of their Affiliates. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement.

        Section 3.05    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby will not, (i) assuming that the Requisite Company Vote is obtained, conflict with or violate (A) the memorandum and articles of association of the Company or (B) any equivalent organizational documents of any other Group Company, (ii) assuming that the consents, approvals, authorizations and permits referred to in Section 3.05(b) have been obtained or taken and the filings and notifications described in Section 3.05(b) have been made or satisfied and that the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, or Order ("Law") applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Encumbrances) on any property or asset of any Group Company pursuant to, any Contract or obligation to which any Group Company is a party or by which any Group Company or any of its assets or properties is bound or affected, except, with respect to clauses (i)(B), (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair or delay the consummation of the transactions contemplated hereby.

          (b)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic (including the PRC) and whether national, supranational, federal, provincial, state, regional, local or municipal (each, a "Governmental Authority"), except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the "SEC"), if any, on such documents), (ii) compliance with the rules and regulations of the NASDAQ Global Select Market ("NASDAQ"), (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially impair or delay the consummation of the Transactions.

        Section 3.06    Permits; Compliance with Laws.

          (a)   Each of the Group Companies is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Group Companies to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted, including to the extent required Practice Permits for Medical Institutions ( ), Radiation Safety Licenses ( ) and Permits for Radiological Diagnosis and Treatment ( ), except for any such franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the "Material Company Permits"). As of the date of this Agreement, all Material Company Permits are effective and passed their respective annual inspection in accordance with applicable Laws and no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all approvals of, and filings and registrations and other requisite formalities with, Governmental Authorities in the People's Republic of China ("PRC") that are required to be obtained or made in respect of each Group Company incorporated in the PRC with respect to its capital structure and operations as now being conducted, including, but not limited to, if so material, registrations with the State Administration for Industry and Commerce, the State Administration of Foreign Exchange ("SAFE"), the Ministry of Human Resources and Social Security, the Ministry of Environmental Protection and the State Administration of Tax, the National Health and Family Planning Commission (formerly the Ministry of Health), and their respective local counterparts, have been duly completed in accordance with applicable PRC Laws. Each of the Group Companies is in compliance with the applicable terms of the Material Company Permits except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Group Company is in default, breach or violation of any Law applicable to it (including (A) any Laws applicable to its business and (B) any Laws related to the protection of personal data), or by which any of its properties or assets is bound. No Group Company has received any written notice or communication from any Governmental Authority or stock exchange of any non-compliance with any applicable Laws that has not been cured, except for such investigations, charges, assertions, reviews or notifications of violations the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c)   In the past three (3) years, no Group Company, nor, to the knowledge of the Company, Company Representative (in the course of its actions for, or on behalf of, a Group Company) has (i) made or given any bribe, rebate, payoff, influence payment, kickback or any other type of payment, that would violate any applicable Anticorruption Laws, or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to a Government Official:

              (i)  for the purpose of: (A) improperly influencing any act or decision of such Government Official in their official capacity; (B) improperly inducing a Government Official to do or omit to do any act in violation of their lawful duty; (C) securing any improper advantage; or (D) inducing a Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist a Group Company or any Company Representative in obtaining or retaining business for or with, or in directing business to, a Group Company or any Company Representative; or

             (ii)  in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

          (d)   No Group Company has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law. No Group Company or, to the knowledge of the Company, any Company Representative has received any written notice, request or citation for any actual or potential noncompliance with any of the foregoing in this Section 3.06(d). The Group Companies have implemented policies and procedures designed to ensure that each Group Company and the employees and other intermediaries of the Group Companies comply with the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption laws.

          (e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has complied with the registration or reporting requirements of SAFE Circular 7, SAFE Circular 37, SAFE Circular 75, SAFE Circular 78 or any other applicable SAFE rules and regulations including without limitation the registration of its Share Incentive Plans with the Governmental Authorities in the PRC.

          (f)    No Group Company, nor, to the knowledge of the Company, any director, officer, employee, representative, agent or Affiliate of any Group Company acting on behalf of any Group Company (each, a "Company Representative"), (i) is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; or (ii) has violated, or operated not in compliance with, any applicable export restrictions, anti-boycott regulations, or embargo regulations.

        Section 3.07    SEC Filings; Financial Statements.

          (a)   The Company has filed or furnished, as the case may be, all forms, reports and documents required to be filed by it with or furnished to the SEC since March 31, 2015 (the "Applicable Date") (the forms, reports and other documents filed or furnished since the Applicable Date including those filed subsequent to the date hereof, including any amendments thereto, collectively, the "Company SEC Reports"). The Company SEC Reports (i) at the time they were filed or furnished and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, in all cases, as in effect on the date so filed or furnished, and (ii) did not, at the time they were filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents or, in the case of Company SEC Reports filed or furnished after the date hereof, will fairly present, in all material respects, the consolidated financial position, results of operations, changes in shareholders' equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP, except as may be noted therein.

          (c)   Except as set forth in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company's annual report on Form 20-F filed with the SEC on August 15, 2017, no Group Company has outstanding (i) any Indebtedness or any commitments therefor, or (ii) any other liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), in each case, that is required in accordance with GAAP to be disclosed or reflected on or reserved against a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice since March 31, 2017, (B) incurred pursuant to this Agreement or in connection with the Merger or the other transactions contemplated hereby, or (C) which would not reasonably be expected to have a Company Material Adverse Effect.

          (d)   The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act reasonably designed to ensure that all material information concerning the Company and its Subsidiaries required to be included in reports filed under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Company's SEC filings and other public disclosure documents. The Company's certifying officers have evaluated the effectiveness of the Company's disclosure controls and procedures as of the end of the period covered by the Company's most recently filed annual report under the Exchange Act (such date, the "Evaluation Date"). Since the Evaluation Date, there have been no changes in the Company's internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

          (e)   The Group Companies maintain a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with GAAP and include those policies and procedures that are designed to (i) provide for maintenance of records that, in reasonable detail, accurately and fairly reflect dispositions of a Group Company's material assets, (ii) provide reasonable assurance that material transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with GAAP, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of a Group Company's material assets that would have a material effect on the consolidated financial statements.

          (f)    The Company is in compliance, in all material respects, with the applicable listing and corporate governance rules and regulations of the NASDAQ, subject to availing itself of any "home country" exemption from such rules and regulations available to a "foreign private issuer" (as defined under the Exchange Act and under the relevant rules and regulations of the NASDAQ).

        Section 3.08    Absence of Certain Changes or Events.

        From March 31, 2017 through the date of this Agreement, except as set forth in Section 3.08 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (a) each Group Company has conducted its business in all material respects in the ordinary course of business and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect or any change, event, development, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (c) no Group Company has taken any action that, were such action taken after the date hereof without Parent's consent, would constitute a breach of covenants contained in subsection (a), (b), (c), (d), (e), (g), (i), (m) or (p) of Section 5.01, and (d) there has not been any receiver, trustee, administrator or other similar person appointed in relation to the affairs of the Company or its property or any part thereof.

        Section 3.09    Absence of Litigation.

        Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against any Group Company, or any property or asset of any Group Company, before any Governmental Authority which (a) would reasonably be expected to have a Company Material Adverse Effect or (b) would reasonably be expected to enjoin, restrain, prevent or materially delay the consummation of the Merger, other than any such matters arising after the date hereof relating to the execution of this Agreement or the transactions contemplated by this Agreement. Except as set forth in Section 3.09 of the Company Disclosure Schedule, no Group Company, nor any material property or asset of any Group Company, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would prevent or materially delay the consummation of the Merger or performance by the Company of any of its material obligations under this Agreement.

        Section 3.10    Labor and Employment Matters.

          (a)   (i) During the past three (3) years through the date of this Agreement, there have been no labor strikes, lockout, slowdowns or work stoppage pending or, to the knowledge of the Company, threatened between any Group Company and its employees or independent contractors (collectively, "Company Personnel") and (ii) as of the date of this Agreement, there are no material unfair labor practice complaints pending or, to the knowledge of the Company, threatened against any Group Company before any Governmental Authority. No Group Company is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by it. To the Company's knowledge, as of the date of this Agreement, (i) there are no labor unions, works councils or other organizations representing or purporting to represent any Company Personnel and (ii) there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect any Group Company.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company is in compliance with all applicable laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid in full to the appropriate Governmental Authority, or are holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from or paid with respect to Company Personnel (including the withholding and payment of all individual income taxes and contributions to Social Security Benefits payable), and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

          (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan and each Company Employee Agreement is and has at all times been operated and administered in compliance with the provisions thereof and all applicable legal requirements. Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Employee Plan has been duly accrued and made on a timely basis in all material respects. As of the date of this Agreement, there are no material claims or legal proceedings pending, or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan, other than routine claims for benefits in the ordinary course.

          (d)   Except as otherwise specifically provided in this Agreement regarding the Company Options, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any of the Company Employee Plans; (ii) increase any benefits otherwise payable under any of the Company Employee Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

        Section 3.11    Real Property; Property and Assets.

          (a)   No Group Company owns any real property.

          (b)   The Company has delivered or otherwise made available to Parent a true and complete copy of each material Lease, and in the case of any oral material Lease, a written summary of the material terms of such Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each of the Leases relating to medical centers within the PRC: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) the Group Companies' possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed since the Applicable Date, and, to the knowledge of the Company, there are no disputes with respect to such Lease, (iii) neither any Group Company nor, to the knowledge of the Company, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease and (iv) Group Companies have a valid and subsisting leasehold interest in all property under the Leases, in each case free and clear of all Liens, other than the Permitted Encumbrances.

          (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Group Company has valid and subsisting ownership interests in all tangible personal property reflected in the latest balance sheet included in the Company SEC Reports as being owned by such Group Company or acquired after the date thereof (except the tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear all Liens, other than Permitted Encumbrances and (ii) the tangible personal property owned by the Group Companies is in satisfactory operating condition and repair for its continued use as it has been used, subject to reasonable wear and tear.

        Section 3.12    Intellectual Property.

          (a)   Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of all Intellectual Property Rights owned by each Group Company and issued by or registered with any Governmental Authority ("Registered Intellectual Property"), indicating for each such item the registration number or publication number, as applicable, and the jurisdiction in which such Registered Intellectual Property has been issued or is registered.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company's knowledge, each Group Company has sufficient rights to use all Intellectual Property Rights used in the conduct of such Group Company's respective business as it currently is conducted by such Group Company. The foregoing is not, and shall not be construed as, a representation or warranty regarding non-infringement, misappropriation or other violation by any of the Group Companies of the Intellectual Property Rights of any Third Party.

          (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, the conduct of the business of each Group Company has not within the past three (3) years infringed, misappropriated or otherwise violated, and does not as currently conducted infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Third Party, and (ii) no claim has been asserted or threatened in writing within the past three (3) years to any Group Company that the conduct of the business of any Group Company infringes upon, misappropriates or otherwise violates the Intellectual Property Rights of any Third Party.

          (d)   To the knowledge of the Company, with respect to each item of Intellectual Property Rights owned by any Group Company that is material to the business, financial condition or results of operations of the Group Companies taken as a whole ("Company Owned Intellectual Property"), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) such Group Company is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property, and is entitled to use, transfer and license such Company Owned Intellectual Property in the continued operation of its respective business without payment to any Third Party (other than to one or more Governmental Authorities or other similar parties for the purposes of registering and maintaining such rights), and (ii) no Group Company is obligated to assign ownership of any Company Owned Intellectual Property to any Third Party.

          (e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, (i) no Company Owned Intellectual Property has been revoked, invalidated or otherwise challenged, (ii) all Company Owned Intellectual Property that is issued by or registered with any Governmental Authority is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part, and (iii) no person is engaging in any activity that infringes upon the Company Owned Intellectual Property. To the knowledge of the Company, the Company has not within the three (3) years prior to the date of this agreement received any written claim challenging the ownership, use, validity or enforceability of any Company Owned Intellectual Property.

          (f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each item of Intellectual Property Rights licensed to any Group Company that is material to the business, financial condition or results of operations of the Group Companies taken as a whole ("Company Licensed Intellectual Property"), to the knowledge of the Company, (i) such Group Company has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property, and (ii) no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder.

          (g)   Each Group Company has taken commercially reasonable steps to protect and maintain the secrecy of confidential information included in the Company Owned Intellectual Property and Company Licensed Intellectual Property derives material independent economic value from such secrecy.

        Section 3.13    Taxes.

          (a)   Each Group Company has timely filed all material Tax returns and reports required to be filed by it and has paid and discharged all material Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All such material Tax returns are true, accurate and complete in all material respects.

          (b)   No taxing authority or agency is asserting in writing or, to the knowledge of the Company, threatening to assert against any Group Company any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith. As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of any material Taxes against any Group Company. Each Group Company has properly and timely withheld, collected and deposited all material Taxes that are required to be withheld, collected and deposited under applicable Law.

          (c)   No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax.

          (d)   There are no material Tax Liens upon any shares, securities, equity interests, property or assets of any Group Company except Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings.

          (e)   To the knowledge of the Company, as of the date of this Agreement, no claim has been made in writing by a Governmental Authority in a jurisdiction where any Group Company does not file Tax returns that such Group Company is or may be subject to taxation by that jurisdiction.

          (f)    Neither the Company nor any Subsidiary takes the position for tax purposes that it is a "resident enterprise" of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation.

          (g)   Each Group Company has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Authorities. No submissions made to any Governmental Authority in connection with obtaining material Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other material preferential Tax treatments or Tax rebates contained any material misstatement or material omission that would have affected the granting of such material Tax exemptions, preferential treatments or rebates. As of the date of this Agreement, no suspension, revocation or cancellation of any such material Tax exemptions, preferential treatments or rebates is pending or, to the Company's knowledge, threatened.

          (h)   Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.13 constitute the only representations and warranties of the Company with respect to Tax matter.

        Section 3.14    Bankruptcy Proceedings.

        No Group Company has taken any steps to seek protection pursuant to any bankruptcy law, nor as of the date of this Agreement does the Company have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings.

        Section 3.15    Material Contracts.

          (a)   Except as disclosed in Section 3.15 of the Company Disclosure Schedule, as of the date of this Agreement, no Group Company is a party to or bound by any of the following types of Contracts, arrangements or understandings ("Material Contracts"):

              (i)  any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

             (ii)  any Contract which involves payment obligations of any Group Company of more than US$2,500,000 or otherwise involves consideration of more than US$6,000,000, in the aggregate, over the remaining term of such Contract;

            (iii)  any Contract relating to any Indebtedness in excess of US$2,500,000;

            (iv)  Contracts pursuant to which any Group Company is a party that creates or grant a material Lien, other than Permitted Encumbrances and other Contracts entered into in the ordinary course of business consistent with the past practice;

             (v)  Contracts with the 10 largest customers and the 10 largest suppliers of the Group Companies in the most recent financial year;

            (vi)  any Lease involving payments by a Group Company of more than US$2,000,000 on an annual basis;

           (vii)  Contracts entered into in the last three (3) years in connection with the settlement or other resolution of any suit, claim or action that has any continuing material obligations, liabilities or restrictions or involved payment of more than US$1,000,000;

          (viii)  any Contract under which any Group Company has, directly or indirectly, made any capital contribution to, or other investment in, any person (other than any Group Company or any person that would become a Group Company upon the consummation of the transactions contemplated by such Contract) in excess of US$1,000,000;

            (ix)  any material joint venture contracts, material strategic cooperation or partnership arrangements, or other similar material agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by any Group Company, or any Contract relating to the acquisition of any health screening center;

             (x)  any Contract relating to the purchase or sale of any shares or securities of, or other equity interests in, any Group Company (other than any Share Incentive Plan) that has a fair market value or purchase price of more than US$5,000,000;

            (xi)  any material Contract that limits, or purports to limit, the ability of any Group Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time in a manner that is material to the Group Companies, taken as a whole;

           (xii)  any material Contract under which there are material rights or obligations outstanding involving any directors, officers or shareholders of the Company holding more than 5% of the outstanding share capital of the Company (other than Contracts relating to services as employees, officers or directors of the Company), or any of their respective Affiliates (other than the Group Companies) or immediate family members, and which is required to be disclosed as a related party transaction under Form 20-F under the Exchange Act;

          (xiii)  any Contract providing for any change of control or similar payments upon the consummation of the Merger in excess of US$2,000,000; and

          (xiv)  any Contract pursuant to which (A) any of the Group Companies grants to any Third Party a license with respect to any Company Owned Intellectual Property that is material to the Group Companies taken as a whole; or (B) any Third Party grants to any Group Company a license with respect to Intellectual Property Rights that is material to the Group Companies taken as a whole, in each of clauses (A) and (B), excluding any licenses that are granted to or by any Group Company (1) in the ordinary course of business or (2) with respect to software that is generally commercially available.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company's knowledge, the other parties thereto, in each case subject to the Bankruptcy and Equity Exception, and no Group Company is in breach or violation of, or default under, any Material Contract, (ii) to the Company's knowledge, no Material Contract has been canceled by the other party, (iii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract, and (iv) no Group Company has received any written claim of default under any such Material Contract and, to the Company's knowledge, no fact or event exists that would give rise to any claim of default under any Material Contract.

        Section 3.16    Environmental Matters.

        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (a)   each Group Company is in compliance with all applicable Environmental Laws and has obtained and possesses all approvals, permits, licenses, filings and other authorizations currently required for their establishment and their operation under any Environmental Law (the "Environmental Permits"), and all such Environmental Permits are in full force and effect;

          (b)   no property currently or formerly owned or operated by any Group Company has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law;

          (c)   as of the date of this Agreement, no Group Company has received any written notice, demand, letter, claim or request for information alleging that any Group Company is in violation of or liable under any Environmental Law, which remains unresolved; and

          (d)   as of the date of this Agreement, no Group Company is subject to any order, decree or injunction with any Governmental Authority or agreement with any Third Party concerning liability under any Environmental Law or relating to Hazardous Substances.

        Section 3.17    Insurance.

          (a)   The Group Companies maintain policies of insurance covering the Company, Company's Subsidiaries or any of their respective directors, legal representatives, employees, properties or assets (collectively, the "Policies"), including policies of property, directors' and officers' liability and medical malpractice liability insurance, with reputable insurers in such amounts and covering such risks as are sufficient, in accordance with, to the knowledge of the Company, prevailing industry practice in China, for the operation of the business of the Group Companies (taking into account the cost and availability of such insurance). The Company has made available true, correct and complete copies of all material Policies and, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all of such Policies are in full force and effect (with all premiums due and payable thereon having been paid in full) and will not terminate or lapse by reason of this Agreement or the consummation of any of the transaction contemplated by this Agreement, and (ii) there is no claim pending under any of such Policies.

          (b)   As of the date of this Agreement, (i) no Group Company has any reason to believe that it will not be able to (A) renew its existing insurance coverage as and when such coverage expires or (B) to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost, and (ii) none of the Group Companies has received any written notice of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of its respective insurance policies. Section 3.17(a) of the Disclosure Schedule sets forth the aggregate amount of the annual premium for the Company's directors' and officers' liability insurance policy in effect as of the date hereof.

        Section 3.18    Anti-Takeover Provisions.

          (a)   No takeover, anti-takeover, moratorium, "fair price", "control share" or other similar Laws enacted under any Laws applicable to the Company other than the CICL (each, a "Takeover Statute") apply to this Agreement or the Transactions.

          (b)   Except for the Rights Agreement, the Company is not party to a shareholder rights agreement, "poison pill" or similar anti-takeover agreement or plan. The Company has taken all actions necessary to (i) render the Rights (as defined in the Rights Agreement) issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, this Agreement, and the Transactions; (ii) ensure that (A) none of the Rollover Shareholders, Sponsors, Parent, Merger Sub and any of their Affiliates is an Acquiring Person (as defined in the Rights Agreement), (B) none of a Separation Time, Share Acquisition Date, Flip-over Transaction or Event (each as defined in the Rights Agreement) shall occur by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger or other Transactions and (C) the Rights shall expire immediately prior to the Effective Time.

        Section 3.19    Brokers.

        Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

        Section 3.20    No Other Representations or Warranties.

        Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to any Group Company or with respect to any other information provided to Parent, Merger Sub or any of their Affiliates or Representatives. Neither the Company nor any other person will have or be subject to any liability to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent's or Merger Sub's use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in the Data Room or management presentations in expectation of the Merger and the other transactions contemplated, unless and to the extent such information is expressly included in the representations and warranties contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in the Parent Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Parent Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

        Section 4.01    Corporate Organization.

        Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or governmental approvals would not reasonably be expected to have, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement.

        Section 4.02    Authority Relative to This Agreement.

        Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        Section 4.03    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

          (b)   The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder, (ii) for compliance with the rules and regulations of NASDAQ, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL and publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL and (iv) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not be expected to, individually or in the aggregate, prevent or materially delay consummation of the Transactions by Parent or Merger Sub.

        Section 4.04    Capitalization.

          (a)   The authorized share capital of Parent is US$50,000 consisting solely of 50,000 ordinary shares, par value of US$1.00 each. As of the date of this Agreement, one ordinary share of Parent is issued and outstanding, which has been duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding share capital of Parent is, and at the Effective Time will be, owned solely by Holdco. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than pursuant to the Equity Commitment Letters and those incident to its formation and capitalization pursuant to this Agreement and the Transactions.

          (b)   The authorized share capital of Merger Sub is US$50,000 consisting solely of 50,000 ordinary shares, par value of US$1.00 each. As of the date of this Agreement, one ordinary share of Merger Sub is issued and outstanding, which has been duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, solely owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than pursuant to the Equity Commitment Letters and those incident to its formation and capitalization and pursuant to this Agreement and the Transactions.

        Section 4.05    Financing.

          (a)   Parent has delivered to the Company true and complete copies of executed equity commitment letters from the Sponsors or their respective Affiliates (the "Equity Commitment Letters") pursuant to which each Sponsor or its Affiliate has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Parent, up to the aggregate amount set forth therein (the "Financing"). Each of the Equity Commitment Letters provides that the Company is an intended third party beneficiary thereof and entitled to enforce such Equity Commitment Letter in accordance with the terms and conditions thereof.

          (b)   As of the date hereof, (i) each of the Equity Commitment Letters is in full force and effect and is a legal, valid and binding obligation of Parent (subject to the Bankruptcy and Equity Exception) and, to the knowledge of Parent, the other parties thereto (subject to the Bankruptcy and Equity Exception), (ii) none of the Equity Commitment Letters has been amended or modified and no such amendment or modification is contemplated (other than as permitted by Section 6.07), and the respective commitments contained in the Equity Commitment Letters have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated, and (iii) no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Equity Commitment Letters on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto. Assuming (A) the Financing is funded in accordance with the Equity Commitment Letters, and (B) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Sections 7.01 and 7.02 or the waiver of such conditions, as of the date hereof, the proceeds contemplated by the Equity Commitment Letters will be sufficient for Merger Sub and the Surviving Company to pay (1) the Merger Consideration, and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Equity Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the applicable Financing available to Parent or Merger Sub on the terms and conditions therein. As of the date of this Agreement, Parent and Merger Sub do not have any reason to believe that any of the conditions of the Financing will not be satisfied or that the Financing will not be available to Parent and Merger Sub at the time required to consummate the Transactions.

        Section 4.06    Brokers.

        No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of the Buyer Group Parties, except that Yunfeng Financial Group Limited may provide structuring or advisory services to and charge service fees from the Buyer Group Parties.

        Section 4.07    Limited Guarantees.

        Each of the Limited Guarantees has been duly and validly executed and delivered by the Sponsor executing such Limited Guarantee and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with its terms, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Sponsor or under such Limited Guarantee.

        Section 4.08    Absence of Litigation.

        There is no Action pending or, to the knowledge of Parent and Merger Sub, threatened against any of the Buyer Group Parties before any Governmental Authority. None of the Buyer Group Parties is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent and Merger Sub, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

        Section 4.09    Buyer Group Contracts.

        Other than the Buyer Group Contracts, there are no Contracts (whether oral or written) (a) between any of the Buyer Group Parties, on the one hand, and any of the Company's or its Subsidiaries' directors, officers, employees or shareholders, in their capacities as such, on the other hand, that relate in any way to the Transactions, (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, or (c) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement, the Plan of Merger and the Merger or has agreed to vote against any Competing Transaction or Superior Proposal. Parent and Merger Sub hereby confirm that each of the facts set forth in Section 4.09 of the Parent Disclosure Schedule is accurate.

        Section 4.10    Ownership of Shares.

        As of the date of this Agreement, other than the Rollover Shares and as disclosed under Section 4.10 of the Parent Disclosure Schedule, none of the Buyer Group Parties beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company, or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

        Section 4.11    Solvency.

        Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the Transactions, including the Financing (and any Alternative Financing, if applicable) and the payment of the Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions, including the payment of all related fees and expenses, assuming (a) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth herein, or the waiver of such conditions, and (b) the accuracy of the representations and warranties of the Company set forth in Article III (for such purposes, the representations and warranties that are qualified as to materiality or "Company Material Adverse Effect" or other words of similar import shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects), the Surviving Company will be solvent (as such term is used under the Laws of the Cayman Islands) at and immediately after the Effective Time.

        Section 4.12    Non-Reliance on Company Estimates.

        The Company has made available to Parent, Merger Sub or their respective Affiliates and Representatives, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub hereby acknowledges and agrees that (a) these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other, (b) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (c) Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or budgets), and (d) neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets (or the accuracy or completeness thereof) furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause their respective Affiliates and Representatives not to, hold any such person liable with respect thereto; provided that, nothing contained in this Section 4.12 shall be deemed to limit in any way the representations and warranties of the Company set forth in this Agreement.

        Section 4.13    Independent Investigation.

        Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that as of the date of this Agreement, it, its Affiliates and their respective Representatives have been provided sufficient access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges and agrees that none of the Company, its Affiliates or their respective Representatives has made any express or implied representation or warranty related to the Company, any of its Affiliates or the Transactions, or as to the accuracy or completeness of any information related to any of the foregoing, except for the representations and warranties of the Company set forth in Article III of this Agreement.

        Section 4.14    No Other Representations or Warranties.

        Except for the representations and warranties made by Parent and Merger Sub in Article IV, neither Parent nor Merger Sub nor any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and the Company acknowledges the foregoing. Neither Parent nor Merger Sub nor any other person on behalf of Parent or Merger Sub will have or be subject to any liability or indemnity obligations to the Company or any other person resulting from the distribution or disclosure or failure to distribute or disclose to the Company or any of its Affiliates or Representatives, or its use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in Article IV.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

        Section 5.01    Conduct of Business by the Company Pending the Merger.

        The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, except as (x) required by applicable law, (y) set forth in Section 5.01(i) of the Company Disclosure Schedule or (z) expressly contemplated or permitted by any other provision of this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) the Company shall, and shall direct each of its Subsidiaries to, conduct the businesses of the Group

Companies in a lawfully permitted manner in the ordinary course of business and consistent with past practice in all material respects; and (ii) the Company shall use its commercially reasonable efforts to, preserve substantially intact the business organization of the Group Companies in all material respects, keep available the services of the current officers and key employees of the Group Companies and maintain in all material respects the current relationships of the Group Companies with existing customers, suppliers and other persons with which any Group Company has material business relations as of the date of this Agreement.

        Until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, (y) set forth in Section 5.01(ii) of the Company Disclosure Schedule or (z) expressly contemplated or permitted by any other provision of this Agreement, the Company shall not and shall not direct any other Group Company to, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

          (a)   amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

          (b)   issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of shares of any Group Company (other than in connection with (A) the exercise of any Company Options in accordance with the applicable Share Incentive Plans and/or applicable award agreement, (B) the withholding of Company securities to satisfy Tax obligations with respect to Company Options, (C) the acquisition by the Company of its securities in connection with the forfeiture of Company Options, (D) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof, or (E) pursuant to Contracts in effect as of the date of this Agreement), or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest (including any phantom interest), of any Group Company except pursuant to the terms of any Company Employee Plan, or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price in excess of US$2,000,000, except in the ordinary course of business;

          (c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries consistent with past practice);

          (d)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares, other than (i) the purchase of Shares to satisfy obligations with respect to Company Options, including the withholding of Company securities to satisfy Tax obligations with respect to Company Options, the acquisition by the Company of its securities in connection with the forfeiture of Company Options, or the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof or (ii) according to any employee severance, retention, termination, change of control and other contractual rights in existence on the date hereof on the terms in effect on the date hereof;

          (e)   effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving any Group Company;

          (f)    construction or acquisition of any new health screening center together with equipment purchases for such center with total cost in excess of US$3,000,000 individually;

          (g)   (i) (A) acquire (including by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$3,000,000 in any transaction or related series of transactions, or (B) make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of US$3,000,000 in aggregate (in each case of (A) and (B), other than in the ordinary course of business or pursuant to the Contracts in existence on the date hereof and on the terms in effect on the date hereof); (ii) incur, assume, alter, amend or modify any Indebtedness in excess of US$3,000,000 individually or US$6,000,000 in the aggregate, or guarantee such Indebtedness, or issue any debt securities, except (x) for the incurrence or guarantee of Indebtedness under any Group Company's existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness (including any renewal, extension, refinancing or replacement of such Contracts on substantially the same or similar terms), or other written Contracts in effect as of the date of this Agreement, or (y) as carried out in the ordinary course of business; (iii) make any loans or advances in excess of US$2,000,000 individually or US$4,000,000 in the aggregate; or (iv) except as otherwise permitted under this clause (g), authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$2,000,000 or capital expenditures which are, in the aggregate, in excess of US$4,000,000 for the Group Companies taken as a whole;

          (h)   except (i) as otherwise required by Law or pursuant to any Company Employee Plan or other written Contract in effect as of the date of this Agreement, or (ii) as carried out in the ordinary course of business, (A) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of any Group Company (other than the hiring or termination of individuals with aggregate annual compensation of less than US$200,000), (B) grant or provide any severance or termination payments or benefits to any director, officer or employee of any Group Company which would become payable as a result of the Merger, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, any director, or officer of any Group Company, except such increases or payments that, in the aggregate, do not cause an increase in the labor costs of the Group Companies, taken as a whole, by more than five percent (5%), (D) establish, adopt, amend or terminate any Company Employee Plan or materially amend the terms of any outstanding Company Options, (E) take any action to accelerate the vesting or payment, of compensation or benefits under the Company Employee Plan which would become payable as a result of the Merger, or (F) forgive any loans to directors, officers or employees of any Group Company;

          (i)    make any material change in its accounting principles, except as required by changes in statutory or regulatory accounting rules or U.S. GAAP or regulatory requirements with respect thereto;

          (j)    except in the ordinary course of business, enter into, amend, modify or consent to the termination of any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof) which calls for annual aggregate payments of US$3,000,000 or more and which cannot be terminated without material surviving obligations or material penalty upon notice of ninety (90) days or less, or amend, waive, modify or consent to the termination of any Group Company's material rights thereunder;

          (k)   enter into any Contract between a Group Company, on the one hand, and any of its Affiliates, officers, directors or employees (other than the Group Companies), on the other hand, except for Contracts permitted under Section 5.01(h);

          (l)    terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which are not promptly replaced by a comparable amount of insurance coverage;

          (m)  commence or settle any Action other than (i) any settlement permitted under Section 6.10 or (ii) any Action or other settlement involving the payment of monetary damages not in excess of US$1,000,000;

          (n)   permit any Company Owned Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain and protect its interest in such Company Owned Intellectual Property, grant or license or transfer to any Third Party any material Company Owned Intellectual Property, in each case, except in the ordinary course of business or in the reasonable business judgment of the relevant Group Company;

          (o)   engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

          (p)   make or change any material Tax election, materially amend any Tax return (except as required by applicable Law), enter into any material closing agreement with respect to any material amount of Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to any material amount of Taxes or materially change any material method of Tax accounting; or

          (q)   announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

        Section 5.02    Conduct of Business by Parent and Merger Sub Pending the Merger.

        Each of Parent and Merger Sub agrees that, from the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, it shall not take any action or fail to take any action (and shall procure that the other Buyer Group Parties do not take any action or fail to take any action) that, individually or in the aggregate, is intended to or, would reasonably be expected to (i) result in any of the conditions to effecting the Merger becoming incapable of being satisfied or (ii) prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions in accordance with the terms of this Agreement, and shall use its reasonable best efforts to pursue the satisfaction of the closing conditions set forth in Section 7.01 and Section 7.03.

        Section 5.03    No Control of the Company's Business.

        Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct any Group Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over each Group Company's operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.01    Proxy Statement.

          (a)   As soon as practicable following the date hereof, the Company with the assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall (and Parent shall procure the other Buyer Group Parties to) jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the "Schedule 13E-3"). Each of the Company, Parent and Merger Sub shall (and Parent shall procure the other Buyer Group Parties to) use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 and will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall (and Parent shall procure the other Buyer Group Parties to) use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of the Company, Parent and Merger Sub shall (and Parent shall procure the other Buyer Group Parties to) furnish all information concerning such party to the other parties as may be reasonably required in connection with the preparation, filing and distribution of the Proxy Statement and the Schedule 13E-3 and the resolution of comments with respect thereto from the SEC. Each of Parent and Merger Sub shall (and shall procure the other Buyer Group Parties to) provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly (and in any event within 24 hours of receipt thereof) notify Parent and Merger Sub and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement and the Schedule 13E-3. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith. If at any time prior to the Shareholders' Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub that should be set forth in an amendment or supplement to the Proxy Statement and/or the Schedule 13E-3 so that the Proxy Statement and/or the Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate to the shareholders of the Company.

          (b)   Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that the information to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy

  Statement to be sent to the shareholders of the Company in connection with the Shareholders' Meeting (including any amendment or supplement thereto or document incorporated by reference therein), the Schedule 13E-3 and any other documents filed or to be filed with the SEC in connection with the Merger and the other transactions contemplated hereby, shall not, as of the time such documents (including any amendment or supplement thereto) are first mailed to shareholders of the Company and at the time of the Shareholders' Meeting, contain untrue statement of material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such party (and, in the case of Parent and Merger Sub, the other Buyer Group Parties) is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party (or, in the case of Parent and Merger Sub, the other Buyer Group Parties) for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub (or the other Buyer Group Parties) for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3. If at any time prior to the Shareholders' Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors (or, in the case of Parent and Merger Sub, the other Buyer Group Parties), is discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement and the Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate to the shareholders of the Company; provided that prior to such filing or dissemination, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party and their Representatives a reasonable opportunity to comment thereon.

          (c)   For the avoidance of doubt and notwithstanding anything herein to the contrary, in connection with any disclosure regarding a Change in the Company Recommendation made pursuant to the terms of this Agreement, the Company shall not be required to provide Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Proxy Statement or the Schedule 13E-3, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure.

        Section 6.02    Company Shareholders' Meeting.

          (a)   The Company shall, as soon as practicable after the SEC confirms that it has no further comments on the Proxy Statement and the Schedule 13E-3 but in any event no later than five days after such confirmation, (i) establish a record date for determining shareholders of the Company entitled to vote at the shareholders' meeting to be convened for the purpose of voting on approval of this Agreement, the Plan of Merger and the Merger (the "Shareholders' Meeting"), (ii) with the assistance of Parent and Merger Sub, prepare and mail, or cause to be mailed, or otherwise disseminate the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy

  Statement under Form 6-K to the SEC), including Shares represented by ADSs, as of the record date established for the Shareholders' Meeting, for the purpose of obtaining the Requisite Company Vote, and (iii) instruct the Depositary to (A) fix a date established by the Company as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the "Record ADS Holders") at the Shareholders' Meeting, (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Without the consent of Parent, approval of this Agreement, the Plan of Merger and the Merger, shall be the only matter (other than procedural matters) that shall be proposed to be acted upon by the shareholders of the Company at the Shareholders' Meeting.

          (b)   Subject to this Section 6.02 and Section 6.04(c), the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Merger, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing sentence, the Company agrees that, unless this Agreement is validly terminated in accordance with Article VIII hereof, its obligations pursuant to this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Transaction, or by any Change in the Company Recommendation. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Plan of Merger and the Merger, and shall take all other action reasonably necessary or advisable to secure the Requisite Company Vote.

          (c)   The Company shall duly convene and hold the Shareholders' Meeting as soon as reasonably practicable following the mailing of the Proxy Statement, unless this Agreement is validly terminated in accordance with Article VIII hereof. Notwithstanding Section 6.02(b), the Company may and, upon written request of Parent, the Company shall, recommend the adjournment of the Shareholders' Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders' Meeting, (ii) as otherwise required by applicable Law, or (iii) if as of the time for which the Shareholders' Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders' Meeting. If the Shareholders' Meeting is adjourned, unless this Agreement is validly terminated in accordance with Article VIII hereof, the Company shall convene and hold the Shareholders' Meeting as soon as reasonably practicable thereafter.

        Section 6.03    Access to Information.

          (a)   From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law and the Confidentiality Agreement, upon reasonable advance notice from Parent, the Company shall (i) provide to Parent (and Parent's officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources and other representatives, collectively, "Representatives") reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct its and its Subsidiaries' employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation; provided that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties; provided, further, that the Company shall not be required to provide Parent or any of its Representatives with access to any books, records, documents or other information to the extent that (i) such books, records, documents or other information are subject to any confidentiality agreement with a Third Party (provided that at the request of Parent, the Company shall use its commercially reasonable efforts to obtain a waiver from such Third Party), (ii) the disclosure of such books, records, documents or other information would result in the loss of attorney-client privilege, (iii) the disclosure of such books, records, documents or other information is prohibited by applicable Law, or (iv) such books, records, documents or other information involves the categories of trade secrets of the Company or its Subsidiaries set forth in Schedule 6.03(a).

          (b)   All information provided or made available pursuant to this Section 6.03 to Parent or its Representatives shall be subject to the Confidentiality Agreement.

          (c)   No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

        Section 6.04    No Solicitation of Transactions.

          (a)   The Company agrees that neither it nor any of its Subsidiaries will, and that it will direct its and its Subsidiaries' Representatives (including, without limitation, any investment banker, attorney or accountant retained by any Group Company), not to, in each case, directly or indirectly, (i) solicit, initiate or intentionally encourage (including by way of furnishing nonpublic information in a manner designed to intentionally encourage) any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) regarding a Competing Transaction, or (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or the Transactions to, any person in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to any Competing Transaction (in each case, other than as permitted pursuant to Section 6.04(b) or Section 6.04(c)) (an "Alternative Acquisition Agreement"), or (iv) authorize any Representative of the Company or any of its Subsidiaries, acting directly or indirectly under the direction of the Company or any of its Subsidiaries, to take any action set forth in clauses (i)-(iii) of this Section 6.04(a). The Company shall not release any Third Party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party in respect of any Competing Transaction unless it releases or waives the corresponding provision in the Confidentiality Agreement. The Company shall notify Parent as promptly as practicable (and in any event within 48 hours after the Company has knowledge thereof), orally and in writing, of any proposal or offer regarding a Competing Transaction, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer and (z) whether the Company has at such time any intention to provide confidential information to such person. The Company shall keep Parent reasonably informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal or offer. The Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, is scheduled to consider any Competing Transaction. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction, and the Company shall immediately revoke or withdraw access of any Third Party to any data room containing any non-public information with respect to the Company or its Subsidiaries and request, and use its commercially reasonable efforts to cause, all such Third Parties to promptly return or destroy all such non-public information.

          (b)   Notwithstanding anything to the contrary in this Section 6.04, the Company Board or the Special Committee may, directly or indirectly through the Company's Representatives, with respect to any unsolicited, written, bona fide proposal or offer regarding a Competing Transaction (provided that such proposal or offer was not initiated or solicited in violation of Section 6.04(a) other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) (i) contact and engage in discussions with any person who has made such proposal or offer solely for the purpose of clarifying and understanding the terms and conditions thereof and assessing whether such proposal or offer constitutes or would reasonably be expected to lead to a Superior Proposal, which actions shall not be deemed to violate Section 6.04(a) and (ii) furnish information to, and enter into discussions with, a person who has made such proposal or offer but, solely with respect to this clause (ii), only if the Company Board, upon the recommendation of the Special Committee, or the Special Committee, has (A) determined, in its good faith judgment (after consultation with its financial advisor and independent legal counsel), that such proposal or offer constitutes or would reasonably be expected to result in a Superior Proposal, (B) determined, in its good faith judgment (after consultation with independent legal counsel), that, in light of such proposal or offer, failure to furnish such information or enter into discussions would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable Law, and (C) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreements (it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with other terms that are less favorable to the Company than the Confidentiality Agreement if it waives or similarly modifies the standstill provision and such other terms, as applicable, in the Confidentiality Agreement); provided that the Company shall concurrently make available to Parent any material information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Parent or its Representatives.

          (c)   Except as permitted under this Section 6.04(c), neither the Company Board nor any committee thereof shall (i) change, withhold, withdraw, qualify or modify, in each case, in a manner adverse to Parent or Merger Sub, the Company Recommendation (a "Change in the Company Recommendation"), (ii) approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction (other than a confidentiality agreement permitted under Section 6.04(b)), or (iii) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company shareholders within ten (10) Business Days after commencement thereof; provided that a "stop, look and listen" communication by the Company Board or the Special Committee to shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Company Board or the Special Committee has received and is currently evaluating such Competing Transaction shall not be deemed to be a Change in the Company Recommendation or violate this Section 6.04. Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee, prior to the receipt of the Requisite Company Vote and upon advice by independent legal counsel, that failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable Law, the Company Board may, upon the recommendation of the Special Committee, (A) effect a Change in the Company Recommendation and/or (B) in connection with a Superior Proposal, (1) authorize the Company to terminate this Agreement in accordance with Section 8.03(c), (2) approve or recommend such Superior Proposal and/or (3) immediately prior to or concurrently with the termination of this Agreement, authorize the

  Company to enter into or execute any Alternative Acquisition Agreement with respect to such Superior Proposal, but solely in the case of this clause (B), such action will be permitted hereunder only (i) if the Company shall have complied with the requirements of Sections 6.04(a) and 6.04(b) with respect to such proposal or offer (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub); (ii) after (x) providing at least five (5) Business Days' written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation or take any other action described in this clause (B), it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, (y) negotiating with and directing its financial and legal advisors to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Third Party proposal or offer would cease to constitute a Superior Proposal, and (z) permitting Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that any material modifications to such Third Party proposal or offer that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04; and (iii) if Parent does not, within five (5) Business Days of Parent's receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with its financial advisor and independent legal counsel) to be at least as favorable to the Company's shareholders as such Superior Proposal.

          (d)   A "Competing Transaction" means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the total revenue or consolidated assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 20% or more of the total voting power of the equity securities of the Company; or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the total voting power of the equity securities of the Company.

          (e)   A "Superior Proposal" means an unsolicited, written, bona fide offer or proposal with respect to a Competing Transaction (provided that, for purposes of the definition of "Superior Proposal", each reference to "20%" in the definition of "Competing Transaction" shall be replaced with "50%") made by a Third Party that the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee after (x) consultation with its financial advisor and independent legal counsel, and (y) taking into consideration, among other things, all of the terms and conditions, including all legal, financial, regulatory and other aspects, of such offer and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent pursuant to Section 6.04(c) or otherwise prior to the time of determination), (i) would be reasonably likely to be consummated and (ii) if consummated, would result in a transaction which is more favorable to the Company and its shareholders than the Merger from a financial point of view; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if the consummation of the transaction contemplated by such offer is conditional upon (A) any due diligence review or investigation of the Company or any of the Subsidiaries by the Third Party or (B) the Third Party obtaining financing for such transaction; provided further, that any such offer from a Third Party that individually proposed or participated in any consortium in proposing any Competing Transaction to the Company prior to the date hereof shall not be deemed to be a "Superior Proposal" unless it is a binding offer from such Third Party.

          (f)    Nothing contained in this Section 6.04 or elsewhere in this Agreement shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under applicable Law, including (A) disclosure of factual information regarding the business, financial condition or results of operations of the Company and its Subsidiaries or (B) taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), or (ii) making any "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

        Section 6.05    Directors' and Officers' Indemnification and Insurance.

          (a)   The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries. The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification or advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, and Parent shall cause such provisions not to be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification or advancement of expenses shall be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

          (b)   The Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect for six (6) years from the Effective Time, the current directors' and officers' liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the "Indemnified Parties"); provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Parties than those provided under the Company's current policies, and provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance, and if the cost of such insurance policy exceeds such amount, then the Surviving Company shall obtain a policy with the greatest coverage for a cost not exceeding such amount. In addition, the Company may and, at Parent's request, the Company shall, purchase a six (6)-year "tail" prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors' and officers' liability insurance maintained by the Company. If such "tail" prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this Section 6.05(b) shall terminate.

          (c)   Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall comply, and Parent shall cause the Surviving Company to comply, with all of the Company's obligations, and each of the Surviving Company and Parent shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) the fact that such person is or was a director or officer of the Company or such Subsidiary or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and Actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party), to the extent provided under the Company's or such Subsidiaries' respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the CICL or any other applicable Law, including the approval of this Agreement, the Transactions or arising out of or pertaining to the Transactions and Actions to enforce this provision or any other indemnification or advancement right or any such person, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

          (d)   In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.05.

          (e)   The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICL or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.05. The obligations of Parent and the Surviving Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

          (f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

        Section 6.06    Notification of Certain Matters.

        Each of the Company and Parent shall promptly notify the other in writing of:

          (a)   any material notice or other material communication from any Governmental Authority in connection with the Transactions;

          (b)   any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to or would be reasonably expected to impact such person's ability to consummate the Transactions; and

          (c)   if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 7.01, 7.02 and 7.03 not to be satisfied;

        together, in each case, with a copy of any such notice, communication or Action; provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give prompt notice pursuant to Section 6.06(c) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure.

        Section 6.07    Financing.

          (a)   Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the Financing on the terms and conditions described in the applicable Equity Commitment Letters, including by (i) maintaining in effect, without amendment, supplement, modification or waiver, each of the Equity Commitment Letters, (ii) satisfying on a timely basis all conditions to the closing of and funding under the applicable Equity Commitment Letters applicable to Parent and Merger Sub that are within their control, (iii) consummating the Financing contemplated by each of the applicable Equity Commitment Letters at or prior to the Closing and prior to the Effective Time, and (iv) enforcing the parties' funding obligations (and the rights of Parent and Merger Sub) under each of the applicable Equity Commitment Letters to the extent necessary to fund the Merger Consideration. If any portion of the Financing becomes unavailable on the terms and conditions contemplated by the applicable Equity Commitment Letters, (x) Parent and Merger Sub shall promptly notify the Company in writing and (y) Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain as promptly as practicable following the occurrence of such event alternative debt financing and/or equity financing on terms and conditions not materially less favorable, in the aggregate, from the standpoint of the Company than the terms and conditions as set forth in the applicable Equity Commitment Letters as in effect on the date hereof (the "Alternative Financing"), in each case so long as (i) the aggregate proceeds of the Financing (as amended or modified) and any Alternative Financing (if applicable), will be sufficient for Merger Sub and the Surviving Company to pay the Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and (ii) such amendment or modification or such Alternative Financing (A) does not impose new or additional conditions compared to those in each of the applicable Equity Commitment Letters as in effect on the date hereof, (B) would not prevent or materially delay the consummation of the Transactions or materially impair the ability of Parent or Merger Sub to consummate the Transactions and (C) does not involve any change, terms or conditions that would adversely impact the ability of Parent or Merger Sub to enforce their rights against the providers of the Financing or Alternative Financing. If Parent becomes aware of the existence of any fact or event that would reasonably be expected to cause any portion of the

  Financing to become unavailable on the terms and conditions contemplated by the Equity Commitment Letters in effect on the date hereof, Parent and Merger Sub shall use their reasonable best efforts to either cure or eliminate such fact or event, or to arrange and obtain Alternative Financing. Parent shall deliver to the Company as promptly as practicable (and no later than three (3) Business Days) after such execution, true and complete copies of all Contracts or other arrangements pursuant to which any such alternative sources have committed to provide such Alternative Financing.

          (b)   Without limiting the generality of Section 6.07(a), Parent and Merger Sub shall give the Company prompt notice in writing: (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Equity Commitment Letter, which would be reasonably likely to result in any condition of such Equity Commitment Letter not to be satisfied or the termination of any Equity Commitment Letter, of which Parent or Merger Sub becomes aware; (ii) of the receipt of any written notice or other written communication from any party to any Equity Commitment Letter with respect to any alleged or potential breach, default, termination or repudiation by any party to such Equity Commitment Letter or any provisions of such Equity Commitment Letter which could result in any condition of such Equity Commitment Letter not to be satisfied or the termination of such Equity Commitment Letter; (iii) of any material dispute or disagreement between or among any parties to any Equity Commitment Letter; and (iv) if Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by each of the Equity Commitment Letters. As soon as reasonably practicable after the date the Company delivers to Parent or Merger Sub a written request therefor, Parent and Merger Sub shall provide written notice of the circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence.

          (c)   Parent and Merger Sub shall on a joint and several basis (i) indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and/or Alternative Financing (including any action taken in accordance with this Section 6.07(c)) and any information utilized in connection therewith and (ii) promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.07(c); provided that Parent and Merger Sub shall not be liable to the Company, its Subsidiaries or their respective Representatives for any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties to the extent resulting from the fraud of such indemnifiable persons.

        Section 6.08    Further Action; Reasonable Best Efforts.

          (a)   Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (and Parent shall procure the other Buyer Group Parties to) (i) make promptly the Specified Filings and related required submissions with each relevant Governmental Authority with jurisdiction over enforcement of any applicable Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including (A) notifying the other parties promptly of any communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Authority in connection with such filings or submissions or otherwise relating to the consummation of the Transactions, (B) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority relating to the consummation of the Transactions, and (C) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry relating to the consummation of the Transactions); and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable on its part under this Agreement and applicable Laws or otherwise to consummate and make effective the Transactions as soon as reasonably practicable, including taking any and all steps necessary to avoid or eliminate each and every impediment under any applicable Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided that the Company shall not agree to any such hold separate, restructuring, reorganization, sale, divestiture or disposition without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed); provided, further, that none of the Buyer Group Parties shall be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that would materially and adversely limit its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets unless any such action is subject to the consummation of the Merger. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, none of the Company, Parent or Merger Sub shall (and Parent shall procure the other Buyer Group Parties not to) make, or cause to be made, any filings or submissions with or to, or seek any approvals or authorizations from, any Governmental Authority (other than the Specified Filings) without the prior written consent of each party hereto.

          (b)   Each party hereto shall (and Parent shall procure the other Buyer Group Parties to), upon request by any other party, furnish such other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3 or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, any other Buyer Group Party, the Company or any of their respective subsidiaries to any Third Party and/or any Governmental Authority in connection with the Transactions.

          (c)   The Company shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, at or prior to the Closing all things within its control which are necessary, proper or advisable and which are reasonably requested by Parent to facilitate the continuing operations of business of the Group Companies from and after the Closing, including using its reasonable best efforts to provide operational data, provide bank account information of the Group Companies, locate the corporate chops and finance stamps of the Group Companies incorporated in the PRC and procure the satisfaction of the closing conditions set forth in Section 7.02.

        Section 6.09    Obligations of Merger Sub.

        Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

        Section 6.10    Participation in Litigation.

        Prior to the Effective Time, (a) each of the Company and Parent shall give prompt notice to the other party of any Actions commenced or, to the knowledge of the Company or Parent (as applicable), threatened, against the Company and/or its directors which relate to this Agreement or the Transactions, and (b) the Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and except as set forth in Section 6.10 of the Company Disclosure Schedule, no such Action shall be settled or compromised, without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

        Section 6.11    Public Announcements.

        Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to termination of this Agreement pursuant to Article VIII, subject to Section 6.04(f), Parent and the Company shall consult with each other before the Company or any Buyer Group Party issues any press release, has any communication with the press (whether or not for attribution), makes any other public statement or schedules any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of NASDAQ, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, the restrictions set forth in this Section 6.11 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 6.04(c).

        Section 6.12    Stock Exchange Delisting.

        Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting of the ADSs by the Surviving Company from NASDAQ and the deregistration of the Class A Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.

        Section 6.13    Takeover Statutes.

        If any Takeover Statute is or may become applicable to any of the Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such statute, regulation or provision in the Company's memorandum and articles of association on the Transactions.

        Section 6.14    Employee Matters.

          (a)   Effective from and after the Closing Date, Parent shall cause the Surviving Company to provide the employees of the Group Companies (i) with each term and condition of employment (including seniority and other service credit) and each type and amount of compensation and benefits required by applicable Law (whether as an absolute requirement or as a condition to avoiding any penalty, liability, obligation or expense) and (ii) for at least the one-year period immediately following the Closing Date, other terms and conditions of employment (including seniority and other service credit) and types and amounts of compensation and benefits (excluding those items subject to clause (a) above) that are no less favorable, in the aggregate, to those provided by the Company or its Affiliates, in each case, immediately prior to the Closing Date. Nothing contained in this Agreement is intended to (1) be treated as an amendment of any particular Company Employee Plan, (2) prevent Parent, the Surviving Company or any of their Affiliates from amending or terminating any of their benefit plans in accordance with their terms, (3) prevent Parent, the Surviving Company or any of their Affiliates, after the Effective Time, from terminating the employment of any employee, or (4) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any employee by Parent, the Surviving Company or any of their Affiliates or under any benefit plan which Parent, the Surviving Company or any of their Affiliates may maintain.

          (b)   At the request of Parent at or prior to the Closing, the Company shall, and shall cause any of its applicable Subsidiaries to, execute any employment or service termination agreement, non-compete and non-solicitation agreement or transitional service agreement with certain of their respective employees or service providers provided by Parent to the Company; provided that (i) such agreement has been previously executed by the relevant employee or service provider, (ii) such agreement shall take effect immediately after the Closing, and (iii) such agreement does not provide for payment of any additional consideration in respect of any of such employee or service provider's Shares.

        Section 6.15    Actions related to Controlled Entities.

        The Company and Parent shall use commercially reasonable efforts to procure that the actions with respect to the Controlled Entities as set forth in Schedule 6.15 be taken.

        Section 6.16    Lender Consents.

        The Company shall use commercially reasonable efforts to obtain any necessary consents or waivers from, and give all necessary notices to, lenders from which any Group Company has outstanding borrowings that are required for the execution and delivery of this Agreement by the Company, the performance of this Agreement by the Company and the consummation of the Transactions, including the Merger.

        Section 6.17    Actions Taken at Direction of Rollover Shareholders or Parent.

        Notwithstanding any other provision of this Agreement to the contrary, it is agreed that Parent shall not have any right to (a) terminate this Agreement pursuant to Section 8.04 hereof or (b) claim any damage or seek any other remedy at law or in equity, for any breach of any representation or warranty made by the Company in this Agreement or any covenant or agreement of the Company under this Agreement if such breach or alleged breach is the proximate result of action or inaction taken by (i) a Rollover Shareholder or (ii) the Company at the direction of a Rollover Shareholder or another Buyer Group Party, in each case, without the prior approval of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

        Section 6.18    No Amendment to Buyer Group Contracts.

        Without the Company's prior written consent which may not be unreasonably withheld, delayed or conditioned, (a) Parent and Merger Sub shall not, and shall cause the other Buyer Group Parties not to, enter into any Contract or amend, modify, withdraw or terminate any Buyer Group Contract or waive any rights thereunder in a manner that would (i) individually or in the aggregate, prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions or (ii) prevent or materially impair the ability of any management member or director of the Company, with respect to any Superior Proposal, taking any of the actions described in Section 6.04 to the extent such actions are permitted to be taken by the Company thereunder and (b) Parent shall not (and shall procure that the other Buyer Group Parties shall not) enter into or modify any Contract pursuant to which any management members, directors or shareholders of the Company, or any of their respective Affiliates receives any consideration or other economic value from any person in connection with the Transactions that is not provided or expressly contemplated in the Buyer Group Contracts as of the date hereof.

        Section 6.19    Support Agreement.

        Parent shall, and shall procure Holdco to, consummate the transactions contemplated by the Support Agreement at or immediately prior to the Closing on the terms and conditions set forth in the Support Agreement, including (i) maintaining in full force and effect the Support Agreement until the transactions contemplated by this Agreement are consummated, and (ii) satisfying on a timely basis all conditions applicable to Parent or Holdco in the Support Agreement. Parent shall promptly (and in any event within 24 hours) notify the Company and the Special Committee of any purported termination of, amendment or modification to, breach of, or waiver of any provision or remedy under, the Support Agreement.

        Section 6.20    Certain Assistance.

        The Company shall, and shall procure iKang Healthcare Technology Group Co., Ltd. ( ) to, use commercially reasonable efforts to facilitate and assist in discussions with the relevant lenders under the agreements set forth in Section 6.20 of the Company Disclosure Schedule on reaching an agreement mutually acceptable by Parent.

ARTICLE VII

CONDITIONS TO THE MERGER

        Section 7.01    Conditions to the Obligations of Each Party.

        The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following conditions:

          (a)    Shareholder Approval.    This Agreement, the Plan of Merger and the Merger shall have been approved by holders of Shares constituting the Requisite Company Vote at the Shareholders' Meeting in accordance with the CICL, the Company's memorandum and articles of association and this Agreement.

          (b)    No Injunction.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, restraining order or judgement (an "Order") which is then in effect and prohibits or makes illegal the consummation of the Transactions.

        Section 7.02    Conditions to the Obligations of Parent and Merger Sub.

        The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions:

          (a)    Representations and Warranties.    (i) Other than the representations and warranties of the Company contained in Section 3.03(a), Section 3.04(a) and Section 3.18(b), the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality or Company Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties set forth in Section 3.04(a) and Section 3.18(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than such representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time); and (iii) the representations and warranties set forth in Section 3.03(a) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than such representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all material respects as of such time).

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c)    No Material Adverse Effect.    No Company Material Adverse Effect shall have occurred since the date hereof and be continuing.

          (d)    Officer Certificate.    The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

          (e)    Dissenting Shareholders.    The holders of no more than 15% of the Shares have validly served a notice of objection under Section 238(2) of the CICL.

        Section 7.03    Conditions to the Obligations of the Company.

        The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate any of the Transactions.

          (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c)    Officer Certificate.    Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a director of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

        Section 7.04    Frustration of Closing Conditions.

        Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party's failure to act in good faith to comply with this Agreement and consummate the Transactions.

 ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        Section 8.01    Termination by Mutual Consent.

        This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors (in the case of the Company, acting upon the recommendation of the Special Committee).

        Section 8.02    Termination by Either the Company or Parent.

        This Agreement may be terminated by either the Company (upon the recommendation of the Special Committee) or Parent at any time prior to the Effective Time, if:

          (a)   the Merger shall not have been consummated on or before the date falling six (6) months from the date of this Agreement (the "Termination Date"); provided that if on such date, all of the conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived (where permissible under applicable Law), except for the conditions set forth in Section 7.01(b), then either Parent or the Company may, in its sole discretion, elect to extend the Termination Date once to the date that is three (3) months after the initial Termination Date;

          (b)   any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order which is then in effect and prohibits or makes illegal the consummation of the Transactions; or

          (c)   the Requisite Company Vote shall not have been obtained at the Shareholders' Meeting duly convened therefor and concluded or at any adjournment or postponement thereof;

provided that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted primarily in, the failure of the applicable condition(s) being satisfied.

        Section 8.03    Termination by the Company.

        This Agreement may be terminated by the Company (upon the recommendation of the Special Committee) at any time prior to the Effective Time, if:

          (a)   a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement, shall have occurred, which breach would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and such breach is not curable or, if curable, is not cured within sixty (60) days following receipt of written notice of such breach from the Company (or, if earlier, the Termination Date); provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in breach of any representations, warranties, agreements or covenants hereunder, which breach would give rise to the failure of the conditions set forth in Section 7.02(a) or Section 7.02(b);

          (b)   (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed by notice to Parent that all conditions set forth in Section 7.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or that it is willing to waive any unsatisfied conditions in Section 7.03 and (iii) Parent and

  Merger Sub fail to complete the Closing within five (5) Business Days after the date on which the Closing should have occurred pursuant to Section 1.02; or

          (c)   prior to the receipt of the Requisite Company Vote, (i) the Company Board has, upon the recommendation of the Special Committee, authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) immediately prior to, concurrently with or immediately following the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal, and (iii) the Company immediately prior to, or concurrently with, such termination pays to Parent in immediately available funds the Company Termination Fee required to be paid pursuant to Section 8.06(a)(i); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has complied with all the requirements of Section 6.04 (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub).

        Section 8.04    Termination by Parent.

        This Agreement may be terminated by Parent at any time prior to the Effective Time, if:

          (a)   a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and such breach is not curable or, if curable, is not cured within sixty (60) days following receipt of written notice of such breach from Parent or Merger Sub (or, if earlier, the Termination Date); provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in breach of any representations, warranties or covenants hereunder, which breach would give rise to the failure of the conditions set forth in Section 7.03(a) or Section 7.03(b); or

          (b)   a Company Triggering Event shall have occurred.

        Section 8.05    Effect of Termination.

        In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that the terms of (a) Section 6.07(c) and (b) Section 6.11, Article VIII and Article IX shall survive any termination of this Agreement.

        Section 8.06    Termination Fees.

          (a)   The Company will pay, or cause to be paid, to one or more designees of Parent an aggregate amount equal to US$37,000,000 (the "Company Termination Fee") if this Agreement is terminated:

              (i)  by Parent pursuant to Section 8.04 or by the Company pursuant to Section 8.03(c); or

             (ii)  by the Company or Parent pursuant to Section 8.02(a) or Section 8.02(c), if (A) after the date hereof and prior to the termination of this Agreement (in the case of termination pursuant to Section 8.02(a)) or prior to the Shareholders' Meeting (in the case of termination pursuant to Section 8.02(c), as applicable), a bona fide Competing Transaction shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn and (B) within nine (9) months after such termination, the Company enters a definitive agreement related to such Competing Transaction (provided that for purposes of this Section 8.06(a)(ii), all references to "20%" in the definition of "Competing Transaction" shall be deemed to be references to "more than 50%").

        The Company shall pay the Company Termination Fee, in the case of termination pursuant to clause (i), within five (5) Business Days after the date of termination, and in the case of termination pursuant to clause (ii) above, concurrently with consummation of such Competing Transaction.

          (b)   Parent will pay, or cause to be paid, to the Company an aggregate amount equal to US$74,000,000 (the "Parent Termination Fee") if this Agreement is terminated by the Company pursuant to Section 8.03(a) or Section 8.03(b).

        Parent shall pay the Parent Termination Fee as promptly as possible (but in any event within five (5) Business Days) following such termination.

          (c)   In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable, out-of-pocket costs and expenses actually incurred or accrued by the other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the prime rate as published in the Wall Street Journal Table of Money Rates on such date plus 2.00%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

          (d)   Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

          (e)   Notwithstanding anything to the contrary in this Agreement but subject to Section 9.08, in the event that Parent or Merger Sub fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then the Company's right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.06(b), the expenses pursuant to Section 8.06(c) and any amounts pursuant to Section 6.07(c), and the Company's rights under the Limited Guarantees and the Company's rights to seek specific performance under Section 9.08 and rights under the Equity Commitment Letters (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Group Company and all members of the Company Group (as defined below) against (i) Parent, Merger Sub, the Sponsors, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of Parent, Merger Sub or any Sponsor, (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Sponsor or (iv) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing (clauses (i)-(iv), collectively, the "Parent Group"), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, without limitation to the Company's remedies pursuant to Section 9.08 and rights under the Equity Commitment Letters and the Limited Guarantees (subject to their terms respective, conditions and limitations), (A) neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b), the expenses pursuant to Section 8.06(c) and any amounts pursuant to Section 6.07(c), and (B) in no event shall any member of the Company Group (as defined below) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.06(b), Section 8.06(c) or Section 6.07(c). Notwithstanding anything herein to the contrary, for the avoidance of doubt, this Section 8.06(e) shall not limit the Company's rights or ability to demand and receive payment under the Equity Commitment Letters or the Limited Guarantees.

          (f)    Notwithstanding anything to the contrary in this Agreement but subject to Section 9.08, in the event that Company fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then Parent's right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 8.06(a) and the expenses pursuant to Section 8.06(c), and Parent's right to seek specific performance under Section 9.08, shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent and Merger Sub against (i) the Group Companies, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees, agent or representative of any Group Company, or (iii) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing (clauses (i)-(iii), collectively, the "Company Group"), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, without limitation to the Parent and Merger Sub's remedies pursuant to Section 9.08, (A) none of the Group Companies shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment of the Company Termination Fee pursuant to Section 8.06(a) and the expenses pursuant to Section 8.06(c) and (B) in no event shall any member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from any of the Group Companies to the extent provided in Section 8.06(a) or Section 8.06(c).

          (g)   Each of the Company, Parent and Merger Sub acknowledges and agrees that, in connection with the execution of this Agreement, Parent has delivered to the Company each of the Limited Guarantees entered into by the Sponsors in favor of the Company with respect to certain obligations of the Parent under this Agreement, and that if and to the extent that Parent fails to pay the full amount of the Parent Termination Fee when due and in accordance with Section 8.06(b), the Company (upon the written instruction by the Special Committee or the Company Board upon the recommendation of the Special Committee) will have the right to receive payment of any unpaid amount of the Parent Termination Fee in immediately available funds in U.S. dollars, up to the maximum amount specified therein, upon delivery of a demand to the Sponsors no later than two (2) Business Days after making any written demand for payment under the Limited Guarantees, on the terms and subject to the conditions of the Limited Guarantees.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.01    Non-Survival of Representations, Warranties and Agreements.

        The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except that this Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or termination of this Agreement, including the agreements set forth in Articles I and II, Section 6.07(c), Section 6.11, Article VIII and this Article IX.

        Section 9.02    Notices.

        All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

        if to Parent or Merger Sub:

    Suite 3501, K.Wah Centre,
    1010 Huaihai Road (M), 200031,
    Shanghai, China

    Attention: Huang Xin / Terry Yin
    Facsimile: +86 21 3127 1750

        with a copy to:

    Wilson Sonsini Goodrich & Rosati
    Address: Suite 1509, 15F, Jardine House
    1 Connaught Place, Central, Hong Kong
    Attention: Weiheng Chen
    Facsimile: +852 3972 4999
    E-mail: wchen@wsgr.com
    Address: Unit 03-04, 38/F, Jinmao Tower
    88 Century Boulevard, Pudong New Area
    Shanghai 200121, China
    Attention: Jie Zhu
    Facsimile: +86 21 6165 1761
    E-mail: jizhu@wsgr.com

        if to the Company:

    B-6F, Shimao Tower, 92A Jianguo Road,
    Chaoyang District, Beijing, 100022, China
    Attention: Xin Ge
    Facsimile: +86 10 5320 6689
    E-mail: grace.ge@ikang.com

        with a copy to:

    Simpson Thacher & Bartlett LLP
    ICBC Tower—35th Floor
    3 Garden Road
    Central, Hong Kong
    Attention: Kathryn King Sudol
    E-mail:      ksudol@stblaw.com

        and

    Davis Polk & Wardell LLP
    2201 China World Office 2
    1 Jian Guo Men Wai Avenue
    Chaoyang District, Beijing, 100004 PRC
    Attention: Howard Zhang

    E-mail:      howard.zhang@davispolk.com

        if to the Special Committee, addressed to it care of the Company, with a copy (which shall not constitute notice) to:

    Simpson Thacher & Bartlett LLP
    ICBC Tower—35th Floor
    3 Garden Road
    Central, Hong Kong
    Attention:    Kathryn King Sudol
    E-mail:          ksudol@stblaw.com

        Section 9.03    Certain Definitions.

          (a)   For purposes of this Agreement:

        "Affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

        "Anticorruption Laws" means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of any Group Company, including laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage such as, without limitation, the PRC Criminal Law, PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

        "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, Hong Kong, Beijing and the Cayman Islands.

        "Buyer Group Contracts" means the Equity Commitment Letters, the Support Agreement, and the interim investors agreement dated as of the date hereof by and among the Rollover Shareholders, the Sponsors, Holdco, Parent and Merger Sub.

        "Buyer Group Parties" means Parent, Merger Sub, Holdco, each of the Sponsors, each of the Rollover Shareholders and the respective Affiliates of each of the foregoing, excluding the Company or any of its Subsidiaries.

        "Company Disclosure Schedule" means the disclosure schedule delivered by the Company to and accepted by Parent and Merger Sub on the date hereof.

        "Company Employee Agreement" means any management, employment, severance, change in control, transaction bonus, consulting, repatriation or expatriation agreement or other Contract between any Group Company or an Affiliate and any current or former employee, director or officer of such Group Company or its Subsidiaries.

        "Company Employee Plan" means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by the Company or any Affiliate for the benefit of any current or former employee, director, officer or independent contractor of the Company or its Subsidiaries, or with respect to which the Company or any Affiliate has or may have any liability or obligation.

        "Company Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, would, or would reasonably be expected to, have a material adverse effect on the business, financial condition, assets or results of operations of the Company and the Subsidiaries taken as a whole; provided, however, that in no event shall any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (i) changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, including changes in interest rates and foreign exchange rates, to the extent such changes do not have a materially disproportionate adverse effect relative to other similarly situated industry participants, (ii) changes arising from the public announcement of or the performance of this Agreement by the Company, the pendency or consummation of the Transactions, or the identity of Parent, the Sponsors or any of Affiliates as the acquiror of the Company, including the impact or effect thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with any employees, customers, suppliers or partners, (iii) natural disaster or any outbreak or escalation of hostilities or war or any act of terrorism or other force majeure events, (iv) changes or developments in any of the industries in which the Company or any of its Subsidiaries operate to the extent such changes or developments do not have a materially disproportionate adverse effect relative to other similarly situated industry participants, (v) changes in any applicable Laws or applicable accounting regulations or principles (including U.S. GAAP), or the interpretation or enforcement thereof, (vi) any change in the price or trading volume of the Shares or any failure to meet any financial projections, forecasts or forward-looking statements (provided that the facts or occurrences giving rise to or contributing to such change or failure, as applicable, that are not otherwise excluded from the definition of "Company Material Adverse Effect" may be taken into account in determining whether there has been a Company Material Adverse Effect), (vii) any Action in respect of this Agreement or the Transactions brought or commenced by any current or former shareholder of the Company (on its own behalf or on behalf of the Company) or other third party, or (viii) any action taken, or failure to take action, by the Company or any of its Subsidiaries that Parent has consented to or requested in writing.

        "Company Option" means each option to purchase Shares whether or not granted under the Share Incentive Plan on or prior to the Closing Date whether or not such option has become vested on or prior to the Closing Date in accordance with the terms thereof.

        "Company Triggering Event" shall be deemed to have occurred if: (i) there shall have been a Change in the Company Recommendation; (ii) the Company Board shall have recommended publicly to the shareholders of the Company a Competing Transaction or shall have entered into any Alternative Acquisition Agreement (other than a confidentiality agreement entered into in compliance with Section 6.04(b)); or (iii) a tender offer or exchange offer by a Third Party for 15% or more of the outstanding shares of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) within ten (10) Business Days after commencement thereof; provided that a "stop, look and listen" communication by the Company Board or the Special Committee to shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to constitute a Company Triggering Event.

        "Confidentiality Agreements" means the confidentiality agreement between the Company and Yunfeng Capital dated as of June 11, 2016, as amended and supplemented by an addendum thereof among the Company, Yunfeng Capital, Alibaba Investment Limited and certain other parties dated as of March 12, 2018.

        "Contract" means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

        "Controlled Entities" means iKang Healthcare Technology Group Co., Ltd. ( ), Hangzhou iKang Guobin Clinic Co., Ltd. ( ), Shanghai Yuanhua Information Technology Co., Ltd. ( ) and Jiandatong Health Technology (Beijing) Co., Ltd. ( ), each a company established in the PRC.

        "Data Room" means the virtual data room containing written documents and information relating to the Company and its Subsidiaries made available by the Company on the Merrill DataSite under the project name "Jaguar Dataroom" and to which Parent and its Representatives had access on or prior to the date of this Agreement.

        "Environmental Law" means any applicable PRC local, provincial or national Law relating to (a) the required environmental impact assessment and approval, and completion inspection on environment protection facility in respect of construction project, (b) the protection of health, safety or the environment (including radioisotope safety, bio safety and fire protection) or (c) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

        "Excluded Shares" means, collectively, (i) any Shares held by Parent, the Company or any of their respective Subsidiaries; (ii) Shares issued to the Depositary and reserved for the exercise of Company Options; and (iii) the Rollover Shares.

        "Exercise Price" means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option.

        "Government Official" means (i) any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (i) or (ii) of this definition.

        "Group Company" means any of the Company and its Subsidiaries.

        "Hazardous Substance" means any chemical, pollutant, waste or substance that is (a) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (b) any petroleum product or by product, asbestos containing material, polychlorinated biphenyls or radioactive material.

        "Indebtedness" means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, (f) all obligations of such person as lessee under leases recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such person, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

        "Intellectual Property Rights" means all rights anywhere in the world, including rights arising under PRC Laws, in or to any intellectual property, including without limitation: (a) copyrightable works, works of authorship, whether copyrightable or not, copyrights, and registrations and applications for registration thereof, (b) inventions, whether patentable or not, and all patents, patent applications, patent publications and statutory invention registrations, (c) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets and know-how, and (e) rights of attribution and integrity and other moral rights of any author.

        "knowledge" means, with respect to the Company, the actual knowledge of the individuals listed in Section 9.03(a) of the Company Disclosure Schedule, and with respect to Parent and Merger Sub, the actual knowledge of the individuals listed in Section 9.03(b) of the Parent Disclosure Schedule.

        "Leased Real Property" shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

        "Leases" shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Group Company.

        "Liens" means, with respect to any asset, any security interest, pledge, hypothecation, mortgage, lien, encumbrance, restrictive covenant or charge of any kind with respect to such asset and, with respect to any security, any right of first refusal, right of first offer, call option, other transfer restriction or restriction on voting with respect to such security.

        "Merger Consideration" means the aggregate of all payments required to be made pursuant to Section 2.01(a), Section 2.02(b) and Section 2.03(a).

        "Parent Disclosure Schedule" means the disclosure schedule delivered to the Company by Parent and Merger Sub on the date hereof.

        "Permitted Encumbrances" shall mean: (a) Taxes, assessments and other governmental levies, fees or charges which are not due and payable as of the Closing Date, or which are being contested in good faith by appropriate proceedings, (b) mechanics', carriers', workmen's and repairmen's Liens and other similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts which are not due and payable and as to which there is no default on the part of the Company or that secure a liquidated amount, that are being contested in good faith, (c) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to real property which do not or would not materially impair the use or occupancy of such real property or the operation of the business conducted thereon, (e) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions), (f) Liens imposed by applicable Law, (g) pledges or deposits required by applicable law to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations, (h) pledges and deposits to secure the performance of bids, trade contracts, leases (but only as to the security deposits described in the Leases), surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (i) Liens securing Indebtedness or liabilities that (A) are reflected in the Company SEC Reports filed or furnished prior to the date hereof, or (B) that have otherwise been disclosed to Parent in writing as of the date of this Agreement, (j) Liens arising in connection with contractual arrangements through which the Company controls certain Group Companies, (k) Liens created by licenses, sublicenses, covenants not to sue, releases or other rights in or to Intellectual Property Rights in the ordinary course of business, and (l) any other Liens that have been incurred or suffered in the ordinary course of business or by operation of law that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to the Company and its Subsidiaries, taken as a whole, or on the use or operation of the property subject thereto.

        "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

        "Rights Agreement" means the rights agreement, dated as of December 2, 2015, by and between the Company and American Stock Transfer & Trust Company, L.L.C.

        "Rollover Shares" means the Shares, including any Share represented by ADSs, held by the Rollover Shareholders as set forth opposite each such Rollover Shareholder's name on Appendix I hereto.

        "SAFE Circular 7" means Circular 7, issued by SAFE on February 15, 2012, titled "Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company", or any successor rule or regulation under PRC law.

        "SAFE Circular 37" means Circular 37 (issued by SAFE on July 4, 2014, titled "Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents through Special

Purpose Vehicles" effective as of July 4, 2014), or any successor rule or regulation of the foregoing under PRC law.

        "SAFE Circular 75" means Circular 75, issued by SAFE on October 21, 2005, titled "Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles", effective as of November 1, 2005, and replaced by SAFE Circular 37 on July 4, 2014.

        "SAFE Circular 78" means Circular 78, issued by SAFE on March 28, 2007, titled "Notice of the SAFE on Foreign Exchange Administration of the Involvement of Domestic Individuals in the Employee Stock Ownership Plans and Share Option Schemes of Overseas Listed Companies", effective as of March 28, 2007 and replaced by SAFE Circular 7 on February 15, 2012.

        "Share Incentive Plans" means, collectively, the Share Incentive Plans adopted by the Company in February and April 2013 and March 2014, respectively, and all amendments and modifications thereto.

        "Social Security Benefits" means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing provident fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

        "Specified Filings" means those filings and submissions described in Section 6.08 of the Company Disclosure Schedule.

        "Sponsors" means each of Yunfeng Fund III, L.P., Yunfeng Fund III Parallel Fund, L.P. and Taobao China Holding Limited.

        "Subsidiary" means, with respect to any party, any person of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

        "Third Party" means any person or "group" (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.

          (b)   The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	Section 3.09
ADS	Section 2.01(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(a)
Alternative Financing	Section 6.07(a)
Applicable Date	Section 3.07(a)
Arbitrator	Section 9.09(b)
Bankruptcy and Equity Exception	Section 3.04(a)
Change in the Company Recommendation	Section 6.04(c)
CICL	Recitals
Class A Share	Section 2.01(a)
Class C Share	Section 2.01(a)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Group	Section 8.06(f)
Company Licensed Intellectual Property	Section 3.12(f)
Company Owned Intellectual Property	Section 3.12(d)
Company Personnel	Section 3.10(a)
Company Recommendation	Section 3.04(b)
Company Representative	Section 3.06(f)
Company SEC Reports	Section 3.07(a)
Company Termination Fee	Section 8.06(a)
Competing Transaction	Section 6.04(d)
Deposit Agreement	Section 2.06
Depositary	Section 2.06
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
Environmental Permits	Section 3.16(a)
Equity Commitment Letters	Section 4.05(a)
Evaluation Date	Section 3.07(d)
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.04(a)
Financial Advisor	Section 3.04(c)
Financing	Section 4.05(a)
GAAP	Section 3.07(b)
Governmental Authority	Section 3.05(b)
HKIAC	Section 9.09(b)
Holdco	Recitals
Indemnified Parties	Section 6.05(b)
Law	Section 3.05(a)
Limited Guarantee	Recitals
Material Company Permits	Section 3.06(a)
Material Contracts	Section 3.15(a)
Merger	Recitals
Merger Sub	Preamble

Defined Term	Location of Definition
NASDAQ	Section 3.05(b)
Notice of Superior Proposal	Section 6.04(c)
Order	Section 7.01(b)
Parent	Preamble
Parent Group	Section 8.06(e)
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Per Share Merger Consideration	Section 2.01(a)
Plan of Merger	Section 1.03
Policies	Section 3.17(a)
PRC	Section 3.06(a)
Proxy Statement	Section 6.01(a)
Record ADS Holders	Section 6.02(a)
Registered Intellectual Property	Section 3.12(a)
Representatives	Section 6.03(a)
Requisite Company Vote	Section 3.04(a)
Rollover Shareholders	Recitals
SAFE	Section 3.06(a)
Schedule 13E-3	Section 6.01(a)
Securities Act	Section 3.07(a)
Share Certificates	Section 2.04(b)
Shareholders' Meeting	Section 6.02(a)
Shares	Section 2.01(a)
Special Committee	Recitals
Superior Proposal	Section 6.04(e)
Support Agreement	Recitals
Surviving Company	Section 1.01
Takeover Statute	Section 3.18(a)
Termination Date	Section 8.02(a)
Transactions	Recitals
Uncertificated Shares	Section 2.04(b)

        Section 9.04    Severability.

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

        Section 9.05    Entire Agreement; Assignment.

        This Agreement, the Equity Commitment Letters and the Limited Guarantees constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any persons providing the Alternative Financing (if applicable) permitted pursuant to the terms thereof (solely to the extent necessary for purposes of creating a security interest herein or otherwise assigning this Agreement or any rights hereunder as collateral in respect of such Alternative Financing) upon the prior written consent of the Company (not to be unreasonably withheld or delayed), together with a copy of the relevant assignment documents, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

        Section 9.06    Parties in Interest.

        This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 6.05 and 8.06(e) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Company Options, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 9.07    Interpretation.     When a reference is made in this Agreement to a Section, Article, Annex or Exhibit, such reference shall be to a Section, Article, Annex or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Annex or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Annexes and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified. All US$ amounts used in this Agreement shall be deemed to include the equivalent amount denominated in other currencies.

        Section 9.08    Specific Performance.

          (a)   Subject to Section 9.08(b), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, subject to Section 9.08(b), the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent or Merger Sub, on the other hand, shall, subject to Section 8.06, be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity.

          (b)   Notwithstanding the foregoing, the Company shall have the right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case, to cause Parent and Merger Sub to cause the Financing to be funded at any time, but only in the event that each of the following conditions has been satisfied (i) all conditions in Sections 7.01 and 7.02 (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, and (iii) the Company has irrevocably confirmed in writing that, if specific performance is granted and the Financing (or, if applicable, Alternative Financing) is funded, then the Company is ready, willing and able to take all actions within its control to consummate the Closing.

          (c)   Each party waives (i) any defenses in any Action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. Notwithstanding anything herein to the contrary, Parent, Merger Sub and the Company hereby agree that the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 8.06, provided that (x) neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (y) upon termination of this Agreement and the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

          (d)   The Company shall act at the direction of the Special Committee with respect to any exercise of its rights to seek specific performance or other relief under this Section 9.08 against Parent and/or Merger Sub.

        Section 9.09    Governing Law.

          (a)   This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the laws of the Cayman Islands shall be subject to the laws of the Cayman Islands, including the duties of the board of directors, internal corporate affairs of the Parent, Merger Sub and Surviving Company and the Merger and exercise of any dissenter's rights with respect to the Merger, the laws of the Cayman Islands shall supersede the laws of the State of New York with respect to such provision, and the courts of the Cayman Islands shall have exclusive jurisdiction to determine any dispute or difference arising out of or in connection with such matters.

          (b)   Subject to Section 9.08 and the last sentence of this Section 9.09(b), any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre ("HKIAC") and resolved in accordance with the arbitration rules of HKIAC in force at the relevant time and as may be amended by this Section 9.09. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three (3) arbitrators (each, an "Arbitrator"). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the arbitration rules of HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

        Section 9.10    Amendment.     This Agreement may be amended by the parties hereto by action taken (a) in the case of Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) in the case for the Company, by or on behalf of the Company Board acting upon the recommendation of the Special Committee, at any time prior to the Effective Time; provided, however, that, after receipt of the Requisite Company Vote, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        Section 9.11    Waiver.     At any time prior to the Effective Time, any party hereto may by action taken (i) in the case of Parent and Merger Sub, by or on behalf of their respective boards of directors and (ii) in the case of the Company, by or on behalf of the Company Board acting upon the direction or recommendation of the Special Committee, (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        Section 9.12    Counterparts.     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

IK HEALTHCARE INVESTMENT LIMITED
By	/s/ HUANG XIN
	Name:	Huang Xin
	Title:	Director
IK HEALTHCARE MERGER LIMITED
By	/s/ HUANG XIN
	Name:	Huang Xin
	Title:	Director
IKANG HEALTHCARE GROUP, INC.
By	/s/ RUBY LU
	Name:	Ruby Lu
	Title:	Chairman, Special Committee of the Board of Directors

[Signature Page to Merger Agreement]

APPENDIX I

ROLLOVER SHAREHOLDERS AND ROLLOVER SHARES

Rollover Shares
Rollover Shareholder	Class A Shares	Class C Shares	ADSs
ShanghaiMed, Inc.	2,264,140 Class A Shares	Nil	1,256,820 ADSs
Time Intelligent Finance Limited	526,721 Class A Shares	805,100 Class C Shares	Nil
Boquan He	10,000 Class A Shares issuable upon exercise of fully vested options	Nil	Nil
Top Fortune Win Ltd.	4,448,575 Class A Shares	Nil	Nil

        Note that the number of Rollover Shares of ShanghaiMed, Inc., Time Intelligent Finance Limited or certain of their Affiliates may be increased in accordance with the Support Agreement by a maximum number of Shares (including Shares underlying ADS and Company options) equal to 1,590,308.

Appendix I

Execution Version

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

        AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of May 29, 2018 (this "Amendment"), is entered by and among IK Healthcare Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), IK Healthcare Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub"), and iKang Healthcare Group, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company"). Each of Parent, Merger Sub and the Company is hereinafter referred to as a "Party" and collectively as the "Parties."

        WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of March 26, 2018 (the "Original Agreement");

        WHEREAS, on the date hereof, Boyu Capital Fund III, L.P. ("Boyu") is admitted as an Additional Investor (as defined under the Interim Investors Agreement) pursuant to Section 1.3 of the interim investors agreement dated as of March 26, 2018 by and among the Rollover Shareholders, the Parties, Yunfeng Fund III, L.P., Yunfeng Fund III Parallel Fund, L.P. and Taobao China Holding Limited ("Interim Investors Agreement") and is entering into an equity commitment letter with Parent to fund a portion of the Merger Consideration;

        WHEREAS, the Parties desire to amend the Original Agreement so as to add Boyu as a Sponsor which will provide an equity commitment letter and a limited guarantee on the terms set forth herein;

        WHEREAS, Section 9.10 of the Original Agreement provides that the Original Agreement may be amended by the Parties by action taken (a) in the case of Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) in the case of the Company, by or on behalf of the Company Board acting upon the recommendation of Special Committee, at any time prior to the Effective Time;

        WHEREAS, the Special Committee has authorized, approved and recommended the execution and delivery of this Amendment by the Company, and the Company Board, acting upon the recommendation of the Special Committee, has authorized and approved the execution and delivery of this Amendment by the Company; and

        WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Amendment and (ii) declared it advisable for Parent and Merger Sub, respectively to enter into this Amendment, and Parent, as the sole shareholder of Merger Sub, has approved this Amendment in each case upon the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, the Parties agree to amend the Original Agreement as follows:

1.     Definitions

        Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Original Agreement.

2.     Amendments to the Original Agreement

        2.1   The definition of "Confidentiality Agreements" in Section 9.03(a) of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

          "Confidentiality Agreements" means the confidentiality agreement between the Company and Yunfeng Capital dated as of June 11, 2016, as amended and supplemented by an addendum thereof among the Company, Yunfeng Capital, Alibaba Investment Limited and Boyu Capital Advisory Co. Limited dated as of March 12, 2018.

        2.2   The definition of "Sponsors" in Section 9.03(a) of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

          "Sponsors" means each of Yunfeng Fund III, L.P., Yunfeng Fund III Parallel Fund, L.P., Taobao China Holding Limited and Boyu Capital Fund III, L.P..

        2.3   The definition of "Buyer Group Contracts" in Section 9.03(a) of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

          "Buyer Group Contracts" means the Equity Commitment Letters, the Support Agreement, and the interim investors agreement, dated as of March 26, 2018, as amended as of May 29, 2018, by and among the Rollover Shareholders, the Sponsors, Holdo, Parent and Merger Sub.

        2.4   Each reference in the Original Agreement to "Equity Commitment Letters" shall be deemed to include the equity commitment letter from Boyu dated May 29, 2018 which has been delivered by Parent to the Company, and each reference in the Original Agreement to "Limited Guarantees" shall be deemed to include the limited guarantee dated May 29, 2018 which has been delivered by Boyu to the Company. Each reference in the Original Agreement to "Equity Commitment Letters", "Limited Guarantees" or "Support Agreement" shall be deemed to refer to such documents as amended as of May 29, 2018.

        2.5   Appendix I of the Original Agreement is hereby deleted and replaced in its entirety by Appendix I attached hereto.

3.     Miscellaneous

        3.1    No Further Amendment.

        The Parties agree that all other provisions of the Original Agreement shall, subject to Section 2, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment forms an integral and inseparable part of the Original Agreement.

        3.2    Representations and Warranties of the Company.     The Company hereby represents and warrants to Parent and Merger Sub as of the date hereof that:

          (a)   The Company has the requisite corporate power and authority to execute and deliver this Amendment. The execution and delivery by the Company of this Amendment have been duly authorized by the Company Board and the Special Committee and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Amendment.

          (b)   This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        3.3    Representations and Warranties of Parent and Merger Sub.     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof that:

          (a)   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by Parent and Merger Sub have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Amendment.

2

          (b)   This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (c)   The representations and warranties of Parent and Merger Sub set forth in Section 4.03(b), Section 4.05, Section 4.06, Section 4.07, Section 4.08, Section 4.09 and Section 4.10 of the Original Agreement are true and correct as of the date of this Amendment, after giving effect to the addition of Boyu as a Sponsor and the delivery by Boyu of its Equity Commitment Letter dated May 29, 2018 and its Limited Guarantee dated May 29, 2018.

        3.4    References.

        All references to the Merger Agreement (including "hereof," "herein," "hereunder," "hereby" and "this Agreement") in the Original Agreement shall refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement (as amended hereby) and references in the Merger Agreement to "the date hereof," "the date of this Agreement" and terms of similar import shall in all instances continue to refer to March 26, 2018.

        3.5    Other Miscellaneous Terms.

        The provisions of Article IX (General Provisions) of the Original Agreement shall apply mutatis mutandis to this Amendment, and to the Original Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

[SIGNATURE PAGE FOLLOWS]

3

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers or directors thereunto duly authorized.

IK HEALTHCARE INVESTMENT LIMITED
By:	/s/ HUANG XIN
	Name:	Huang Xin
	Title:	Director

[Signature Page of Amendment No.1 to Agreement and Plan of Merger]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers or directors thereunto duly authorized.

IK HEALTHCARE MERGER LIMITED
By:	/s/ HUANG XIN
	Name:	Huang Xin
	Title:	Director

[Signature Page of Amendment No.1 to Agreement and Plan of Merger]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers or directors thereunto duly authorized.

IKANG HEALTHCARE GROUP, INC.
By:	/s/ RUBY LIU
	Name:	Ruby Liu
	Title:	Chairman, Special Committee of the Board of Directors

[Signature Page of Amendment No.1 to Agreement and Plan of Merger]

APPENDIX I

ROLLOVER SHAREHOLDERS AND ROLLOVER SHARES

Rollover Shares
Rollover Shareholder	Class A Shares	Class C Shares	ADSs
ShanghaiMed, Inc.	2,264,140 Class A Shares	Nil	1,256,820 ADSs
Time Intelligent Finance Limited	526,721 Class A Shares	805,100 Class C Shares	Nil
Boquan He	10,000 Class A Shares issuable upon exercise of fully vested options	Nil	Nil
Top Fortune Win Ltd.	4,448,575 Class A Shares	Nil	Nil

        Note that (i) the number of Rollover Shares of ShanghaiMed, Inc., Time Intelligent Finance Limited or certain of their Affiliates may be increased in accordance with the Support Agreement by up to 1,772,644 Shares (including Shares underlying ADS and Company options), and (ii) the number of Rollover Shares of Mr. Boquan He or his Affiliates may be increased in accordance with the Support Agreement by up to 476,831 Shares (including Shares underlying ADS and Company options).

Appendix I

ANNEX B:

PLAN OF MERGER

THIS PLAN OF MERGER is made on [*], 2018.

BETWEEN

  (1)
  IK Healthcare Merger Limited, an exempted company incorporated under the Laws of the Cayman Islands on March 3, 2017, with its registered office situated at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands ("Merger Sub"); and

  (2)
  iKang Healthcare Group, Inc., an exempted company incorporated under the Laws of the Cayman Islands on [*], with its registered office situated at [*] (the "Company" or the "Surviving Corporation" and together with Merger Sub, the "Constituent Companies").

WHEREAS

  (a)
  Merger Sub and the Company have agreed to merge (the "Merger") on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the "Agreement") dated as of March 26, 2018 among IK Healthcare Investment Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the "Companies Law"), pursuant to which the Merger Sub will merge with and into the Company and cease to exist and the Surviving Corporation will continue as the surviving company in the Merger.

  (b)
  This Plan of Merger is made in accordance with section 233 of the Companies Law.

  (c)
  Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

          1.     The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING CORPORATION

          2.     The name of the surviving company (as defined in the Companies Law) shall be iKang Healthcare Group, Inc.

REGISTERED OFFICE

          3.     The Surviving Corporation shall have its registered office at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

          4.     Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$50,000 divided into 50,000 ordinary shares of US$1.00 par value per share, of which one share has been issued and fully paid.

          5.     Immediately prior to the Effective Date the authorized share capital of the Company was US$600,000 divided into 58,000,000 Class A common shares of par value US$0.01 per share, and 2,000,000 Class C common shares of par value US$0.01 per share. [*] have been issued and fully paid.

          6.     On the Effective Date, and in accordance with the terms and conditions of the Agreement:

            (a)   Each Share issued and outstanding immediately prior to the Effective Date, other than (i) the Excluded Shares, and (ii) the Dissenting Shares, shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration, being US$41.20 in cash without interest.

            (b)   Each of the Excluded Shares issued and outstanding immediately prior to the Effective Date shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

            (c)   Each of the Dissenting Shares of persons who have validly exercised and not withdrawn or lost their right to dissent from the Merger pursuant to Section 238 of the Companies Law shall be cancelled and cease to exist in exchange for a payment resulting from the procedure in section 238 of the Companies Law of the fair value of such shares and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration.

            (d)   Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Date shall be converted into one validly issued and fully paid ordinary share of a nominal or par value US$0.01 each in the share capital of the Surviving Corporation.

          7.     On the Effective Date, the rights and restrictions attaching to the ordinary shares of the Surviving Corporation are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE DATE

          8.     The Merger shall take effect on the date that this Plan of Merger is registered by the Registrar of Companies (the "Effective Date").

TERMS AND CONDITIONS

          9.     The terms and conditions of the Merger including the manner and basis of converting shares in the Merger Sub into shares in the Surviving Corporation or into other property, are set out in the Agreement.

PROPERTY

          10.   On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

          11.   The Memorandum of Association and Articles of Association of the Surviving Corporation shall be amended and restated in the form attached as Appendix II to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

          12.   There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING CORPORATION

          13.   The names and addresses of the directors of the Surviving Corporation are as follows:

NAME	ADDRESS
[•]	[•]

SECURED CREDITORS

          14.   (a)    Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and

            (b)   the Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

          15.   This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement at any time prior to the Effective Date.

APPROVAL AND AUTHORIZATION

          16.   This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Law.

          17.   This Plan of Merger has been authorised by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

          18.   This Plan of Merger may be executed by facsimile or by email in "PDF" format and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

          19.   This Plan of Merger shall be governed by and construed in accordance with the Laws of the Cayman Islands.

For and on behalf of IK Healthcare Merger Limited:

[Name] Director
For and on behalf of iKang Healthcare Group, Inc.:

[Name] Director

ANNEX C: OPINION OF J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED AS FINANCIAL
ADVISOR

[J.P. Morgan letterhead]

March 26, 2018

Special Committee of the Board of Directors
iKang Healthcare Group, Inc.
B-6F Shimao Tower
92A Jianguo Road
Chaoyang District, Beijing 100022
People's Republic of China

Members of the Special Committee of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A common shares, par value US$0.01 per share (each a "Class A Share"), including Class A Shares represented by American Depositary Shares (the "ADSs"), each representing one-half of a Class A Share, and Class C common shares, par value US$0.01 per share (collectively with each Class A Share, the "Shares"), of iKang Healthcare Group, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company"), of the consideration to be paid to such holders in the proposed merger (the "Transaction") of the Company with IK Healthcare Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Merger Sub"), a wholly-owned subsidiary of IK Healthcare Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"). Pursuant to the Agreement and Plan of Merger, dated as of March 26, 2018 (the "Agreement"), among the Company, Parent and Merger Sub (Parent and Merger Sub, together, the "Acquiror Group"), the Company will become a wholly-owned subsidiary of Parent and each of the Shares issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than the Excluded Shares and the Dissenting Shares (each as defined in the Agreement), will be cancelled and cease to exist in exchange for, and will thereafter represent only, the right to receive US$41.20 in cash per Share without interest (the "Per Share Merger Consideration").

        In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the ADSs and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, any member of the Acquiror Group, or any of their respective affiliates under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company, the Acquiror Group, or any of their respective affiliates in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We are not expressing any view or rendering any opinion regarding the tax consequences of the Transaction to the Company or to the holders of the Shares. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid to the holders of the Shares (other than holders of Excluded Shares or Dissenting Shares) in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Per Share Merger Consideration to be paid to the holders of the Shares (other than holders of Excluded Shares or Dissenting Shares) in the Transaction or with respect to the fairness of any such compensation.

        We have acted as financial advisor to the Special Committee of the Board of Directors of the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a portion of which is payable upon the rendering of this opinion, another portion of which is payable upon the public announcement of the signing of the Transaction, and another portion of which is contingent upon the closing of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial and/or investment banking relationships with the Company, one of the Sponsors (as defined in the Agreement) and Alibaba Group Holding Limited (an affiliate of the Sponsors) ("AG Holding") and certain of its affiliates, for which we and such affiliates have received customary compensation. Such services during such period have included providing or arranging debt and equity financing, providing M&A advisory services, acting as placement agent on a pre-initial public offering private placement, and acting as bookrunner on an initial public offering. In addition, our commercial banking affiliate is a lender under outstanding credit facilities of AG Holding and certain of its affiliates, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding equity securities of the Company and AG Holding. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company and AG Holding for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Per Share Merger Consideration to be paid to the holders of the Shares (other than holders of Excluded Shares or Dissenting Shares) in the proposed Transaction is fair, from a financial point of view, to such holders.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities (Asia Pacific) Limited. This letter is provided to the Special Committee of the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED

J.P. Morgan Securities (Asia Pacific) Limited

ANNEX D: CAYMAN COMPANIES LAW CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED)—SECTION 238

238.
Rights of dissenters

(1)
A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)
A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)
An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)
Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)
A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)
his name and address;

(b)
the number and classes of shares in respect of which he dissents; and

(c)
a demand for payment of the fair value of his shares.

(6)
A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)
Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)
Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)
If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)
the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)
the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

D-1

  (10)
  A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

  (11)
  At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

  (12)
  Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

  (13)
  The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

  (14)
  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

  (15)
  Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

  (16)
  The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

D-2

 ANNEX E: SUPPORT AGREEMENT

Execution Version

        This SUPPORT AGREEMENT (this "Agreement") is entered into as of March 26, 2018 by and among (1) IK Healthcare Holdings Limited, a Cayman Islands exempted company ("Holdco"), (2) IK Healthcare Investment Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco ("Parent"), (3) those shareholders of iKang Healthcare Group, Inc., a Cayman Islands exempted company (the "Company"), listed on Schedule A hereto (each, a "Shareholder" and collectively, the "Shareholders"), and (4) those beneficial owners of the Company listed on Schedule B hereto (each, a "Beneficial Owner" and collectively, the "Beneficial Owners"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

        WHEREAS, Parent, IK Healthcare Merger Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, each Shareholder is the record owner of certain Class A common shares, par value US$0.01 per share, of the Company ("Class A Shares") (including Class A Shares represented by American Depositary Shares (the "ADSs"), each representing 1/2 of a Class A Share), and/or certain Class C common shares, par value US$0.01 per share, of the Company ("Class C Shares" and, collectively with Class A Shares, the "Shares") as set forth in the column titled "Owned Shares" opposite such Shareholder's name on Schedule A hereto (such Shares, together with any other Shares acquired (whether beneficially or of record) by such Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Shareholder's obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the "Securities");

        WHEREAS, in connection with the consummation of the Merger, each Shareholder agrees to (a) the cancellation of the number of Shares (including Class A Shares represented by ADSs) as set forth in the column titled "Rollover Shares" opposite such Shareholder's name on Schedule A hereto (the "Rollover Shares") for no consideration from the Company in the Merger, (b) subscribe for newly issued Holdco Shares (as defined below) immediately prior to the Closing, and (c) vote the Securities at the Shareholders' Meeting in favor of the Merger, in each case upon the terms and conditions set forth herein;

        WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Shareholders are entering into this Agreement;

        WHEREAS, the Shareholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholders set forth in this Agreement; and

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY

        Section 1.1    Voting.    From and after the date hereof until the earlier of the (x) Closing and the (y) termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the "Expiration Time"), each Shareholder hereby irrevocably and unconditionally agrees that at the Shareholders' Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a)-(f) hereof is to be considered (and any adjournment or postponement thereof), such Shareholder shall (i) cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy, if applicable) all of such Shareholder's Securities:

          (a)   for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

          (b)   against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to approval of the Merger Agreement or in competition or inconsistent with the Merger and the other Transactions,

          (c)   against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Agreement or the performance by such Shareholder of its obligations under this Agreement,

          (d)   against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger,

          (e)   in favor of any adjournment or postponement of the Shareholders' Meeting as may be reasonably requested by Parent, and

          (f)    in favor of any other matter necessary to effect the Merger and the other Transactions.

        Section 1.2    Grant of Irrevocable Proxy; Appointment of Proxy.

          (a)   Each Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy, if applicable) such Shareholder's Securities in accordance with Section 1.1 above at the Shareholders' Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered, in each case prior to the Expiration Time. Each Shareholder represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder's Securities, if any, are not irrevocable and each Shareholder hereby revokes any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder's Securities. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

          (b)   Each Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder's Securities in accordance with Section 1.1 above prior to the Expiration Time. The parties hereto agree that the foregoing is a voting agreement.

        Section 1.3    Restrictions on Transfers.    Except (i) as provided for in Article II below, (ii) pursuant to the Merger Agreement or (iii) any pledge or encumbrance pursuant to the Existing Pledge Documents and the refinancing of the related indebtedness (the "Permitted Pledge"), each Shareholder hereby agrees that, from the date hereof until the Expiration Time, such Shareholder shall not, and shall cause its Affiliates not to, directly or indirectly, (a) offer for sale, sell, transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, "Transfer") or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and (x) has, or would reasonably be expected to have, the effect of reducing or limiting such Shareholder's economic interest in such Securities and/or (y) grants a third party the right to vote or direct the voting of such Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, (d) knowingly take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Shareholder from performing any of its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d); provided that the foregoing shall not prevent the exercise of Company Options. Notwithstanding anything to the contrary set forth in this Agreement, each of Mr. Lee Ligang Zhang ("Founder"), ShanghaiMed Inc., Time Intelligent Finance Limited shall, and shall cause their respective Affiliates to, procure (i) the relevant pledgor's compliance with the terms and conditions of the Permitted Pledge, and (ii) that the pledgees under the Permitted Pledge shall not enforce their rights to own or vote as a proxy with respect to the pledged Shares before the Closing. "Existing Pledge Documents" means (A) the equitable mortgage over shares ("Share Mortgage") dated August 25, 2017 between ShanghaiMed, Inc. and Gopher Global Credit Fund II ("Gopher"); (B) the supplemental deed to the Share Mortgage dated November 29, 2017 between ShanghaiMed, Inc. and Gopher; (C) the share pledge contract dated November 19, 2017 between ShanghaiMed, Inc. and AVIC Trust Co., Ltd.; (D) the General Pledge and Assignment Agreement ("General Pledge and Assignment Agreement") dated November 1, 2017 between Bank Julius Baer & Co. Ltd. and ShanghaiMed, Inc.; and (E) Addendum to the Credit Agreement and the General Pledge and Assignment Agreement dated November 1, 2017 between Bank Julius Baer & Co. Ltd. and ShanghaiMed, Inc.

        Section 1.4    Acquisition of Securities.

          (a)   The parties acknowledge that prior to effective time of the Merger, Founder or his Affiliates (including funds managed by or controlled by or otherwise Affiliated with him) (collectively, "Founder Group") may acquire additional Shares from other directors or employees of the Company (or resulting from the exercise of Company Options acquired from such persons) which shall be deemed as "Rollover Shares" hereunder pursuant to Section 1.4(b) and Section 1.4(c) below so long as (i) such acquisition is not prohibited by applicable laws or compliance programs and otherwise would not adversely affect the transactions contemplated under the Merger Agreement, and (ii) the aggregate number of Shares acquired by Founder Group between the date hereof and the Closing, excluding the total number of Shares held by Ms. Feiyan Huang and Gold Partner Consultants Limited, shall be no more than 1,202,443 Shares.

          (b)   In the event that such acquiring person is an existing Rollover Shareholder hereunder, then upon delivery by such acquiring person of an updated Schedule A reflecting the rollover of its newly acquired Securities to the other parties hereto, such Securities shall be deemed as "Rollover Shares" held by such acquiring person pursuant to the terms of this Agreement.

          (c)   In the event that such acquiring person is not an existing Rollover Shareholder hereunder, such Securities shall be deemed as "Rollover Shares" held by such acquiring person pursuant to the terms of this Agreement upon delivery to the other parties hereto by such acquiring person of (i) an updated Schedule A reflecting the rollover of its newly acquired Securities, (ii) an adherence agreement to this Agreement in the form attached hereto as Schedule C, and (iii) an adherence agreement to the Interim Investors Agreement entered into on the date hereof by and among the parties hereto, Yunfeng Fund III, L.P., Yunfeng Fund III Parallel Fund, L.P. and Taobao China Holding Limited, in the form attached thereto as Schedule C.

ARTICLE II
ROLLOVER SHARES

        Section 2.1    Cancellation of Rollover Shares.    Subject to the terms and conditions set forth herein, (a) each Shareholder agrees that its Rollover Shares shall be cancelled at the Closing for no consideration from the Company, and (b) other than its Rollover Shares, all equity securities of the Company held by such Shareholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement. Each Shareholder will take all actions necessary to cause the number of Rollover Shares opposite such Shareholder's name on Schedule A hereto to be treated as set forth herein.

        Section 2.2    Subscription of Holdco Shares.

          (a)   Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares held by each Shareholder in accordance with Section 2.1, Holdco shall issue to such Shareholder (or, if designated by such Shareholder in writing, an Affiliate of such Shareholder), and such Shareholder or its Affiliate (as applicable) shall subscribe for, the number of newly issued ordinary shares of Holdco with par value immediately prior to the Merger of US$0.001 per share (the "Holdco Shares") set forth in the column titled "Holdco Shares" opposite such Shareholder's name on Schedule A hereto, at a consideration per share equal to its par value. Each Shareholder hereby acknowledges and agrees that (a) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due to such Shareholder by Holdco, Parent and Merger Sub in respect of the Rollover Shares held by such Shareholder and cancelled at the Closing as contemplated by Section 2.1 above, and (b) such Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares held by such Shareholder.

          (b)   Immediately after the Closing, (i) Holdco shall issue to Founder or his designated Affiliate, and Founder or his designated Affiliate shall subscribe from the Holdco, at the subscription price in cash equal to the US$12.8902 per share, 500,000 Holdco Shares that represents 2.0553% of Holdco's outstanding share capital immediately after the Closing (excluding any post-Closing capital injection or employee share ownership plan); and (ii) Holdco shall issue to Ms. Feiyan Huang or her designated Affiliate, and Ms. Feiyan Huang or her designated Affiliate shall subscribe from the Holdco, at the subscription price in cash equal to the US$12.8902 per share, 250,000 Holdco Shares that represents 1.02765% of Holdco's outstanding share capital immediately after the Closing (excluding any post-Closing capital injection or employee share ownership plan). The parties agreed that Founder and his Affiliates will not receive consideration for Company Options to acquire 500,000 Class A Shares currently held by the Founder at Closing under the Merger Agreement and Ms. Huang will not receive consideration for such Company Options to acquire 250,000 Class A Shares at Closing under the Merger Agreement.

        Section 2.3    Rollover Closing.    Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Holdco Shares contemplated hereby shall take place immediately prior to the Closing (the "Rollover Closing"). For the avoidance of doubt, Schedule A sets forth opposite each Shareholder's name the number of (i) Rollover Shares of such Shareholder (ii) Shares owned by such Shareholder as of the date hereof and (iii) Holdco Shares to be issued to such Shareholder at the Rollover Closing.

        Section 2.4    Deposit of Rollover Shares.    No later than five (5) Business Days prior to the Closing, each Shareholder and any agent of such Shareholder holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing such Rollover Shares in such person's possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDERS

        Section 3.1    Representations and Warranties.    Each Beneficial Owner, solely with respect to each Shareholder through which such Beneficial Owner indirectly holds Securities of the Company, and each Shareholder, severally and not jointly, represents and warrants to Parent and Holdco as of the date hereof and as of the Closing:

          (a)   such Shareholder has the requisite corporate power and authority to execute and deliver this Agreement, to perform such Shareholder's obligations hereunder and to consummate the transactions contemplated hereby;

          (b)   this Agreement has been duly executed and delivered by such Shareholder and the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Shareholder and no other corporate actions or proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

          (c)   assuming due authorization, execution and delivery by the parties hereto other than such Beneficial Owner and the Shareholder through which such Beneficial Owner indirectly holds Securities of the Company, this Agreement constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

          (d)   other than pursuant to the Permitted Pledge, (i) such Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by such Shareholder) voting power, power of disposition, and power to demand dissenter's rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People's Republic of China and the terms of this Agreement; (ii) its Securities are not subject to any voting trust agreement or other Contract to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Securities other than this Agreement; (iii) such Shareholder has not Transferred any interest in any of the Securities; (iv) as of the date hereof, other than its Owned Shares, such Shareholder does not own, beneficially or of record, any Shares or other securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Owned Shares, except as contemplated by this Agreement;

          (e)   except for the applicable requirements of the Exchange Act, the Securities Act, any other U.S. federal or state securities Laws, rules and regulations of NASDAQ and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Shareholder for the execution, delivery and performance of this Agreement by such Shareholder or the consummation by such Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Shareholder, nor the consummation by such Shareholder of the transactions contemplated hereby, nor compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of such Shareholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Shareholder pursuant to any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected (other than Existing Pledge Documents), or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets;

          (f)    on the date hereof, there is no Action pending against such Shareholder or, to the knowledge of such Shareholder, any other person or, to the knowledge of such Shareholder, threatened against any such Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Shareholder of its obligations under this Agreement;

          (g)   such Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent and Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Holdco Shares and such Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Shareholder's representations and warranties in this Agreement and the transactions contemplated hereby; and

          (h)   such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder's execution, delivery and performance of this Agreement.

        Section 3.2    Covenants.    Each Shareholder hereby:

          (a)   agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement;

          (b)   irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Shareholder may have with respect to such Shareholder's Securities (including without limitation any rights under Section 238 of the CICL) prior to the Expiration Time;

          (c)   agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Shareholder's identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Shareholder's commitments, arrangements and understandings under this Agreement;

          (d)   agrees and covenants, severally and not jointly, that such Shareholder shall promptly notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof. Any such Shares shall automatically be deemed as "Owned Shares" held by such Shareholder pursuant to the terms of this Agreement, and Schedule A hereto shall be deemed amended accordingly;

          (e)   agrees and covenants that such Shareholder shall (i) pay any Taxes (including withholding Taxes and any liability associated with any PRC Governmental Authority denying a stepped up basis equal to the amount of the Merger Consideration received by such Shareholder or its Affiliates) required to be paid by it/him under applicable Law arising from or attributable to the receipt of (A) Merger Consideration by such Shareholder or its Affiliates pursuant to the Merger Agreement and/or (B) Holdco Shares by such Shareholder or its Affiliates pursuant to this Agreement (collectively, the "Tax Liabilities") prior to the due date for such Taxes, and (ii) severally and not jointly, bear and pay, reimburse, indemnify and hold harmless Holdco, Parent, Merger Sub and the Company (collectively, the "Indemnified Parties") for, from and against (x) any and all liabilities for PRC Taxes imposed upon, incurred by or asserted against any of the Indemnified Parties arising from such Shareholder's breach of this Section 3.2(e); and

          (f)    agrees further that, upon request of Parent, such Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO

        Each of Parent and Holdco represents and warrants to each Shareholder that as of the date hereof and as of the Closing:

          (a)   each of Parent and Holdco is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Holdco and the execution, delivery and performance of this Agreement by Parent and Holdco and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Holdco and no other corporate actions or proceedings on the part of Parent and Holdco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Shareholders, this Agreement constitutes a legal, valid and binding obligation of Parent and Holdco, enforceable against Parent and Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

          (b)   except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent or Holdco for the execution, delivery and performance of this Agreement by Parent and Holdco or the consummation by Parent and Holdco of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent and Holdco, nor the consummation by Parent and Holdco of the transactions contemplated hereby, nor compliance by Parent and Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent or Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent or Holdco pursuant to, any Contract to which Parent or Holdco is a party or by which Parent or Holdco or any of their property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Holdco any of their properties or assets;

          (c)   at and immediately after the Closing, the authorized share capital of Holdco shall consist of 50,000,000 Holdco Shares, of which the number of total Holdco Shares as set forth in Schedule A shall be issued and outstanding. At and immediately after the Closing, the authorized share capital of Parent shall consist of 50,000 ordinary shares, of which one share shall be issued and outstanding and owned by Holdco. Except as set forth in the preceding sentence or otherwise agreed to in writing by the parties hereto, at and immediately after the Closing, there shall be (i) no outstanding share capital of or voting or equity interest in Holdco or Parent, (ii) no options, warrants, or other rights to acquire any share capital of or voting or equity interest in Holdco or Parent, (iii) no outstanding securities exchangeable or exercisable for or convertible into share capital of or voting or equity interest in Holdco or Parent, and (iv) no outstanding rights to acquire or obligations to issue any such options, warrants, other rights or securities; and

          (d)   at the Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities Laws.

ARTICLE V
TERMINATION

        This Agreement, and the obligations of the Shareholders and the Beneficial Owners hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earliest to occur of (a) the Closing, (b) the date of termination of the Merger Agreement in accordance with its terms, and (c) failure to cure any material breach by Parent under this Agreement with respect to matters relating to Founder's Rollover Shares or subscription of Holdco Shares, as jointly determined by the Founder, the Chairman of Yunfeng Capital and the CEO of Alibaba Group, within 30 days from such breach; provided, that this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party's liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article II has already taken place, then Holdco and Parent shall promptly take all such actions as are necessary or reasonably requested by any Shareholder to restore such Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.

 ARTICLE VI
MISCELLANEOUS

        Section 6.1    Beneficial Owners to Cause Compliance of Shareholders.    Each Beneficial Owner shall cause each Shareholder through which such Beneficial Owner indirectly holds Securities of the Company to perform its obligations under this Agreement, including, without limitation, such Shareholder's obligations under Article I above.

        Section 6.2    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the address set forth on the signature pages hereto under each party's name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.2).

        Section 6.3    Capacity.    Notwithstanding anything to the contrary in this Agreement, (i) each of the Shareholder and the Beneficial Owner is entering into this Agreement, and agreeing to become bound hereby, solely in his or its capacity as a beneficial owner of Securities and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate such Shareholder, Beneficial Owner or his or its Representatives to take, or forbear from taking, as a director or officer of the Company, any action which is inconsistent with his or its fiduciary duties under applicable Law.

        Section 6.4    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

        Section 6.5    Entire Agreement.    This Agreement, the Interim Investors Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

        Section 6.6    Specific Performance.    Each party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to the parties hereto, each party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

        Section 6.7    Amendments; Waivers.    At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders, Parent and Holdco, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 6.8    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

        Section 6.9    Dispute Resolution.

          (a)   Subject to the last sentence of this Section 6.9(a), any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre ("HKIAC") and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the "Rules") and as may be amended by this Section 6.9. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an "Arbitrator"). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

          (b)   Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.9, any party hereto may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.9(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.9(a) in any way.

        Section 6.10    No Third Party Beneficiaries.    There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

        Section 6.11    Assignment; Binding Effect.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Shareholder or each Beneficial Owner, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

        Section 6.12    No Presumption Against Drafting Party.    Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

        Section 6.13    Counterparts.    This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Shareholders fails for any reason to execute, or perform its obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signature Pages to follow]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT
IK Healthcare Investment Limited
By:	/s/ XIN HUANG
	Name:	Xin Huang
	Title:	Director

Notice details:
Address:	Suite 3501, K.Wah Centre, 1010 Huaihai Road (M), 200031, Shanghai, China
Attention:	Huang Xin / Terry Yin
Facsimile:	+86 21 3127 1750
With a copy to (which alone shall not constitute notice): Wilson Sonsini Goodrich & Rosati
Address:	Suite 1509, 15F, Jardine House, 1 Connaught Place, Central, Hong Kong
Attention:	Weiheng Chen
Facsimile:	+852 3972 4999
Address:	Unit 03-04, 38/F, Jinmao Tower, 88 Century Boulevard, Pudong New Area, Shanghai 200121, China
Attention:	Jie Zhu
Facsimile:	+86 21 6165 1761

        [Signature Page to Support Agreement]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

HOLDCO
IK Healthcare Holdings Limited
By:	/s/ XIN HUANG
	Name:	Xin Huang
	Title:	Director

Notice details:
Address:	Suite 3501, K.Wah Centre, 1010 Huaihai Road (M), 200031, Shanghai, China
Attention:	Huang Xin / Terry Yin
Facsimile:	+86 21 3127 1750
With a copy to (which alone shall not constitute notice): Wilson Sonsini Goodrich & Rosati
Address:	Suite 1509, 15F, Jardine House, 1 Connaught Place, Central, Hong Kong
Attention:	Weiheng Chen
Facsimile:	+852 3972 4999
Address:	Unit 03-04, 38/F, Jinmao Tower, 88 Century Boulevard, Pudong New Area, Shanghai 200121, China
Attention:	Jie Zhu
Facsimile:	+86 21 6165 1761

        [Signature Page to Support Agreement]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS
ShanghaiMed, Inc.
By:	/s/ LEE LIGANG ZHANG
	Name:	Lee Ligang Zhang
	Title:	Director
Time Intelligent Finance Limited
By:	/s/ LEE LIGANG ZHANG
	Name:	Lee Ligang Zhang
	Title:	Director

Notice details:
Address:	6/F, Tower B, Shimao Mansion, No. 92A, Jianguo Road, Chaoyang District, Beijing ( )
Attention:	Lee Ligang Zhang
Phone:	+86 (10) 53206688
Facsimile:	+ l (617) 8125705
Email:	leezhang02138@gmail.com
With a copy to (which alone shall not constitute notice):
26th Floor, Gloucester Tower, The Landmark 15 Queen's Road Central, Hong Kong Attention: David Zhang; Xiaoxi Lin Facsimile: +852 3761 3301 Email: david.zhang@kirkland.com; xiaoxi.lin@kirkland.com

        [Signature Page to Support Agreement]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDERS
Top Fortune Win Ltd.
By:	/s/ BOQUAN HE
	Name:	Boquan He
	Title:	Director

Notice details:
Address:
Attention:	Boquan He
Facsimile:	86-20-34305430

        [Signature Page to Support Agreement]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

BENEFICIAL OWNERS
Lee Ligang Zhang
By:	/s/ LEE LIGANG ZHANG

Notice details:
Address:	6/F, Tower B, Shimao Mansion, No. 92A, Jianguo Road, Chaoyang District, Beijing ( )
Attention:	Lee Ligang Zhang
Phone:	+86 (10) 53206688
Facsimile:	+ l (617) 8125705
Email:	leezhang02138@gmail.com
With a copy to (which alone shall not constitute notice):
26th Floor, Gloucester Tower, The Landmark 15 Queen's Road Central, Hong Kong Attention: David Zhang; Xiaoxi Lin Facsimile: +852 3761 3301 Email: david.zhang@kirkland.com; xiaoxi.lin@kirkland.com

        [Signature Page to Support Agreement]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

BENEFICIAL OWNERS
Boquan He
By:	/s/ BOQUAN HE

Notice details:
Address:
Attention:	Boquan He
Facsimile:	86-20-34305430

        [Signature Page to Support Agreement]

Execution Version

AMENDMENT NO.1 TO SUPPORT AGREEMENT

        This AMENDMENT NO.1 TO SUPPORT AGREEMENT (this "Amendment") is entered into as of May 29, 2018 by and among IK Healthcare Holdings Limited, a Cayman Islands exempted company ("Holdco"), IK Healthcare Investment Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco ("Parent"), ShanghaiMed, Inc., Time Intelligent Finance Limited, Top Fortune Win Ltd., Mr. Lee Ligang Zhang and Mr. Boquan He.

        WHEREAS, the parties hereto entered into that certain Support Agreement dated as of March 26, 2018 (the "Original Agreement");

        WHEREAS, the parties desire to amend certain provisions of the Original Agreement;

        NOW, THEREFORE, the parties agree to amend the Original Agreement as follows:

        1.    Definitions

        Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Original Agreement.

        2.    Amendments to the Original Agreement

          2.1   Section 1.4(a) of the Original Agreement is hereby deleted and replaced in its entirety to read as follows:

          The parties acknowledge that prior to effective time of the Merger, (x) Founder or his Affiliates (including funds managed by or controlled by or otherwise Affiliated with him) (collectively, "Founder Group") may, by delivering a written notice to the Holdco at least five (5) Business Days before the Closing, acquire additional Shares or ADSs that are beneficially owned by directors or employees of the Company (including Shares and ADSs resulting from the exercise of Company Options by such persons) which shall be deemed as "Rollover Shares" hereunder pursuant to Section 1.4(b) and Section 1.4(c) below so long as (i) such acquisition is not prohibited by applicable laws or compliance programs, (ii) the aggregate number of Shares and ADSs acquired by Founder Group between the date hereof and the Closing from Ms. Feiyan Huang and Gold Partner Consultants Limited shall be no more than 387,865 Shares (or its ADS equivalent), and (iii) the aggregate number of Shares and ADSs acquired by Founder Group between the date hereof and the Closing (other than those acquired from Ms. Feiyan Huang and Gold Partner Consultants Limited) shall be no more than 1,384,779 Shares (or its ADS equivalent), and (y) Mr. Boquan He or his Affiliates (including funds managed by or controlled by or otherwise Affiliated with him) (collectively, "Mr. He Group") may, by delivering a written notice to the Holdco at least five (5) Business Days before the Closing, acquire additional Shares from certain directors or employees of the Company listed under Schedule D attached hereto (including Shares resulting from the exercise of Company Options by such persons) which shall be deemed as "Rollover Shares" hereunder pursuant to Section 1.4(b) and Section 1.4(c) below so long as (i) such acquisition is not prohibited by applicable laws or compliance programs, and (ii) the aggregate number of Shares acquired by Mr. He Group between the date hereof and the Closing shall be no more than 476,831 Shares.

          2.2   The following paragraph is hereby inserted immediately after Section 2.2(b) of the Original Agreement as Sections 2.2(c) and 2.2(d):

            (c)   Prior to the effective time of the Merger, members of the Founder Group designated by the Founder may, by delivery by the Founder of a written notice to the Holdco at least five (5) Business Days before the Closing, elect to subscribe for (and Holdco shall issue to such members of the Founder Group) a number of Holdco Shares up to 1,384,779 less (i) the

1

    number of additional Rollover Shares acquired by the Founder Group pursuant to Section 1.4(a)(x)(iii), and (ii) if and to the extent any Shares or ADSs beneficially owned by any director or employee of the Company (other than Ms. Feiyan Huang, Mr. Boquan He and the directors and employees of the Company listed under Schedule D attached hereto) become Rollover Shares after the date hereof, the number of any such Rollover Shares, in each case at the purchase price per share equal to the Per Share Merger Consideration.

            (d)   Prior to the effective time of the Merger, members of the Mr. He Group designated by Mr. Boquan He may, by delivery by Mr. Boquan He of a written notice to the Holdco at least five (5) Business Days before the Closing, elect to subscribe for (and Holdco shall issue to such members of the Founder Group) a number of Holdco Shares up to 476,831 less (i) the number of additional Rollover Shares acquired by the Mr. He Group pursuant to Section 1.4(a)(y), and (ii) if and to the extent any Shares or ADSs beneficially owned by any director or employee of the Company set forth under Schedule D attached hereto become Rollover Shares after the date hereof, the number of any such Rollover Shares, in each case at the purchase price per share equal to the Per Share Merger Consideration.

          2.3   Schedule D attached hereto is hereby inserted immediately after Schedule C of the Original Agreement as Schedule D.

        3.    Miscellaneous

        3.1   No Further Amendment. The parties hereto agree that all other provisions of the Original Agreement shall, subject to Section 2, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment forms an integral and inseparable part of the Original Agreement.

        3.2   References. All references to the Support Agreement (including "hereof," "herein," "hereunder," "hereby" and "this Agreement") in the Original Agreement shall refer to the Support Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Support Agreement (as amended hereby) and references in the Support Agreement to "the date hereof," "the date of this Agreement" and terms of similar import shall in all instances continue to refer to March 26, 2018.

        3.3   Other Miscellaneous Terms. The provisions of Article VI (Miscellaneous) of the Original Agreement shall apply mutatis mutandis to this Amendment, and to the Original Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

[Signature Pages to follow]

2

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date and year first written above.

PARENT
IK Healthcare Investment Limited
By:	/s/ XIN HUANG
	Name:	Xin Huang
	Title:	Director

[Signature Page to Amendment No. 1 to Support Agreement]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date and year first written above.

HOLDCO
IK Healthcare Holdings Limited
By:	/s/ XIN HUANG
	Name:	Xin Huang
	Title:	Director

[Signature Page to Amendment No. 1 to Support Agreement]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date and year first written above.

SHAREHOLDERS
ShanghaiMed, Inc.
By:	/s/ LEE LIGANG ZHANG
	Name:	Lee Ligang Zhang
	Title:	Director
Time Intelligent Finance Limited
By:	/s/ LEE LIGANG ZHANG
	Name:	Lee Ligang Zhang
	Title:	Director

[Signature Page to Amendment No. 1 to Support Agreement]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date and year first written above.

SHAREHOLDERS
Top Fortune Win Ltd.
By:	/s/ BOQUAN HE
	Name:	Boquan He
	Title:	Director

[Signature Page to Amendment No. 1 to Support Agreement]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date and year first written above.

BENEFICIAL OWNERS
Lee Ligang Zhang
By:	/s/ LEE LIGANG ZHANG

[Signature Page to Amendment No. 1 to Support Agreement]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date and year first written above.

BENEFICIAL OWNERS
Boquan He
By:	/s/ BOQUAN HE

[Signature Page to Amendment No. 1 to Support Agreement]

ANNEX F: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1.     Directors and Executive Officers of the Company

        The Company is one of the largest providers in China's fast-growing private preventive healthcare market through its nationwide healthcare services network. It provides comprehensive and high-quality preventive healthcare solutions across China, including medical examination, disease screening, dental service and other value-added services. The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands with principal executive office located at B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, the People's Republic of China. The Company's telephone number is +86 10 5320 6688. The following table sets forth the name, telephone number, address, citizenship, respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted, the five-year employment history of each director and executive officer of the Company:

Directors and Executive Officers	Telephone	Business Address	Position/Title	Citizenship
Lee Ligang Zhang	*	**	Chairman of the Board of Directors, Chief Executive Officer	PRC
Boquan He	*	**	Director, Vice Chairman	PRC
Feiyan Huang	*	**	Director, Chief Operating Officer	PRC
Minjian Shi	*	**	Director	PRC
Ruby Lu	*	**	Independent Director	PRC
Thomas McCoy Roberts	*	**	Independent Director	U.S.
Daqing Qi	*	**	Independent Director	PRC
Man Ho Kee Harry	*	**	Independent Director	PRC
Gavin Zhengdong Ni	*	**	Independent Director	PRC
Yang Chen	*	**	Chief Financial Officer	PRC
Yafang Zhou	*	**	Senior Vice President	PRC
Elmer Liu	*	**	Vice President	PRC
Jinfeng Pan	*	**	Vice President	PRC
Hua Liu	*	**	Vice President	PRC
Xiaojiang Zhou	*	**	Vice President	PRC

*
+86 10 5320 6688

**
B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, 100022, China

        Lee Ligang Zhang is our founder and has served as our director, chairman and chief executive officer since December 2003. Mr. Zhang was one of the co-founders of eLong.com, a previous NASDAQ-listed company, and he served as chief executive officer of its China operation from 1999 to 2003. From 1998 to 1999, Mr. Zhang served as head of product development of Sohu.com Inc., a NASDAQ-listed leading Chinese web portal. Mr. Zhang founded Harvard China Review in 1997 and co-founded Harvard China Forum in 1998.

        Boquan He has served as our director since July 2007. In 2004, Mr. He founded Guangdong Nowadays Investment Co., Ltd and served as chairman of the board of directors. Mr. He founded and served as the chief executive officer of Robust Group from 1989 to 2002. Mr. He is co-founder and has served as co-chairman of 7 Days Group Holdings Limited and director in Noah Holdings Limited.

        Feiyan Huang has served as our director since February 2005 and holds various positions including vice president of sales and marketing, general manager for Beijing, Shanghai and Shenzhen operations, chief marketing officer and currently serves as our chief operating officer. Ms. Huang was one of the co-founders of eLong.com and served as vice president of sales and marketing at eLong.com from 1999 to 2004.

        Minjian Shi has served as our director since July 2008. Mr. Shi has served as managing director of Guangzhou Tomorrow Investment Management since May 2011 and of Guangdong Nowadays Investment from April 2005 to May 2011. From September 2000 to April 2005, he served as vice president of finance of Group Robust, a member of Danone Group. From September 1995 to May 2000, Mr. Shi served as commercial manager of Unilever in Australia and China. Mr. Shi served as director of 7 Days Group Holdings Limited from September 2006 to November 2010.

        Ruby Lu has served as our independent director since July 2014. Ms. Lu is a venture capitalist who specializes in early stage technology companies' investments. Previously, she was the co-founder of DCM China, a venture firm. Prior to DCM, Ms. Lu was a vice president in the technology, media and telecommunications investment banking group of Goldman Sachs & Co.

        Thomas McCoy Roberts has served as our independent director since March 2014. Dr. Roberts has served as Professor of Biological Chemistry and Molecular Pharmacology at Harvard Medical School and the Dana-Farber Cancer Institute since 2011. He has served as Co-Chair of the Department Cancer Biology at the Dana Farber Cancer Institute since 1995 and Co-director for the Dana-Farber/Novartis Drug Discovery Program since 1992. He was Professor of Pathology at Harvard Medical School and the Dana-Farber Cancer Institute from 1990 to 2011, Associate Professor of Pathology from 1986-1990, and Assistant Professor of Pathology from 1980-1986. He served as Chair of the Division of Medical Sciences and Faculty Dean for Graduate Education at Harvard Medical School from 1995 to 2008.

        Daqing Qi has served as our independent director since March 2014. Dr. Qi has served as a professor of accounting at the Cheung Kong Graduate School of Business (CKGSB) since July 2005. He served as associate dean of CKGSB from July 2005 to June 2013. He began teaching at CKGSB in 2002 and was the founding director of its executive MBA program. Prior to that, Dr. Qi was an associate professor at the School of Accountancy of the Chinese University of Hong Kong from 2000 to 2002 and assistant professor from 1996-2000. He served as a part-time instructor in the Department of Accounting at Michigan State University from 1992-1996. Dr. Qi also serves on the board of directors of Sohu.com Inc., Momo Inc., Honghua Group Limited, SinoMedia Holding Limited, Dalian Wanda Commercial Properties Co., Ltd., Jutal Offshore Oil Services Limited, Reorient Group Limited, Autonavi Holding Limited and Bona Film Group Limited.

        Man Ho Kee Harry has served as our independent director since September 2015. Starting his career as a management consultant with Arthur Andersen in 1998, Mr. Man has a distinguished career spanning over 17 years in investments in the mobile & Internet sector. In 2008, Mr. Man joined Matrix Partners China as a founding member of the team with a focus on investments in the mobile Internet sector. Prior to Matrix, Mr. Man was a partner at WI Harper Group and led investments in their China office in the TMT sector. Before WI Harper, he led the corporate development teams of two U.S.-listed Internet and mobile companies, Linktone Ltd. and Chinadotcom.

        Gavin Zhengdong Ni has served as our independent director since March 2015. Mr. Ni is the founder, chairman and chief executive officer of Zero2IPO Group.

        Yang Chen has served as our chief financial officer since April 2013. Prior to joining iKang, Mr. Chen was vice president of Finance & Strategy at Campbell Soup Asia. Mr. Chen also held a variety of senior management positions at Lee Kum Kee, Dumex, PepsiCo and Wyeth after working at Arthur Andersen as an auditor.

        Yafang Zhou has served as our senior vice president since August 2007. Ms. Zhou founded Shanghai Guobin Medical Center in 2000 and has served as the director and president of Shanghai Guobin Medical Center since its incorporation. She has also served as vice president of Shanghai

Guobin Healthcare Holding Group from June 2006 to August 2007. From October 1994 to May 2002, Ms. Zhou founded Shanghai International Peace Xinfeng Healthcare Co., Ltd. and served as president and general manager. She also worked with the Shanghai Municipal Health Bureau from January 1984 to October 1994.

        Elmer Liu has served as our vice president of medical operations since December 2013. Mr. Liu also serves as secretary general of Taiwan Academy of Anti-Aging and Regenerative Medicine, director of Amber Hospitality Management Co. Ltd. and director of Wellness Hospitality Management Co. Ltd. Mr. Liu also had management positions with Taiwan Chinatrust Group and Hong Kong New World Development Group. Mr. Liu graduated from Feng Chia University with a bachelor degree in Public Finance of Business Administration and has a master degree in Hospitality Management from Florida International University.

        Jinfeng Pan has been our vice president of operation & integrated services since April 2017. Prior to his current position, Mr. Pan served as our vice president in charge of platform operations from October 2015 to April 2017. Before Mr. Pan rejoined us, he founded Beijing Weixiang Three Hundred and Sixty Degrees Information Technology Co., Ltd. in February 2015. He also served as general manager of Jiandatong Health Technology (Beijing) Co., Ltd. from April 2013 to January 2015. Mr. Pan served as deputy general manager, assistant to president and vice president of strategic execution and information technology of Beijing iKang Co., Ltd. from February 2007 to 2011. Prior to joining us, Mr. Pan served as website content director, franchise merchant development director, senior director of online marking department and senior director of online content department of eLong.com from July 1999 to January 2007. Mr. Pan received a dual bachelor's degree in literature and classical music from Guangdong Xinghai Conservatory of Music.

        Hua Liu is our current vice president of sales and is responsible for our sales management. Since joining us in February 2006, Mr. Liu has served as corporate sales manager of Beijing region, senior operational manager of Chengdu region, senior sales manager of Beijing region, assistant general manager and director of sales of Guangzhou region, executive deputy general manager of Nanjing region, general manager of Guangzhou region, general manager of Beijing region, assistant vice president of sales, assistant vice president of sales and general manager of South China region. Prior to joining us, Mr. Liu worked at several companies including Beijing Zhaowei Electron (Group) Co., Ltd., Putian Shouxin Group and LG CNS China Co., Ltd. Mr. Liu received his bachelor's degree from Chengdu University of Technology and his EMBA degree from the School of Economics and Management of Tsinghua University.

        Xiaojiang Zhou is currently our vice president responsible for human resources, key accounts and mobile health platform. Since joining us in October 2006, Mr. Zhou has served as senior account manager of Jiangsu region, deputy general manager for sales of Hangzhou region, general manager of Jiangsu region, executive deputy general manager of Shanghai region, general manager of Shanghai region and assistant vice president responsible for general operation in Shanghai region. Prior to joining us, Mr. Zhou worked at Nanjing Continental Group and Shanghai Heyi Biotechnology Company. Mr. Zhou received his bachelor's degree in bioengineering from Jiangnan University and enrolled in an EMBA program at the School of Management of Fudan University in 2016.

2.     Directors and Executive Officers of Parent

        Parent was incorporated under the laws of the Cayman Islands. The registered office of Parent is located at the offices of Walkers Corporate Limited at Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands and its telephone number is +852 2516 6363.

        During the last five years, none of Parent, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        The following table sets forth information regarding the sole director of Parent as of the date of this proxy statement. As of the date of this proxy statement, Parent does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
Xin HUANG	Suite 3501, 35F 1010 HuaihaiZhong Road JiaHua Building Shanghai China 200031	Partner of Yunfeng Capital	PRC

3.     Directors and Executive Officers of Merger Sub

        Merger Sub was incorporated under the laws of the Cayman Islands. The registered office of Merger Sub is located at the offices of Walkers Corporate Limited at Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands and its telephone number is +852 2516 6363.

        During the last five years, none of Merger Sub, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        The following table sets forth information regarding the sole director of Merger Sub as of the date of this proxy statement. As of the date of this proxy statement, Merger Sub does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
Xin HUANG	Suite 3501, 35F 1010 HuaihaiZhong Road JiaHua Building Shanghai PRC 200031	Partner of Yunfeng Capital	PRC

4.     Directors and Executive Officers of Holdco

        Holdco was incorporated under the laws of the Cayman Islands. The registered office of Holdco is located at the offices of Walkers Corporate Limited at Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands and its telephone number is +852 2516 6363.

        During the last five years, none of Holdco, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        The following table sets forth information regarding the sole director of Holdco as of the date of this proxy statement. As of the date of this proxy statement, Holdco does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
Xin HUANG	Suite 3501, 35F 1010 HuaihaiZhong Road JiaHua Building Shanghai PRC 200031	Partner of Yunfeng Capital	PRC

5.     Directors and Executive Officers of YF Fund III and YF Fund III Parallel

        YF Fund III and YF Fund III Parallel are exempted limited partnerships established under the laws of the Cayman Islands. The general partner of each of YF Fund III and YF Fund III Parallel is YF Investment III, an exempted company with limited liability established under the laws of the Cayman Islands. The registered office of each of YF Fund III, YF Fund III Parallel and YF Investment III is located at Walkers Corporate Limited at Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands and the telephone number of each of YF Fund III, YF Fund III Parallel and YF Investment III is +852 2516 6363.

        Mr. Feng YU ("Mr. Yu") is the controlling shareholder of YF Investment III. Mr. Yu's business address and telephone number are Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong, and +852 2516 6363, respectively. Mr. Yu is a citizen of Hong Kong. Mr. Yu is Founder and Chairman of Yunfeng Capital and has held these positions for the past five years.

        The following table sets forth information regarding the directors of YF Investment III, as of the date of this proxy statement. As of the date of this proxy statement, YF Investment III does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
Feng YU	Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong	Founder and Chairman of Yunfeng Capital	Hong Kong
Liping DUAN	Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong	Director of YF Investment III	Canada
Yi DAI	Suite 3206, One Exchange Square, 8 Connaught Place, Central, Hong Kong	Director of YF Investment III	PRC

        During the last five years, none of YF Fund III, YF Fund III Parallel, YF Investment III and Mr. Feng YU or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

6.
Directors and Executive Officers of Taobao China

        Taobao China is a limited liability company incorporated under the laws of Hong Kong. The registered office of Taobao China is located at 26/F, Tower One, Times Square, 1 Matheson Street,

Causeway Bay, Hong Kong and its telephone number is +852 2215 5100. As of the date of this proxy statement, Taobao China does not have any executive officers.

        The following table sets forth information regarding the directors of Taobao China as of the date of this proxy statement.

Name	Business Address	Principal Occupation	Citizenship
Timothy Alexander STEINERT	26/F Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	General Counsel of AGHL	U.S.
Maggie Wei WU	26/F Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Chief Financial Officer of AGHL	Hong Kong
Jason YIP Pak Tung	26/F Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Senior Director, Finance of AGHL	Hong Kong

        During the last five years, none of Taobao China, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Taobao China is a wholly owned subsidiary of Taobao Holding Limited. Taobao Holding Limited is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Taobao Holding Limited's business address is Fourth Floor, One Capital Place, P.O. Box 847, George Town, Grand Cayman, Cayman Islands. Taobao Holding Limited is a holding company.

        Taobao Holding limited is a wholly owned subsidiary of, and controlled by, Alibaba Group Holding Limited, or AGHL. AGHL is an exempted company with limited liability incorporated under the laws of the Cayman Islands. AGHL's business address is c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong and its telephone number is +852 2215 5100. AGHL is a holding company.

        The following table sets forth information regarding the directors and executive officers of AGHL as of the date of this proxy statement.

Name	Business Address	Principal Occupation	Citizenship
Jack Yun MA	969 West Wen Yi Road, Yu Hang District, Hangzhou 311121, People's Republic of China	Executive Chairman of AGHL (from 2013 to present); Chairman and Chief Executive Officer of AGHL (from 1999 to 2013)	PRC
Joseph C. TSAI	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Executive Vice Chairman of AGHL (from 2013 to present); Director of AGHL (from 1999 to present); Chief Financial Officer of AGHL (from 2000 to 2013)	Canada

Name	Business Address	Principal Occupation	Citizenship
Daniel Yong ZHANG	969 West Wen Yi Road, Yu Hang District, Hangzhou 311121, People's Republic of China

Director (from 2014 to present) and Chief Executive Officer (from May 2015 to present) of AGHL; Chief Operating Officer of AGHL (from 2013 to May 2015); various other positions with AGHL (from 2007 to 2013)

PRC
J. Michael EVANS	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Director (from 2014 to present) and President (August 2015 to present) of AGHL; Vice Chairman of The Goldman Sachs Group, Inc. (from 2008 to 2013)	Canada
Masayoshi SON	c/o SoftBank Corp. 1-9-1 Higashi-shimbashi Minato-ku, Tokyo, 105-7303, Japan	Director of AGHL (from 2005 to present); Founder, Chairman and Chief Executive Officer of SoftBank Group Corp. (from 1981 to present)	Japan
Eric Xiandong JING	969 West Wen Yi Road, Yu Hang District, Hangzhou 311121, People's Republic of China

Director of AGHL (from September 2016 to present); Chairman of Ant Financial (from April 2018 to present); Chief Executive Officer of Ant Financial (from October 2016 to present); President of Ant Financial (from June 2015 to October 2016); Chief Operating Officer of Ant Financial (October 2014 to June 2015); various management positions with Ant Financial and Alibaba.com (from 2007 to 2015)

PRC
Chee Hwa TUNG	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Director of AGHL (from 2014 to present); Vice Chairman of the Thirteenth National Committee of the Chinese People's Political Consultative Conference of the PRC	Hong Kong

Name	Business Address	Principal Occupation	Citizenship
Walter Teh Ming KWAUK	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong

Director of AGHL (from 2014 to present); Non-executive director and chairman of the audit committee of Alibaba.com Limited (from 2007 to 2012); Senior adviser of Motorola Solutions (China) Co., Ltd. (from 2013 to present)

Canada
Jerry YANG	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Director of AGHL (from 2005 to 2012 and from 2014 to present); Founding Partner of AME Cloud Ventures (from 2012 to present); Co-Founder, Chief Yahoo! and Director of Yahoo! Inc. (from 1995 to 2012)	U.S.
Börje E. EKHOLM	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong

Director of AGHL (from June 2015 to present); President and Chief Executive Officer of Ericsson (from 2016 to present); Head of Patricia Industries Division of Investor AB (from 2015 to 2016; President and Chief Executive Officer of Investor AB (from 2005 to 2015)

U.S. and Sweden
Wan Ling MARTELLO	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong

Director of AGHL (from September 2015 to present); Executive Vice President, chief executive officer for Zone Asia, Oceania, Sub-Saharan Africa of Nestlé S.A. (from 2011 to present); Executive Vice President of Wal-Mart Stores Inc. (from 2005 to 2011)

U.S.

Name	Business Address	Principal Occupation	Citizenship
Judy Tong	969 West Wen Yi Road, Yu Hang District, Hangzhou 311121, People's Republic of China

Chief People Officer of AGHL (from January 2017 to present); Non-Executive Chairwoman of Cainiao Network (from 2016 to 2018); various positions with Cainiao Network, including President and Chief Executive Officer and Chief Operating Officer (from 2013 to 2016)

PRC
Maggie Wei WU	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	Chief Financial Officer of AGHL (from 2013 to present); Deputy Chief Financial Officer of AGHL (from 2011 to 2013); Chief Financial Officer of Alibaba.com (from 2007 to 2013)	Hong Kong
Jessie Junfang ZHENG	969 West Wen Yi Road, Yu Hang District, Hangzhou 311121, People's Republic of China

Chief Risk Officer of AGHL (from December 2017 to present) and Chief Platform Governance Officer of AGHL (from December 2015 to present); Deputy Chief Financial Officer of Alibaba Group (from November 2013 to June 2016); Financial Vice President of Alibaba.com (from December 2010 to October 2013)

PRC
Trudy Shan DAI	969 West Wen Yi Road, Yu Hang District, Hangzhou 311121, People's Republic of China

President of Wholesale Marketplaces of AGHL (from January 2017 to present); Chief Customer Officer of AGHL (from June 2014 to January 2017); Deputy Chief People Officer and Chief People Officer of AGHL (from 2009 to 2014); Senior Vice President of Human Resources and Administration of Taobao and Alibaba.com (from 2009 to 2014)

PRC

Name	Business Address	Principal Occupation	Citizenship
Timothy Alexander STEINERT	c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong	General Counsel and Secretary of AGHL (from 2007 to present)	U.S.
Chris TUNG	969 West Wen Yi Road, Yu Hang District, Hangzhou 311121, People's Republic of China

Chief Marketing Officer of AGHL (from January 2016 to present) and President of Alimama (from December 2017 to present); chief executive officer of VML China, a marketing agency (from October 2010 to January 2016)

Canada
Jeff Jianfeng ZHANG	969 West Wen Yi Road, Yu Hang District, Hangzhou 311121, People's Republic of China	Chief Technology Officer of AGHL (from April 2016 to present); President of China retail marketplace of AGHL (from May 2015 to April 2016); various management positions at AGHL (from 2004 to 2015)	PRC
Simon Xiaoming HU	969 West Wen Yi Road, Yu Hang District, Hangzhou 311121, People's Republic of China

President of Alibaba Cloud Computing of AGHL (from 2014 to present); Chief Risk Officer of Ant Financial (from 2013 to 2014); various management positions with AGHL and Ant Financial (from 2005 to 2014)

PRC
Sophie Minzhi WU	969 West Wen Yi Road, Yu Hang District, Hangzhou 311121, People's Republic of China	Chief Customer Officer of AGHL (from January 2017 to present); President of Wholesale Marketplaces of AGHL (from 2014 to January 2017); various positions with AGHL (from 2000 to 2014)	PRC

Name	Business Address	Principal Occupation	Citizenship
Angel Ying ZHAO	969 West Wen Yi Road, Yu Hang District, Hangzhou 311121, People's Republic of China

Head of Alibaba Globalization Leadership Group of AGHL (from July 2017 to present) and Vice President of Ant Financial (from May 2013 to present); Vice President of Finance of Taobao, Tmall and Alibaba (from October 2009 to April 2013)

PRC
Weidong YANG	969 West Wen Yi Road, Yu Hang District, Hangzhou 311121, People's Republic of China

President of Alibaba Digital Media & Entertainment Group of AGHL (from December 2017 to present) and President of Youku business group (from October 2016 to present); head of the operation of the Youku business group and other digital media and entertainment business in various senior executive roles (from May 2016 to October 2016); president of Tudou.com of Youku Tudou (March 2013 to May 2016)

PRC
Fan JIANG	969 West Wen Yi Road, Yu Hang District, Hangzhou 311121, People's Republic of China	President of Taobao of AGHL (from December 2017 to present); management position with Taobao (from August 2013 to December 2017); founder and chief executive officer of Umeng (from 2010 to 2013)	PRC
Jet Jing JIE	969 West Wen Yi Road, Yu Hang District, Hangzhou 311121, People's Republic of China

President of Tmall (from December 2017 to present); vice president in various departments in AGHL (from 2015 to 2017); various senior management positions at China National Cereals, Oil and Foodstuffs Corporation (from 2012 to 2015)

PRC

        Mr. Jack Yun Ma has served as the Executive Chairman since 2013 and Chairman and Chief Executive Officer from 1999 to 2013 of AGHL. Mr. Ma also currently serves on the board of SoftBank Group Corp., or SoftBank, a Japanese corporation listed on the Tokyo Stock Exchange, with operations in broadband, mobile and fixed-line telecommunications, e-commerce, Internet, technology services, media and marketing, and other businesses. Mr. Ma has served on the board of SoftBank since 2007. Softbank's address is 1-9-1 Higashi-shimbashi Minato-ku, Tokyo, 105-7303, Japan.

        Mr. Joseph C. Tsai has served as Executive Vice Chairman of AGHL since 2013. Mr. Tsai previously served as Chief Financial Officer and has been a member of board of directors of AGHL since 1999.

        Mr. Daniel Yong Zhang has served as Chief Executive Officer since 2015 and has served as Chief Operating Officer from 2013 to 2015 of AGHL. Mr. Zhang serves as chairman of Sun Art Retail Group Limited, a company listed on the Stock Exchange of Hong Kong. Sun Art Retail Group Limited's address is Level 54, Hopewell Centre, 183 Queen's Road East, Hong Kong. Mr. Zhang also has been serving on the board of directors of Weibo Corporation since 2014. Weibo Corporation's address is 7/F, Shuohuang Development Plaza, No. 6 Caihefang Road, Haidian District, Beijing, People's Republic of China.

        Mr. J. Michael Evans has served as President since 2015 and a director since 2014 of AGHL. Mr. Evans served as vice chairman of The Goldman Sachs Group, Inc. from 2008 until his retirement in 2013. Mr. Evans served as chairman of Asia operations at Goldman Sachs from 2004 to 2013 and was the global head of Growth Markets at Goldman Sachs from 2011 to 2013. He also co-chaired the Business Standards Committee of Goldman Sachs from 2010 to 2013. Goldman Sachs' address is 200 West Street, New York, NY 10282, United States. In August 2014, Mr. Evans joined the board of Barrick Gold Corporation. Barrick Gold Corporation's address is Brookfield Place, TD Canada Trust Tower, 161 Bay Street, Suite 3700, P.O. Box 212, Toronto, Canada. In October 2014, Mr. Evans was appointed as an independent board member of Castleton Commodities International LLC. The address of Castleton Commodities International LLC is 2200 Atlantic Street, Suite # 800, Stamford, Connecticut, United States.

        Mr. Masayoshi Son has served as a director of AGHL since 2005 and is the founder, chairman and chief executive officer of SoftBank. He founded SoftBank in 1981. The address of Softbank is 1-9-1 Higashi-shimbashi Minato-ku, Tokyo, 105-7303, Japan. Mr. Son has also served as chairman of Yahoo Japan Corporation since 1996, and of Sprint Corporation since 2013. The address of Yahoo Japan Corporation is Midtown Tower, 9-7-1 Akasaka, Minato-ku, Tokyo, 107-6211, Japan. The address of Sprint Corporation is 6200 Sprint Parkway, Overland Park, Kansas.

        Mr. Eric Xiandong Jing has serviced as a director of AGHL since 2016 and is currently Chief Executive Officer of Ant Financial and has been the chairman of Ant Financial since April 2018. Prior to Mr. Jing's current position, Mr. Jing served as President of Ant Financial from June 2015 to October 2016, and Chief Operating Officer of Ant Financial from October 2014 to June 2015. Prior to that, Mr. Jing served as Alipay's Chief Financial Officer. Before joining Alipay in September 2009, Mr. Jing was Senior Corporate Finance Director and Corporate Finance Vice President of Alibaba.com from 2007 to 2009. Previously, Mr. Jing was the Chief Financial Officer of Guangzhou Pepsi Cola Beverage Co. from 2004 to 2006. Mr. Jing also held management position in several Coca-Cola bottling companies across China. The address of Guangzhou Pepsi Cola Beverage Co. is 57 Dunhe Road, Xinjiao Town, Haizhu District, Guangzhou, 510300 China. Currently Mr. Jing also serves as a director of Hundsun Technologies, a company listed in the Shanghai Stock Exchange. The address of Hundsun Technologies is No. 3588 Jiangnan Avenue Binjiang District Hangzhou, 310053 China.

        Mr. Chee Hwa Tung has served as a director of AGHL since 2014 and is the Vice Chairman of the Thirteenth National Committee of the Chinese People's Political Consultative Conference of the PRC, which is an important institution of multiparty cooperation and political consultation in the PRC. Mr. Tung is the Founding Chairman of the China- United States Exchange Foundation, which is a non-profit organization registered in Hong Kong to promote understanding and strengthening relationships between China and the United States. Mr. Tung also serves in various public sector and advisory positions, including as a member of the J.P. Morgan International Council, the China

Development Bank International Advisory Committee and the Advisory Board of the Schwarzman Scholars Program at Tsinghua University. Mr. Tung served as the Chairman and Chief Executive Officer of Orient Overseas (International) Limited, a SEHK-listed company with its principal business activities in container transport and logistics services on a global scale. The address of Orient Overseas (International) Limited is 33/F, Harbour Centre 25 Harbour Road, Wanchai, Hong Kong. Mr. Tung is also the chairman and chief executive officer of Our Hong Kong Foundation Limited, a non-government, non-profit organization dedicated to promoting the long-term and overall interests of Hong Kong. The address of Our Hong Kong Foundation Limited is Room 1901, Nan Fung Tower, 173 Des Voeux Rd Central, Central, Hong Kong.

        Mr. Walter Teh Ming Kwauk has served as a director of AGHL since 2014. Mr. Kwauk previously served as an independent non-executive director and chairman of the audit committee of Alibaba.com Limited, one of AGHL's subsidiaries, which was listed on the SEHK, from 2007 to 2012. Mr. Kwauk is currently a senior advisor of Motorola Solutions (China) Co., Ltd. and serves as an independent non-executive director of Sinosoft Technology Group Limited, a company listed on the SEHK and WuXi Biologics (Cayman) Inc., a company listed on the SEHK, both of which Mr. Kwauk is also the chairman of their audit committees; and several private companies. Mr. Kwauk was a vice president of Motorola Solutions, Inc. and its director of corporate strategic finance and tax, Asia Pacific from 2003 to 2012. The address of Motorola Solutions (China) Co., Ltd. is No. 1 Wang Jing East Road, Chao Yang District, Beijing, People's Republic of China. The Address of Sinosoft Technology Group Limited is No. 26 Tianpu Road, Jiangpu Street, Pukou District, Nanjing, People's Republic of China.

        Mr. Jerry Yang has served as a director of AGHL since 2014. Mr. Yang previously served as a director of AGHL from 2005 to 2012. Since 2012, Mr. Yang has served as the founding partner of AME Cloud Ventures, a venture capital firm. The address of AME Cloud Ventures is 455 Portage Ave, Suite B, Palo Alto, CA 94306, United States. Mr. Yang is a co-founder of Yahoo! Inc., and served as Chief Yahoo! and as a member of its board of directors from 1995 to 2012. From January 1996 to January 2012, Mr. Yang served as a director of Yahoo! Japan. The address of Yahoo! Inc. is c/o Corporate Secretary, 701 First Avenue, Sunnyvale, California, United States. Mr. Yang also served as an independent director of Cisco Systems, Inc. from July 2000 to November 2012. The address of Cisco Systems, Inc. is 5002 Shennan E Rd, Shenzhen, Guangdong, People's Republic of China. He is currently an independent director of Workday Inc., a company listed on the New York Stock Exchange, and Lenovo Group Ltd., a company listed on the SEHK. The address of Workday Inc. is 6230 Stoneridge Mall Road, Pleasanton, California, United States. The address of Lenovo Group Ltd. is 23rd Floor, Lincoln House, Taikoo Place, 979 King's Road, Quarry Bay, Hong Kong.

        Mr. Börje E. Ekholm has served as a director of AGHL since 2015. Mr. Ekholm is currently the president and chief executive officer of Ericsson. The address of Ericsson is Torshamnsgatan21, Sweden. Prior to his current position, Mr. Ekholm was the head of Patricia Industries, a newly created division of Investor AB, a Swedish investment company, where he has held a variety of management positions since joining the firm in 1992. Mr. Ekholm previously served as president and chief executive officer and a member of the board of directors of Investor AB. Prior to becoming president and chief executive officer in 2005, Mr. Ekholm was a member of the management group of Investor AB. The address of Investor AB is Arsenalsgatan 8C, SE-103 32 Stockholm, Sweden. Previously, Mr. Ekholm worked at McKinsey & Co. Inc. The address of McKinsey & Co. Inc. is 55 East 52nd Street, 21st Floor, New York, NY10022 United States. Mr. Ekholm currently serves as a member of the board of Ericsson and a member of the board of trustees of the private school Choate Rosemary Hall. The address of Choate Rosemary Hall is 333 Christian St, Wallingford, Connecticut, United States.

        Ms. Wan Ling Martello has served as a director of AGHL since 2015. She is currently the executive vice president, chief executive officer of zone Asia, Oceania, Sub-Saharan Africa of Nestlé S.A. Prior to this appointment, Ms. Martello was executive vice president, chief financial officer of Nestlé S.A., since 2011. The address of Nestlé S.A. is Nestlé S.A., avenue Nestle 55, 1800 Vevey,

Switzerland. Before joining Nestlé S.A., Ms. Martello worked at Wal-Mart Stores Inc. from 2005 to 2011 where she served as executive vice president, global ecommerce, and senior vice president and chief financial officer, Walmart International, at different times. The address of Wal-Mart Stores Inc. is 702 S.W. 8th Street Bentonville, Arkansas 72716, United States.

        During the last five years, none of AGHL, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

7.     Directors and Executive Officers of Boyu Fund III

        Boyu Fund III is an exempted limited partnership established under the laws of the Cayman Islands. The general partner of Boyu Fund III is Boyu Capital General Partner III, L.P. ("Boyu GP"), an exempted limited partnership registered under the laws of the Cayman Islands. The general partner of Boyu GP is Boyu Capital General III, Ltd. ("Boyu GP Ltd"), an exempted company with limited liability incorporated under the laws of the Cayman Islands, and the controlling shareholder of Boyu GP Ltd is Boyu Capital Group Holdings Ltd. ("Boyu Holdings"), an exempted company with limited liability incorporated under the laws of the Cayman Islands. The registered office of each of Boyu Fund III, Boyu GP, Boyu GP Ltd and Boyu Holdings is located at Ugland House, 121 South Church Street, Grand Cayman, KY1-1104, Cayman Islands and their telephone number is +1 345 949 8066.

        The following table sets forth information regarding the directors and executive officers of Boyu GP Ltd as of the date of this proxy statement.

Name	Business Address	Principal Occupation	Citizenship
Chi Yan Louis Cheung	Suite 1508, 15/F, Hutchison House, 10 Harcourt Road, Central, Hong Kong	Managing Partner of Boyu Capital	Hong Kong
Chung Shing Vincent Fok (alternate director to Chi Yan Louis Cheung)	Suite 1508, 15/F, Hutchison House, 10 Harcourt Road, Central, Hong Kong	Chief Financial Officer of Boyu Capital	Hong Kong
Qi Zhou	Suite 1111, 11/F, Windland International Finance Centre, 7 Finance Street, Xicheng District, Beijing 100033, People's Republic of China	Managing Director of Boyu Capital	PRC
Khalid Omari Iton	Ugland House, 121 South Church Street, Grand Cayman, KY1-1104, Cayman Islands	Vice President of Maples Fiduciary Services	Cayman Islands
Leong Chu Yong	1 Raffles Place, #32-02A One Raffles Place, Singapore 048616	Vice President of Maples Fiduciary Services	Singapore

        During the last five years, none of Boyu Fund III, Boyu GP, Boyu GP Ltd, Boyu Holdings or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

8.     Directors and Executive Officers of Time Intelligent

        Time Intelligent was incorporated under the laws of the British Virgin Islands. The registered office of Time Intelligent is located at c/o Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. The business address of Time Intelligent is c/o iKang Healthcare Group, Inc., B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, 100022, the PRC, and its business telephone number is +86 10 5320 6688.

        During the last five years, none of Time Intelligent, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        The following table sets forth information regarding the sole director of Time Intelligent as of the date of this proxy statement.

Name	Business Address	Principal Occupation	Citizenship
Lee Ligang Zhang	6/F, Tower B, Shimao Mansion, No.92A, Jianguo Road, Chaoyang District, Beijing	Chairman of the Board of Directors and Chief Executive Officer of the Company	PRC

9.     Directors and Executive Officers of ShanghaiMed

        ShanghaiMed was incorporated under the laws of the British Virgin Islands. The registered office of ShanghaiMed is located at c/o Palm Grove House, P.O. Box 3186, Wickhams Cay I, Road Town, Tortola, British Virgin Islands. The business address of ShanghaiMed is c/o iKang Healthcare Group, Inc., B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, 100022, the PRC, and its business telephone number is +86 10 5320 6688.

        During the last five years, none of ShanghaiMed, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        The following table sets forth information regarding the sole director of ShanghaiMed as of the date of this proxy statement.

Name	Business Address	Principal Occupation	Citizenship
Lee Ligang Zhang	6/F, Tower B, Shimao Mansion, No.92A, Jianguo Road, Chaoyang District, Beijing	Chairman of the Board of Directors and Chief Executive Officer of the Company	PRC

10.   Directors and Executive Officers of Top Fortune

        Top Fortune was incorporated under the laws of the British Virgin Islands. The registered office of Top Fortune is located at Vistra Corporate Services Centre, Wickhams Cay II, Road Town Tortola, VG1110, British Virgin Islands and its facsimile number is +86 20 3430 5430.

        During the last five years, none of Top Fortune, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        The following table sets forth information regarding the sole director of Top Fortune as of the date of this proxy statement.

Name	Business Address	Principal Occupation	Citizenship
Boquan He	Unit 3213, Metro Plaza, No. 183-187 Tianhe Road (N), Guangzhou, PR China, 510620	Vice-chairman of the Board of Directors of the Company	PRC

ANNEX G: FORM OF PROXY CARD

iKang Healthcare Group, Inc.
B-6F, Shimao Tower
92A Jianguo Road
Chaoyang District, Beijing 100022
People's Republic of China
(NASDAQ: KANG)

        FORM OF PROXY FOR USE AT THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD AT B-6F, SHIMAO TOWER, 92A JIANGUO ROAD, CHAOYANG DISTRICT, BEIJING, THE PRC ON AUGUST 20, 2018.

        I/WeNote 1                                                               of                                                               being the registered holder(s) of                                          shares of par value US$0.01 eachNote 2 in the capital of iKang Healthcare Group, Inc. (the "Company") HEREBY APPOINTS THE CHAIRMAN OF THE MEETING to act as my/our proxy to attend, act and vote on my/our behalf at the extraordinary general meeting of the Company to be held at B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, the PRC on August 20, 2018 at 10:00 a.m. and at any adjournment thereof, as the case may be, for the purpose of considering and, if thought fit, passing the following resolutions set out in the Notice of Extraordinary General Meeting of Shareholders.

        Please indicate with a "✓" in the spaces provided how you wish your votes to be cast on a poll. If you wish to vote for the below resolutions, check the appropriate boxes marked "For." If you wish to vote against the below resolutions, check the appropriate boxes marked "Against." Should this form be returned duly signed but without a specific direction, the proxy will vote or abstain at his or her discretion.

Resolutions	For	Against	Abstain
Proposal No. 1.
IT IS RESOLVED, as a Special Resolution, THAT:

the agreement and plan of merger, dated as of March 26, 2018 and as amended on May 29, 2018 (the "merger agreement"), among IK Healthcare Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent") and IK Healthcare Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company (such merger agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the "plan of merger") required to be registered with the Cayman Registrar (such plan of merger being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the "merger"), and any and all transactions contemplated by the merger agreement and the plan of merger, including (i) the merger, (ii) the variation of the authorized share capital of the Company at the effective time of the merger from US$600,000 divided into (a) 58,000,000 Class A common shares of a par value of US$0.01 each, and (b) 2,000,000 Class C common shares of a par value of US$0.01 each to US$50,000 divided into 50,000 ordinary shares of US$1.00 each (the "variation of capital"), and (iii) upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger (the "amendment of the M&A"), be authorized and approved.
Proposal No. 2.
IT IS RESOLVED, as a Special Resolution, THAT:

each director and officer of the Company be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, the variation of capital and the amendment of the M&A.
Proposal No. 3.
IT IS RESOLVED, as an Ordinary Resolution, THAT:

the Extraordinary General Meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Dated                                      Signature(s)Note 3

Note
1     Full name(s) and address(es) to be inserted in BLOCK CAPITALS. In the case of joint holders of a share, any one of such persons may vote at the Annual General Meeting, either personally or by proxy, in respect of such share as if he or she was solely entitled thereto, but if more than one such joint holders is present at the Annual General Meeting, personally or by proxy, that one of the said persons so present whose name stands first on the register of Members of the Company in respect of such shares shall alone be entitled to vote in respect thereof.

Note
2     Please insert the number of shares registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).

Note
3     This form of proxy must be signed by your or your attorney duly authorized in writing or, in the case of a corporation, must be either under its common seal or under the hand of an officer, attorney or other person duly authorized the sign the same.

        To be valid, this form of proxy, together with the power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof, must be deposited at the Company's offices at B-6F, Shimao Tower, 92A Jianguo Road, Chaoyang District, Beijing, China, 100022 no later than August 17, 2018, 10:00 a.m. Beijing time. Completion and delivery of this form will not preclude you from attending and voting at the Annual General Meeting in person if you so wish, but the authority of your proxy will become invalid forthwith.

SPECIAL RESOLUTIONS

1.
THAT the agreement and plan of merger, dated as of March 26, 2018 and as amended on May 29, 2018 (the "merger agreement"), among IK Healthcare Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent") and IK Healthcare Merger Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company (the merger agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the "plan of merger") required to be registered with the Registrar of Companies in the Cayman Islands (the plan of merger being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the "merger"), and any and all transactions contemplated by the merger agreement and the plan of merger, including (i) the merger, (ii) the variation of the authorized share capital of the Company at the effective time of the merger from US$600,000 divided into (a) 58,000,000 Class A common shares of a par value of US$0.01 each, and (b) 2,000,000 Class C common shares of a par value of US$0.01 each to US$50,000 divided into 50,000 ordinary shares of US$1.00 each (the "variation of capital"), and (iii) upon the merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the surviving company) in the form attached to the plan of merger (the "amendment of the M&A"), be authorized and approved.

2.
THAT each director and officer of the Company be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, the variation of capital and the amendment of the M&A.

ORDINARY RESOLUTION (IF NECESSARY)

3.
THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The Board of Directors unanimously recommends a vote FOR all the Proposals.

iKang Healthcare Group, Inc. JPMorgan Chase Bank, N.A., Depositary P.O. Box 64507, St. Paul, MN 55164-0507	Voting Instruction Card

        JPMorgan Chase Bank, N.A. (the "Depositary") has received notice that the Extraordinary General Meeting (the "Meeting") of iKang Healthcare Group, Inc. (the "Company") will be held at 10:00 a.m. (Beijing time), on August 20, 2018, at B-6F, Shimao Tower, 2A Jianguo Road, Chaoyang District, Beijing, PRC, for the purposes set forth on this card.

        If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Class A Common Shares represented by your ADRs FOR, AGAINST or to ABSTAIN from voting on the Resolutions to be proposed at the Meeting, kindly execute and forward to the Depositary, the attached Voting Instruction Card. The enclosed postage-paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such a manner as to show clearly how you wish to vote in regard to each of the Company's Resolutions. Alternatively, you may include instructions to give a discretionary proxy to a person designated by the Company. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 12:00 p.m. (Eastern Standard Time), August 15, 2018. Only the registered holders of record as of the close of business on July 17, 2018 will be entitled to execute the attached Voting Instruction Card.

        The signatory, a registered holder of ADRs representing Class A Common Shares of the Company, of record on July 17, 2018 hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote at the Meeting the underlying Class A Common Shares of the Company represented by such ADRs, in accordance with the instructions on this card.

        For more information regarding the Meeting, including copies of the Proxy Statement, the Meeting Notice and other materials relevant to the Meeting and the Resolutions, please visit the Company's website at http://ir.ikang.com/phoenix.zhtml?c=252997&p=irol-IRHome.

        NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card MUST be returned before 12:00 p.m. (Eastern Standard Time), on August 15, 2018.

        JPMorgan Chase Bank, N.A., Depositary

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please see reverse side for Voting Instructions.